                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-59440


                           [LOGO OF CB RICHARD ELLIS]

                               CBRE Holding, Inc.

                    3,236,639 Shares of Class A Common Stock

                     1,820,397 Options to Acquire Shares of
                              Class A Common Stock

                               ----------------

   This is an offering by CBRE Holding of (1) shares of its Class A common stock, including shares for direct ownership, shares to be held in the CB Richard Ellis Services 401(k) plan and shares underlying stock fund units in the CB Richard Ellis Services deferred compensation plan, and (2) options to acquire shares of Class A common stock of CBRE Holding. No public market currently exists for these shares or options. We do not have any current intention to apply for a listing of the shares of Class A common stock or the options on any national securities exchange or for quotation on the Nasdaq National Market.

   Holders of the Class A common stock are generally entitled to one vote per share on all matters submitted to stockholders of CBRE Holding, while holders of the Class B common stock of CBRE Holding generally are entitled to ten votes per share on all matters submitted to stockholders of CBRE Holding. The rights of the Class A and Class B common stock are the same in all other respects.

   Each purchaser of Class A common stock for direct ownership in this offering will be required to sign a subscription agreement. The subscription agreement will contain, among other things, significant restrictions on the transfer of the Class A common stock being offered by this prospectus. Prior to an underwritten initial public offering, holders of the Class A common stock will only be able to transfer their shares to specified family members, estate planning vehicles, affiliates and other employees of us and our subsidiaries, as well as RCBA Strategic Partners, L.P. and its affiliates. Designated managers will be prohibited from transferring any shares that are subject to a right of repurchase. For additional information regarding these transfer restrictions, you should read the section of this prospectus beginning on page
51. The options being offered by this prospectus are non-transferable.

   This offering is being made in connection with the proposed merger of a wholly-owned subsidiary of CBRE Holding with and into CB Richard Ellis Services, Inc. pursuant to an amended and restated merger agreement dated as of May 31, 2001. The consummation of this offering is conditioned upon the completion of the merger. After the merger, CBRE Holding will be controlled by RCBA Strategic Partners, L.P. and its affiliates, which will be entitled to appoint a majority of the members of CBRE Holding's board of directors, generally be able to control the outcome of all matters submitted to the stockholders of CBRE Holding and under specified circumstances may require holders of CBRE Holding's capital stock to sell their shares.

See "Risk Factors" beginning on page 21 to read about factors you should consider before investing in this offering.

                               ----------------

   Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

                                                         Per Share    Total
                                                         --------- -----------
Offering price of shares of Class A common stock........  $16.00   $51,786,224
Offering price of options to acquire shares of Class A
 common stock (1).......................................     N/A           N/A

--------
(1) Designated members of management will be eligible to receive grants of options based on the number of shares of Class A common stock purchased by these members in the offering.

                               ----------------

                        Prospectus dated July 13, 2001.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
About This Prospectus....................................................   1
Prospectus Summary.......................................................   2
Risk Factors.............................................................  21
Forward-Looking Statements ..............................................  35
Questions and Answers ...................................................  36
The Offerings............................................................  41
Determination of the Offering Price......................................  50
Description of the Offering Documents....................................  51
Description of the Plans.................................................  62
The Merger Transactions..................................................  70
Use of Proceeds..........................................................  84
Dividend Policy..........................................................  85
Capitalization...........................................................  86
Unaudited Pro Forma Combined Financial Data..............................  88
Selected Consolidated Financial Data..................................... 105
Management's Discussion and Analysis of Financial Condition and Results
 of Operations........................................................... 107

                                                                          Page
                                                                          ----
Business................................................................. 128
Management............................................................... 139
Related Party Transactions............................................... 147
Principal Stockholders................................................... 153
Description of Capital Stock............................................. 156
Description of Indebtedness.............................................. 161
Shares Eligible for Future Sale.......................................... 166
U.S. Federal Tax Consequences............................................ 167
U.S. Federal Tax Consequences to Non-U.S. Holders........................ 172
Plan of Distribution..................................................... 174
Legal Matters............................................................ 176
Experts.................................................................. 176
Where You Can Find Additional Information About Us....................... 176
Index to Consolidated Financial Statements and Financial Statement
 Schedule................................................................ F-1

                               ----------------

   CB Richard Ellis Services, Inc. and the corporate logo of CB Richard Ellis Services set forth on the cover of this prospectus are the registered trademarks of CB Richard Ellis Services in the United States. All other trademarks or service marks are trademarks or service marks of the companies that use them.

                               ----------------

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. Under this registration statement, we may offer our Class A common stock and options to acquire our Class A common stock as described in this prospectus. This prospectus provides you with a general description of the securities we are offering as well as the terms of each offering. It is important for you to consider the information contained in this prospectus together with any additional information described under the heading "Where You Can Find Additional Information About Us" in making your investment decision.

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                               PROSPECTUS SUMMARY

   You should read this summary together with the entire prospectus, including the more detailed information in our financial statements and the accompanying notes appearing elsewhere in this prospectus. Unless otherwise indicated, information presented on a pro forma basis gives effect to the offers being made by this prospectus and to our acquisition of CB Richard Ellis Services, Inc., which will occur substantially simultaneously with the closing of these offerings. All references to "us," "we," "our" and "CBRE Holding" are to CBRE Holding, Inc., including what will become its wholly-owned subsidiary, CB Richard Ellis Services, and the subsidiaries of CB Richard Ellis Services, in each case after giving effect to the merger described below in the section titled "Summary of the Merger and Related Financings."

                            Summary of the Offerings

   We have entered into a merger agreement to acquire CB Richard Ellis Services in a merger transaction. We intend to complete the merger immediately prior to consummating the offerings described below. The completion of the merger is a condition to these offerings.

   In this prospectus, we use the following terms to describe the offerings that we are making:

  . "Designated managers" refers to our 59 employees who on April 1, 2001 were designated by our board of directors as designated managers and were notified by us on April 24, 2001 of their designation and who are employed by us as of the completion of the merger. Our board of directors made its selection of the designated managers in consultation with the Chief Executive Officer and Chairman of the Americas of CB Richard Ellis Services based on the board of directors' and such officers' subjective determination as to which of our managers had the potential to have the greatest individual impact on our future growth and profitability.

  . "Non-management employees" refers to all of our directors after the merger, all of our U.S. employees other than the designated managers and all of our independent contractors in the states of California, New York, Illinois and Washington, in each case who are employed or retained by us as of the completion of the merger.

Description of the Offerings

Shares of Class A common
stock being offered by
this prospectus:

  Shares for direct
  ownership.............  1,187,982 shares

  Shares to be held in
  the CB Richard Ellis
  Services 401(k) plan..    889,819 shares

  Shares underlying
  stock fund units in
  the CB Richard Ellis
  Services deferred
  compensation plan.....  1,158,838 shares

Options to acquire Class
A common stock being
offered to the
designated managers by    1,820,397 options to acquire shares of Class A common
this prospectus ........  stock

Description of offering
of shares for direct      We are offering up to an aggregate of 1,187,982 shares
ownership...............  of our Class A common stock to the designated managers and the non-management employees for direct ownership
                          at an offering price of

                              $16.00 per share. The number of shares being made available in this offering assumes that both the offering of shares to be held in the CB Richard Ellis Services 401(k) plan and the offering of shares underlying stock fund units in the CB Richard Ellis Services deferred compensation plan are fully subscribed for. To the extent shares are not subscribed for in those other offerings, we will make an equivalent number of additional shares available in the offering of shares for direct ownership.

                              In connection with the payment of the purchase price for the shares being offered for direct ownership, each of the designated managers and the non-management employees will have the option to irrevocably assign to us the right to receive the net cash proceeds that they would otherwise be entitled to receive in the merger, if any, for each of the following:

                                 . shares of CB Richard Ellis Services common
                                   stock owned by the designated manager or non-management employee at the time of the merger, other than those shares owned through the CB Richard Ellis Services 401(k) plan; and

                                 . options held by the designated manager or
                                   non-management employee to acquire shares of CB Richard Ellis Services common stock.

                              These assigned proceeds would constitute payment for all or a portion of the shares of our Class A common stock that the designated manager or non-management employee decides to acquire in the offering for direct ownership.

                              In the event that this offering of shares is over-subscribed, meaning we receive offers to purchase more than the 1,187,982 shares we have set aside for this offering, we first will allocate a sufficient number of shares to the designated managers to allow them to subscribe for the minimum number of shares necessary to obtain grants of options, as described below, and all remaining shares then will be allocated proportionately among all participants in the offering of shares for direct ownership based upon the total number of those shares for which we receive subscriptions.

  Grants of options to
  designated managers.....    In connection with the offering of shares for
                              direct ownership, the designated managers will be eligible to receive an aggregate of up to 1,820,397 options to acquire our Class A common stock. Unless our board of directors determines otherwise, a designated manager will receive a grant of a portion of these options only if he or she subscribes for a minimum number of shares in the offering of Class A common stock for direct ownership. The minimum number of shares that a designated manager must subscribe for in order to receive an option grant is a percentage of 625,000 shares that will be allocated to that designated manager by our board of directors. The minimum number of shares that a designated manager must subscribe for in order to receive a grant of options will be reduced by the number of deferred compensation plan stock fund units acquired by the designated manager at the closing of the offerings by the transfer of account balances currently allocated to the deferred compensation plan insurance fund.

                              If a designated manager subscribes for at least his or her minimum number of shares, then we will grant to the designated manager a percentage of the 1,820,397 total options equal to the percentage of the 625,000 shares allocated to that designated manager. Subject to our right to allocate the shares to be purchased if the offering is over-subscribed, a designated manager may subscribe for more than the minimum number of shares required to receive a grant of options. However, as long as the minimum number of shares required to receive an option grant are subscribed for, the number of options granted to the designated manager will be the same regardless of the actual number of shares subscribed for.

                              For example, if the percentage of 625,000 shares that a designated manager must subscribe for is 1%, if the designated manager subscribes for at least 6,250 shares in the offering for direct ownership, he or she will be granted 18,204 options, representing 1% of the aggregate options available for grant to all designated managers. This will be true even if the designated manager subscribes for more than 6,250 shares.

                              The exercise price for each of the options granted to the designated managers will be $16.00 per share.

                              Subject to a designated manager's continued employment with us, all of his or her options will vest and become exercisable in 20% increments on each of the first five anniversaries of the date of the merger. All of the options will become fully vested and exercisable upon a change of control of us as defined in the option agreement. The options will not be exercisable prior to their vesting. Subject to early termination if the designated manager is no longer employed by us, his or her options will have a term of ten years. The stock options are not transferable and can only be exercised by the designated manager or his or her estate. All of the stock options are intended to be non-qualified stock options, which means that the designated managers will be subject to taxation at ordinary income rates upon their exercise.

  Full-recourse note for
  designated managers.....    Under the circumstances described below, a
                              designated manager may pay a portion of the purchase price for the shares of Class A common stock that he or she purchases in this offering using a full-recourse note having the terms described below. A full-recourse note is one in which all of the assets of the borrower, not just the stock being purchased with the note, are available to repay the note. The loan represented by the full-recourse note will be made to you by us or, if we determine, by a bank. If the loan is made by a bank we will guarantee to the bank the performance by you of your obligations under the note.

                              Unless our board of directors determines otherwise, in order to use a full-recourse note in the offering of shares of Class A common stock for direct ownership a designated manager must subscribe for the minimum number of shares required for such designated manager to receive a grant of options as described above. If the designated manager satisfies this requirement, the maximum amount of the full-recourse note that he or she may use will be equal to 50% of the aggregate purchase price of the minimum number of shares that must be subscribed for by the designated manager in order to receive a grant of options. The maximum amount of the full recourse note that may be used by a designated manager will be reduced by the amount, if any, of the manager's deferred compensation plan account balance currently allocated to the insurance fund that he or she transfers to stock fund units at the closing of the offerings.

                              For example, if a designated manager must subscribe for at least 6,250 shares for direct ownership in order to receive a grant of options, then that designated manager may use a full-recourse note only if he or she subscribes for at least 6,250 shares. If such designated manager subscribes for at least 6,250 shares, the maximum amount of the offering price that may be paid for by the designated manager using a full-recourse note is $50,000 minus the amount, if any, of the designated manager's deferred compensation plan account balance currently allocated to the insurance fund that he or she transfers to stock fund units at the closing of the offerings. The $50,000 maximum amount of the full recourse note represents 50% of the $100,000 purchase price for 6,250 shares. This maximum applies even if the designated manager subscribes for more than 6,250 shares for direct ownership.

                              The note will accrue interest at a market rate that we currently expect to be approximately 10% per year, which interest, unless the note terminates earlier, will be payable in cash at the end of each of our fiscal quarters. The note will have a nine-year term but will be payable in full prior to the end of that term if the designated manager's employment is terminated for any reason.

  Pledge agreement..........  If a designated manager pays a portion of the purchase price for shares in this offering by delivering a full-recourse note, the designated manager must pledge as security for the note a number of shares of our Class A common stock having an offering price equal to 200% of the amount of the note. These pledged shares will be held to secure the repayment of the note. The pledge agreement will provide that, in the event the designated manager fails to repay this note, we or the bank lender, as applicable, can sell his or her pledged shares to satisfy this liability. If the proceeds from the sale of the pledged shares are less than the remaining outstanding balance of the note and the accrued and unpaid interest, unless the designated manager previously has died or become disabled, the unpaid portion of the note will remain outstanding as an obligation of the designated manager.

                              A designated manager may sell pledged shares only if he or she applies the after-tax proceeds of the sale to the repayment of the full-recourse note secured by the pledge. Without our or the bank lender's, as applicable, prior written consent, the designated manager may not incur any liens on the pledged shares or enter into any agreements that would restrict our or the bank lender's as applicable, right to transfer the pledged shares.

                              Unless the designated manager has defaulted on the note, the designated manager will retain the right to vote the pledged shares and to receive any dividends declared on them, although we or the bank lender, as applicable, will have a lien on any dividends regarding those shares received by the designated manager prior to the repayment in full of the note.

Description of offering of
shares to be held in the CB
Richard Ellis Services
401(k) plan.................  We are offering to all of our U.S. employees who are currently participants in the CB Richard
                              Ellis Services 401(k) plan up to 889,819 shares of our Class A common stock at an offering price of $16.00 per share. These shares will be held in the CB Richard Ellis Services 401(k) plan, which will be amended to add this new investment alternative.

                              To participate in this offering, an employee must either instruct the trustee of the 401(k) plan to sell existing investments held by the employee in the 401(k) plan and use those proceeds to purchase shares in this offering for his or her 401(k) account, or to use the proceeds received in the merger for shares of CB Richard Ellis Services common stock held by the employee in the 401(k) plan, if any, to purchase shares in this offering for his or her 401(k) account. No employee may have more than 50% of his or her entire 401(k) plan account balance invested in shares of our Class A common stock as of June 1, 2001.

                              If this offering is over-subscribed, the number of shares that each participating employee is able to purchase will be reduced proportionately based upon the total number of 401(k) plan shares for which we receive subscriptions.

                              To the extent that an employee holds shares of CB Richard Ellis Services common stock in his or her 401(k) plan account and does not elect to use the merger proceeds received for these shares to participate in this offering, he or she must instruct the trustee to invest the excess proceeds in one or more of the other investment alternatives that are available under the CB Richard Ellis Services 401(k) plan.

Description of offering of
shares underlying stock
fund units in the
CB Richard Ellis Services'
deferred compensation
plan........................  A number of our current and former U.S. employees and independent contractors currently hold stock fund units in the CB Richard Ellis Services deferred compensation plan. Each stock fund unit currently gives the person who owns it the right, subject to any applicable vesting requirements, to receive one share of CB Richard Ellis Services common stock on a future distribution date as described in the plan. The deferred compensation plan has been amended to provide that, after the merger, each stock fund unit will entitle its holder to receive one share of our Class A common stock on a future distribution date under the plan, rather than a share of CB Richard Ellis Services common stock.

                              Each of our current U.S. employees and our current independent contractors in the states of California, New York, Illinois and Washington at the time of the merger who holds stock fund units in the CB Richard Ellis Services deferred compensation plan that have vested prior to the merger will be entitled to do one of the following with each of these stock fund units:

                                 . convert the value of the stock fund unit,
                                   based upon a value of $16.00 per stock fund unit, into the interest index fund alternative or any of the insurance mutual fund alternatives that are available under the deferred compensation plan; or

                                 . continue to hold stock fund units in the
                                   deferred compensation plan.

                              As part of the investment alternative described in the second bullet point immediately above, we are offering up to 996,338 shares of our Class A common stock that are issuable to these holders of stock fund units upon future distributions under the deferred compensation plan.

                              All participants in the deferred compensation plan who are not our current U.S. employees or our current independent contractors in the states of California, New York, Illinois or Washington at the time of the merger and hold stock fund units that have vested prior to the merger must convert the value of each of these stock fund units, based upon a value of $16.00 per stock fund unit, into the interest index fund alternative or any of the insurance mutual fund alternatives that are available under the deferred compensation plan. They will not be permitted to continue to hold these stock fund units after the merger.

                              All stock fund units that have not vested prior to the time of the merger, including any stock fund units that will vest as a result of the merger, will automatically remain in the deferred compensation plan after the merger and represent the right to receive shares of our Class A common stock on future distribution dates as described in the plan.

                              Our designated managers will also have the right to transfer into stock fund units an aggregate of up to $2.6 million of deferred compensation plan account balances that are currently allocated to the insurance fund under the deferred compensation plan. We are offering up to 162,500 shares of our Class A common stock that are issuable to these holders of stock fund units upon future distributions under the deferred compensation plan.

Tax Consequences If You
Subscribe to the
Offerings...................  The tax consequences applicable to you will depend upon your particular situation, so you should consult your tax advisor for a full understanding of the tax consequences to you if you participate in any of the offerings. In addition, you should read the sections of this prospectus titled "U.S. Federal Tax Consequences," "U.S. Federal Tax Consequences for Non-U.S. Holders," "Description of the Plans--CB Richard Ellis Services Deferred Compensation Plan--Federal Income Tax Consequences of the Amendments" and "Description of the Plans--2001 Stock Incentive Plan--Federal Income Tax Consequences of the Awards Under the Stock Incentive Plan" for a description of tax consequences to you if you subscribe to any of the offerings.

Common Stock and Options To
Be Outstanding After the
Offerings...................   2,599,648 shares of Class A common stock

                              10,605,966 shares of Class B common stock

                              13,205,614 shares of Class A and Class B common
                              stock, taken       together

                              This number of shares is based on the closing of the merger and assumes that each of the offerings is fully subscribed. The shares outstanding exclude the following:

                                 . 6,500,000 shares of Class A common stock
                                   initially reserved for issuance under our 2001 Stock Incentive Plan, including up to 1,820,397 shares underlying options granted to the designated managers in the offerings and up to 910,199 shares underlying options with an exercise price of $50.00 per share that will be available for grant to our employees in the discretion of our board of directors;

                                 . 1,841,233 shares of Class A common stock
                                   underlying stock fund units; and

                                 . 264,027 shares of Class B common stock
                                   issuable upon the exercise of warrants to acquire our Class B common stock at an exercise price of $30.00 per share.

Voting Rights...............  The Class A common stock and Class B common stock vote as a single class on all matters, except as otherwise required by law, with each share of Class A common stock entitling its holder to one vote and each share of Class B common stock entitling its holder to ten votes. The shares of Class A common stock and the shares of

                              Class B common stock otherwise have the same rights. All of the shares of Class B common stock will initially be owned by members of the buying group who are described below under the section titled "Summary of the Merger and Related Financings."

Subscription Agreements

Generally...................  Each of the designated managers and non-
                              management employees who decides to purchase shares for direct ownership will be required to sign a subscription agreement. Any shares received from the exercise of options by the designated managers or distributions under the CB Richard Ellis Services 401(k) plan and deferred compensation plan will also be subject to the terms of the subscription agreements.

Description of terms in all
subscription agreements

  Transfer restrictions....   Prior to the earlier of the tenth anniversary of
                              the merger and the date that is 180 days after we close an underwritten initial public offering in which our Class A common stock is listed on a national securities exchange or on the Nasdaq
                              National Market, the shares subject to the subscription agreement will have significant restrictions on transfer. Generally, the only persons to whom these shares may be transferred prior to this date are the following:

                                 . specified family members of the employee or
                                   fiduciaries acting on behalf of one of
                                   those family members;

                                 . a trust or other entity, all of the
                                   beneficial interests of which are held by the employee or a person described in the immediately prior bullet point;

                                 . us;

                                 . RCBA Strategic Partners, L.P. and its
                                   affiliates;

                                 . FS Equity Partners III, L.P., FS Equity
                                   Partners International, L.P. and their
                                   affiliates; or

                                 . except for any shares subject to a right of
                                   repurchase by us, any of our employees who agrees to the terms of the subscription agreement.

                              If shares are transferred to anyone other than the persons listed in the third and fourth bullet points above, the transferee will become subject to most of the terms of the subscription agreement. Shares that are subject to a right of repurchase may not be transferred by a designated manager. These shares are described below under "Repurchase right."

                              The employee will also agree to not transfer any shares during the 30 days prior to, and up to 180 days after, any underwritten initial public offering of our Class A common stock.

  Co-sale right............   Prior to the end of the transfer restrictions, if
                              a majority of the outstanding shares of our Class
                              A common stock and Class B common stock, taken together, are sold to anyone other than RCBA
                              Strategic and its affiliates, then the employee will be able to sell the same proportion of his or her shares of Class A common stock that are not subject to a right of repurchase as are being sold by the other selling stockholders. If the employee exercises this right, the sale of his or her shares will generally be on the same terms as the sale of a majority of our outstanding shares that triggered the right. However, in the event that the purchaser requires the sale to be structured as a recapitalization for financial accounting purposes, then the form of consideration paid to the majority selling stockholders may differ from the form paid to the employee.

  Required sale............   To the extent permitted by applicable law, prior
                              to the end of the transfer restrictions, if a majority of the outstanding shares of our Class A common stock and Class B common stock, taken together, are sold to anyone other than RCBA
                              Strategic and its affiliates, then those selling stockholders generally will be able to require the employee to sell to the same proposed transferee the same proportion of his or her shares of Class A common stock as are being sold by the selling stockholders. If the selling stockholders exercise this right, the sale of the employee's shares of Class A common stock will be on the same terms as the sale of a majority of our outstanding shares that triggered the sale.
                              However, in the event that the purchaser requires the sale to be structured as a recapitalization for financial accounting purposes, then the form of consideration paid to the majority selling stockholders may differ from the form paid to the employee.

  Confidentiality..........   After signing the subscription agreement the
                              employee will be subject to a confidentiality provision in the subscription agreement generally preventing him or her from disclosing any of our confidential information both during his or her term of employment by us and for five years afterwards.

Description of terms in
only the designated manager
subscription agreements

  Repurchase right.........   If a designated manager's employment with us is
                              terminated, we will have the right to repurchase a portion of the shares that he or she purchased in the offering of shares for direct ownership for the price described below. The amount of shares initially subject to this repurchase right will be the minimum number of shares required for such designated manager to receive a grant of options as described above. However, if the number of shares actually purchased by the designated manager for direct ownership is less than this amount, then all of the shares purchased for direct ownership will initially be subject to the right of repurchase.

                              For example, if the minimum number of shares that must be subscribed for by the designated manager in order to receive a grant of options is 6,250 shares, if such designated manager subscribes for 6,250 shares or more then 6,250 shares will initially be subject to the right of repurchase. If the designated manager only purchases 6,000 shares, then all of these shares will initially be subject to the right of repurchase.

                              On each of the first five anniversaries of the merger during which the designated manager remains employed by us, 20% of the shares initially subject to repurchase will cease to be subject to this right. If the designated manager's employment by us ends, then any remaining shares subject to repurchase on the date employment ends will continue to remain subject to repurchase at all times after that date.

                              The price for any shares that we repurchase pursuant to this right will be the fair market value of the shares at the time the designated manager's employment ends, unless the designated manager was terminated for cause or voluntarily ended his or her employment for other than a good reason, in which case the repurchase price will be the lesser of the fair market value and the amount that the designated manager paid for those shares in the offerings.

                              Shares that are subject to a right of repurchase may not be transferred by the designated manager.

  Sale right...............   Prior to the end of the transfer restrictions, if
                              the designated manager is no longer employed by us and we have not exercised the repurchase right at least 20 days prior to the date that the designated manager's full-recourse note becomes due, then the designated manager generally may require us to repurchase the number of shares held by the designated manager necessary to repay the note on the date it becomes due. The purchase price for the shares that we buy upon exercise of a designated manager's sale right will be the same as we would pay if we had exercised the repurchase right. The entire purchase price for these shares will be applied to the repayment of the note. If the purchase price for these shares is not sufficient to repay the note in full then the designated manager will remain obligated to repay the remaining amount of the note.

  Tax Election.............   Each designated manager will be required to make
                              an election under Section 83(b) of the Internal
                              Revenue Code with respect to any shares purchased that are subject to repurchase, which election means that the designated manager will have taxable ordinary income equal to the excess, if any, of the fair market value of the shares over the amount the designated manager paid for those shares. However, we believe that the purchase price of those shares will be equal to their fair market value and accordingly, that the election will not result in any taxable income to the designated managers.

Use of Proceeds.............  We will contribute the proceeds of the offerings, the proceeds received from the sale of at least $65.0 million in aggregate principal amount of our senior notes and related Class A common stock and the proceeds received by us from the sale of shares of our Class B common stock to RCBA Strategic and Blum Strategic Partners II, L.P. to our subsidiary, BLUM CB Corp. In connection with the merger of BLUM CB with and into CB Richard Ellis Services, CB Richard Ellis Services will use these proceeds, together with the proceeds from the issuance by BLUM CB of 11 1/4% senior subordinated notes and borrowings under a new credit agreement to be entered into by it, for the following uses:

                                 . payment of $16.00 per share to the holders
                                   of CB Richard Ellis Services common stock at the time of the merger, other than the members of the buying group listed on the next page;

                                 . repayment of substantially all of the
                                   outstanding indebtedness of CB Richard
                                   Ellis Services at the time of the merger;

                                 . loans to be made to Ray Wirta and Donald
                                   Koll to replace existing margin loans;

                                 . payment of the fees and expenses incurred
                                   in connection with the merger transactions described below and the offerings; and

                                 . working capital and other general corporate
                                   purposes.

                              For additional information regarding the use of the proceeds of the offerings, you should read the section of this prospectus titled "Use of Proceeds."

                  Summary of the Merger and Related Financings

   In this prospectus, we refer to the merger and the related financings described below, other than the offerings being made by this prospectus, as the "merger transactions."

Merger Agreement

   We are making the offerings in connection with our acquisition of CB Richard Ellis Services pursuant to the amended and restated merger agreement, dated as of May 31, 2001, among us, CB Richard Ellis Services and our subsidiary, BLUM CB Corp. Upon the satisfaction or the waiver of conditions described in the merger agreement, BLUM CB will merge into CB Richard Ellis Services. The stockholders of CB Richard Ellis Services at the time of the merger, other than the buying group described below who will receive shares of our Class B common stock instead, will have the right to receive $16.00 in cash for each share of CB Richard Ellis Services common stock that they own. As a result of this merger, CB Richard Ellis Services will become the direct, wholly-owned subsidiary of CBRE Holding and the common stock of CB Richard Ellis Services will be delisted from the New York Stock Exchange. Accordingly, CB Richard Ellis Services will no longer be a publicly traded company after the merger.

   This prospectus relates to offerings by us of (1) shares of CBRE Holding Class A common stock, including shares for direct ownership, shares to be held in the CB Richard Ellis Services 401(k) plan and shares underlying stock fund units in the CB Richard Ellis Services deferred compensation plan, and (2) options to acquire shares of CBRE Holding Class A common stock. The proceeds from these offerings will be used to fund in part the merger transactions. The offerings being made by this prospectus are conditioned upon completion of the merger.

The Buying Group

 Contribution and Voting Agreement

   On May 31, 2001, an amended and restated contribution and voting agreement was signed by the following persons:

  . RCBA Strategic, which is an affiliate of BLUM Capital Partners, L.P. and
    Richard Blum and Claus Moller, each of whom will be one of our directors after the merger;

  . FS Equity Partners III, L.P. and FS Equity Partners International, L.P., which we refer to together as "Freeman Spogli," which are affiliates of Freeman Spogli & Co. Incorporated and Bradford Freeman, who will be one of our directors after the merger;

  . Raymond Wirta, who will be one of our directors and our Chief Executive
    Officer after the merger;

  . Brett White, who will be one of our directors and our Chairman of the Americas after the merger;

  . The Koll Holding Company, which is controlled by Donald Koll, who is a director of CB Richard Ellis Services prior to the merger; and

  . Frederic Malek, who is a director of CB Richard Ellis Services prior to the merger.

In this prospectus, we refer to RCBA Strategic and Blum Strategic Partners II, L.P. as the "BLUM Funds" and the BLUM Funds together with the persons identified in each of the preceding bullet points as the "buying group." As of the date of the prospectus, the members of the buying group and their affiliates beneficially own approximately 39% of the outstanding shares of CB Richard Ellis Services common stock.

   Pursuant to the amended and restated contribution and voting agreement, immediately prior to the merger, each of the members of the buying group will contribute to us all of the shares of CB Richard Ellis Services common stock that he or it directly owns. Each of these shares contributed to us will be cancelled as a result of the merger. We will issue one share of our Class B common stock in exchange for each share of CB Richard Ellis Services common stock contributed to us. This will result in the issuance to the buying group of an aggregate of 8,052,087 shares of our Class B common stock in exchange for these contributions. For purposes of our financial statements, the 8,052,087 shares of CB Richard Ellis Services common stock being contributed to us along with warrants to be issued to Freeman Spogli will be valued at $122,507,229. Other than 2,345,900 of the shares being contributed to us by RCBA Strategic that we will value at RCBA Strategic's historical equity basis of $12.87 per share for purposes of our financial statements, all of the shares of CB Richard Ellis Services common stock being contributed to us by the buying group are being valued at $16.00 per share. The $16.00 per share value is the same amount per share as the amount of cash that stockholders of CB Richard Ellis Services, other than the members of the buying group, will receive for their shares in the merger. The $16.00 per share value is also the offering price of the shares of our Class A common stock being offered by this prospectus.

   Also pursuant to the amended and restated contribution and voting agreement, the BLUM Funds have agreed to purchase for cash immediately prior to the merger a minimum of 2,553,879 shares of our Class B common stock at $16.00 per share. In addition, the BLUM Funds have agreed to purchase for $16.00 per share in cash an additional number of shares of Class B common stock equal to
(1) 3,236,639 shares minus (2) the number of shares of our Class A common stock and stock fund units subscribed for in the offerings plus (3) the aggregate amount of full-recourse notes delivered by designated managers divided by $16.00. The number of shares purchased by the BLUM Funds will be reduced by 241,885 shares, which is the sum of the 10 shares of CBRE Holding common stock initially owned by RCBA Strategic and the 241,875 shares of CBRE Holding common stock purchased by RCBA Strategic for $16.00 per share in connection with the closing of the sale of 11 1/4 senior subordinated notes by BLUM CB Corp. as described below. The proceeds from the sale of those shares to RCBA Strategic were contributed to BLUM CB Corp., which deposited the proceeds in an escrow account for release when the merger is completed. After the offerings have been completed, depending upon the amount to which the offerings are subscribed, the shares of our Class B common stock owned by the buying group will be equal to between approximately 80% and 96% of our outstanding Class A and Class B common stock, taken together. Only the members of the buying group will have an opportunity to acquire shares of our Class B common stock.

 Securityholders' Agreement

   In connection with the closing of the merger, the members of the buying group, together with DLJ Investment Funding, Inc. and its affiliates, and the other purchasers of our 16% senior notes and related Class A common stock will enter into a securityholders' agreement. The shares subject to the securityholders, agreement will represent a majority of the voting power of our outstanding Class A and Class B common stock, taken together. Pursuant to the securityholders' agreement, each of the members of the buying group will agree to vote each of the shares of Class B common stock it or he beneficially owns to elect to our board of directors individuals designated by the buying group. RCBA Strategic will initially designate three of our eight directors and have the right in its discretion to increase our board of directors by three members and designate six of eleven members. In addition, Blum Strategic Partners II will initially designate one director.

   Also pursuant to the securityholders' agreement, subject to exceptions, each member of the buying group other than the BLUM Funds will agree to vote each of the shares of Class B common stock it or he beneficially owns on matters to be decided by our stockholders in the same manner as RCBA Strategic votes the shares of our Class B common stock that it beneficially owns. The exceptions apply to transactions between the BLUM Funds or their affiliates and us or our subsidiaries and to amendments to our certificate of incorporation or bylaws that adversely affect the other members of the buying group relative to the BLUM Funds. As a result, on most matters to be decided by our stockholders after the merger, RCBA Strategic will be able to control the outcome. Our board of directors will determine whether an amendment to our certificate of incorporation or bylaws adversely affects the other members of the buying group relative to the BLUM Funds. To the extent that a member of the buying group does not agree with our board of directors determination that an amendment does not adversely affect such member relative to the BLUM Funds, such member of the buying group may commence legal action challenging the determination of our board of directors. The securityholders' agreement also contains terms regarding transfer restrictions, participation rights, registration rights and a right of first offer in favor of the BLUM Funds.

Debt Financing for the Merger

   In connection with the merger transactions, we will issue and sell to DLJ Investment Funding, Inc. $65.0 million in aggregate principal amount of our 16% Senior Notes due 2011 and 521,847 shares of our Class A common stock for an aggregate purchase price of $65.0 million. Also in connection with the merger, CB Richard Ellis Services will assume $229 million in aggregate principal amount of 11 1/4% Senior Subordinated Notes due 2011 issued and sold by BLUM CB Corp. for approximately $225.6 million on June 7, 2001. The net proceeds from the sale of those notes by BLUM CB Corp. are currently being held in an escrow account and will be released when the merger transactions are completed. These 11 1/4 senior subordinated notes are guaranteed by us. In addition, CB Richard Ellis Services will enter into a new senior secured credit agreement with Credit Suisse First Boston and other lenders under which CB Richard Ellis Services will borrow up to $225 million in term loans. The credit agreement will also include a $100.0 million revolving credit facility, which is intended to finance our working capital requirements and a portion of which will be drawn upon at the time of the merger. The credit agreement will be guaranteed by us and many of the subsidiaries of CB Richard Ellis Services and secured by a pledge of stock of many of the subsidiaries of CB Richard Ellis Services, as well as a pledge of substantially all of our other assets. If the merger had occurred on March 31, 2001, on a pro forma basis we would have incurred an aggregate of $554.0 million of indebtedness, excluding any additional borrowings under the revolving credit facility that would have been required to finance our working capital needs, to finance the merger transactions.

Our Structure After the Merger Transactions

   The following chart summarizes our corporate structure and the ownership of our Class A and Class B common stock and stock fund units in the CB Richard Ellis Services deferred compensation plan after the consummation of the merger transactions and assuming the offerings are fully subscribed for and no shares are paid for with full-recourse notes. The ownership summarized in the chart below does not include options or warrants to purchase our Class A or Class B common stock.


   The BLUM       Freeman     Other Members      Designated        401(k)     DLJ Investment
  Funds (2)      Spogli (2)   of the Buying     Managers and      Plan (3)    Funding, Inc.
                               Group (1)(2)    Non-Management                   and other
                                              Employees (1)(3)                purchasers of
                                                                                our senior
                                                                                  notes


        39.3%         22.4%          8.9%            20.1%          5.9%           3.4%

   -----------------------------------------------------------------


                                      CBRE
                                 Holding, Inc.


                                100%


                                CB Richard Ellis
                                 Services, Inc.



                                   Operating
                                  Subsidiaries


--------
(1) For the purposes of this chart, all shares owned by Raymond Wirta and Brett White are included with the Other Members of the Buying Group and not with the Designated Managers.

(2) These individuals or entities will hold our Class B common stock, which is entitled to ten votes per share.

(3) These individuals or entities will hold our Class A common stock, which is entitled to one vote per share, or stock fund units in the CB Richard Ellis deferred compensation plan, which are nonvoting prior to a distribution of the underlying Class A common stock under the plan.

             CBRE Holding, Inc. and CB Richard Ellis Services, Inc.

   Our business after the merger will be the same as the business of CB Richard Ellis Services and its subsidiaries before the merger. CB Richard Ellis Services is the largest global commercial real estate services firm in terms of revenue offering a full range of services to commercial real estate occupiers, owners, lenders and investors. Through its 250 offices, it provides, under the CB Richard Ellis brand name and the CB Hillier Parker brand name in the United Kingdom, services on a local, national and international basis across approximately 100 markets in 44 countries. During 2000, CB Richard Ellis Services advised on approximately 25,000 lease transactions involving aggregate rents, under the terms of leases facilitated, of approximately $26.0 billion and approximately 7,500 sales transactions with transaction values totaling approximately $26.0 billion. Also during 2000, CB Richard Ellis Services managed approximately 516 million square feet of property, provided investment management services for $10.0 billion of assets, originated nearly $7.2 billion in loans, serviced $16.7 billion in loans, engaged in approximately 32,000 valuation/appraisal and advisory assignments and serviced approximately 1,400 subscribers with proprietary research. In addition, at March 31, 2000
CB Richard Ellis Services employed approximately 9,700 employees.

   We filed our certificate of incorporation in Delaware in February 2001 under the name BLUM CB Holding Corp. We changed our name to CBRE Holding, Inc. in March 2001. Our principal executive offices are currently located at 909 Montgomery Street, Suite 400, San Francisco, California 94133 and our telephone number is (415) 434-1111. Following the merger our principal executive offices will be located at 200 North Sepulveda Boulevard, El Segundo, California 90245-4380 and our phone number will be (310) 563-8600.

                               Other Information

   Unless otherwise noted, this prospectus assumes the consummation of the merger transactions.

                      Summary Consolidated Financial Data

   The following table is a summary of CB Richard Ellis Services' historical consolidated financial data for the periods presented, as well as the pro forma combined financial data of CBRE Holding giving effect to the merger transactions, the consummation of the offerings and the application of the net proceeds as described under the section of this prospectus titled "Use of Proceeds." You should read this data along with the sections of this prospectus titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Combined Financial Statements" and the audited consolidated financial statements and related notes of CB Richard Ellis Services and CBRE Holding included elsewhere in this prospectus. The unaudited pro forma combined statement of operations data do not purport to represent what our results of operations would have been if the merger transactions had occurred as of the date indicated or what our results will be for future periods. The results include the activities of two of the companies previously acquired by CB Richard Ellis Services, namely REI, Ltd. from April 17, 1998, and Hillier Parker May and Rowden from July 7, 1998. For the year ended December 31, 1998, basic and diluted loss per share include a deemed dividend of $32.3 million on the repurchase of CB Richard Ellis Services' preferred stock. See per share information in Note 9 to the Consolidated Financial Statements of CB Richard Services and Note 8 to the unaudited pro forma combined statement of operations.

                                                                                                Pro Forma
                                                                                    Pro Forma    for the
                                                                Quarter Ended        Combined    Quarter
                              Year Ended December 31,             March 31,         Year Ended    Ended
                          --------------------------------- ---------------------  December 31, March 31,
                             1998        1999       2000       2000       2001         2000        2001
                          ----------  ---------- ---------- ---------- ----------  ------------ ----------
                                  (in thousands, except share and per share numbers and ratios)
Consolidated Statement
 of Operations Data:
Revenue.................  $1,034,503  $1,213,039 $1,323,604 $  260,919 $  272,498   $1,323,604  $  272,498
Operating income........      78,476      76,899    107,285      9,239      2,325      101,803       1,317
Interest expense, net...      27,993      37,438     39,146      9,196      8,255       65,687      15,284
Net income..............      24,557      23,282     33,388         20     (2,846)      10,214      (8,659)
Basic earnings (loss)
 per share..............       (0.38)       1.11       1.60         --      (0.13)        0.69       (0.59)
Weighted average shares
 outstanding for basic
 earnings (loss) per
 share..................  20,136,117  20,998,097 20,931,111 20,819,268 21,309,550   14,720,963  14,720,963
Diluted earnings (loss)
 per share..............  $    (0.38) $     1.10 $     1.58 $       --      (0.13)  $     0.69       (0.59)
Weighted average shares
 outstanding for diluted
 earnings (loss) per
 share..................  20,136,117  21,072,436 21,097,240 20,851,184 21,309,550   14,759,486  14,720,963
Ratio of earnings to
 fixed charges (1)......        2.17        1.79       2.15       0.97       0.63         1.43        0.37
                          ----------  ---------- ---------- ---------- ----------   ----------  ----------

                                                                                         Pro Forma
                                                                             Pro Forma    for the
                                                         Quarter Ended        for the     Quarter
                          Year Ended December 31,          March 31,         Year Ended    Ended
                        -----------------------------  -------------------  December 31, March 31,
                          1998       1999      2000      2000      2001         2000       2001
                        ---------  --------  --------  --------  ---------  ------------ ---------
                                                    (in thousands)
Other Data:
Net cash (used in)
 provided by operating
 activities............ $  76,614  $ 74,011  $ 84,112  $(67,522) $(104,263)   $ 84,112   $(104,263)
Net cash (used in)
 provided by investing
 activities............  (223,520)  (26,767)  (35,722)    6,314       (536)    (35,722)       (536)
Net cash (used in)
 provided by financing
 activities............   119,438   (37,721)  (53,523)   58,794    104,940     (53,523)    104,940
EBITDA, excluding
 merger-related and
 other nonrecurring
 charges (2)...........   127,246   117,369   150,484    19,808     14,021     149,130      13,647

--------
(1) Includes a deficiency of $0.4 million for the quarter ended March 31, 2000, a deficiency of $5.2 million for the quarter ended March 31, 2001 and a deficiency of $13.2 million for the pro forma quarter ended March 31, 2001.

(2) EBITDA, excluding merger-related and other nonrecurring charges, represents earnings before interest expense, income taxes, depreciation and amortization of intangible assets and excludes merger-related and other nonrecurring charges. Our management believes that the presentation of EBITDA, excluding merger-related and other nonrecurring charges, will enhance a reader's understanding of our operating performance and ability to service debt as it provides a measure of cash generated subject to the payment of interest and income taxes, that can be used by us to service debt and for other required or discretionary purposes. EBITDA, excluding merger-related and other nonrecurring charges, should not be considered as an alternative to operating income determined in accordance with GAAP or operating cash flow determined in accordance with GAAP. Our calculation of EBITDA, excluding merger-related and other nonrecurring charges, may not be comparable to similarly titled measures reported by other companies.

   EBITDA, excluding merger related and other nonrecurring charges, is calculated as follows:

                                                                                    Pro Forma
                                                                        Pro Forma    for the
                                                        Quarter Ended   Condensed    Quarter
                             Year Ended December 31,      March 31,     Year Ended    Ended
                            -------------------------- --------------- December 31, March 31,
                              1998     1999     2000    2000    2001       2000       2001
                            -------- -------- -------- ------- ------- ------------ ---------
                                                      (in thousands)
   Operating Income........ $ 78,476 $ 76,899 $107,285 $ 9,239 $ 2,325   $101,806    $ 1,317
   Add:
    Depreciation and
     Amortization..........   32,185   40,470   43,199  10,569  11,696     47,324     12,330
    Merger Related and
     Other Nonrecurring
     Charges...............   16,585      --       --      --      --         --         --
                            -------- -------- -------- ------- -------   --------    -------
    Adjusted EBITDA........ $127,246 $117,369 $150,484 $19,808 $14,021   $149,130    $13,647
                            ======== ======== ======== ======= =======   ========    =======

   The following table contains consolidated balance sheet data of CB Richard Ellis Services as of December 31, 2000 and March 31, 2001 on an actual basis and CBRE Holding on a pro forma basis. The pro forma data gives effect to the merger transactions as if they had occurred on March 31, 2001.

                                                                     Pro Forma
                                                 As of       As of     As of
                                              December 31, March 31, March 31,
                                                  2000       2001       2001
                                              ------------ --------- ----------
                                                        (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents....................   $ 20,854   $ 20,339  $    1,485
Total assets.................................    963,105    931,296   1,085,547
Long-term debt, excluding current portion....    303,571    409,653     516,286
Total liabilities............................    724,018    704,037     845,557
Total stockholders' equity...................    235,339    224,292     237,023

                                  RISK FACTORS

   The offerings being made by this prospectus involve a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in shares of our Class A common stock or securities exercisable for shares of our Class A common stock. If any of the following risks or uncertainties actually occur, our business, financial condition and operating results would likely suffer. In that event, you could lose all or part of the money you paid in the offerings.

                    Risks Related to the Merger Transactions

Our substantial leverage could harm our ability to operate our business and fulfill our debt obligations.

   We will be highly leveraged after the closing of the merger transactions and will have significant debt service obligations. As of March 31, 2001 after giving effect to the merger transactions on a pro forma basis, we would have had total debt of approximately $561.7 million (net of $11.7 million of unamortized discounts), excluding unused commitments under our new revolving credit facility, and total stockholders' equity of $237.0 million. Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay when due the principal of, interest on or other amounts due in respect to our indebtedness. For fiscal year 2000, after giving effect to the merger transactions on a pro forma basis, our interest expense would have been $68.2 million. We may incur additional debt from time to time to finance strategic acquisitions, investments, joint ventures or for other purposes, subject to the restrictions contained in our indebtedness documents.

   Our substantial debt could have important consequences to you, including the following:

  . we will be required to use a substantial portion, if not all, of our cash flow from operations to pay principal and interest on our debt, and our level of debt may restrict us from raising additional financing on satisfactory terms to fund working capital, strategic acquisitions, investments, joint ventures and other general corporate requirements;

  . our interest expense could increase if interest rates in general increase because all of our debt under our credit agreement, including up to $225 million in terms loans and a revolving credit facility of up to $100 million, bears interest at floating rates generally between LIBOR plus 3.25% and LIBOR plus 3.75% or between the alternate base rate plus 2.25% and the alternate base rate plus 2.75%;

  . our substantial leverage will increase our vulnerability to general economic downturns and adverse competitive and industry conditions and could place us at a competitive disadvantage compared to those of our competitors that are less leveraged;

  . our debt service obligations could limit our flexibility in planning for, or reacting to, changes in our business and in the real estate services industry generally; and

  . our failure to comply with the financial and other restrictive covenants in our debt instruments, which require us to maintain specified financial ratios and limit our ability to incur debt and sell assets, could result in an event of default that, if not cured or waived, could harm our business or prospects and could result in our bankruptcy.

   We cannot be certain that our earnings will be sufficient to allow us to pay principal and interest on our debt, and meet our other obligations. If we do not have sufficient earnings, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell more securities. We cannot guarantee that we will be able to refinance our debt, sell assets, borrow money or sell more securities on terms acceptable to us or at all.

   Our substantial leverage is one of the reasons why an investment in our Class A common stock is significantly more risky than an existing investment in CB Richard Ellis Services common stock.

Servicing our indebtedness requires a significant amount of cash, and our ability to generate cash depends on many factors beyond our control.

   We expect to obtain from our operations the cash to make payments on our senior notes, the senior secured credit facilities, the 11 1/4% senior subordinated notes due 2011 of BLUM CB Corp., which will be assumed by CB Richard Ellis Services in connection with the merger, and the 8 7/8% senior subordinated notes due 2006 of CB Richard Ellis Services to the extent not tendered in connection with the merger transactions, and to fund working capital, strategic acquisitions, investments, joint ventures and other general corporate requirements. Our ability to generate cash from our operations is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. As a result, we cannot assure you that our business will generate sufficient cash flow from operations, that we will realize currently anticipated cost savings, revenue growth and operating improvements on schedule or at all or that future borrowings will be available to us under our revolving credit facility, in each case, in amounts sufficient to enable us to service our debt and to fund our other liquidity needs. If we cannot service our debt, we will have to take actions such as reducing or delaying strategic acquisitions, investments and joint ventures, selling assets, restructuring or refinancing our debt or seeking additional equity capital. We cannot assure you that any of these remedies could, if necessary, be effected on commercially reasonable terms, or at all. In addition, the terms of existing or future debt agreements, including the new credit agreement and the indentures for the senior notes and the 11 1/4% senior subordinated notes, may restrict us from adopting any of these alternatives.

We will be able to incur more indebtedness, which may intensify the risks associated with our substantial leverage, including our ability to service our indebtedness.

   The credit agreement and the indentures relating to the senior notes and the 11 1/4% senior subordinated notes due 2011 will permit us, subject to specified conditions, to incur a significant amount of additional debt. The conditions to incurrence of this debt include customary conditions in agreements for senior bank financing and high yield securities, including a requirement that our ratio of EBITDA to consolidated interest expense, determined after giving effect to any proposed new incurrence of debt, not exceed a specified ratio to be agreed. In addition, we may incur additional debt under our $100 million revolving credit facility. If we incur additional debt above the levels in effect upon the closing of the merger transactions, the risks associated with our substantial leverage, including our ability to service our debt, could intensify.

If we fail to meet our payment or other obligations under the new credit agreement, the lenders under our credit agreement could foreclose on, and acquire control of, substantially all of our assets.

   In connection with the incurrence of indebtedness under the new credit agreement upon the closing of the merger transactions, the lenders under the new credit agreement will receive a pledge of all of the equity interests of our significant domestic subsidiaries, including CB Richard Ellis Services, CB Richard Ellis, Inc., CB Richard Ellis Investors, L.L.C. and L.J. Melody & Company, and 65% of the voting stock of our foreign subsidiaries that are held directly by us or our domestic subsidiaries. Additionally, these lenders generally will have a lien on substantially all of our accounts receivable, cash, general intangibles, investment property and future acquired material property. As a result of these pledges and liens, if we fail to meet our payment or other obligations under the new credit agreement, the lenders under the credit agreement would be entitled to foreclose on substantially all of our assets and liquidate these assets. Under those circumstances, the holders of our Class A common stock may lose the entire value of their investment.

As a result of the merger transactions, we will be controlled by RCBA Strategic whose interests may be different than yours.

   On the closing of the merger transactions, RCBA Strategic will own approximately 36.7% of our outstanding Class A and Class B common stock, taken together, assuming (1) the offerings are fully subscribed for and (2) no shares are paid for by designated managers with full-recourse notes. To the extent these offerings to employees are not fully subscribed for or are paid for with full-recourse notes, RCBA Strategic will purchase additional shares of CBRE Holding Class B common stock and its percentage ownership will increase. In addition, on the closing date, RCBA Strategic will enter into a securityholders' agreement with the other holders of our Class B common stock, DLJ Investment Funding, Inc. and the other purchasers of our senior notes. The Class A and Class B common stock subject to the securityholders' agreement will represent approximately 87% of the voting power of our outstanding Class A and Class B common stock, taken together, assuming the offerings are fully subscribed for and no shares are paid for by designated managers with full-recourse notes. As a result of the percentage of our voting power owned by RCBA Strategic and the other parties to the securityholders' agreement and the rights granted to RCBA Strategic pursuant to the securityholders' agreement, we will be controlled by RCBA Strategic, which control will have, among others, the effects indicated below.

  . General Voting: Subject to exceptions in the securityholders' agreement, RCBA Strategic will control the outcome of all votes of holders of our Class A and Class B common stock, taken together.

  . Board: RCBA Strategic will have the right to designate a majority of the members of our board of directors.

  . Change of Control: RCBA Strategic generally will be able to prevent any transaction that would result in a change of control of us. Subject to exceptions in the securityholders' agreement, RCBA Strategic also will be able to cause a change of control. In addition, as a result of the terms of the subscription agreement required to be executed in connection with participating in the offerings, if the BLUM Funds and other stockholders agree to sell common stock equal to at least a majority of our outstanding Class A common stock and Class B common stock, taken together, then the BLUM Funds will be able to require you to sell your Class A common stock to the purchaser as well.

   In connection with RCBA Strategic's control of us, the interests of RCBA Strategic may differ significantly from yours and your ability to sell your shares of Class A common stock prior to an underwritten initial public offering of our Class A common stock will be extremely limited pursuant to the terms of the subscription agreement.

The new credit agreement and the indentures governing our new senior notes and the 11 1/4% senior subordinated notes will impose significant operating and financial restrictions on us, and in the event of default, all of these borrowings would become immediately due and payable.

   The indentures for our new senior notes and for BLUM CB Corp.'s 11 1/4% senior subordinated notes due 2011 will impose, and the terms of any future debt may impose, operating and other restrictions on us, CB Richard Ellis Services and many of our subsidiaries. These restrictions will affect, and in many respects will limit or prohibit the ability of us, CB Richard Ellis Services and our other restricted subsidiaries after the merger to:

  . incur or guarantee additional debt;

  . pay dividends or distributions on capital stock;

  . repurchase equity interests;

  . make investments;

  . create restrictions on the payment of dividends or other amounts to us;

  . sell or otherwise dispose of assets, including capital stock of subsidiaries;

  . create liens;

  . enter into transactions with affiliates; and

  . enter into mergers or consolidations.

   In addition, the new credit agreement will include other and more restrictive covenants and prohibit us from prepaying most of our other debt while debt under the credit agreement is outstanding. The new credit agreement will also require us to maintain compliance with specified financial ratios. Our ability to comply with these ratios may be affected by events beyond our control.

   The restrictions contained in the indenture and the credit agreement could:

  . limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and

  . adversely affect our ability to finance our operations, strategic acquisitions, investments or alliances or other capital needs or to engage in other business activities that would be in our interest.

   A breach of any of these restrictive covenants or our inability to comply with the required financial ratios could result in a default under the new credit agreement and the indentures governing the senior notes and the 11 1/4% senior subordinated notes due 2011. If any such default occurs, the lenders under the credit agreement and the holders of the senior notes and the 11 1/4% senior subordinated notes, pursuant to the respective indentures may elect to declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable. The lenders will also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay outstanding borrowings when due, the lenders under the credit agreement will also have the right to proceed against the collateral granted to them to secure the debt, which includes our available cash. If the debt under the credit agreement, the senior notes, and the 11 1/4% senior subordinated notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full that debt and our other debt.

We are a party to numerous lawsuits, including lawsuits related to merger transactions, which if determined adversely to us, could result in the imposition of damages against us and could harm our business and financial condition.

   Both BLUM CB Corp. and CB Richard Ellis Services have been subject to putative class action lawsuits in Delaware and California in connection with the announcement of the merger transactions. These actions all alleged that BLUM CB's offering price was unfair and inadequate and sought injunctive relief or rescission of the merger transactions and, in the alternative, money damages. Although BLUM CB and CB Richard Ellis Services entered into a memorandum of understanding with respect to the actions that have been filed in Delaware that may lead to a settlement, there are numerous conditions to the settlement and not all of them may be satisfied. In addition, we may be subject to other lawsuits in connection with the merger transactions that have not yet been filed. In the event that the current lawsuits with respect to the merger transactions are not settled or we become subject to additional suits, these lawsuits could result in the imposition of damages against us or CB Richard Ellis Services. In the event that damages are awarded, our business and financial condition could be harmed.

   In addition, CB Richard Ellis Services is the defendant in numerous lawsuits filed in the ordinary course of business. Although it is defending these claims, CB Richard Ellis Services cannot be certain that these cases will be resolved in its favor, and its insurance policies may not cover any such losses. Any losses not covered by insurance could adversely impact our business.

                         Risks Related to Our Business

The success of our business is significantly related to general economic conditions, and accordingly, our business could be harmed by an economic slowdown or recession.

   In the latter part of the first quarter of 2001, the business of CB Richard Ellis Services was adversely affected by a slowdown in the U.S. economy in general, and certain local and regional U.S. economies in particular, which have led to deteriorating commercial real estate market conditions. Its first quarter results reflected a slowdown in its U.S. sales activities beginning in February and a slowdown in its U.S. lease activities beginning in March, as well as lower than expected revenues in Europe and Asia Pacific. This weakness in sales and lease activities has continued into the second quarter. We estimate that revenue from the second quarter of 2001 may be lower than revenue generated during the second quarter of 2000 by 10%-12%. In addition, our results during the second quarter of 2001 were adversely affected by approximately $6 million of expenses, consisting of:

  . severance expenses related to the implementation or our cost savings strategy;

  . merger-related costs; and

  . the write-off of our investment in Eziaz.

As a result of the slow down in revenue and these expenses, we expect that we will record a pre-tax loss of approximately $4 million to $6 million for the second quarter of 2001 as compared to a pre-tax gain of approximately $11.7 million for the second quarter of 2000. Our final financial results for the second quarter of 2001 are not known at this time, and accordingly, these estimates may differ from our actual financial results.

   Periods of economic slowdown or recession in the United States and in other countries, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, can harm many segments of our business. These economic conditions could result in a general decline in rents which in turn would reduce revenues from property management fees and brokerage commissions derived from property sales and leases. In addition, these conditions could lead to a decline in sale prices as well as a decline in demand for funds invested in commercial real estate and related assets. An economic downturn or a significant increase in interest rates also may reduce the amount of loan originations and related servicing by our commercial mortgage banking business. If our brokerage and mortgage banking businesses are negatively impacted, it is likely that other segments of our business will also suffer, due to the relationship among our various business segments. Further, as a result of our debt level and the terms of the debt instruments we will enter into in connection with the merger transactions, our vulnerability to adverse general economic conditions will be heightened.

   The sharp downturn in the commercial real estate market beginning in the late 1980s in the United States caused, and downturns in the future may again cause, some property owners to dispose of or lose their properties through foreclosures and has caused many real estate firms to undergo restructuring or changes in control. Changes in the ownership of properties may be accompanied by a change in property and investment management firms and could cause us to lose management agreements or make the agreements we retain less profitable.

We may not be able to implement our cost savings strategy; and even if we are able to implement it, this strategy may not reduce our operating expenses by as much as we anticipate and could even compromise our business.

   In light of the recent slowdown in the U.S. economy and the decline in the operating performance of CB Richard Ellis Services, it has announced a major cost cutting program in May 2001. As part of this plan, it intends to reduce its work force, reduce the bonuses it pays to managers and reduce other operating and back office expenses. While it expects to realize between approximately $35 to $40 million in cost savings during the remainder of 2001, excluding one-time severance costs, we cannot assure you that we and CB Richard Ellis Services will be able to implement the plan during 2001 or at all. Even if we are able to implement the plan, it may yield substantially less savings than we expect. In fact, the implementation of the plan could adversely affect our revenue, as it could create inefficiencies in our business operations, result in labor disruptions and limit our ability to expand and grow our business.

If the properties that we manage fail to perform, then our financial condition and results of operations could be harmed.

   The revenue we generate from our property management/asset services segment, and to some extent from our facilities management segment, is generally a percentage of aggregate rent collections from properties, with many management agreements providing for a specified minimum management fee. Accordingly, our success will be dependent in part upon the performance of the properties we manage and the performance of these properties will depend upon the following factors, among others, many of which are partially or completely outside of our control:

  . our ability to attract and retain creditworthy tenants;

  . the magnitude of defaults by tenants under their respective leases;

  . our ability to control operating expenses;

  . governmental regulations, local rent control or stabilization ordinances which are or may be put into effect;

  . financial conditions prevailing generally and in the areas in which these properties are located;

  . the nature and extent of competitive properties; and

  . the real estate market generally.

We have numerous significant competitors, many of which may have greater financial resources than we do.

   We compete across a variety of business disciplines within the commercial real estate industry, including investment management, tenant representation, corporate services, construction and development management, property asset management, agency leasing, valuation and mortgage banking. In general, with respect to each of our business disciplines, we cannot assure you that we will be able to continue to compete effectively, maintain our current fee arrangements or margin levels or not encounter increased competition. Each of the business disciplines in which we compete is highly competitive on an international, national, regional or local level. Although we are one of the largest real estate services firms in the world, our relative competitive position varies significantly across product and service categories and geographic areas. Depending on the product or service, we face competition from other real estate service providers, institutional lenders, insurance companies, investment banking firms, investment managers and accounting firms. Many of our competitors are local or regional firms, which are substantially smaller than us. However, they may be substantially larger on a local or regional basis. We are also subject to competition from other large national and multinational firms.

   In addition to our historical competitors, the advent of the Internet has introduced new ways of providing real estate services, as well as new entrants and competitors in our industry. We cannot currently predict who these competitors will be, nor can we predict what our response to them will be. Our response to competitive pressures could require significant capital resources, changes in our organization or technological changes. If we are not successful in developing a strategy to address the risks and to capture the related opportunities presented by technological changes and the emergence of e-business, our business, financial condition or results of operations could be harmed.

Our international operations subject us to social, political and economic risks of doing business in foreign countries.

   We conduct a substantial portion of our business, and a substantial number of our employees are located, outside of the U.S. In the first quarter of 2001, we generated approximately 23% of our revenue from operations outside the U.S. The international scope of our operations may lead to volatile financial results and difficulties in managing our businesses. Circumstances and developments related to international operations that could negatively affect our business, financial condition or results of operations include the following factors:

  . difficulties and costs of staffing and managing international operations;

  . currency restrictions, such as those in Brazil, India and Malaysia, which may prevent us from transferring capital and profits to the U.S.;

  . changes in regulatory requirements;

  . potentially adverse tax consequences;

  . the burden of complying with multiple and potentially conflicting laws;

  . the impact of regional or country-specific business cycles and economic instability;

  . the geographic, time zone, language and cultural differences between personnel in different areas of the world;

  . greater difficulty in collecting accounts receivable in some geographic regions such as Asia and Europe;

  . political instability; and

  . foreign ownership restrictions with respect to operations in countries such as Indonesia, India and China.

   We have committed additional resources to expand our worldwide sales and marketing activities, to globalize our service offerings and products in selected markets and to develop local sales and support channels. If we are unable to successfully implement these plans, to maintain adequate long-term strategies which successfully manage the risks associated with our global business or to adequately manage operational fluctuations, our business, financial condition or results of operations could be harmed.

Our revenues and earnings may be adversely affected by foreign currency fluctuations.

   Our revenues from non-U.S. operations have been primarily denominated in the local currency where the associated revenues were earned. During the first quarter of 2001, approximately 23% of our business was transacted in currencies of foreign countries, primarily the British Pound Sterling, the Canadian Dollar, the French Franc, the Hong Kong Dollar and the Australian Dollar. We may experience significant negative fluctuations in revenues and earnings because of corresponding fluctuations in foreign currency exchange rates. For example, as a result of exchange rate adjustments, our total net income was reduced by approximately $1.1 million during 2000.

   We have made significant acquisitions of non-U.S. companies since the beginning of 1998, including Hillier Parker May and Rowden, REI, Ltd. and CB Commercial Real Estate of Canada, Inc. We may acquire additional foreign companies in the future as well. As we increase our foreign operations, fluctuations in the value of the U.S. Dollar relative to the other currencies in which we may generate earnings could have a material adverse effect on our business, operating results and financial condition. In addition, fluctuations in currencies relative to the U.S. Dollar may make it more difficult to perform period-to-period comparisons of our reported results of operations. Due to the constantly changing currency exposures to which we will be subject and the volatility of currency exchange rates, we cannot assure you that we will not experience currency losses in the future, nor can we predict the effect of exchange rate fluctuations upon future operating results.

   Our management may decide to use currency hedging instruments, including foreign currency forward contracts, purchased currency options, where applicable, and borrowings in foreign currency. Economic risks associated with these hedging instruments include fluctuations in inflation rates impacting cash flow relative to paying down debt and changes in the underlying net asset position. These hedging activities may not be effective.

We have grown significantly during the past five years, which has placed significant demands on our resources, and we may not be able to effectively manage this growth or future growth.

   We have grown significantly in recent years from total consolidated revenues of approximately $583 million in 1996 to approximately $1.3 billion in 2000. This historical growth and any significant future growth will continue to place demands on our resources. Accordingly, our future success and profitability will depend, in part, on our ability to enhance our management and operating systems, manage and adapt to rapid changes in technology, obtain financing for strategic acquisitions and investments, retain employees due to policy and procedural changes and retain customers due to our ability to manage change. We may not be able to successfully manage any significant expansion or obtain adequate financing on favorable terms to manage our growth.

A significant portion of our operations are concentrated in California, and our business could be harmed if an economic downturn occurs in the California real estate market.

   During the first quarter of 2001, approximately $57.7 million, or 32.6%, of our $177.0 million in total sale, lease and corporate service revenue, including revenue from investment property sales, was generated from transactions originated in the State of California. As a result of the geographic concentration in California, a material downturn in the California commercial real estate market or in the local economies in San Diego, Los Angeles or Orange County could harm our results of operations.

Our results of operations vary significantly among quarters, which makes comparison of our quarterly results difficult.

   Our operating income and earnings have historically been substantially lower during the first three calendar quarters than in the fourth quarter. The reasons for the concentration of income and earnings in the fourth quarter include a general, industry-wide focus on completing transactions by calendar year end, as well as the constant nature of our non-variable expenses throughout the year versus the seasonality of our revenues and our policy of paying bonuses in the first quarter. This has historically resulted in a small operating loss in the first quarter, a small operating profit or loss in the second and third quarters and a larger profit in the fourth quarter, excluding the recognition of investment generated performance fees. As a result, quarter-to-quarter comparisons may be difficult to interpret.

Our growth has depended significantly upon acquisitions and we have experienced difficulties integrating these acquired businesses with our business.

   A significant component of our growth from 1996 to 1998 was, and part of our principal strategy for continued growth is, through acquisitions. Our strategic acquisitions since 1995 have included Hillier Parker May and Rowden, REI, Ltd., Koll Real Estate Services, L.J. Melody & Company and Westmark Realty Advisors. Recent tactical acquisitions have included Cauble and Company, North Coast Mortgage and Shoptaw-James. We expect to continue our acquisition program. Any future growth by us through acquisitions will be partially dependent upon the continued availability of suitable acquisition candidates at favorable prices and upon advantageous terms and conditions. However, future acquisitions may not be available at advantageous prices or upon favorable terms and conditions. In addition, acquisitions involve risks that the businesses acquired will not perform in accordance with expectations and that business judgments concerning the value, strengths and weaknesses of businesses acquired or whether the consequences of any acquisition will prove incorrect.

   We have had, and may experience in the future, significant difficulties in integrating operations acquired from other companies, including the diversion of our management's attention from other business concerns and the potential loss of our key employees or those of the acquired operations. For example, in the Westmark acquisition, serious differences in corporate culture resulted in the loss of several key employees. In the L.J. Melody acquisition, it took over a year to blend our loan servicing operations with those of L.J. Melody. The integration of Koll and our property, facilities and corporate accounting systems took almost nine months to complete. We believe that most acquisitions will have an adverse impact on operating income and net income during the first six months following the acquisition. In addition, during this time period, there are generally significant one-time costs relating to integrating information technology, accounting and management services and rationalizing personnel levels.

   We have had particular difficulty integrating the accounting systems of all the businesses we have acquired. We have numerous different accounting systems each of which reports results in a different currency. If we are unable to fully integrate the accounting and other systems of the businesses we own, we may not be able to effectively manage our acquired businesses. Moreover, the integration process itself may be disruptive to our business as it requires us to coordinate geographically diverse organizations and implement new accounting and information technology systems.

Our co-investment activities subject us to real estate investment risks which could cause fluctuations in our earnings and cash flow.

   An important part of the strategy for our investment management business involves investing our own capital in real estate investments with our clients. As of March 31, 2001, we had a total net investment of $66.5 million in co-investments and had committed an additional $40.6 million to fund future co-investments. Our participation in real estate transactions through co-investment activity could increase fluctuations in our earnings and cash flow. Other risks associated with these activities include:

  . loss of our investments;

  . difficulties associated with international co-investment described in the risk factors above "Our international operations subject us to social, political and economic risks of doing business in foreign countries" and "Our revenues and earnings may be adversely affected by foreign currency fluctuations"; and

  . our potential lack of control over the disposition of any co-investments and the timing of the recognition of gains, losses or potential incentive participation fees.

We have invested in a number of non-core, e-commerce businesses and other Internet-related real estate investments and may never realize a return on these investments.

   We have invested approximately $23.0 million in a number of non-core e-commerce businesses and other Internet-related real estate investments. These investments are highly speculative and may never generate any income for us. In addition, we may lose all the money we have invested in these businesses. For example in the second quarter, we wrote off our $2.9 million investment in Eziaz, which has recently declared bankruptcy. Our write-off of our Eziaz investment, and any other write-offs we may take in the future, will adversely affect our earnings.

We may incur liabilities related to our subsidiaries being general partners of numerous general and limited partnerships.

   We have subsidiaries which are general partners in numerous general and limited partnerships that invest in or manage real estate assets in connection with our co-investments. Any subsidiary that is a general partner is potentially liable to its partners and for the obligations of its partnership, including those obligations related to environmental contamination of properties owned or managed by the partnership. If our exposure as a general partner is not limited, or if our exposure as a general partner expands in the future, any resulting losses may harm our business, financial condition or results of operations. We own our general partnership interests through special-purpose subsidiaries. We believe this structure will limit our exposure to the total amount we have invested in and the amount of notes from, or advances and commitments to, these special-purpose subsidiaries. However, this limited exposure may be expanded in the future based upon, among other things, changes in our operating practices, changes in applicable laws or the application of additional laws to our business.

Our joint venture activities involve unique risks that are often outside of our control and, if realized, could harm our business.

   We have utilized joint ventures for large commercial investments, initiatives in Internet-related technology and local brokerage partnerships. In the future, we may acquire interests in additional limited and general partnerships and other joint ventures formed to own or develop real property or interests in real property. We have acquired and may acquire minority interests in joint ventures, and we may also acquire interests as a passive investor without rights to actively participate in the management of the joint ventures. Investments in joint ventures involve additional risks, including the following:

  . the other participants may become bankrupt or have economic or other business interests or goals which are inconsistent with our own; and

  . we may not have the right or power to direct the management and policies of the joint ventures and other participants may take action contrary to our instructions or requests and against our policies and objectives.

   If a joint venture participant acts contrary to our interest, it could harm our business, results of operations and financial condition.

Our success depends upon the retention of our senior management, as well as our ability to attract and retain other qualified employees.

   Our continued success is highly dependent upon the efforts of our executive officers and key employees. We expect that after the consummation of the merger transactions, the only members of our senior management that will be parties to employment agreements with us are Raymond Wirta, our Chief Executive Officer, and Brett White, our Chairman of the Americas. If either of Messrs. Wirta or White leaves or his or her services become otherwise unavailable to us, our business and results of operations may suffer.

   In addition, as a decentralized, global commercial real estate services firm, we rely to a considerable extent on the quality of local management and the reputation of our employees in the various countries in which we operate. If we fail to attract and retain key personnel in the foreign countries in which we operate, particularly in those foreign countries where we have a limited operating history and brand recognition, our growth may be limited, and our business and operating results could suffer.

If we fail to comply with laws and regulations applicable to real estate brokerage and mortgage transactions and other segments of our business, we may incur significant financial penalties.

   Due to the broad geographic scope of our operations and the numerous forms of real estate services we perform, we are subject to numerous federal, state and local laws and regulations specific to the services we perform. For example, our brokerage of real estate sales and leasing transactions requires us to maintain brokerage licenses in each state in which we operate. If we fail to maintain our licenses or conduct brokerage activities without a license, we may be required to pay fines or return commissions received or have our license suspended. In addition, because the size and scope of real estate sale transactions has increased significantly during the past several years, both the difficulty of ensuring compliance with the numerous state licensing regimes and the possible loss resulting from non-compliance have increased. In the future, the laws and regulations applicable to our business, both in the U.S. and in foreign countries, also may change in ways that materially increase our costs of compliance.

We may have liabilities in connection with real estate brokerage and property management activities.

   As a licensed real estate broker, we and our licensed employees are subject to statutory due diligence, disclosure and standard-of-care obligations in connection with brokerage transactions. Failure to fulfill these obligations could subject us or our employees to litigation from parties who purchased, sold or leased properties we brokered or managed. We may become subject to claims by participants in real estate transactions claiming that we did not fulfill our statutory obligations as a broker.

   In addition, in our property management business, we hire and supervise third party contractors to provide construction and engineering services for our properties. While our role generally is limited to that of a supervisor, we may be subjected to claims for construction defects or other similar actions. Adverse outcomes of property management litigation could negatively impact our business, financial condition and results of operations.

             Risks Related to Participating in Any of the Offerings

Because of the lack of any market for our Class A common stock and the transfer restrictions that we are imposing, you should only purchase shares of Class A common stock in the offerings if you are financially able and prepared to hold these shares of Class A common stock for an indefinite period of time.

   There is no public market for our Class A common stock. In connection with the offerings, each purchaser of our Class A common stock for direct ownership will be required to sign a subscription agreement, which will include significant restrictions on transferring our Class A common stock. As a result of these restrictions, prior to any initial underwritten public offering of our Class A common stock and the listing of our Class A common stock on a national securities exchange or the Nasdaq National Market, the holders of our Class A common stock generally will only be able to transfer their shares to specified family members, specified estate planning vehicles, affiliates and, if the shares are not subject to a right of repurchase, other employees of us and our subsidiaries as well as our other stockholders. In addition, designated managers will be prohibited from transferring any shares that are subject to our right of repurchase. During the transfer restriction period described above, before a participant in the CB Richard Ellis Services 401(k) plan or deferred compensation plan may receive a distribution of shares of our Class A common stock, if the participant has not previously signed a subscription agreement he or she will be required to sign a stockholder's agreement that contains substantially the same restrictions on transfer as the subscription agreements. Accordingly, no public market will exist for the sale of the shares of our Class A common stock after the offerings. We do not intend to apply for a listing of our shares of Class A common stock on any national securities exchange or automated quotation system.

We are offering shares of our Class A common stock, which have significantly less voting power than the shares of our Class B common stock that will be held by the buying group.

   We will be offering shares of our Class A common stock for direct ownership and ownership through the CB Richard Ellis Services 401(k) plan, options to acquire shares of our Class A common stock and shares of our Class A common stock underlying stock fund units in the CB Richard Ellis Services deferred compensation plan in these offerings. Each share of our Class A common stock has the right to one vote on all matters submitted to our stockholders. In connection with the merger transactions, each of the members of the buying group will receive shares of our Class B common stock, which have the right to ten votes per share on all matters submitted to our stockholders. In addition, in the event that any holder of Class B common stock acquires shares of Class A common stock in the future, whether pursuant to rights set forth in the subscription agreements or otherwise, the holder of Class B common stock may elect to convert those shares of Class A common stock into an equal number of shares of Class B common stock. However, under circumstances set forth in our certificate of incorporation described in the section of this prospectus titled "Description of Capital Stock," each of the outstanding shares of Class B common stock may convert into a share of Class A common stock.

   As a result of the disparate voting rights of the Class A common stock and the Class B common stock, the holders of our Class B common stock, which generally will only be members of the buying group, will be able to determine all matters submitted to our stockholders. Accordingly, if you acquire any shares of Class A common stock as a result of the offerings, you will have little ability to exercise any control of us through the voting of your shares.

   Other than with respect to voting rights, the shares of Class A common stock and Class B common stock have the same rights.

We may issue additional Class A common stock or Class B common stock in the future for a price per share less than what you are paying in this offering, which will result in additional dilution to you.

   You may experience dilution in book value per share of Class A common stock outstanding upon the exercise of options that may be issued from time to time. In addition, we may increase the number of authorized shares of Class A common stock or Class B common stock or grant additional options or other equity interests that will have the effect of diluting your equity interests.

We have no current intention to pay dividends on our Class A common stock or Class B common stock.

   We have no current intention to pay dividends on our Class A common stock or Class B common stock at any time in the foreseeable future. We are a holding company that is dependent upon distributions from its subsidiaries to meet its cash requirements. In addition, the credit agreement and the indentures for the senior notes and the 11 1/4% senior subordinated notes contain restrictions on our ability to declare and pay dividends on our capital stock.

Holders of a majority of our Class A common stock and Class B common stock, taken together, will be able to require you to sell your shares of Class A common stock upon the same terms and conditions that they receive.

   Pursuant to the subscription agreements, if stockholders decide to sell shares of our Class A common stock and Class B common stock equal to at least a majority of the outstanding shares of our Class A common stock and Class B common stock, taken together, then they may require you to sell your shares generally upon the same terms and conditions. These terms and conditions may include, among other things, making representations and warranties regarding your ownership of these shares, agreeing to indemnify the purchaser for breaches of representations, warranties and covenants that you are required to make in the sale agreement and placing a portion of the consideration received for your shares in escrow to satisfy any potential obligations owed to the purchaser of the shares. However, in the event that the purchaser requires the sale to be structured as a recapitalization, then the form of consideration paid to the majority selling stockholders may differ from the form paid to the employees. The requirement to sell your shares at the request of our majority stockholders will apply even if you do not want to sell your shares at that time and upon the terms and conditions negotiated by our majority stockholders. For additional information regarding our stockholders' ability to require you to sell your shares, see the section of this prospectus titled "Description of the Offering Documents--Subscription Agreements--Required Sale."

Your participation in the offerings could result in unfavorable tax treatment of cash that you receive in the merger in exchange for shares of CB Richard Ellis Services common stock that you own directly.

   If you participate in the offerings, any cash consideration that you receive in the merger in exchange for shares of CB Richard Ellis Services common stock that you own directly may be treated as a dividend taxable as ordinary income, without regard to your gain or loss, unless you satisfy one of three tests for capital gain or loss treatment. These tests, which are described more fully under "U.S. Federal Tax Consequences," are complex and require an analysis of your actual and constructive ownership of CB Richard Ellis Services before and after the merger and the offerings. In addition, we have attempted to structure the offerings so that, by irrevocably assigning your right to receive the cash proceeds that you would have received in the merger as payment to us for your Class A common stock, you can claim that you exchanged shares of CB Richard Ellis

Services common stock for our Class A common stock in a tax-free exchange. There can be no assurance that the Internal Revenue Service will agree with that characterization. For more information about the U.S. federal income tax consequences of the merger and the offerings, see the section of this prospectus entitled "U.S. Federal Tax Consequences."

Designated managers will be required to make a Section 83(b) election under the federal income tax laws with respect to any shares subject to repurchase, and this election may not always be beneficial with respect to these taxes.

   Pursuant to the subscription agreement, designated managers will be required to make a Section 83(b) election under the Internal Revenue Code of 1986 with respect to shares subject to repurchase. This means that a designated manager will have ordinary taxable income equal to the excess, if any, of the fair market value of the shares subject to repurchase over the amount the designated manager paid for those shares. However, we believe that the purchase price of those shares will be equal to their fair market value and, accordingly that the election will not result in any taxable income to the designated managers. If, however, such shares were determined to have a higher value than the purchase price, a designated manager would have taxable ordinary income and would not be entitled to claim any tax loss in that amount with respect to any shares subject to repurchase that are subsequently forfeited upon the termination of a designated manager's employment.

            Risks Related to the Deferred Compensation Plan Offering

Participants in the CB Richard Ellis Services deferred compensation plan will be subject to taxation at ordinary income rates on the fair market value of our Class A common stock at the time that common stock is distributed to them and may need separate financial resources to pay these taxes.

   Participants in the offering of shares underlying stock fund units in the CB Richard Ellis Services deferred compensation plan will be subject to taxation at ordinary income rates and we will be required to withhold these taxes, including federal taxes, at the time they have elected to receive distributions of our Class A common stock or other payments from their account balance under the plan. However, participants under the plan are permitted to delay the time that they will receive their distributions under specified circumstances. Participants will also owe Federal Insurance Contributions Act taxes and Medicare taxes as their deferred compensation vests.

   For federal income tax purposes, the ordinary income that is attributable to shares of our Class A common stock will equal the fair market value of such shares at the time of their distribution, determined without taking into account the transfer restrictions applicable to our Class A common stock. Because there may be little or no ability to sell the shares of Class A common stock that are distributed from the deferred compensation plan, the funds needed to pay the taxes on the Class A common stock distribution will need to be obtained from the participant's other financial resources.

Account balances invested in stock fund units may not be transferred into other investment funds under the CB Richard Ellis Services deferred compensation plan.

   Account balances invested in stock fund units may not be transferred into other investment funds under the CB Richard Ellis Services deferred compensation plan. As a result, a participant in the plan that holds stock fund units will not have any ability to dispose of his or her investment in such stock fund units or the Class A common stock underlying such units until a distribution event under the plan has occurred and the underlying shares of Class A common stock are distributed to the participant. In addition, prior to the earlier of the tenth anniversary of the merger or the completion of an initial public offering following which our Class A common stock is listed on a national securities exchange or the Nasdaq National Market, any shares of Class A common stock distributed to a participant under the plan will be subject to significant transfer restrictions described in this prospectus.

                    Risk Related to the 401(k) Plan Offering

If you purchase shares of our Class A common stock that will be held in the CB Richard Ellis Services 401(k) plan, you will be unable to change this investment to another investment alternative under the plan.

   Prior to the merger, participants that hold shares of CB Richard Ellis Services common stock in their CB Richard Ellis Services 401(k) plan accounts can sell these shares and invest the proceeds in other investment alternatives under the plan. After the merger, anyone who purchases shares of our Class A common stock to be held in the 401(k) plan in the offerings generally will not be able to sell these shares and invest the proceeds in other investments under the plan. Participants should also take into account that an investment in our Class A common stock through the CBRE Holding Common Stock Fund may limit the participant's ability to receive loans or withdrawals from the plan, including hardship withdrawals, prior to termination of employment, since assets held in the CBRE Holding Common Stock Fund may not be used for loans or hardship withdrawals.

       Risk Related to Designated Managers Who Sign a Full-Recourse Note

You generally will be personally liable for the full amount of the note even if the shares of Class A common stock securing the note decrease in value and become worth less than the amount owed on the note.

   If a designated manager uses a full-recourse note for a portion of his or her purchase price for shares of Class A common stock to be owned directly, the note will be secured by a pledge of shares of our Class A common stock directly owned by the designated manager having an aggregate offering price equal to 200% of the amount of the note. The pledge agreement will provide that, in the event that the designated manager fails to repay the note, we or the bank lender under the note, as applicable, will be able to sell these pledged shares to satisfy this liability. If the value of the pledged shares securing the note decreases after the offering, then the proceeds from the sale of the pledged shares may be less than the remaining outstanding balance of the note. As a result, unless the designated manager has died or become disabled, the unpaid portion of the note will remain outstanding as a personal obligation of the designated manager. Under these circumstances, a designated manager would lose more than the cash that he or she originally invested in the pledged shares.

                           FORWARD-LOOKING STATEMENTS

   This prospectus includes forward-looking statements. The words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases are used in this prospectus to identify forward-looking statements. Forward-looking statements included in this prospectus include, but are not limited to, statements under the headings "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" regarding our future financial condition, prospects, developments and business strategies. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

   These forward-looking statements are made based on our management's expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those expressed in or implied by these forward-looking statements.

   The following factors are among those that may cause actual results to differ materially from the forward-looking statements:

  .  changes in general economic and business conditions;

  .  the failure of properties managed by us to perform as anticipated;

  .  competition;

  . changes in social, political and economic conditions in the countries in which we operate;

  .  foreign currency fluctuations;

  . our ability to manage our growth and integrate our decentralized businesses;

  .  our ability to reduce operating expenses;

  . an economic downturn in real estate markets across the world, particularly in California;

  .  acquisitions;

  .  our co-investment activities;

  .  our joint venture activities;

  .  our investments in e-commerce initiatives;

  . our ability to retain senior management and other qualified and experienced employees in the many countries in which we operate;

  . our ability to comply with the laws and regulations applicable to real estate brokerage and mortgage transactions; and

  .  significant litigation.

   All of the forward-looking statements should be considered in light of these factors. We do not undertake any obligation to update the forward-looking statements or risk factors contained in this offering circular to reflect new information, future events or otherwise, except as required by law.

                             QUESTIONS AND ANSWERS

The following questions and answers briefly address some commonly asked questions about the offerings. They may not include all of the information that is important to you. We urge you to read carefully this entire prospectus.

Q:  Why is CBRE Holding making the offerings?

A: We are making the offerings in order to give the employees and selected independent contractors of CB Richard Ellis Services and its subsidiaries the opportunity to own equity in us after the merger. We believe that equity ownership by these employees and independent contractors will provide them with an ability to participate in any future growth in our equity value and, as a result of their proprietary interest, motivate and incentivize them to exert their best efforts on our behalf.

Q: Does CBRE Holding need to sell a particular number of shares of its Class A common stock in the offerings in order to complete the merger transactions?

A: No. Although we will use the proceeds received from the offerings to help fund the merger transactions, including the merger, we do not need the proceeds of the offerings to consummate the merger transactions. In the event that less than all of the shares of Class A common stock and stock fund units that are being made available in the offerings are purchased, the BLUM Funds will purchase a number of shares of Class B common stock equal to the number of shares of Class A common stock and stock fund units that are not purchased in the offerings. For additional information regarding the contribution and voting agreement, you should read the section of this prospectus titled "The Merger Transactions--Contribution and Voting Agreement."

Q:  Which of the offerings can I participate in?

A: The qualifications for participation in each of the offerings are the following:

    . Offering of shares for direct ownership and grants of options: All of (1) the designated managers, (2) our directors after the merger,
       (3) our U.S. employees other than designated managers and (4) our independent contractors in the states of California, New York, Illinois and Washington may participate in the offering of shares for direct ownership. If a designated manager purchases a specified amount of shares in the offering of shares for direct ownership, the designated manager will be eligible to receive a grant of stock options.

    . Offering of shares held in 401(k) plan: All of our U.S. employees who are currently participants in the CB Richard Ellis Services 401(k) plan may participate in this offering.

    . Offering of shares underlying stock fund units: All of (1) our U.S. employees and (2) our independent contractors in the states of California, New York, Illinois and Washington, in each case at the time of the merger, who have stock fund units in the CB Richard Ellis Services deferred compensation plan that have vested prior to the merger may participate in this offering. In addition, designated managers will also have the right to transfer into stock fund units an aggregate of up to $2.6 million of deferred compensation plan account balances that are currently allocated to the insurance fund under the deferred compensation plan.

Q: If I am a designated manager, could the limitation on participation in the offering of shares for direct ownership prevent me from purchasing enough shares to be eligible to receive stock options?

A: No. Even if the total subscriptions for participants in the offering of shares for direct ownership exceeds the aggregate number of shares being made available in that offering, we will ensure that each designated manager is allowed to purchase enough shares to satisfy the eligibility requirements for receiving stock options.

Q: How were the purchase price for the Class A common stock and the exercise price for the options to acquire Class A common stock determined?

A: The purchase price of $16.00 per share for the shares of our Class A common and the exercise price of $16.00 for the options to acquire our Class A common stock are the same as the cash price that will be paid by the BLUM Funds to purchase shares of our Class B common stock pursuant to the contribution and voting agreement. The offering price of $16.00 per share is also the same price that is being paid in the merger to the CB Richard Ellis Services stockholders, other than the members of the buying group, for each share of CB Richard Ellis Services common stock that they own.

Q: Are there any risks associated with investing in the offerings that I should consider?

A: Yes. There are numerous and significant risks associated with investing in any of the offerings. You should read each of the risk factors in the section of this prospectus titled "Risk Factors" before you decide to invest in any of the offerings. As a result of these risks, you could lose all or part of the money that you pay to buy shares of our Class A common stock in the offerings.

Q: How does an investment in Class A common stock differ from an existing investment in CB Richard Ellis Services common stock?

A: Our business after the merger will be substantially the same as CB Richard Ellis Services' business before the merger. However, as a result of the merger transactions, we will have substantially more indebtedness than CB Richard Ellis Services currently has. In addition, because our Class A common stock, unlike CB Richard Ellis Services common stock, will not be publicly traded or listed on a national stock exchange and because you will be required to sign a subscription agreement significantly restricting your ability to transfer shares of our common stock you own directly, it will be much more difficult to sell shares of our Class A common stock than it is for you to currently sell shares of CB Richard Ellis Services common stock. Also, if you purchase shares of our Class A common stock to be held in the CB Richard Ellis Services 401(k) plan, you will generally not be able to sell those shares prior to becoming eligible for a distribution under the plan, unlike shares of CB Richard Ellis Services common stock currently held in the plan, which generally may be sold by plan participants at any time. Each share of our Class A common stock also will have proportionately lower voting rights than each share of CB Richard Ellis Services common stock because each share of Class A common stock will have one vote and each share of Class B common stock, which shares will be held only by the members of the buying group, will have ten votes. For additional information about the amounts and terms of the indebtedness that we will incur in connection with the merger transactions, you should read the sections of this prospectus titled "Capitalization" and "Description of Indebtedness." If you would like to know more about the restrictions on your ability to transfer shares of our Class A common stock, you should read the sections of this prospectus titled "Description of the Offering Documents--Subscription Agreements" and "Description of the Plans--CB Richard Ellis Services 401(k) Plan." If you would like to know more about the voting and other rights applicable to our Class A common stock and our Class B common stock, you should read the section of this prospectus titled "Description of Capital Stock."

Q:  If I want to subscribe in the offerings, what should I do?

A: During the week of July 9, 2001, we distributed the preliminary prospectus and related subscription documents to our employees and independent contractors who are eligible to participate in these offerings. If you decide that you want to participate in one or more of the offerings, you will be required to complete and return to us the appropriate subscription materials expressing your non-binding indication of interest no later than July 16, 2001. Upon effectiveness of the registration statement relating to the offerings, you will receive a final prospectus relating to the offerings and you must then respond within 48 hours either confirming or denying your interest in purchasing shares. The subscription materials will indicate how and when you should deliver payment for any of our securities that you decide to acquire in the offerings. If you would like to know more about the offering process, you should read the section of this prospectus titled "The Offerings."

Q:  When will the offerings be completed?

A: We expect to complete the offerings substantially simultaneously with the closing of the merger agreement. We currently expect to close the merger agreement on July 20, 2001.

Q: What if the merger agreement is terminated, abandoned or does not close for some other reason?

A: The offerings will not be completed if the merger agreement is terminated, abandoned or does not close for some other reason. If you have delivered any subscription materials or payment to us before the termination or abandonment of the merger agreement, we will promptly return the materials or payment to you. You should read the section of this prospectus titled "The Merger Transactions--Merger Agreement" if you would like to know more about the conditions to the closing of the merger agreement.

Q: What type of information will be available about CBRE Holding and CB Richard Ellis Services after the closing of the merger agreement and the offerings?

A: After the closing of the merger transactions and the offerings, we expect to be subject to both the reporting requirements and the proxy rules of the Securities Exchange Act of 1934. These requirements mean that we will file the same type of periodic and other reports and proxy statements that CB Richard Ellis Services currently files, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and a proxy statement for each of our stockholder meetings. In addition, our stockholders that beneficially own 5% or more of our common stock, such as the BLUM Funds and Freeman Spogli, will be required to file, and amend as warranted, a Schedule 13D or Schedule 13G and our directors, officers and stockholders that beneficially own 10% or more of our common stock will be subject to the "short-swing" trading rules under Section 16 of the Securities Exchange Act. In the future, if we no longer have at least 300 holders of record of our common stock, we may decide to deregister our common stock under the Securities Exchange Act. In that case we would no longer need to file proxy statements and our stockholders, directors and officers would not need to file Schedule 13Ds or Schedule 13Gs and would no longer be subject to Section 16. However, even if we deregister our common stock, we would be required under the indenture governing our senior notes to continue to provide the other reports indicated above for as long as the senior notes remain outstanding and CB Richard Ellis Services would be required under the indenture governing the 11 1/4% senior subordinated notes to continue to provide the other reports indicated above for as long as the senior subordinated notes remain outstanding. After the closing of the merger transactions and the offerings, the common stock of CB Richard Ellis Services is expected to be deregistered under the Securities Exchange Act of 1934 and will be delisted from the New York Stock Exchange. As a result, although CB Richard Ellis Services will continue to file periodic reports, it will cease to file proxy statements and its directors, officers and stockholders will cease making filings under Section 13 or 16 of the Securities Exchange Act.

Q: Does CBRE Holding have any current intentions to apply for a listing of the shares of its common stock on a national securities exchange or the Nasdaq National Market?

A: No. Although an underwritten public offering of shares of our common stock and a listing of these shares may occur in the future, we do not have any current intention to do so and these events may never happen.

Q:  Will I be able to transfer my shares to whomever I want?

A: No. Prior to the earlier of ten years from the closing of the merger transactions or 180 days after an underwritten initial public offering of our common stock that results in the listing of our common stock on a national stock exchange or the Nasdaq National Market, you generally will only be able to transfer your shares to the following types of persons:

    . specified members of your family or a person acting as a fiduciary on their behalf;

    . trusts or other entities, all of the beneficial interests of which are held by you or one or more of the persons indicated in the prior bullet point;

    .  us;

    .  RCBA Strategic or its affiliates;

    .  Freeman Spogli or their affiliates; or

    . except for shares held by our designated managers that remain subject to a right of repurchase, any of our employees who have signed a subscription agreement or generally agree to become subject to the terms of your subscription agreement.

    In addition, if you are a designated manager and you sell shares of our common stock that are subject to a pledge agreement securing a full-recourse note delivered to us in connection with the offerings, you will be required to use the after-tax proceeds from this sale to repay all or, if the after-tax proceeds are less than the outstanding balance of the note, a portion of the outstanding balance of the note.

    If you purchase shares to be held in our 401(k) plan in the offerings, the terms of this plan generally will prevent you from selling those shares prior to the time you are eligible to receive a distribution under the plan. In addition, prior to receiving a distribution under the 401(k) plan, if you have not previously signed a subscription agreement you will be required to sign a stockholder's agreement that has restrictions on transfer identical to those included in the subscription agreements. If you elect to continue to hold stock fund units in the deferred compensation plan, prior to receiving shares of our Class A common stock upon a distribution under this plan, if you have not previously signed a subscription agreement you generally will be required to sign a stockholder's agreement that has restrictions on transfer identical to those included in the subscription agreements.

    For additional information about the transfer restrictions in the subscription agreements and under our 401(k) plan, you should read the sections of this prospectus titled "Description of the Offering Documents-- Subscription Agreements" and "Description of the Plans--CB Richard Ellis Services 401(k) Plan."

Q: What happens to my shares of Class A common stock if holders of at least a majority of the shares of CBRE Holding Class A and Class B common stock decide to sell their shares?

A: These holders may be able to require you to sell the same proportion of the outstanding shares of our Class A common stock that you own as the Class A and Class B common stock they sell to the proposed purchaser. If these holders do not, or are not able to, exercise the "required sale" right described in the prior sentence, as long as the purchaser is not an affiliate of RCBA Strategic, you will be able to sell, if you so desire, the same proportion of the outstanding shares of our Class A common stock that you own as the Class A and Class B common stock these holders sell to the proposed purchaser. With respect to both the "co-sale" right described in the immediately preceding sentence and the "required sale" right, you generally will be entitled to receive the same amount and type of consideration per share as the majority selling stockholders. However, in the sale, you will also be required to provide the same representations, warranties, covenants and indemnities as the majority holders. For additional information about the "required sale" right and the "co-sale" right, you should read the sections of this prospectus titled "Description of the Offering Documents--Subscription Agreements--Co-Sale" and "-- Required Sale Right."

Q: Does CBRE Holding have a right to repurchase any of the shares that I purchase in the offerings?

A: Only designated managers that purchase shares for direct ownership will have a portion of their shares subject to a right of repurchase. The amount of shares initially subject to repurchase will be the minimum number of shares required for the designated manager to receive a grant of options. However, if the number of shares actually purchased by the designated manager for direct ownership is less than that amount, then all of the shares purchased for direct ownership by the designated manager will be subject to repurchase. This right to repurchase generally will lapse with respect to 20% of the shares initially subject to repurchase on each of the first five anniversaries of the closing of the merger. If the designated manager's employment by us ends, then any remaining shares subject to repurchase on that date will continue to remain subject to repurchase at all times after that date.

Q: What will happen to my account balance in the deferred compensation plan if CB Richard Ellis Services files for bankruptcy or becomes insolvent?

A: To the extent your account balance is invested in any alternative under the plan other than stock fund units, you will become a general unsecured creditor of CB Richard Ellis Services for the value of your account. As an unsecured creditor of CB Richard Ellis Services, you will be subordinate to any claims by the secured creditors of CB Richard Ellis Services against its assets, including the lenders under the senior secured credit facilities of CB Richard Ellis Services, which lenders will have liens on substantially all of its assets after the merger. In the event that any of its assets remain after the claims of its secured creditors have been satisfied in full, then you would share in the distribution of these remaining assets with all of its other general unsecured creditors. To the extent your account balance is invested in stock fund units in the plan, you would not receive any of the assets of CB Richard Ellis Services in the event of the bankruptcy or insolvency of us or CB Richard Ellis Services. For additional information regarding the deferred compensation plan, you should read the section of this prospectus titled "Description of the Plans--CB Richard Ellis Services Deferred Compensation Plan," and for additional information regarding the senior secured credit facilities of CB Richard Ellis Services after the merger, you should read the section of this prospectus titled "Description of Indebtedness--CB Richard Ellis Services Senior Secured Credit Facilities."

Q:  What if I have additional questions regarding the offerings?

A: As we indicated above, we will be holding meetings at CB Richard Ellis Services' offices in a number of cities in the United States and subject to securities law restrictions, we will attempt to answer all questions that you may have regarding the offerings. In addition, if you have questions regarding the merger, you should refer to the proxy statement that has been filed by CB Richard Ellis Services with the SEC or contact the following:

    CB Richard Ellis Services, Inc.
    200 North Sepulveda Boulevard, Suite 300
    El Segundo, California 94025
    Telephone Number: (310) 563-8600

                                 THE OFFERINGS

Generally

   We are offering up to 3,236,639 shares of our Class A common stock, including shares to be owned directly, shares to be held in the CB Richard Ellis Services 401(k) plan and shares underlying stock fund units in the CB Richard Ellis Services deferred compensation plan. In addition, in connection with the offering of shares to the designated managers, we also will grant an aggregate of up to 1,820,397 options to acquire shares of our Class A common stock to eligible designated managers. Except for designated managers in Australia, the offerings are only being made to our U.S. employees and our independent contractors in the states of California, New York, Illinois and Washington who continue to work for us through the completion of the merger. Except for the designated managers described in the preceding sentence, the offerings are not being made to any of our employees outside the United States.

   Reasons for the Offerings. We are making these offerings to allow these employees and independent contractors to have an equity stake in our company after the closing of the merger. We believe that allowing these employees and independent contractors to participate in the offerings will provide the following benefits for us and the employees and independent contractors:

  . provide an incentive for them to continue improving the operating performance of CB Richard Ellis Services and its subsidiaries; and

  .  assist us in retaining employees and independent contractors.

   Purchase Price and Exercise Prices. The purchase price for the shares of our Class A common stock that we are offering will be $16.00 per share. This price is the same as the price being paid to the CB Richard Ellis Services stockholders for each of their shares of CB Richard Ellis Services common stock in connection with the merger and is the same price per share being paid by the BLUM Funds for the shares of our Class B common stock they purchase for cash under the contribution and voting agreement. The exercise price for each of the options to acquire our Class A common stock that we will grant in connection with the offering of shares to our designated managers will be $16.00 per share of Class A common stock underlying those options.

   Payment of the Purchase Price and the Exercise Prices. The purchase price for each of the shares purchased in the offerings will be payable in full upon the closing of the merger agreement. The exercise price for each of the shares underlying stock options that is granted to our designated managers in the offerings will be payable, upon exercise of the option by the designated manager, at any time after the applicable stock options have become vested and exercisable until the applicable termination date of the stock options. For additional information regarding the terms of payment of the purchase price and exercise prices, you should read the sections below titled "Subscription Documents" and the section of this prospectus titled "Description of Offering Documents."

   Conditions to the Offerings. Each of the offerings being made pursuant to this prospectus is conditioned upon the prior or simultaneous completion of the merger. One of the conditions to the completion of the merger is that the registration statement of which this prospectus forms a part has been declared effective by the Securities and Exchange Commission. We have filed the registration statement, but it has not yet been declared effective by the SEC. The completion of the merger, however, is not conditioned upon the sale of any shares pursuant to the offerings. For additional information regarding the conditions to the completion of the merger, you should read the section of this prospectus titled "The Merger Transactions--Merger Agreement."

   Deadline for Subscriptions. If you would like to participate in any of the offerings that are being made available to you, you must return to us the signed and completed subscription documents described below that are applicable to the offerings in which you would like to participate no later than 5:00 p.m. PST on July 16, 2001.

Subscription Documents

   We will provide our U.S. and selected non-U.S. employees and our independent contractors in the states noted above with copies of each of the following subscription documents that are applicable to them. Each of the following subscription documents are described in greater detail in the section of this prospectus titled "Description of the Offering Documents" and are included as exhibits to the registration statement.

   Our "designated managers" are our 59 employees who on April 1, 2001 were designated by our board of directors as designated managers and on April 24, 2001 were notified by us of their designation and who are employed by us as of the closing of the merger agreement. Our board of directors made its selection of the designated managers in consultation with the Chief Executive Officer and Chairman of the Americas of CB Richard Ellis Services based on the board of directors' and such officers' subjective determination as to which of our managers had the potential to have the greatest individual impact on our future growth and profitability. Our "non-management employees" are all of our U.S. employees, other than the designated managers, and all of our independent contractors in the states of California, New York, Illinois and Washington, who are employed or retained by us as of the closing of the merger agreement.

   Subscription Agreements. If you are a designated manager or a non-management employee and would like to participate in offerings of shares for direct ownership described below, you will be required to execute and deliver a copy of the subscription agreement to us by the subscription deadline, which agreement is described in the section of this prospectus titled "Description of the Offering Documents--Subscription Agreements." The subscription agreement that will be made available to our designated managers will contain additional terms as a result of shares subject to repurchase and the full-recourse note they may be entitled to use in connection with the offering of shares for direct ownership. If you are married, your spouse will be required to agree to the terms of the subscription agreement by signing and delivering to us by the subscription deadline the Consent of Spouse page that is part of the subscription agreement.

   Full-Recourse Note and Pledge Agreement. If you are a designated manager, you may be able to pay a portion of the purchase price for the shares of Class A common stock that you purchase in the offering of shares for direct ownership using a full-recourse note. A full-recourse note is one in which all of the assets of the borrower, not just the stock being purchased with the note, are available to repay the note. The loan represented by the full-recourse note will be made to you by us or, if we determine, by a bank. If the loan is made by a bank we will guarantee to the bank the performance by you of your obligations under the note. Unless our board of directors determines otherwise, in order to use a full-recourse note in the offering of shares for direct ownership, a designated manager must subscribe for the minimum number of shares required for such designated manager to receive a grant of options as designated by our board of directors. If the designated manager pays a portion of the purchase price for shares using a full-recourse note, the designated manager must pledge as security for the note a number of shares of our Class A common stock having an offering price equal to 200% of the principal amount of the note. These pledged shares will be held to secure the repayment of the note. The pledge agreement will provide that, in the event the designated manager fails to repay this debt, we or the bank lender, as applicable, can sell his or her pledged shares to satisfy this liability.

   If you are a designated manager and decide to use this payment option for the offering of shares for direct ownership, you will need to sign and deliver to us by the subscription deadline a copy of the full-recourse note and a copy of the pledge agreement. The terms of the full-recourse note is described in the section of this prospectus titled "Description of the Offering Documents-- Full-Recourse Note," and the pledge agreement is described in the section of this prospectus titled "Description of the Offering Documents--Pledge Agreement." If you are married, your spouse will be required to agree to the terms of the pledge agreement by signing and delivering to us by the subscription deadline the Consent of Spouse page that is a part of the pledge agreement.

   Section 83(b) Election Form. If you are a designated manager, you will be required to make a Section 83(b) election under the Internal Revenue Code of 1986 with respect to shares subject to repurchase. You will be required to sign and deliver to us by the subscription deadline a copy of the Section 83(b) Election Form contained in the subscription agreement.

   Option Agreement. If you are a designated manager eligible to receive a grant of stock options in connection with the offering of shares for direct ownership and would like to receive this grant, you will be required to execute and deliver to us a copy of the option agreement, which is described in the section of this prospectus titled "Description of the Offering Documents-- Option Agreement."

   401(k) Plan Instructions Form. If you are one of our U.S. employees currently participating in the CB Richard Ellis Services 401(k) plan and you would like to participate in the offering of shares of our Class A common stock to be held in the CB Richard Ellis Services 401(k) plan as described below, you will be required to execute and deliver to a representative of U.S. Trust Company, which will be the trustee for the stock fund under the 401(k) plan after the merger, a form of CB Richard Ellis Services 401(k) Plan Instructions to Trustee prior to the subscription deadline. If you have any questions regarding the 401(k) plan instructions to trustee form, you should contact U.S. Trust at the following phone number: (800) 535-3093.

   Deferred Compensation Plan Election Form. If you are one of our U.S. employees or our independent contractors in the states of California, New York, Illinois and Washington that holds stock fund units in the CB Richard Ellis Services deferred compensation plan that have vested prior to the merger, your vested stock fund units will remain in the deferred compensation plan after the merger and each stock fund unit will represent the right to receive one share of our Class A common stock, unless you affirmatively elect to convert the value of these stock fund units, based upon a value of $16.00 per stock fund unit, into another investment alternative available under the deferred compensation plan. If you do not want to continue to hold the vested stock fund units and would like to convert the value of your vested stock fund units into another investment alternative, then you will be required to execute and deliver to us by the subscription deadline a specific form related to the CB Richard Ellis Services Deferred Compensation Plan, which form is described in the section of this prospectus titled "Description of the Offering Documents-- DCP Election Form." In addition, if you are a designated manager and you decide to transfer into stock fund units a portion of your deferred compensation plan account balance that is currently allocated to the insurance fund under the deferred compensation plan, you will be required to execute and deliver to us by the subscription deadline a specific form related to the CB Richard Ellis Services Deferred Compensation Plan.

Descriptions of the Offerings

 Offering of Shares for Direct Ownership

   We are offering up to an aggregate of 1,187,982 shares of our Class A common stock to the designated managers and the non-management employees for direct ownership at an offering price of $16.00 per share. The number of shares being made available in this offering assumes that both the offering of shares to be held in the CB Richard Ellis Services 401(k) plan and the offering of shares underlying stock fund units in the CB Richard Ellis Services deferred compensation plan are fully subscribed for. To the extent shares are not subscribed for in those other offerings, we will make an equivalent number of additional shares available in the offering of shares for direct ownership.

   Assignment of Proceeds From the Merger. In connection with the payment of the purchase price for the shares being offered for direct ownership, each designated manager and non-management employee will have the option to irrevocably assign to us the right to receive the net cash proceeds that they would otherwise be entitled to receive, if any, in the merger for each of the following:

  . shares of CB Richard Ellis Services common stock owned by the designated manager or non-management employee at the time of the merger, other than those shares owned through the CB Richard Ellis Services 401(k) plan; and

  . options held by the designated manager or non-management employee to acquire shares of CB Richard Ellis Services common stock.

These assigned proceeds would constitute payment for all or a portion of the shares of our Class A common stock that the designated manager or non-management employee decides to acquire for direct ownership.

   Over-Subscription. In the event that this offering of shares is over-subscribed , meaning we receive offers to purchase more than the 1,187,982 shares we have set aside for this offering, we first will allocate a sufficient number of shares to the designated managers to allow them to subscribe for the minimum number of shares necessary to obtain grants of options, as described below, and all remaining shares then will be allocated proportionately among all participants in the offering of shares for direct ownership based upon the total number of those shares for which we receive subscriptions.

   Grants of Stock Options to Designated Managers. In connection with the offering of shares for direct ownership, the designated managers will be eligible to receive an aggregate of up to 1,820,397 options to acquire our Class A common stock. Unless our board of directors determines otherwise, a designated manager will receive a grant of a portion of these options only if he or she subscribes for a minimum number of shares in the offering of Class A common stock for direct ownership. The minimum number of shares that a designated manager must subscribe for in order to receive an option grant is a percentage of 625,000 shares that will be allocated to that designated manager by our board of directors. The minimum number of shares that a designated manager must subscribe for in order to receive a grant of options will be reduced by the number of CB Richard Ellis Services deferred compensation plan stock fund units acquired by the designated manager at the closing of the offerings by the transfer of account balances currently allocated to the deferred compensation plan insurance fund. For additional information about the CB Richard Ellis Services deferred compensation plan, you should read the section of this prospectus titled "Description of the Plans--CB Richard Ellis Services Deferred Compensation Plan."

   If a designated manager subscribes for at least his or her minimum number of shares, then we will grant to the designated manager a percentage of the 1,820,397 total options equal to the percentage of the 625,000 shares allocated to that designated manager. Subject to our right to allocate the shares to be purchased if the offering is over-subscribed, a designated manager may subscribe for more than the minimum number of shares required to receive a grant of options. However, as long as the minimum number of shares required to receive an option grant are subscribed for, the number of options granted to the designated manager will be the same regardless of the actual number of shares subscribed for.

   For example, if the percentage of 625,000 shares that a designated manager must subscribe for in order to receive options is 1%, and the designated manager subscribes for at least 6,250 shares in the offering for direct ownership, he or she will be granted 18,204 options, representing 1% of the aggregate options available for grant to all designated managers. This will be true even if the designated manager subscribes for more than 6,250 shares.

   At the time that the merger and the offerings are completed, the 1,820,397 total options available for grant to the designated managers will equal 10% of the sum of the following:

  . the outstanding shares of our Class A common stock and Class B common stock;

  . the shares of our Class A common stock underlying the vested and unvested stock fund units under the CB Richard Ellis Services deferred compensation plan;

  . the shares of our Class A common stock issuable upon exercise of the options granted to the designated managers, assuming all 1,820,397 options are granted;

  . the shares of our Class A common stock issuable upon exercise of 910,199 options to acquire Class A common stock for a purchase price of $50.00 per share that will be available for grant to employees in the discretion of our board of directors; and

  . the shares of our Class B common stock issuable upon exercise of warrants.

   The exercise price for each of the options granted to the designated managers will be $16.00 per share. Subject to the designated manager's continued employment, the options will vest and become exercisable in 20% increments on each of the first five anniversaries of the date of grant. All of the options will become fully vested and exercisable upon a change of control of us as defined in the option agreement. The options will not be exercisable prior to their vesting. The options are non-transferable and can only be exercised by the designated manager or his or her estate. Subject to earlier termination if the designated manager no longer is employed by us, his or her options will have a term of ten years. For additional information regarding the termination and the term of the stock options, you should read the section of this prospectus titled "Description of the Offering Documents--Option Agreement."

   Each designated manager who receives a grant of options to acquire our Class A common stock will be required to sign an option agreement. For additional information about the terms of the option agreement, you should read the section of this prospectus titled "Description of the Offering Documents-- Option Agreement."

   All of the stock options are intended to be non-qualified stock options and are not intended to be treated as options that comply with Section 422 of the Internal Revenue Code of 1986, which means that the designated manager will be subject to taxation at ordinary income rates upon exercise of the stock options. The options will be granted and the option shares will be issued under our 2001 Stock Incentive Plan, which is described in the section of this prospectus titled "Description of the Plans--2001 Stock Incentive Plan."

   Full-Recourse Note for Designated Managers. Under the circumstances described below, a designated manager may pay a portion of the purchase price for the shares of Class A common stock that he or she purchases in this offering using a full-recourse note having the terms described below. A full-recourse note is one in which all of the assets of the borrower, not just the stock being purchased with the note, are available to repay the note. The loan represented by the full-recourse note will be made to you by us or, if we determine, by a bank.

   Unless our board of directors determines otherwise, in order to use a full-recourse note in the offering of shares of Class A common stock for direct ownership a designated manager must subscribe for the minimum number of shares required for such designated manager to receive a grant of options as described above. If the designated manager satisfies this requirement, the maximum amount of the full-recourse note that he or she may use will be equal to 50% of the aggregate purchase price of the minimum number of shares that must be subscribed for by the designated manager in order to receive a grant of options. The maximum amount of the full recourse note that may be used by a designated manager will be reduced by the amount, if any, of the designated manager's deferred compensation plan account balance currently allocated to the insurance fund that he or she transfers to stock fund units at the closing of the offerings.

   For example, if a designated manager must subscribe for at least 6,250 shares for direct ownership in order to receive a grant of options, then that designated manager may use a full-recourse note only if he or she subscribes for at least 6,250 shares. If such designated manager subscribes for at least 6,250 shares, the maximum amount of the offering price that may be paid for by the designated manager using a full-recourse note is $50,000 minus the amount, if any, of the designated manager's deferred compensation plan account balance currently allocated to the insurance fund that he or she transfers to stock fund units at the closing of the offerings. The $50,000 maximum amount of the full-recourse note represents 50% of the $100,000 purchase price for 6,250 shares. This maximum applies even if the designated manager subscribes for more than 6,250 shares for direct ownership.

   The terms of the note are described in the section of this prospectus titled "Description of the Offering Documents--Full-Recourse Note."

   Pledge Agreement. If a designated manager delivers a full-recourse note for a portion of the aggregate purchase price for shares, then the designated manager must deliver a pledge agreement, the terms of which are described below in the section of this prospectus titled "Description of the Offering Documents--Pledge

Agreement" and a form of which is included as an exhibit to the registration statement that has been filed with the SEC.

   Right of Repurchase for Designated Manager Shares. If a designated manager's employment with us is terminated, we will have the right to repurchase a portion of the shares that he or she purchased in the offering of shares for direct ownership for the price described below. The amount of the shares initially subject to this repurchase right immediately after the offerings will be the minimum number of shares required for such designated manager to receive a grant of options as determined by our board of directors. However, if the number of shares actually purchased by the designated manager for direct ownership is less than this amount, then all of the shares purchased for direct ownership will be subject to the right of repurchase.

   For example, if the minimum number of shares that must be subscribed for by the designated manager in order to receive a grant of options is 6,250 shares, and the designated manager subscribes for and purchases 6,250 shares or more, then 6,250 shares will initially be subject to the right of repurchase. If the designated manager only purchases 6,000 shares, then all of these shares will initially be subject to the right of repurchase.

   Upon each of the first five anniversaries of the closing of the merger during which the designated manager remains employed by us, 20% of the shares initially subject to repurchase will cease to be subject to this right. If the designated manager's employment by us ends, then any remaining shares subject to repurchase on that date will continue to remain subject to repurchase at all times after that date.

   The price for any shares that we repurchase pursuant to this right will be the fair market value of the shares at the time the designated manager's employment ends, unless the designated manager was terminated for cause or voluntarily ended his or her employment for other than a good reason, in which case the repurchase price will be the lesser of the fair market value and the amount that the designated manager paid for those shares in the offering.

   Any of the designated manager's shares that are subject to a right of repurchase may not be sold by the designated manager while they are subject to this right.

   Subscription Agreement. Each designated manager and non-management employee that purchases shares of our Class A common stock for direct ownership will be required to sign a subscription agreement. The subscription agreement for designated managers will include additional terms applicable to the full-recourse note and the right of repurchase. For additional information about the subscription agreements, you should read the sections of this prospectus titled "Description of the Offering Documents--Subscription Agreements."

   2001 Stock Incentive Plan. The shares of our Class A common stock being offered for direct ownership will be issued under our 2001 Stock Incentive Plan, which is described in the section of this prospectus titled "Description of the Plans--2001 Stock Incentive Plan."

 Offering of Shares to be held in CB Richard Ellis Services 401(k) Plan

   We are offering to all of our U.S. employees who are currently participants in the CB Richard Ellis Services 401(k) plan up to 889,819 shares of our Class A common stock at an offering price of $16.00 per share. These shares will be held in the CB Richard Ellis Services 401(k) plan, which will be amended to add this new investment alternative. To participate in this offering, an employee must either instruct the trustee of the 401(k) plan to sell existing investments held by the employee in the 401(k) plan and use those proceeds to purchase shares in this offering, or to use the proceeds, if any, received in the merger by the employee for shares of CB Richard Ellis Services common stock held by the employee in the 401(k) plan. To the extent that an employee holds shares of CB Richard Ellis Services common stock in his or her 401(k) account at the time of the merger and does not elect to use the merger proceeds for these shares to participate in this offering, then he or she will be required to instruct the trustee to invest the proceeds in one or more of the other investment alternatives available under the CB Richard Ellis Services 401(k) plan. Except for the ability to invest in shares of our Class A common stock in the 401(k) plan, we expect the range of available investment alternatives at the time of the merger to be substantially the same as those that are currently available.

   Limitations on Investment in 401(k) Stock Fund. As a group, our U.S. employees currently participating in the CB Richard Ellis Services 401(k) plan will be offered the opportunity to direct the trustee of the plan to purchase for the CBRE Holding Common Stock Fund an aggregate of up to 889,819 shares of our Class A common stock at an offering price of $16.00 per share. However, no individual participant in the plan may invest in the CBRE Holding Common Stock Fund more than 50% of his or her entire 401(k) plan account balance on the date of this prospectus. If this offering is oversubscribed, the number of shares that each participating employee is able to purchase will be reduced proportionately based upon the total number of 401(k) plan shares for which we receive subscriptions.

   401(k) Plan Trustee and Election Form. U.S. Trust Company, National Association has been retained by CB Richard Ellis Services to act as an independent trustee of the CBRE Holding Common Stock Fund investment alternative in the plan. In order to acquire shares of our Class A common stock in this offering using his or her plan account, a participant in our 401(k) plan at the time of the merger must affirmatively elect, prior to the subscription deadline, to direct U.S. Trust, as stock fund trustee, to invest a portion of his or her plan account in CBRE Holding shares after the merger, as described above. In order to make this election, the participant will be required to complete and return to U.S. Trust the election form described in the section of this prospectus titled "Description of the Offering Documents-- 401(k) Plan Instruction Form." If an employee has not furnished instructions to the trustee using the appropriate completed election form prior to the subscription deadline as described above, the employee will not be able to participate in the offering of shares of our Class A common stock to be held in the 401(k) plan.

   Adequate Consideration Requirement. U.S. Trust will be obligated to follow the purchase decisions made by participants unless it determines that the instructions are not consistent with its fiduciary obligations under Employee Retirement Income Security Act of 1974. In this regard, U.S. Trust will engage an independent financial advisor and will only follow the purchase instructions if it receives an opinion from this advisor that concludes that the purchase price is fair to plan participants and constitutes not more than "adequate consideration" for purposes of the ERISA.

   Inability to Sell Shares Held in the Plan. In evaluating the offer of securities to be purchased within the plan, and whether an investment in the CBRE Holding Common Stock Fund satisfies the prudence requirements of ERISA for retirement plan investments, participants should take into account that following the merger they will not be able to sell those shares and invest the proceeds in other investments under the plan. Participants should also take into account that an investment in the CBRE Holding Common Stock Fund may limit the participant's ability to receive loans or withdrawals from the plan, including a hardship withdrawal, prior to termination of employment, since assets held in the CBRE Holding Common Stock Fund may not be used for loans or withdrawals.

   Voting and Plan Distributions. Participants will generally be entitled to direct U.S. Trust with respect to the voting of shares allocated to their accounts in the CBRE Holding Common Stock Fund consistent with the current practice Vanguard has implemented with respect to the CB Richard Ellis Services Common Stock Fund, which is described in the section of this prospectus titled "Description of the Plans--CB Richard Ellis Services 401(k) Plan--Voting Rights." To the extent a participant who is invested in the CBRE Holding Common Stock Fund is entitled to a distribution under the plan, the participant will have the right either to receive such portion of his or her distribution in shares of CBRE Holding Class A common stock or to instruct the trustee to sell the shares and receive the cash proceeds of the sale. If, the trustee cannot otherwise sell the shares prior to an underwritten initial public offering after which our Class A common stock is listed for trading on a national securities exchange or quoted on the Nasdaq National Market, we will be obligated to purchase these shares at the then fair market value.

   Stockholders' Agreement. If a participant elects to receive a distribution of shares, rather than cash, at any time prior to the earlier of the tenth anniversary of the merger or 180 days after an underwritten initial public offering of our Class A common stock after which our Class A common stock is listed on a national securities exchange or the Nasdaq National Market, the participant will be required to sign a stockholders' agreement if the participant has not previously signed a subscription agreement other than with respect to the provision regarding purchasing shares. This agreement will include substantially the same provisions as the subscription agreement. For a description of the terms of the subscription agreement, see "Description of the Offering Documents--Subscription Agreements."

   Amended 401(k) Plan. The CB Richard Ellis Services 401(k) plan, including the amendments, is described in the section of this prospectus titled "Description of the Plans--CB Richard Ellis Services 401(k) Plan."

 Offering of Shares Underlying Stock Fund Units in CB Richard Ellis Services Deferred Compensation Plan

   A number of our current and former U.S. employees and independent contractors in the states of California, New York, Illinois and Washington at the time of the merger currently hold stock fund units in the CB Richard Ellis Services deferred compensation plan. Each stock fund unit currently gives the person that owns it the right to receive one share of CB Richard Ellis Services common stock on future distribution dates as described in the plan. The deferred compensation plan is being amended to provide that, after the merger, each stock fund unit will entitle its holder to receive one share of our Class A common stock on a future distribution date under the plan, rather than one share of CB Richard Ellis Services common stock. We are offering to our current U.S. employees and to our current independent contractors in the states of California, New York, Illinois, and Washington up to 996,338 shares of our Class A common stock that are issuable to these holders of stock fund units upon future distributions under the CB Richard Ellis Services deferred compensation plan.

   Merger Agreement Provisions. Pursuant to the terms of the merger agreement, at the effective time, the CB Richard Ellis Services deferred compensation plan will be amended so that each stock fund unit will represent the right to receive one share of our Class A common stock on a future distribution date as described in the plan. Each of our U.S. employees and each of our independent contractors in the states of California, New York, Illinois or Washington who prior to the merger has vested stock fund units credited to his or her account will be required, prior to the merger, to make one of the following elections with respect to those vested stock fund units:

  . convert the value of those stock fund units, based upon a value of $16.00 per stock fund unit, into any of the insurance mutual fund or interest index fund alternatives that are available under the deferred compensation plan as of the effective time of the merger, or

  . continue to hold those stock fund units in his or her account under the deferred compensation plan.

If no election is made, those vested stock fund units will remain in the deferred compensation plan after the merger and represent the right to receive one share of our Class A common stock.

   Every other participant in the deferred compensation plan who has stock fund units credited to his or her account as of the merger that have vested prior to the merger must convert the value of those stock fund units, based upon a value of $16.00 per stock fund unit, into any of the insurance mutual fund or interest index fund alternatives that are available under the deferred compensation plan.

   The offering of shares underlying stock fund units is being made pursuant to this prospectus to permit our U.S. employees and independent contractors in the states of California, New York, Illinois and Washington to continue to hold the stock fund units and then receive a number of shares of our Class A common stock upon future distributions under the deferred compensation plan equal to the number of shares of CB Richard Ellis Services common stock that he or she would have received prior to the amendment of the deferred compensation plan.

   Any CB Richard Ellis Services stock fund units held by a participant in the deferred compensation plan that have not vested prior to the time of the merger, including any stock fund units that will vest as a result of the merger, will automatically remain in the deferred compensation plan after the merger. These stock fund units will represent the right to receive shares of our Class A common stock on future distribution dates as described in the plan.

   Additional Offering to Designated Managers. Our designated managers will also have the right to transfer into stock fund units an aggregate of up to $2.6 million of deferred compensation plan account balances that are currently allocated to the insurance mutual fund under the deferred compensation plan. We are offering up to 162,500 shares of our Class A common stock that are issuable to those holders of stock fund units upon future distributions under the deferred compensation plan.

   Stockholder's Agreement. Prior to the earlier of the tenth anniversary of the merger and 180 days after an underwritten initial public offering of our Class A common stock after which our Class A common stock is listed on a national securities exchange or the Nasdaq National Market, before a participant may receive a distribution of shares of our Class A common stock under the plan, if the participant has not previously signed a subscription agreement he or she will be required to sign a stockholder's agreement. This agreement will include substantially the same provisions, other than with respect to the provisions regarding purchasing shares, as the subscription agreement described below under the title "Description of the Offering Documents--Subscription Agreements."

   Amended Deferred Compensation Plan. The deferred compensation plan is described in the section of this prospectus titled "Description of the Plans-- CB Richard Ellis Services Deferred Compensation Plan."

                        DETERMINATION OF OFFERING PRICE

   The offering price for the shares of CBRE Holding Class A common stock being offered by this prospectus was determined to be $16.00 per share because that is the same cash price per share being paid by the BLUM Funds to acquire shares of our Class B common stock and is the same cash price per share that will be paid to holders of CB Richard Ellis Services common stock, other than members of the buying group, under the merger agreement.

   The common stock of CB Richard Ellis Services is currently traded on the New York Stock Exchange under the symbol "CBG," but these shares will be delisted from the NYSE upon completion of the merger. The following table sets forth the high and low closing sale prices for shares of CB Richard Ellis Services common stock, as reported on the New York Stock Exchange, for the periods listed.

                                                              High        Low
                                                             ------    ---------
     Year Ended December 31, 1999
      First quarter......................................... $19 13/16 $14 5/8
      Second quarter........................................  24 7/8    14 7/16
      Third quarter.........................................  24 7/16   12 1/2
      Fourth quarter........................................  14 13/16  10 11/16
     Year Ended December 31, 2000
      First quarter.........................................  13 1/2    10 3/16
      Second quarter........................................  11 7/16    9 1/8
      Third quarter.........................................  13 3/16    9 3/8
      Fourth quarter........................................  15 5/8    11 13/16
     Year Ended December 31, 2001
      First quarter.........................................  15.88     13.90
      Second quarter .......................................  15.80     14.08

   On November 10, 2000, the last trading day prior to the public announcement of BLUM CB Corp.'s merger proposal to the board of directors of CB Richard Ellis Services, the high, low and closing sale prices for the common stock of CB Richard Ellis Services as reported on the New York Stock Exchange were $13 1/8, $12 5/8 and $13 1/8 per share, respectively. On February 23, 2001, the last trading day before the public announcement of the merger agreement, the high, low and closing sale prices for the common stock of CB Richard Ellis Services as reported on the New York Stock Exchange were $13.94, $13.68 and $13.90 per share, respectively. On July 11, 2001, the closing price as reported on the New York Stock Exchange was $15.81 per share.

   The shares of CB Richard Ellis Services common stock and our Class A common stock are not directly comparable and the trading price of shares of CB Richard Ellis Services common stock are not necessarily indicative of the fair market value of shares of our Class A common stock as a result of, among other things:

  . the difference in the relative rights and restrictions;

  . the greater amount of long-term indebtedness that we will have as compared to CB Richard Ellis Services prior to the merger; and

  . the relative lack of liquidity for shares of our Class A common stock, which shares will not be listed on a national securities exchange.

                     DESCRIPTION OF THE OFFERING DOCUMENTS

   The following summarizes the subscription documents that apply to one or all of the offerings, each of which is included as an exhibit to the registration statement, of which this prospectus forms a part, filed with the Securities and Exchange Commission. You should carefully read the subscription documents that apply to any offering in which you decide to participate and not rely solely upon the descriptions of those documents provided below.

Subscription Agreements

 Generally

   Any of the designated managers and non-management employees who participate in the offering of shares for direct ownership will be required to execute and deliver to us a copy of the relevant subscription agreement described below by 5:00 p.m. PST on July 16, 2001, which is the subscription deadline. The section below titled "Description of Terms in All Subscription Agreements" summarizes the terms that are in all of the subscription agreements. The subscription agreements that will be made available to our designated managers for execution and delivery to us will contain additional terms that are summarized in the section below titled "Description of Terms in Only the Designated Manager Subscription Agreements."

   The subscription agreements will not apply to any shares that are held in the CB Richard Ellis Services 401(k) plan or the shares underlying stock fund units in the deferred compensation plan. However, the subscription agreement will apply to shares received upon distributions from the 401(k) plan or the deferred compensation plan. In addition, before someone who purchases shares to be held in the 401(k) plan may receive any future distribution of those shares pursuant to the terms of the plan, if he or she is not a party to a subscription agreement he or she generally will be required to sign and deliver to us a stockholder's agreement that is described in the section of this prospectus titled "Description of the Plans--CB Richard Ellis Services 401(k) Plan." In addition, before someone who participates in the offering of shares of our Class A common stock underlying stock fund units in the CB Richard Ellis Services deferred compensation plan may receive any future distribution of those shares pursuant to the terms of the plan, if he or she is not a party to a subscription agreement he or she generally will be required to sign and deliver to us a stockholder's agreement that is described in the section of this prospectus titled "Description of the Plans--CB Richard Ellis Services Deferred Compensation Plan."

 Risks Related to Subscription Agreements

   If you participate in the offering of shares for direct ownership or receive shares in a distribution from your 401(k) plan or deferred compensation plan account, your ownership of shares of our Class A common stock will be subject to significant restrictions under the subscription agreement, which will subject you to numerous risks associated with your investment. To learn more about these risks, you should read the section of this prospectus titled "Risk Factors."

 Description of Terms in All Subscription Agreements

   The following terms are in both the subscription agreements that will be provided to designated managers and the subscription agreements that will be provided to non-management employees.

   Assignment of Proceeds from Merger. Pursuant to the subscription agreement, you may use some or all of the net cash proceeds that you would otherwise be entitled to receive under the merger agreement for any shares of CB Richard Ellis Services common stock that you own of record at the time of the merger or options that you hold to acquire CB Richard Ellis Services common stock to purchase shares of our Class A common stock for direct ownership. If you decide to use your merger proceeds in this way, then you will be required to irrevocably assign these cash proceeds to us under the subscription agreement. As a result of this assignment, we will become entitled to receive those proceeds from the merger as payment, in part or in whole, for the shares that you purchase for direct ownership.

   We have attempted to structure the offerings so that, by irrevocably assigning your right to receive the cash proceeds that you would have received in the merger as payment to us for your Class A common stock, you can claim that you exchanged shares of CB Richard Ellis Services common stock for our Class A common stock in a tax-free exchange. There can be no assurance that the Internal Revenue Service will agree with our characterization. This tax treatment will not apply to merger proceeds you receive for options or for shares acquired through the Special Incentive Plan whether or not you assign your right to receive those proceeds to us. Therefore, any cash proceeds you receive for options or for shares acquired through the Special Incentive Plan will be fully taxable to you whether or not those proceeds are assigned to us as payment for Class A common stock. For more information about the U.S. federal income tax consequences of the merger and the offerings, see the section of this prospectus entitled "U.S. Federal Tax Consequences."

   If you decide to assign part of your merger proceeds to us as payment for your shares for direct ownership, then following completion of the merger you will receive your shares of Class A common stock when you deliver the share certificates evidencing the shares whose merger proceeds you have assigned to us. Your decision to assign the merger proceeds from any shares of CB Richard Ellis Services' common stock will not affect your ability to sell those shares of common stock prior to the merger.

   Legends and Additional Shares Acquired. Each certificate representing shares of Class A common stock held directly will have a legend on it stating that the holder of the certificate agrees to be bound by the provisions of the subscription agreement, including the restrictions on transfer described below. In addition, any additional shares of our Class A common stock that are acquired by an employee who signs a subscription agreement, including as a result of a permitted transfer from any other employees or as a result of the exercise of stock options, generally will be subject to the terms of the subscription agreement.

   Representations and Warranties. Under the terms of the subscription agreement, the employee will represent and warrant to us as to each of the following on the date that the subscription agreement is signed by him or her:

  . the employee is competent to, and has sufficient capacity to, execute and deliver the subscription agreement, as well as the full-recourse note and the pledge agreement, if applicable to the employee;

  . the subscription agreement, as well as the full-recourse note and the pledge agreement, if applicable to the employee, have been duly executed and delivered and constitute valid and binding obligations of the employee enforceable against the employee in accordance with their terms;

  . the number of shares of CB Richard Ellis Services common stock for which the employee is the record owner is correctly identified in the subscription agreement; and

  . the employee understands that the shares subject to the agreement will be subject to restrictions and limitations, including with respect to transfers, and has read this prospectus, including the section titled "Risk Factors."

   We will give representations and warranties regarding the subscription agreement to you similar to those described in the first two bullet points immediately above.

   Conditions to Subscription. After the employee has signed and delivered the subscription agreement, we are not obligated to complete the sale of shares to the employee unless each of the following conditions have been satisfied:

  .  the employee has delivered payment in full for the shares;

  . the employee has executed and delivered to us (1) the stock purchase agreement described below and, (2) if applicable to the employee, the full-recourse note, the pledge agreement and the stock power for the shares of CB Richard Ellis Services common stock for which the employee is the record owner if the employee is assigning any of his or her merger proceeds to us; and

  .  the merger has been completed.

   Your obligation under the subscription agreement to purchase the shares of Class A Common Stock that you subscribe for will generally be subject to the condition that the merger has been completed.

   General Transfer Restrictions. Prior to the earlier of the tenth anniversary of the merger and 180 days after we close a qualifying initial public offering of our Class A common stock, which is described below, shares of our Class A common stock owned by the employee will have significant restrictions on transfer. Generally, the only persons or entities to which these shares may be transferred prior to the end of the transfer restriction period are the following:

  . the employee's spouse, parent, descendant, step-child or step-grandchild, or any executor, estate, guardian, committee, trustee or other fiduciary acting solely on behalf or solely for the benefit of any spouse, parent, descendant, step-child or step-grandchild;

  . any trust, corporation, partnership or limited liability company, all of the beneficial interests in which are held, directly or indirectly, by the employee and/or one or more of the individuals listed in the prior bullet point, so long as during the period that any trust, corporation, partnership or limited liability company holds any right, title or interest in any shares of our Class A common stock, no person other than the employee or the individuals listed in the prior bullet point may be or become beneficiaries, stockholders, general partners or members of any trust, corporation, partnership or limited liability company;

  .  us;

  . RCBA Strategic, Blum Strategic Partners II, Freeman Spogli or any of their respective affiliates; and

  . except for shares owned by designated managers subject to a right of repurchase, which are described in the section titled "Description of Terms in Only the Designated Manager Subscription Agreements--Repurchase Right" below, any of our other employees who has signed a subscription agreement or who agrees to be subject to the terms of the transferring employee's subscription agreement.

   Assumption Agreement. If shares are transferred to anyone described in the first two bullet points above, prior to the transfer, both the transferring employee and the transferee must sign and deliver to us an assumption agreement. Under the assumption agreement, the transferor will remain subject to the subscription agreement and the transferee generally will become subject to most of the terms of the subscription agreement, including all of the limitations on transfers. After the transfer, if the transferee at any time ceases to have the same status described in the first two bullet points above that allowed the initial transfer to occur, then the transferee will be required to transfer back to the transferring employee any shares received by the transferee.

   Qualifying Initial Public Offering. Under the terms of the subscription agreement, a "qualifying initial public offering" means an underwritten offering of our Class A common stock to the public after the effective time of the merger pursuant to an effective registration statement filed under the Securities Act pursuant to which our Class A common stock becomes listed on a national securities exchange or authorized for quotation on the Nasdaq National Market.

   Co-Sale Right. Prior to the end of the transfer restrictions, if a majority of the outstanding shares of our Class A and Class B common stock, taken together, are sold to anyone other than RCBA Strategic and its affiliates, then the employee will be able to sell the same proportion of his or her shares of Class A common stock that are not subject to a right of repurchase as are being sold by the other selling stockholders. If the employee exercises this right, the sale of his or her shares will generally be on the same terms as the sale of a majority of our outstanding shares that triggered that right. However, in the event that the purchaser requires that the sale be structured as a recapitalization for financial accounting purposes then the form of consideration paid to the majority selling stockholders may differ from the form paid to the employee.

   In order to participate in this sale, the employee generally will be required to make the same representations and warranties, and provide related indemnification, to the proposed purchaser regarding the ownership of, and title to, the shares being sold by the employee as the majority sellers make regarding the shares they are selling. In addition, the employee will be required to pay his or her pro rata share of any liability arising out of any representations, warranties, covenants or agreements between the sellers and the purchaser that survive the closing of the sale and do not relate to the ownership of, or title to, the shares being sold.

   The co-sale right does not apply to any underwritten offering of our securities to the public pursuant to an effective registration statement under the Securities Act of 1933.

   Required Sale. To the extent permitted by applicable law, prior to the end of the transfer restrictions, if any of our stockholders sell a majority of the outstanding shares of our Class A and Class B common stock, taken together, to anyone other than RCBA Strategic and its affiliates, then these selling stockholders will be able to require the employee to sell to the same proposed transferee the same proportion of the shares of Class A common stock owned by the employee as are being sold by the stockholders selling a majority of the outstanding shares. If the selling stockholders exercise this right, the sale of the employee's shares of Class A common stock will generally be on the same terms as the sale of a majority of our outstanding Class A and Class B common stock that triggered such sale. However, in the event that the purchaser requires that the sale be structured as a recapitalization for financial accounting purposes, then the form of consideration paid to the majority selling stockholders may differ from the form paid to the employee.

   In connection with this sale, the employee generally will be required to make the same representations and warranties, and provide related indemnification, to the proposed purchaser regarding the ownership of, and title to, the shares being sold by the employee as the majority sellers make regarding the shares they are selling. In addition, the employee will be required to pay his or her pro rata share of any liability arising out of any representations, warranties, covenants or agreements between the sellers and the purchaser that survive the closing of the sale and do not relate to the ownership of, or title to, the shares being sold.

   The required sale right does not apply to any underwritten offering of our securities to the public pursuant to an effective registration statement under the Securities Act of 1933.

   Other Agreements. In addition to the provisions described above, the subscription agreement also includes, among others, the following agreements:

  . Holdback Agreement. In connection with any initial underwritten offering of shares of our Class A common stock to the public pursuant to a registration statement filed under the Securities Act of 1933, the employee will agree not to sell any shares of our Class A common stock or any securities exchangeable or exercisable for, or convertible into, shares of our Class A common stock during the period beginning 30 days prior to the effective date of the applicable registration statement and ending 180 days after the effective date.

  . Confidentiality. The employee generally agrees that, except as required by law, he or she will not, during his or her term of employment or for five years afterwards, disclose any non-public confidential information about us and our affiliates to any person, other than our responsible officers and employees, without our prior written consent.

  . Arbitration. We and the employee generally agree that all disputes arising under, or in connection with the interpretation of, the subscription agreement will be resolved solely through confidential binding arbitration proceedings.

   Termination in Event of Sale. Most provisions in the subscription agreement will terminate upon the sale of all or substantially all of our equity interests to anyone other than our stockholders, whether by merger, consolidation or otherwise.

   Shares Subject to the 2001 Stock Incentive Plan. The shares of Class A common stock purchased for direct ownership pursuant to the subscription agreement are subject to the 2001 Stock Incentive Plan. In the event of a conflict between any term or provision of the 2001 Stock Incentive Plan and any term or provision of the subscription agreement, the applicable terms and provisions of the subscription agreement will govern and prevail. To learn more about this plan, you should read the section of this prospectus titled "Description of the Plans--2001 Stock Incentive Plan."

 Description of Terms in Only the Designated Manager Subscription Agreements

   Repurchase Right. If a designated manager's employment with us is terminated, we will have the right to repurchase a portion of the shares that he or she purchases in the offering of shares for direct ownership for the price described below. We will be required to exercise this right within 180 days after the designated manager's employment ends. The amount of the shares initially subject to this repurchase right will be the minimum number of shares required for such designated manager to receive a grant of options as determined by our board of directors. However, if the number of shares actually purchased by the designated manager for direct ownership is less than this amount, then all of the shares purchased for direct ownership will initially be subject to the right of repurchase.

   For example, if the minimum number of shares that must be subscribed for by the designated manager in order to receive a grant of options is 6,250 shares, and the designated manager subscribes for and purchases 6,250 shares or more, then 6,250 shares will initially be subject to the right of repurchase. If the designated manager only purchases 6,000 shares, then all of these shares will initially be subject to the right of repurchase.

   Upon each of the first five anniversaries of the closing of the merger during which the designated manager remains employed by us, 20% of the shares initially subject to repurchase will cease to be subject to this right. If the designated manager's employment by us ends, then any remaining shares subject to repurchase on the date employment ends will continue to remain subject to repurchase at all times after that date. Any of the designated manager's shares subject to our right of repurchase may not be sold by the designated manager while they are subject to this right.

   The repurchase price for the shares is the fair market value of the shares at the time the designated manager's employment ends, unless the designated manager was terminated for cause or voluntarily ended his or her employment for other than good reason, in which case the repurchase price is the lesser of the fair market value and the amount that the designated manager paid for those shares in the offerings. Prior to a qualifying initial public offering, which is described in the section titled "General Transfer Restrictions" above, the "fair market value" of the shares will be determined in good faith and on a consistent basis by our board of directors, disregarding any discount for minority interests, restrictions on transfer or lack of marketability.

   Under the designated manager subscription agreements, the following definitions are used:

  . "cause" means (1) the willful failure of the designated manager to perform his or her duties to us or our subsidiaries which is not cured following written notice, (2) the conviction of the designated manager of a felony, (3) willful malfeasance or misconduct by the designated manager that is materially and demonstrably injurious to us or our subsidiaries or (4) the breach by the designated manager of the material terms of the full-recourse note, the pledge agreement or the designated manager subscription agreement, including, without limitation, the provisions described below regarding transfer restrictions, business opportunities, confidentiality and discharge of indebtedness; and

  . "good reason" means (1) a substantial diminution in the designated manager's position or duties with us or our subsidiaries, an adverse change in the reporting lines of the designated manager, or the assignment to the designated manager by us or our subsidiaries of duties materially inconsistent with his or her position with us or our subsidiaries, (2) any reduction in the designated manager's base salary or any material adverse change in the designated manager's bonus opportunity or (3) our failure or that of our subsidiaries to pay the designated manager's compensation or benefits when due; in each of the foregoing clauses (1) through (3) which is not cured within 30 days following our receipt of written notice from the designated manager describing the event that would constitute good reason if not cured within the 30 day period.

   Shares that are subject to a right of repurchase may not be transferred by the designated manager.

   Sale Right. Prior to the end of the transfer restrictions, if the designated manager's employment by us ends and we have not exercised our repurchase right at least 20 days prior to the date that the designated manager's full-recourse note becomes due and payable, as described below under the section titled "Full-Recourse Note," then the designated manager may require us to repurchase the number of shares of our Class A common stock held by the designated manager necessary to repay the full-recourse note on the date it becomes due and payable. In order to exercise this sale right, the designated manager must deliver a notice to us indicating the exercise no later than 10 days prior to the date that the full-recourse note becomes due and payable. The purchase price for the shares that we buy upon exercise of the designated manager's sale right will be the same as we would pay if we had exercised the repurchase right described above. The entire purchase price for the shares will be applied to the repayment of the note. If the purchase price for these shares is not sufficient to repay the note in full then the designated manager will remain personally obligated to repay the remaining amount of the note.

   Required Section 83(b) Tax Election. Each designated manager will be required to make an election under section 83(b) of the Internal Revenue Code with respect to any shares purchased that are subject to our repurchase right, which election means that the designated manager will have taxable ordinary income equal to the excess, if any, of the fair market value of the shares over the amount the designated manager paid for those shares. However, we believe that the purchase price of those shares will be equal to their fair market value and, accordingly, that the election will not result in any taxable income to the designated managers.

Full-Recourse Note

   Under the circumstances described in the section of this prospectus titled "The Offerings," a designated manager may pay a portion of the purchase price for the shares of Class A common stock that he or she purchases in the offering of shares for direct ownership using a full-recourse note having the terms that are summarized below. The loan represented by the full-recourse note will be made to you by us or, if we determine, by a bank. If the loan is made by a bank we will guarantee to the bank the performance by you of your obligations under the note.

   Interest and Payment. Interest will accrue on the principal amount of the full-recourse note at a market rate that we currently expect to be approximately 10% per year, compounded annually, and payable in cash on each March 31, June 30, September 30 and December 31 prior to the payment in full of all unpaid principal and accrued and unpaid interest. All accrued and unpaid interest, together with all unpaid principal, if not paid sooner, will be due on the earliest of:

  .  the 9th anniversary of the loan;

  . 30 days after the termination of the designated manager's employment by us with cause or by the designated manager without good reason;

  . 180 days after the termination of the designated manager's employment by us without cause, by the designated manager for good reason or upon the designated manager's death or disability;

  .  the acceleration of the maturity of the loan as described below; or

  . the designated manager's receipt of any proceeds of the sale of the common stock subject to the pledge agreement, but only to the extent of the after tax proceeds from such sale.

The definitions of "cause" and "good reason" are the same as those described above in the section titled "Subscription Agreements--Description of Terms in Only the Designated Manager Subscription Agreements--Repurchase Right." Any overdue amount under the full-recourse note will bear an annual interest rate of 12%, compounded annually.

   If the designated manager's employment with us is terminated due to his or her death or disability, the repayment obligations under the note will be satisfied only to the extent of the shares of our Class A common stock that are pledged as security for the note. Under all other circumstances, if the proceeds from the sale of the pledged shares are less than the remaining outstanding balance of the note and accrued and unpaid interest, the unpaid balance of the note will remain outstanding as an obligation of the designated manager.

   Acceleration. The outstanding principal amount and accrued interest on a note will automatically become due and payable if:

  . the designated manager commences an action under any law relating to bankruptcy, insolvency or relief of debtors;

  . there is commenced against the designated manager an action under any law described in the prior bullet point which results in the entry of an order for relief or the action remains undismissed for a period of 60 days; or

  .  the designated manager otherwise becomes insolvent.

In the event that the designated manager defaults in any payment obligation under the full-recourse note or in any agreement contained in the pledge agreement, the full-recourse note may be accelerated by delivery of a written notice to the designated manager. If a notice of acceleration is delivered, the unpaid outstanding principal amount of the note and all the accrued and unpaid interest will become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the designated manager in the full-recourse note.

Pledge Agreement

   If a designated manager pays a portion of the purchase price for shares of our Class A common stock to be directly owned by delivering a full-recourse note, the designated manager must pledge as security for the note a number of these shares having an offering price equal to 200% of the amount of the note. The pledged shares will be held pursuant to a pledge agreement. Under the pledge agreement, the designated manager will pledge and grant to us or the bank lender, as applicable, a first priority security interest in all of the pledged shares, as well as any proceeds derived from the pledged shares.

   In connection with the pledging of the pledged shares, we or the bank lender, as applicable, will take possession of the certificates representing the pledged shares at the time of the closing of the offerings and the designated manager will be required to execute and deliver to us prior to the closing of the offerings an assignment that we will make available to the designated manager. The designated manager will also be required to make to us or the bank lender, as applicable, a representation and warranty that there are no other encumbrances on the pledged shares. The pledged shares will be held by us or the bank lender, as applicable, until the repayment of all principal and all accrued but unpaid interest on the full-recourse note.

   Without our or the bank lender's, as applicable, prior written consent, the designated manager may not transfer the pledged shares, incur any liens or interests in favor of any other persons on the pledged shares or otherwise enter into any agreements that would restrict our right to transfer the pledged shares. Unless the designated manager has defaulted on the note, while we or the bank lender, as applicable, hold the pledged shares the designated manager will retain the right to vote and receive any dividends declared on the shares, although we or the bank lender, as applicable, will have a lien on any dividends received by the designated manager prior to the repayment in full of the note.

   If any obligation under the full-recourse note is not paid in full when due or accelerated, after notifying the designated manager we or the bank lender, as applicable, will have the right to receive any and all cash payments paid, and be able to exercise all the rights of the designated manager, with respect to the pledged shares. Also, we or the bank lender, as applicable, will have and may exercise all rights and remedies of a secured creditor under applicable New York law, including selling the pledged shares. If the proceeds from the sale of the pledged shares are less than the remaining outstanding balance of the note and accrued and unpaid interest, unless the designated manager previously has died or become disabled, the unpaid portion of the note will remain outstanding as an obligation of the designated manager. To the extent permitted by law, the designated manager agrees to waive all claims and damages against us or the bank lender, as applicable, arising out of the exercise of our or their rights.

   The designated manager also will agree to deliver all further documents or take all further action to perfect and protect the pledge of the shares and the first priority security interest granted to us or the bank lender and will authorize us or the bank lender, as applicable, to file a financing statement with respect to the collateral with the signature of the designated manager as appropriate. The designated manager will further agree to pay and indemnify us or the bank lender, as applicable, and our or their directors, employees and affiliates for any and all liabilities and expenses related to or arising from the full-recourse note or the pledge agreement or any exercise of remedies under either the note or the pledge agreement.

   The pledge agreement will be a continuing assignment and remain effective until all obligations under the full-recourse note are paid. Once the obligations are fully paid, the designated manager will be entitled to the return of the note and the release of the security interest in the pledged shares.

Option Agreement

   Each designated manager who receives a grant of options to acquire our Class A common stock in connection with the offering of shares of our Class A common stock for direct ownership will be required to sign an option agreement. For additional information regarding the circumstances under which the designated managers may receive grants of options, you should read the section of this prospectus titled "The Offerings--Description of the Offerings. "

   Grant of the Options. The options are intended to be non-qualified stock options and are not intended to be treated as options that comply with Section 422 of the Internal Revenue Code of 1986, as amended.

   Vesting Schedule. The options will vest and become exercisable with respect to 20% of the shares of our Class A common stock subject to the options on the first, second, third, fourth and fifth anniversaries of the date of grant. Prior to vesting, the options will not be exercisable. Upon a change of control, all options will become fully vested and exercisable. Under the 2001 Stock Incentive Plan, which together with the option agreement governs the terms of the stock options, a "change of control" is generally defined as either of the following:

  . the sale or disposition, in one or a series of related transactions, of all, or substantially all, of the assets of CBRE Holding to any "person" or "group", as defined in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, other than RCBA Strategic, Freeman Spogli or their affiliates; or

  . any person or group, other than RCBA Strategic, Freeman Spogli or their affiliates, is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of CBRE Holding, including by way of merger, consolidation or otherwise, and the representatives of RCBA Strategic, Freeman Spogli or their affiliates, individually or in the aggregate, cease to have the ability to elect a majority of the board of directors of CBRE Holding; for our purposes, a member of a group will not be considered to beneficially own the securities owned by other members of the group.

   Termination of Employment. If the designated manager's employment with us is terminated for any reason, the options will, to the extent not then vested, be canceled by us without consideration. However, in the case of Messrs. Wirta or White, (1) if his employment is terminated by us without cause or if he resigns from his employment with us for good reason, the options will immediately vest and become exercisable for all the shares subject to the options, or (2) if his employment is terminated due to his death or disability, the options will immediately vest and become exercisable for the number of shares with respect to which the options would have become vested and exercisable in the calendar year of the termination of employment.

   Period of Exercise. The designated manager may exercise the vested portion of the options at any time prior to the earliest to occur of:

  .  the tenth anniversary of the date of grant;

  . one year following the date of the designated manager's termination of employment as a result of death or disability;

  . ninety days following the date of the designated manager's termination of employment by us without cause, other than as a result of death or disability, or by the designated manager for any reason; and

  . the date of the designated manager's termination of employment by us for cause.

   For purposes of the option agreement:

   "cause" means (1) the designated manager's willful failure to perform duties to us, which is not cured within ten days, (2) the designated manager's conviction of a felony, (3) the designated manager's willful malfeasance or misconduct which is materially and demonstrably injurious to us or (4) breach by the designated manager of the material terms of any confidentiality provisions to which the designated manager is subject;

   "disability" means the inability of a designated manager to perform in all material respects his or her duties and responsibilities to us, for a period of six consecutive months or for an aggregate of nine months in any twenty-four consecutive month period by reason of a physical or mental incapacity; and

   "good reason" means (1) a substantial diminution in the designated manager's position or duties, adverse change in reporting lines, or assignment of duties materially inconsistent with his or her position, (2) any reduction in the designated manager's base salary or material adverse change in the designated manager's bonus opportunity or (3) our failure to pay compensation or benefits to the participant when due under an employment agreement, in each case which is not cured within 30 days after notice.

   Method of Exercise. The vested portion of the options may be exercised by delivering to us at our principal office written notice of intent to so exercise. The notice must specify the number of shares for which the options are being exercised and be accompanied by payment in full of the option price.

   The purchase price for the shares as to which options are exercised must be paid to us in full at the time of exercise at the election of the designated manager (1) in cash or its equivalent, such as by check, (2) in shares of our Class A common stock having a fair market value equal to the aggregate option price for the shares being purchased and satisfying any other requirements imposed by us, as long as the shares have been held by the designated manager for no less than six months, or any other period as established from time to time by us in order to avoid adverse accounting treatment when applying U.S. generally accepted accounting principles, (3) partly in cash and partly in shares or (4) if shares of Class A common stock are listed on a national securities exchange or quoted on the Nasdaq National Market at the time, through the delivery of irrevocable instructions to a broker to sell shares obtained upon the exercise of the option and to deliver promptly to us an amount out of the proceeds of the sale equal to the aggregate option price for the shares being purchased. The designated manager will also be required to pay all withholding taxes relating to the exercise.

   Unless there is an available exemption the options may not be exercised prior to any registration or qualification of the options or the shares required to comply with applicable state and federal securities laws or with any ruling or regulation of any governmental body or national securities exchange that we in our sole discretion determine in good faith to be necessary or advisable. We expect to file, shortly after the effectiveness of the registration statement for these offerings, a registration statement on Form S-8 under the Securities Act covering all shares of Class A common stock underlying the options we grant to designated managers in the offering, as well as all other shares reserved for issuance under the 2001 Stock Incentive Plan.

   Should the designated manager die while holding the options, the vested portion of the options will remain exercisable by the executor or administrator of the designated manager's estate, or the person or persons to whom the designated manager's rights will pass by will or by the laws of descent and distribution. Any heir or legatee of the designated manager will take the options subject to the terms and conditions of the 2001 Stock Incentive Plan and the option agreement.

   Legend on Certificates. The certificates representing the shares issued upon exercise of an option will contain a legend stating that they are subject to the subscription agreement and may be subject to any stop transfer orders or other restrictions we may deem advisable and we may cause an additional legend or legends to be put on any certificates to make appropriate reference to other restrictions.

   Transferability. Except as otherwise permitted by us, the options are exercisable only by the designated manager during the designated manager's lifetime and may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the participant otherwise than by will or by the laws of descent and distribution.

   Withholding. A designated manager shall be required to pay to us and we shall have the right to withhold any applicable withholding taxes in respect of the options, their exercise or any payment or transfer under the options or under the 2001 Stock Incentive Plan.

   Securities Laws. Upon the acquisition of any shares pursuant to the exercise of the options, the participant will make or enter into written representations, warranties and agreements that we may reasonably request in order to comply with applicable securities laws or with the option agreement.

   No Right to Continued Employment. Neither the 2001 Stock Incentive Plan nor the option agreement may be construed as giving the designated manager the right to be retained in employment by us. Further, we may at any time terminate the designated manager's employment, free from any liability or any claim under the plan or the option agreement without regard to due process or any obligation of good faith and fair dealing.

   Shares Subject to Plan and Subscription Agreement. The shares are subject to the 2001 Stock Incentive Plan and the subscription agreement. In the event of a conflict between any term or provision contained in the option agreement and a term or provision of the 2001 Stock Incentive Plan or the subscription agreement, the applicable terms and provisions of the 2001 Stock Incentive Plan or the subscription agreement, as applicable, will govern and prevail. In the event of a conflict between any term or provision of the 2001 Stock Incentive Plan and any term or provision of the subscription agreement, the applicable terms and provisions of the subscription agreement will govern and prevail.

401(k) Plan Instruction Form

   Upon the terms and conditions described in the section of this prospectus titled "The Offerings--Description of the Offerings," each of our U.S. employees who currently is a participant in the CB Richard Ellis Services 401(k) plan will be able to instruct the trustee of the 401(k) plan to invest a portion of his or her account balance in shares of our Class A common stock that we are offering by this prospectus. In order for an eligible participant to participate in this offering, the participant must complete, sign and return to the U.S. Trust Company a form of "Instructions to the Trustee" that U.S. Trust will make available to each of the plan participants prior to the merger.

   In this form, if a participant would like to purchase shares of our Class A common stock to be held in his or her plan account, the participant will be required to identify the number of shares that the participant would like U.S. Trust to purchase in the offering. However, in the event that the offering of shares to be held in the 401(k) plan is over-subscribed, meaning U.S. Trust
receives instructions to purchase more than the      shares we have set aside
in that offering, the amount of shares that each participant will be able to purchase in that offering will be reduced proportionately based upon the total number of 401(k) plan shares for which U.S. Trust receives instructions from all participating employees. Also in the form, if the participant is requesting U.S. Trust to purchase shares of our Class A common stock, the participant must instruct it to purchase the shares either by selling one or more investments in the participant's account and/or by applying the proceeds that the participant receives in the merger for the shares of CB Richard Ellis Services common stock that the participant holds in his or her 401(k) plan account, if any. If the participant would like to sell investments in his or her account to pay for all or part of the shares of our Class A common stock that will held in his or her account, then the participant will also need to complete and return to Vanguard Fiduciary Trust Company a form identifying which investments the participant would like to sell and in what amounts.

DCP Election Form

   Upon the terms and conditions described in the section of this prospectus titled "The Offerings--Description of the Offerings," each of our U.S. employees and our independent contractors in the states of California, New York, Illinois and Washington at the time of the merger that holds stock fund units in his or her deferred compensation plan account that were vested prior to the time of the merger will be required to make one of the following elections:

  . convert the value of those stock fund units, based upon a value of $16.00 per stock fund unit, into any of the insurance mutual fund or interest index fund alternatives that are available under the deferred compensation plan as of the effective time of the merger, or

  . continue to hold those stock fund units in his or her account under the deferred compensation plan.

   In order to make this election, the employee or independent contractor must complete, sign and return to CB Richard Ellis Services a form that it will make available to each of the eligible participants prior to the merger.

   In this form, each of the eligible participants in the offering of shares of our Class A common stock underlying stock fund units will be required to identify the following:

  . how many of his or her stock fund units that were vested prior to the merger he or she chooses to continue to hold in the plan after the offering, if any; and

  . if he or she chooses to convert the value of his or her units to another alternative under the plan, which alternatives he or she chooses to convert the units into.

   In addition, upon the terms and conditions described in the section of this prospectus titled "The Offerings--Description of the Offerings," each of the designated managers that decides to transfer into stock fund units a portion of his or her deferred compensation plan account balance that is currently allocated to the insurance mutual fund under the deferred compensation plan will be required to complete, sign and return to CB Richard Ellis Services a form that it will make available to each of the designated managers prior to the merger.

                            DESCRIPTION OF THE PLANS

CB Richard Ellis Services Deferred Compensation Plan

   The CB Richard Ellis Services, deferred compensation plan, was adopted in 1994 and has undergone numerous amendments. As currently in effect, the deferred compensation plan permits a select group of management employees, as well as highly compensated employees, which generally are those whose compensation exceeds $100,000 a year, to elect immediately prior to the beginning of each calendar year to defer receipt of some or all of their compensation for the next year until a future distribution date and have it credited to one of three funds in the deferred compensation plan. From the participating employee's standpoint, these funds are bookkeeping accounts representing the right to receive a future distribution from us and the participant has no claim to any assets of CB Richard Ellis Services or its affiliates. The three funds are as follows:

  . The Insurance Fund. A participant may elect to have his or her deferred compensation allocated to the Insurance Fund. Within the Insurance Fund the employee can elect to have gain or loss on deferrals measured by one or more of approximately 30 mutual funds. CB Richard Ellis Services hedges its obligations to the participants under the Insurance Fund by actually buying a contract of insurance within which it has premiums invested in the mutual funds which participants have elected to measure the value of their deferred compensation. Historically, CB Richard Ellis Services has held the insurance contract in a Rabbi Trust. The participants have no interest in or claim to the Rabbi Trust, the insurance contract or the mutual funds within the insurance contract; they are merely general unsecured creditors of CB Richard Ellis Services. The insurance contract and the Rabbi Trust are assets of CB Richard Ellis Services available to its general creditors, including the deferred compensation plan participants, in the event of the bankruptcy or insolvency of CB Richard Ellis Services.

  . The Stock Fund. A participant may elect to have his or her deferrals allocated to the CB Richard Ellis Stock Fund, except that after the effective date of the merger such allocations may only be made with our consent. In the event a deferral is to be allocated to the Stock Fund, the amount of the deferral is divided by the closing price of CB Richard Ellis Services common stock on the New York Stock Exchange on the date of the deferral, or its fair value on that date if the deferral is after the effective date of the merger, and the result equals the number of stock fund units credited to the participant's account. Each stock fund unit has a value equal to one share of CB Richard Ellis Services common stock or, after the merger, one share of our Class A common stock. Participants in the Stock Fund have greater risk than the participants in the other deferred compensation plan funds because their only right in the event of a bankruptcy or insolvency is to receive shares of common stock of CB Richard Ellis Services, or our Class A common stock after the merger, and holders of these shares would only receive those of our assets remaining in bankruptcy or insolvency after the claims of all our creditors, including deferred compensation plan participants with allocations in the Interest Index Funds and the Insurance Fund, have been satisfied.

  . Interest Index Funds. From the deferred compensation plan's inception in 1994 until May of 1999 participants could elect to have their deferrals allocated to an Interest Index Fund, which we refer to as "Interest Index Fund I." All these allocations were then credited with interest at the rate payable by CB Richard Ellis Services under its principal credit agreement. Interest Index Fund I was suspended in April 1999 and no new deferrals were permitted to be allocated to it. Effective June 1, 2001 a new Interest Index Fund, which we refer to as "Interest Index Fund II," will be established. All deferrals allocated to Interest Index Fund II will be credited with interest at 11 1/4% per year for five years, or until distributed if earlier, and after that time at a rate no lower than the rate CB Richard Ellis pays under its principal credit agreement. The deferrals to Interest Index Fund II will not be funded with a Rabbi Trust or otherwise. Interest Index Fund II will only accept up to $20 million in deferrals, other than pursuant to the 2000 Company Match Program described below. A participant may elect to move allocations from the Insurance Fund--but not the Stock Fund or Interest Index Fund I--into Interest Index Fund II. After five years CB Richard Ellis Services reserves the right to terminate Interest Index Fund II. In that event a participant's account balance in Interest Fund II either will be distributed in cash to the participant or invested in the Insurance Fund. If a participant's account balance in Interest Index Fund II is to be invested in the Insurance Fund, CB Richard Ellis Services will transfer cash equal to the account balance into the Rabbi Trust for the Insurance Fund. The choice between a cash distribution and a new investment in the Insurance Fund is that of the participant, but the choice must be made prior to January 1, 2002. If a participant does not make a choice prior to January 1, 2002, he or she will be deemed to have elected a cash distribution.

   Distribution Payments. The deferred compensation plan permits participants to elect in service distributions, which may not begin less than three years following the election, and post-employment distributions. These distributions may be (a) in the form of a lump sum payment on a date selected by the participant or (b) in a series of quarterly installment payments, or annual installment payments in the case of stock fund units. Stock fund units are distributed only in the form of shares of common stock of CB Richard Ellis Services, or our Class A common stock after the merger. Separate distribution elections are permitted with respect to the deferrals for each year. There is limited flexibility to change distribution elections once made. A participant may elect to receive a distribution of his or her vested accounts at any time subject to a charge equal to 10% of the amount to be distributed, or 7.5% of the amount to be distributed from the Interest Index Fund II.

   Company Match Program. The Company Match Program is a part of the deferred compensation plan and was in effect for just two years--1999 and 2000 and is not expected to be in effect in 2001. Under the Company Match Program, CB Richard Ellis allocated to the accounts of sales professionals who generated more than $1,000,000 in gross commissions for either of 1999 or 2000 an amount equal to the least of the following:

  . the amount the sales professional deferred pursuant to the deferred compensation plan for the applicable year;

  . 10% of one-half the sales professional's gross commission; and

  . $100,000

   The 1999 Company Match was made in the first quarter of 2000 in the form of an allocation of CB Richard Ellis Services stock fund units. In order to receive the 1999 Company Match a participant had to (1) sign a three year covenant not to compete, and (2) direct that a portion of his or her 1999 deferrals equal to 50% of the 1999 Company Match be allocated to CB Richard Ellis stock fund units. The 1999 Company Match vests 20% a year over a five-year period. In order to vest for any given year the participant must be employed by CB Richard Ellis Services on the last day of that year. The first 20% of the 1999 Company Match vested on December 31, 2000. Distributions of the 1999 Company Match benefits will be made only in shares of stock of CB Richard Ellis Services, or our Class A common stock after the merger, and only upon termination of employment. Upon the completion of the merger, the 1999 Company Match will 100% vest and remain credited to a participant's account as stock fund units.

   The 2000 Company Match is identical to the 1999 Company Match except that
(1) the amount of the Match will be allocated to Interest Index Fund II, (2) the participant must elect to have a portion of his or her 2000 deferrals equal to 50% of the 2000 Company Match allocated to Interest Index Fund II, although to the extent these deferrals were invested in the stock fund they will reduce the 50% allocation requirement, (3) vesting begins December 31, 2001 rather than December 31, 2000 and (4) distributions will be made in the form of cash rather than the shares of common stock. The completion of the merger will not result in any acceleration of vesting under the 2000 Company Match.

   Company Retention Program. The Company Retention Program is also a part of the deferred compensation plan and was in effect for just one year, 2000 and is not expected to be in effect in 2001. Under the Retention Program the top 125 sales professionals were allocated CB Richard Ellis stock fund units as follows:

                                                 Stock
             Rank                                Units
             ----                                -----
             1-15............................... 5,700
             16-75.............................. 4,500
             76-125............................. 3,000

   The 5,700 and 4,500 share unit awards were conditioned upon the participant executing a three-year covenant not to compete. Retention Awards vest only if the participant is continuously employed by CB Richard Ellis Services through December 31, 2004. If a participant's employment terminates before that date, he or she forfeits the entire award and is not subject to the covenant not to compete. Distribution of benefits under the Company Retention Program are made only in shares of common stock of CB Richard Ellis, or our Class A common stock after the merger, and only after termination of employment.

   Company Recruitment Program. The Company Recruitment Program is a part of the deferred compensation plan and permits the grant of awards--in the form of allocations under the deferred compensation plan--up to a total of $3,218,750. The Company Recruitment Plan was terminated effective April 1, 2001. During the first ten months of 2000, awards generally were made in the form of CB Richard Ellis Services stock fund units. After October 31, awards have been made in the form of allocations to the Insurance Fund. The recruitment awards can only be made to new hires who are experienced sales professionals and can demonstrate that either in the current year or the previous year they have had income from services of more than $100,000. In order to receive a Recruitment Award an individual must execute a three-year covenant not to compete. Recruitment awards vest only if the individual is continuously employed by CB Richard Ellis Services for four years from the date of the award. If a participant's employment terminates prior to that date, he or she forfeits the entire award and is not subject to he covenant not to compete.

   Amendments in Connection with the Merger. A series of amendments to the deferred compensation plan will be made in connection with or as a result of the merger:

  . Interest Index Fund II will be established.

  . As of the effective time of the merger, each stock fund unit will thereafter represent the right to receive one share of our Class A common stock in accordance with the terms and conditions set forth in the deferred compensation plan instead of one share of CB Richard Ellis Services.

  . Prior to the merger, participants who have CB Richard Ellis stock fund units that were vested prior to the merger will be required to make one of the following elections prior to the merger: (1) retain those stock fund units in their account, provided that this option will only be available to participants that are employees of CB Richard Ellis Services at the closing of the merger or are independent contractors of CB Richard Ellis Services or its subsidiaries in the states of California, New York, Illinois and Washington at the closing of the merger, or (2) convert the value of those stock fund units, at $16.00 per unit, into an allocation to Interest Index Fund II or in the Insurance Fund and select mutual funds within that fund in each case to measure future gains or losses for the amount so converted.

  . The Rabbi Trust, which is used to hold the insurance contracts for the Insurance Fund, has been amended effective June 1, 2001 to delete the provision that makes it irrevocable upon a change of control of CB Richard Ellis Services and to permit CB Richard Ellis Services to direct the trustee to take out of the Rabbi Trust any amounts participants elect to transfer from the Insurance Fund to Interest Index Fund II or, in the case of designated managers, into stock fund units.

  . After the merger, prior to the earlier of the occurrence of the tenth anniversary of the merger or 180 days after an underwritten initial public offering of our Class A common stock in which it becomes listed for trading on a national securities exchange of are quoted on the Nasdaq National Market, before a participant may receive a distribution of shares of our Class A common stock pursuant to the terms of the plan the participant will be required to sign and deliver a stockholder's agreement to us. This stockholder's agreement will generally contain all the terms described in the section of this prospectus titled "Description of the Offering Documents--Subscription Agreements--Description of Terms in All Subscription Agreements," except that it will not contain the terms regarding assignment of proceeds from the merger, representations and warranties or conditions to subscription.

   For 2002 and subsequent years, an employee will have to have income from salary, bonus and commissions of $150,000, as compared to $100,000 currently, or more in order to participate in the deferred compensation plan. However, in the case of a sales professional, if his or her commissions for the prior year exceeded $150,000, then he or she will be eligible for immediate first dollar participation in the deferred compensation plan. This change is being made in response to recent court decisions. For sales professionals whose compensation in the prior year did not exceed $150,000, participation will be permitted only with respect to compensation in excess of $150,000 for the deferral year.

   Federal Income Tax Consequences of the Amendments. A participant will not recognize any ordinary income on the conversion of his or her investment in stock fund units with underlying shares of CB Richard Ellis Services common stock into an investment in stock fund units with underlying shares of our Class A common stock, mutual funds under the Insurance Fund or Interest Index Fund II. Upon the distribution to the participant of shares of our Class A common stock, the participant will recognize ordinary income equal to the fair market value of the shares at the time of distribution. Accordingly, a participant may be subject to tax liability although the participant received payment of shares, which may lack liquidity, rather than cash. Upon the payment of cash equal to the value of the participant's Insurance Fund or Interest Index Fund I or II account, the participant will recognize ordinary income equal to the cash received.

CB Richard Ellis Services 401(k) Plan

   CB Richard Ellis Services maintains the CB Richard Ellis Services 401(k) Plan, which is a tax qualified retirement plan that we generally refer to as the 401(k) plan. Generally, an employee of CB Richard Ellis Services is eligible to participate in the plan if the employee is at least 21 years old.

   Contributions. The plan provides for participant contributions as well as discretionary employer contributions. A participant is allowed to contribute to the plan from 1% to 15%, in whole percentages, of his or her compensation, subject to limits imposed by the U.S. Internal Revenue Code. Participant contributions may be on a pre-tax basis, which we refer to as "pre-tax contributions" or on an after-tax basis, which we refer to as "after-tax contributions." In addition, a participant may roll over to the plan his or her account balance from a retirement plan of a former employer. Each year, CB Richard Ellis Services determines an amount of employer contributions, if any, it will contribute to the plan, which we refer to as "CB Richard Ellis Services contributions," based on the performance and profitability of the consolidated United States operations of CB Richard Ellis Services. CB Richard Ellis Services contributions for a year are allocated to participants who are actively employed on the last day of the plan year in proportion to each participant's pre-tax contributions for that year, up to 5% of the participant's compensation. All amounts contributed to the plan, both participant contributions and CB Richard Ellis Services contributions, are held in a trust fund. The trust fund is currently administered by an independent trustee, Vanguard Fiduciary Trust Company. All amounts in the trust fund can only be used for the benefit of participants. The trustee makes all benefit payments from the trust fund.

   Vesting. A participant is always 100% vested in his or her pre-tax contributions, after-tax contributions and rollover contributions. A participant will become vested in CB Richard Ellis Services contributions as follows: (x) less than 5 years of vested service, 0% and (y) 5 years or more of vested service, 100%. However, a participant will become 100% vested, regardless of years of vested service, if (1) the participant reaches age

65 while actively employed, (2) the participant was hired after age 65 and becomes eligible to participate in the plan, (3) the participant dies or becomes disabled while employed, or (4) the plan is terminated.

   Investments. The participant may direct the investment of his or her account into a number of available investment options under the plan, currently including an option to invest in CB Richard Ellis Services common stock, and may change his or her investment elections pursuant to the terms of the plan. From time to time, CB Richard Ellis Services may change the investment options under the plan.

   Voting Rights. Voting rights in the mutual fund alternatives are not passed through to participants. However, voting rights with respect to the CB Richard Ellis Services common stock in the CB Richard Ellis Services Common Stock Fund are passed through to participants. Currently, the trustee votes shares of CB Richard Ellis Services common stock in the CB Richard Ellis Services Common Stock Fund that are not voted by participants in the same proportion as the shares in the fund for which the trustee did receive participants' directions.

   In Service Withdrawals. Generally, a participant is not entitled to a distribution from the plan during employment. However, during employment, a participant may take a loan from the plan of up to the lesser of (1) 50% of his or her vested account balance and (2) $50,000. In addition, after reaching age 59 1/2, a participant may withdraw all or a portion of his or her vested account balance from the plan. Last, if the participant is less than 59 1/2, he or she may, in limited circumstances, be eligible for a hardship withdrawal. However, if a participant holds shares of our Class A common stock in his or her account after the merger, as described below, he or she will be unable to take a loan from the plan, or receive a withdrawal, including a hardship withdrawal, prior to termination of employment, with respect to those shares.

   Distributions. Generally, upon the participant's termination of employment, distributions from the plan are made in a single lump sum cash payment. However, if the participant has an account balance in the CB Richard Ellis Services Common Stock Fund, the participant may receive his or her distribution of all or a portion of his or her balance in that fund either in shares or in cash.

   Consequences of the Merger. In connection with the merger, each share of CB Richard Ellis Services common stock currently held by the plan in the CB Richard Ellis Services Common Stock Fund and credited to participant accounts will be exchanged for $16.00 in cash, and the plan will be amended to eliminate the CB Richard Ellis Services Common Stock Fund as an investment option within the plan. The cash received for the shares of CB Richard Ellis Services common stock will be available for reinvestment in one or more of the investment alternatives contained within the plan in accordance with the terms of the plan, including the new CBRE Holding Common Stock Fund under the circumstance described below.

   New Employer Stock Fund. In connection with the merger, a new CBRE Holding Common Stock Fund will be created as a plan investment alternative. All of our active U.S. employees participating in the plan at the time of the merger will be offered the opportunity to direct the trustee of the plan to purchase for the CBRE Holding Common Stock Fund shares of our Class A common stock at an offering price of $16.00 per share. The aggregate number of shares that we will be offering for purchase by the CBRE Holding Common Stock Fund will be 889,819. These U.S. employees may use only pre-tax contributions and rollover contributions for their investments in the CBRE Holding Common Stock Fund, and no participant may invest more than 50% of his or her entire plan account balance in the CBRE Holding Common Stock Fund as of June 1, 2001.

   401(k) Plan Trustee and Instructions Form. U.S. Trust Company, National Association has been retained by CB Richard Ellis Services to act as an independent trustee of the CBRE Holding Common Stock Fund investment alternative in the plan. In order to acquire shares of our Class A common stock in this offering using his or her plan account, a participant in the 401(k) plan at the time of the merger must affirmatively elect, prior to the subscription deadline, to direct U.S. Trust, as stock fund trustee, to invest a portion of his or her plan account in CBRE Holding shares after the merger, as described above. In order to make this election, the participant will be required to complete and return to U.S. Trust the form of instructions described in the section of this prospectus titled "Description of the Offering Documents--401(k) Plan Instructions Form." If an employee has not furnished instructions to the trustee using the appropriate form prior to the subscription deadline as described above, the employee will not be able to participate in the offering of shares of our Class A common stock to be held in the 401(k) plan.

   Adequate Consideration Requirement. U.S. Trust will be obligated to follow the purchase decisions made by participants unless it determines that the instructions are not consistent with its fiduciary obligations under the Employee Retirement Income and Security Act of 1974. In this regard, U.S. Trust will engage an independent financial advisor and will only follow the purchase instructions if it receives an opinion from this advisor that concludes that the purchase price is fair to plan participants and constitutes "adequate consideration" for purposes of ERISA.

   Inability to Sell Shares Held in the Plan. In evaluating the offer of securities to be purchased within the plan, and whether an investment in the CBRE Holding Common Stock Fund satisfies the prudence requirements required by ERISA for retirement plan investments, participants should take into account that following the merger they will not be able to sell these shares and invest the proceeds in other investments under the plan. Participants should also take into account that an investment in the CBRE Holding Common Stock Fund may limit the participant's ability to receive loans or withdrawals from the plan, including a hardship withdrawal, prior to termination of employment, since shares of our Class A common stock held in the CBRE Holding Common Stock Fund may not be used for loans or withdrawals.

   Voting and Plan Distributions. Participants will generally be entitled to direct U.S. Trust with respect to the voting of shares allocated to their accounts in the CBRE Holding Common Stock Fund consistent with the current practice Vanguard has implemented with respect to the CB Richard Ellis Services Common Stock Fund, described above. To the extent a participant who is invested in the CBRE Holding Common Stock Fund is entitled to a distribution under the plan, the participant will have the right either to receive this portion of his or her distribution in shares of our Class A common stock or to instruct the trustee to sell the shares and receive the cash proceeds of the sale. If the trustee cannot otherwise sell the shares prior to an underwritten initial public offering after which our Class A common stock is listed for trading on a national securities exchange or is quoted on the Nasdaq National Market, we will be obligated to purchase these shares at the then fair market value.

   Stockholders Agreement. If the participant elects to receive shares of our Class A common stock upon a distribution prior to the earlier of the occurrence of the tenth anniversary of the merger or 180 days after an underwritten initial public offering of our Class A common stock in which it becomes listed for trading on a national securities exchange or are quoted on the Nasdaq National Market, if the participant has not previously signed a subscription agreement, before he or she may receive the distribution of these shares pursuant to the terms of the plan the participant will be required to sign and deliver a stockholder's agreement to us. This agreement will contain substantially the same provisions as the subscription agreements, other than with respect to the provisions regarding purchasing shares. For a description of the terms of the subscription agreement, see "Description of the Offering Documents--Subscription Agreements."

2001 Stock Incentive Plan

   The following description of the 2001 CBRE Holding, Inc. Stock Incentive Plan, which we refer to as our stock incentive plan, is not complete and is qualified by reference to the full text of the stock incentive plan, which has been filed as an exhibit to the registration statement. The stock incentive plan was adopted by our board of directors on June 7, 2001. A total of 6,500,000 shares of Class A common stock has been reserved for issuance under the stock incentive plan. Both the shares of CBRE Holding Class A common stock for direct ownership and the options to acquire CBRE Holding Class A common stock being offered by this prospectus are being issued or granted, as the case may be, pursuant to the stock incentive plan.

   The stock incentive plan permits the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to our employees, directors or independent contractors. The number of shares issued or reserved pursuant to the stock incentive plan, or pursuant to outstanding awards, is subject to adjustment on account of stock splits, stock dividends and other dilutive changes in our Class A common stock. Class A common stock covered by awards that expire, terminate or lapse will again be available for option or grant under the stock incentive plan.

   Administration. The stock incentive plan is administered by our board of directors, which may delegate its duties and powers in whole or in part to any committee of the board of directors. The board of directors has the sole discretion to determine the employees, directors and independent contractors to whom awards may be granted under the stock incentive plan and the manner in which these awards will vest. Options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards will be granted by the board of directors to employees, directors and independent contractors in the numbers and at the times during the term of the stock incentive plan as the board of directors determines. The board of directors is authorized to interpret the stock incentive plan, to establish, amend and rescind any rules and regulations relating to the stock incentive plan, and to make any other determinations that it deems necessary or desirable for the administration of the stock incentive plan. The board of directors may correct any defect, supply any omission or reconcile any inconsistency in the stock incentive plan in the manner and to the extent the board of directors deems necessary or desirable.

   Options. The board of directors will determine the exercise price for each option. However, an incentive stock option must generally have an exercise price that is at least equal to the fair market value of the shares on the date the option is granted. An optionholder may exercise an option by written notice and payment of the exercise price (1) in cash or its equivalent, (2) by the surrender of a number of shares of our common stock already owned by the optionholder for at least six months, or other period established from time to time by us in order to avoid adverse accounting treatment applying U.S. generally accepted accounting principles, with a fair market value equal to the exercise price, (3) in a combination of cash and shares of our common stock as qualified by clause (2) above or (4) if a public market for the shares exists, through the delivery of irrevocable instruments to a broker to sell shares of our common stock obtained upon exercise of the option and to deliver promptly to us an amount out of the proceeds of the sale equal to the exercise price for the shares being purchased. Optionholders may satisfy their income tax withholding obligation through the withholding of a portion of the shares to be received upon exercise of the option.

   Other Stock-Based Awards. Our board of directors may grant awards of restricted stock units, shares of Class A common stock and restricted stocks and awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares. The other stock-based awards will be subject to the terms and conditions established by the board of directors.

   Transferability. Unless otherwise determined by our board of directors, awards granted under the stock incentive plan are not transferable other than by will or by the laws of descent and distribution.

   Change of Control. In the event of a change of control, (1) any outstanding awards then held by participants which are unvested or otherwise unexercisable will automatically be deemed exercisable or otherwise vested, as the case may be, as of immediately prior to the change of control and (2) our board of directors may (A) provide for a cash payment to the holder of an award in consideration for the cancellation of the award and/or (B) provide for substitute or adjusted awards. The definition of "change of control" is generally either of the following:

  . the sale or disposition, in one or a series of related transactions, of all, or substantially all, of the assets of CBRE Holding to any "person" or "group", as defined in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, other than RCBA Strategic, Freeman Spogli or their affiliates or any group which includes any of them; or

  . any person or group, other than RCBA Strategic, Freeman Spogli or their affiliates, is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of CBRE Holding, including by way of merger, consolidation or otherwise and the representatives of RCBA Strategic, Freeman Spogli or their affiliates, individually or in the aggregate, cease to have the ability to elect a majority of the board of directors of CBRE Holding; for these purposes, a member of a group will not be considered to beneficially own the securities owned by other members of the group.

   Amendment and Termination. Our board of directors may amend, alter or discontinue the stock incentive plan in any respect at any time, but no amendment can diminish any of the rights of a participant under any awards previously granted without his or her consent.

   Federal Income Tax Consequences of the Awards under the Stock Incentive Plan. When a nonqualified stock option is granted, there is no income tax consequence for the optionholder or us. When a nonqualified stock option is exercised, in general, the optionholder recognizes compensation equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. We are entitled to a deduction equal to the compensation recognized by the optionholder.

   When an incentive stock option is granted, there are no income tax consequences for the optionholder or us. When an incentive stock option is exercised, the optionholder does not recognize income and we do not receive a deduction. The optionholder, however, must treat the excess of the fair market value of the shares on the date of exercise over the exercise price as an item of adjustment for purposes of the alternative minimum tax. If the optionholder disposes of shares after the optionholder has held the shares for at least two years after the incentive stock option was granted and one year after the incentive stock option was exercised, then the amount the optionholder receives upon the disposition over the exercise price is treated as long-term capital gain to the optionholder. We are not entitled to a deduction. If the optionholder makes a "disqualifying disposition" of the shares by disposing of the shares before the shares have been held for the above-described holding period, then the optionholder generally recognizes compensation income equal to the excess of (1) the fair market value of the shares on the date the incentive stock option was exercised, or, if less, the amount received on the disposition, over (2) the exercise price. We are entitled to a deduction equal to the income recognized by the optionholder.

   When a stock appreciation right is granted, there are no income tax consequences for the participant or us. When a stock appreciation right is exercised, in general, the participant recognizes compensation equal to the cash and/or the fair market value of the shares received upon exercise. We are entitled to a deduction equal to the compensation recognized by the participant.

   The fair market value of shares of Class A common stock, or the cash, that a participant receives upon the grant of other stock-based awards over the amount paid for the other stock-based awards, excluding options, is generally recognized as compensation by the participant. However, if the other stock-based awards consist of property subject to a substantial risk of forfeiture, the amounts generally will not be recognized as ordinary income by the participant until the substantial risk of forfeiture lapses or until the participant makes an election under Section 83(b) of the Internal Revenue Code. We are entitled to a deduction equal to the income recognized by the participant.

                            THE MERGER TRANSACTIONS

Generally

   The offerings being made by this prospectus are part of a series of substantially simultaneous transactions, including the proposed merger of our wholly-owned subsidiary, BLUM CB Corp., with and into CB Richard Ellis Services, Inc. pursuant to the amended and restated merger agreement, dated as of May 31, 2001, among us, CB Richard Ellis Services and BLUM CB Corp. Pursuant to the merger agreement, and subject to conditions set forth in the merger agreement, as a result of the merger, each of the outstanding shares of CB Richard Ellis Services common stock at the time of the merger, other than shares held by members of the buying group who will receive shares of our Class B common stock instead, will be converted into the right to receive $16.00 in cash. As a result of this proposed merger, CB Richard Ellis Services would become our direct, wholly-owned subsidiary and the common stock of CB Richard Ellis Services would be delisted from the New York Stock Exchange. The completion of these offerings of our Class A common stock are conditioned upon the closing of the merger.

   Pursuant to an amended and restated contribution and voting agreement, immediately prior to the merger each of the members of the buying group will contribute to us all of the shares of CB Richard Ellis Services common stock that he or it directly owns. Each of these shares contributed to us will be cancelled as a result of the merger. We will issue one share of our Class B common stock in exchange for each share of CB Richard Ellis Services common stock contributed to us. This will result in the issuance to the buying group of an aggregate of 8,052,087 shares of our Class B common stock in exchange for these contributions. Also pursuant to the contribution and voting agreement, the BLUM Funds have agreed to purchase for cash immediately prior to the merger a minimum of 2,553,879 shares of our Class B common stock at $16.00 per share. In addition, the BLUM Funds have agreed to purchase for $16.00 per share in cash an additional number of shares of our Class B common stock for $16.00 per share equal to (1) 3,236,639 shares minus (2) the number of shares of our Class A common stock and stock fund units subscribed for in the offerings made by this prospectus plus (3) the aggregate amount of full-recourse notes delivered by designated managers in the offerings divided by $16.00. The number of shares purchased by the BLUM Funds will be reduced by 241,885 shares, which is the sum of the 10 shares of CBRE Holding common stock initially owned by RCBA Strategic and the 241,875 shares of CBRE Holding common stock purchased by RCBA Strategic for $16.00 per share in connection with the closing of the sale of 11 1/4% senior subordinated notes by BLUM CB Corp. as described below. The proceeds from the sale of those shares to RCBA Strategic were contributed to BLUM CB Corp., which deposited the proceeds in an escrow account for release when the merger is completed. If the offerings to employees are fully subscribed and none of our designated managers elects to deliver a full-recourse note as payment for the subscribed shares, the BLUM Funds will have no obligation to purchase additional shares and they will hold approximately 39.3% of our outstanding Class A and Class B common stock and stock fund units. The amount of equity contributed by the BLUM Funds to us may be increased although there is no obligation to do so.

   In connection with the merger and related transactions, we will issue and sell to DLJ Investment Funding, Inc., $65.0 million in aggregate principal amount of our 16% Senior Notes due 2011 and 521,847 shares of our Class A common stock for an aggregate price of $65.0 million. A portion of the 16% senior notes and related Class A common stock may be purchased by persons other than DLJ Investment Funding, Inc. Also, in connection with the merger, CB Richard Ellis Services will assume $229 million in aggregate principal amount of 11 1/4% Senior Subordinated Notes due 2011 of BLUM CB Corp., which were issued and sold for approximately $225.6 million on June 7, 2001. The net proceeds from the sale of those notes by BLUM CB Corp. are currently being held in an escrow account and will be released when the merger is completed. In addition, CB Richard Ellis Services will enter into a new senior secured credit agreement with CSFB and other leaders under which CB Richard Ellis Services will borrow up to $225.0 million in term loans. This credit agreement will also include a $100.0 million revolving credit facility, which is intended to finance our working capital requirements after December 31, 2000, and a portion of which will be drawn upon at the time of the merger. For additional information regarding the indebtedness we will incur in connection with the merger, you should read the section of this prospectus titled "Description of Indebtedness."

   The proceeds from the sale of our senior notes and related Class A common stock, the offerings of our Class A common stock and the purchase of our Class B common stock by the BLUM Funds, together with borrowings under the credit agreement and the proceeds from the 11 1/4% senior subordinated notes, will be used to pay the holders of CB Richard Ellis Services common stock immediately prior to the merger, other than the members of the buying group, consideration of $16.00 per share in the merger, to refinance substantially all of CB Richard Ellis Services' existing indebtedness, to pay fees and expenses associated with the merger and for working capital and other general corporate purposes. For additional information regarding the use of proceeds received in the offerings, you should read the section of this prospectus titled "Use of Proceeds."

   Also in connection with the merger, we, each of the members of the buying group and DLJ Investment Funding, Inc. and the other purchasers of our senior notes and the related Class A common stock will enter into a securityholders' agreement, which will contain agreements among us, the holders of the Class B common stock and DLJ Investment Funding, Inc. and the other purchasers of our senior notes and the related Class A common stock, including voting, transfer, restrictions, participation rights, registration rights, and a right of first offer in favor of the BLUM Funds.

   The following summarizes the merger agreement, the securityholders' agreement and the contribution and voting agreement, each of which is included as an exhibit to the registration statement filed with the SEC of which this prospectus forms a part. You should carefully read each of the agreements in their entirety and not rely solely upon the description of the agreements provided below.

Merger Agreement

   The merger agreement provides that BLUM CB, a Delaware corporation wholly-owned by us, will merge into CB Richard Ellis Services. Following the completion of the merger, BLUM CB will cease to exist as a separate entity and CB Richard Ellis Services will continue as the surviving corporation and as our wholly-owned subsidiary.

   Effective Time. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of Delaware or at such later time as specified in the certificate of merger. We refer to this time as the effective time. We expect this filing to occur as soon as practicable after the adoption of the merger agreement by the stockholders of CB Richard Ellis Services at a special meeting and the satisfaction or waiver of the other conditions to the merger as set forth in the merger agreement.

   Merger Consideration. At the effective time of the merger, each share of CB Richard Ellis Services common stock outstanding immediately prior to the effective time will be cancelled and automatically converted into the right to receive $16.00 in cash, without interest or other payment, with the following exceptions:

  . treasury shares, shares of CB Richard Ellis Services common stock owned by us or BLUM CB, which will include the shares contributed to us by the buying group immediately prior to the merger, and shares of CB Richard Ellis Services common stock owned by any of its subsidiaries will be cancelled without any payment; and

  . shares held by stockholders who have perfected their dissenters' rights will be subject to appraisal in accordance with Delaware law.

   At the effective time of the merger, each share of the common stock of BLUM CB issued and outstanding immediately before the effective time will be converted into the right to receive one share of common stock of CB Richard Ellis Services.

   Pursuant to the contribution and voting agreement which is described below, each share of CB Richard Ellis Services common stock held by a member of the buying group will be contributed by them to us immediately prior to the merger in consideration for the issuance by us of an identical number of shares of our

Class B common stock. Each of the shares of the buying group contributed to us will be cancelled in connection with the merger without payment.

   Cancellation of Options in the Merger. At the effective time of the merger, each holder of an option to purchase shares of CB Richard Ellis Services common stock outstanding under any of its stock option or compensation plans or arrangements, whether or not vested, will have the right to have the option canceled and in exchange CB Richard Ellis Services will pay to each holder of a canceled option, as soon as practicable following the effective time, an amount per share that is subject to the option, equal to the greater of (A) the amount by which $16.00 exceeds the exercise price of the option, if any, and (B) $1.00, reduced in each case by applicable tax withholding.

   Each holder of an option that does not elect to receive the consideration described in the previous sentence will continue to hold his or her options to acquire CB Richard Ellis Services common stock after the merger. However, after the merger, CB Richard Ellis Services will be our wholly-owned subsidiary and its common stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934. Accordingly, if any holder exercised his or her options after the merger, the holder would receive common stock of our subsidiary, which common stock would be difficult, if not impossible, to sell.

   CB Richard Ellis Services Deferred Compensation Plan. At the effective time of the merger, the CB Richard Ellis Services deferred compensation plan will be amended so that each stock fund unit will represent the right to receive one share of our Class A common stock on a future distribution date as described in the plan instead of one share of CB Richard Ellis Services common stock. Each of our U.S. employees and each of our independent contractors in the states of California, New York, Illinois or Washington who has stock fund units credited to his or her account that have vested prior to the merger will be required, prior to the merger, to make one of the following elections with respect to those stock fund units:

  . convert the value of those stock fund units, based upon a value of $16.00 per stock fund unit, into any of the insurance mutual fund or interest index fund alternatives that are available under the deferred compensation plan as of the effective time of the merger, or

  . continue to hold those stock fund units in his or her account under the deferred compensation plan.

   Every other participant in the deferred compensation plan who has stock fund units credited to his or her account that have vested prior to the merger must convert the value of those stock fund units, based upon a value of $16.00 per stock fund unit, into any of the insurance mutual fund or interest index fund alternatives that are available under the deferred compensation plan.

   All stock fund units that have not vested prior to the time of the merger, including any stock fund units that will vest as a result of the merger, will automatically remain in the deferred compensation plan after the merger and represent the right to receive shares of our Class A common stock on future distribution dates as described in the plan.

   CB Richard Ellis Services 401(k) Plan. At the effective time of the merger, each share of CB Richard Ellis Services common stock credited to an employee account in the CB Richard Ellis Services 401(k) plan will be exchanged for $16.00 in cash. At the effective time of the merger, provided that the registration statement of which this prospectus forms a part has been declared effective by the SEC, each of our U.S. employees with an account balance in the CB Richard Ellis Services 401(k) plan may then elect to invest, pursuant to the terms of the 401(k) plan, in shares of our Class A common stock based on a purchase price of $16.00 per share. However, the aggregate number of shares of our Class A common stock that will be made available for purchase will be 889,819 shares. In the event that we receive requests to purchase an aggregate number of shares of our Class A common stock in excess of the amount described above, the amount subscribed to by each participant in the offerings will be reduced pro rata based on the number of shares of our Class A common stock that each participant initially requested to purchase. In any event, no participant will be entitled to have greater than 50% of his or her total account balance in the CB Richard Ellis Services 401(k) plan invested in CBRE Holding shares as of the effective time of the merger, with all other investments in his or her 401(k) plan account being valued as of June 1, 2001.

   Officers, Directors and Governing Documents. Upon and after the effective time of the merger, the directors of BLUM CB will become the directors of CB Richard Ellis Services and the current officers of CB Richard Ellis Services will remain the officers of CB Richard Ellis Services in each case until their successors are duly elected or appointed and qualified. The certificate of incorporation and bylaws of CB Richard Ellis Services in effect immediately prior to the effective time will remain the certificate of incorporation and bylaws of CB Richard Ellis Services, each until amended, except that the certificate of incorporation will be amended in connection with the merger to create a new class of preferred stock that will be held by CBRE Holding, Inc. after the merger.

   Conditions to the Merger. The obligations of CB Richard Ellis Services and us to complete the merger are subject to the satisfaction or, if legal, waiver of each of the following conditions:

  . stockholders who hold a majority of the outstanding common stock of CB
    Richard Ellis Services must adopt the merger agreement;

  . stockholders who hold at least 66 2/3% of the shares of outstanding common stock of CB Richard Ellis Services not owned by the members of the buying group or their affiliates must adopt the merger agreement;

  . no governmental entity can have enacted any law or taken any other action that restrains, enjoins or otherwise prohibits the merger or makes it illegal; and

  . the registration statement, of which this prospectus forms a part, must have been declared effective by the Securities and Exchange Commission and continue to be effective.

   The obligation of CB Richard Ellis Services to complete the merger is subject to the satisfaction or waiver of each of the following additional conditions:

  . we and BLUM CB must have performed in all material respects all of our and their obligations under the merger agreement required to be performed at or before the effective time of the merger;

  . the representations and warranties made by BLUM CB and us in the merger agreement must have been true and correct in all material respects when made and at and as of the effective time of the merger;

  . CB Richard Ellis Services must have received a certificate signed by the president or chief executive officer of each of BLUM CB and us as to compliance with the conditions specified in the two preceding paragraphs;

  . we and BLUM CB must have obtained or made all consents, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings with any governmental entity that are required in connection with the merger and the other transactions contemplated by the merger agreement and that, if not obtained, would make the merger illegal or would be reasonably likely, individually or in the aggregate, to prevent or materially impair the ability of BLUM CB and us to complete the merger transactions or to have a material adverse effect on CB Richard Ellis Services in the merger; and

  . the special committee must have received a letter addressed to it from a valuation firm as to the solvency of CB Richard Ellis Services and its subsidiaries after giving effect to the merger, the financing arrangements contemplated by BLUM CB with respect to the merger and the other transactions contemplated by the merger agreement.

   Our obligation to complete the merger is subject to the satisfaction or waiver of each of the following additional conditions:

  . CB Richard Ellis Services must have performed in all material respects its obligations contained in the merger agreement required to be performed at or before the effective time of the merger;

  . the representations and warranties made by CB Richard Ellis Services in the merger agreement must have been true and correct in all material respects when made and at and as of the effective time of the merger;

  . we must have received a certificate signed by the chief executive officer or chief financial officer of CB Richard Ellis Services as to its compliance with the conditions specified in the two preceding paragraphs;

  . CB Richard Ellis Services must have obtained or made all consents, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings with any governmental entity that are required in connection with the merger and the other transactions contemplated by the merger agreement and that, if not obtained, would make the merger illegal or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on CB Richard Ellis Services, unless the failure of this condition to be satisfied is due to willful breach by either of the acquisition companies of any agreement, including the agreements related to our financing arrangements for the merger and the other transactions contemplated by the merger agreement;

  . the proceeds from the issuance and sale of the senior subordinated notes must have been released to BLUM CB Corp. from the escrow account into which they were deposited in connection with the closing of the offering of the senior subordinated notes, and the funding contemplated by the commitment letters for our financing of the merger and the other transactions contemplated by the merger agreement must have been obtained, or suitable alternative financing must have been obtained; and

  . consent must have been obtained from the holders of the portion of CB
    Richard Ellis Services' 8 7/8% senior subordinated notes outstanding required to amend those notes' indenture to permit the merger and the other transactions contemplated by the merger agreement. As of June 8, 2001, a majority of the holders of the 8 7/8% senior subordinated notes had consented to the amendments to the Indenture and had tendered their notes.

   The merger agreement defines a material adverse effect on CB Richard Ellis Services as any material adverse effect on (1) the business, assets, liabilities, financial condition or results of operations of CB Richard Ellis Services and its subsidiaries, taken as a whole, or (2) the ability of CB Richard Ellis Services to perform its obligations under the merger agreement or the other agreements and transactions contemplated by the merger agreement, in each case other than changes or developments resulting from global general economic or political conditions, conditions generally affecting the industry in which CB Richard Ellis Services and its subsidiaries operate, changes in U.S. or global financial markets or conditions, any generally applicable change in law or GAAP or interpretation of law or GAAP or the announcement of the merger agreement or the transactions contemplated by it or CB Richard Ellis Services' performance of its obligations under the merger agreement and compliance with the covenants in the merger agreement.

Securityholders' Agreement

   Pursuant to the contribution and voting agreement described below, we and each member of the buying group have agreed to enter into a securityholders' agreement upon the closing of the merger. CB Richard Ellis Services and DLJ Investment Funding, Inc. and other purchasers of our senior notes that hold shares of our Class A common stock will also be parties to the securityholders' agreement.

 Limitations on Transfer

   Each stockholder party to the securityholders' agreement will agree not to sell any shares of our common stock or warrants to acquire our common stock, collectively, the "restricted securities," unless (1) the transfer is pursuant to an effective registration statement under the Securities Act and has been registered under all applicable state securities or "blue sky" laws or (2) the party has furnished us with an acceptable written opinion of counsel stating that no registration is required because of the availability of an exemption from registration under the Securities Act and all applicable state securities or "blue sky" laws.

   In addition, pursuant to the securityholders' agreement, DLJ Investment Funding, Inc. and the other purchasers of our senior notes and the related Class A common stock and the members of the buying group other than RCBA Strategic and its affiliates will agree that, until the earlier of ten years from the date the securityholders' agreement is signed or the date of an underwritten initial public offering in which our shares become listed on a national securities exchange or the Nasdaq National Market, which period we refer to as the "restricted period," not to sell any restricted securities except:

  . to their respective affiliates;

  . in the case of an individual who is a party to this agreement, to his or her spouse or direct lineal descendants, including adopted children, or antecedents;

  . in the case of an individual who is a party to this agreement, to a charitable remainder trust or trusts, in each case the current beneficiaries of which, or to a corporation or partnership, the stockholders or limited or general partners of which, include only the transferor, the transferor's spouse or the transferor's direct lineal descendants, including adopted children or antecedents;

  . in the case of an individual who is a party to this agreement, to the executor, administrator, testamentary trustee, legatee or beneficiary of any deceased transferor holding restricted securities;

  . in the case of Freeman Spogli, beginning on April 12, 2003, on a pro rata basis to its partners;

  . in the case of a transferee of Freeman Spogli pursuant to the previous bullet point that is a corporation, partnership, limited liability company, trust or other entity, on a pro rata basis without payment of consideration, to its shareholders, partners, members, beneficiaries or other entity owners, as the case may be;

  . in the case of Freeman Spogli, The Koll Holding Company and Frederic
    Malek, beginning three years from the closing date of the merger, after complying with the right of first offer provision described below;

  . by DLJ Investment Funding, Inc. and the other purchasers of our senior notes and the related Class A common stock, in connection with transfers of our 16% Senior Notes due 2011 to a permitted transferee; and

  . transfers made in connection with the tag-along rights and drag-along rights described below.

In order for any of the sales described above to be permitted, each recipient of restricted securities must first execute an assumption agreement whereby it will become a party to the securityholders' agreement and assume and become entitled to specified rights and obligations in the securityholders' agreement as described in the following paragraph.

   With respect to any person who acquires any restricted securities from any securityholder in compliance with the terms of the securityholders' agreement, the transferee will become subject to the following provisions of the securityholders' agreement, depending upon the identity of the transferor:

  . in the case of any transfer from the BLUM Funds, (A) if the transferee acquires a majority of our common stock beneficially owned by a BLUM Fund, that BLUM Fund may assign to the transferee all of its rights and obligations under the agreement or (B) if the transferee acquires less than a majority of our common stock beneficially owned by that BLUM Fund, the transferee generally will assume and be entitled to all of the rights and obligations of the BLUM Funds described in the section titled "Registration Rights" below;

  . in the case of an assignment by a BLUM Fund of its rights pursuant to a right of first offer, as described below, the assignee or assignees generally will assume and be entitled to all of the rights and obligations of the BLUM Funds described in the section titled "Registration Rights" below;

  . in the case of any transfer from Freeman Spogli, (A) the transferee will assume all of the rights and obligations of Freeman Spogli, other than the right to designate any member of CBRE Holding's board of directors, the "Freeman Spogli Consent Rights" described below or the right to have one or more observers at meetings of the board of directors of CBRE Holding and (B) in addition, if the transferee acquires a majority of our common stock beneficially owned by Freeman Spogli at the time of the transfer and following the acquisition the transferee beneficially owns at least 10% of our outstanding common stock, Freeman Spogli may assign to the person all of its rights and obligations under the agreement; and

  . in the case of any transfer from any other party to the securityholders agreement, the new transferee generally will assume and be entitled to all of the rights and obligations of the transferor under this agreement.

   Right of First Offer. Beginning three years from the closing date of the merger, each purchaser of the senior notes and each of Freeman Spogli, The Koll Holding Company and Frederic Malek will be able to transfer all or any portion of its or his restricted securities to a qualified purchaser. However, prior to any transfer to a qualified purchaser, the transferring securityholder must first offer to sell all or, with the consent of the transferring securityholder, a portion of these restricted securities to RCBA Strategic or its assignee at the price and upon the other terms indicated to RCBA Strategic by the transferring securityholder. If RCBA Strategic elects not to buy all of the restricted securities on these terms, the transferring securityholder will be able to transfer the shares to a qualified purchaser for a limited period of time at a purchase price equal to or greater than the price offered to RCBA Strategic and on other terms that are no more favorable in any material respect than the terms initially offered to RCBA Strategic.

   Under the securityholders' agreement, the term "qualified purchaser" refers to any person to whom a securityholder wishes to transfer its or his restricted securities, as long as this person is approved by RCBA Strategic, which approval will not be unreasonably withheld. If a proposed qualified purchaser is a nationally-recognized private equity sponsor or institutional equity investor, RCBA Strategic may not withhold its consent unless RCBA Strategic's decision results from its direct experience with this person in connection with another actual or proposed transaction.

   Co-Sale Right. Prior to the date of an underwritten initial public offering in which our shares become listed on a national securities exchange or the Nasdaq National Market, if RCBA Strategic and its affiliates propose to transfer a portion of their common stock to any third party, other than in a public offering, each purchaser of the senior notes and related Class A common stock and the members of the buying group generally will have the right under the securityholders' agreement to require the proposed transferee or acquiring person to purchase from it or him the same proportion of its or his shares of common stock as is being purchased from RCBA Strategic and its affiliates at the same price per share and generally upon the same terms and conditions as apply to RCBA Strategic and its affiliates.

   Required Sale. If RCBA Strategic and its affiliates agree to transfer to a third party, other than in a public offering, a majority of the shares of our common stock beneficially owned by RCBA Strategic and its affiliates at the time of the transfer, then under the securityholders' agreement each purchaser of the senior notes and related Class A common stock and the members of the buying group may be required to transfer to the third party the same proportion of its or his restricted securities as is being transferred by RCBA Strategic and its affiliates at the same price and generally upon the same terms and conditions as apply to RCBA Strategic and its affiliates.

   In addition, if RCBA Strategic approves any merger, consolidation, amalgamation or other business combination involving us or any of our subsidiaries or the sale of all or substantially all of our assets, then each of the members of the buying group will agree to vote all shares of our Class B common stock held by him or it or his or its affiliates to approve the transaction and not to exercise any appraisal or dissenters' rights available to it or him under any rule, regulation, statute, agreement or otherwise.

   Participation Rights. Except for the specified exceptions listed below, we will agree under the securityholders' agreement not to issue any of our equity securities to any person unless, prior to the issuance, we notify each of the members of the buying group and grant to it or one of its affiliates the right to subscribe for and purchase a pro rata share of the equity securities being issued at the same price and upon the same terms and conditions as apply to all other subscribers. The specified exceptions to the participation rights include issuances of equity securities under the following circumstances:

  .  upon the exchange, exercise or conversion of other equity securities;

  . in connection with any stock split, stock dividend or recapitalization of us, as long as it is fully proportionate for each class of affected equity securities and entails equal treatment for all shares or units of the affected class;

  . pursuant to the acquisition by us or our subsidiaries of another person or a material portion of its assets, by merger, purchase of assets or otherwise;

  . to employees, officers, directors or independent contractors of us or our subsidiaries;

  .  in connection with a public offering; or

  . to customers, venders, lenders, and other non-equity financing sources, lessors of equipment and other providers of goods or services to us or our subsidiaries.

   Market "Stand-Off." Pursuant to the securityholders' agreement, in connection with an underwritten initial public offering in which our shares become listed on a national securities exchange or the Nasdaq National Market, if all of the securityholders that are parties to the securityholders' agreement that hold at least 2% of the outstanding shares of our common stock agree to the same restrictions, each of the securityholders that is a party to the securityholders' agreement are not permitted to sell, transfer or engage in a similar transaction with respect to any of our securities for a period specified by the representative of the underwriters, which period may not exceed 180 days after the registration statement regarding the offering is declared effective.

 Registration Rights

   Demand Registration Rights. Subject to the terms and conditions described in the securityholder's agreement, if we receive a written demand from the holders of at least 25% of the then outstanding shares of our common stock held by the BLUM Funds and their transferees, the holders of at least 25% of the then outstanding shares of our common stock held by Freeman Spogli and its transferees or the holders of at least 25% of the then outstanding shares of our common stock held by DLJ Investment Funding, Inc. and the other purchasers of our senior notes and the related Class A common stock and their transferees, then we will agree to use our best efforts to effect, as soon as practicable, the registration under the Securities Act of all our common stock requested to be registered in accordance with the terms of the securityholders agreement together with any of our other securities entitled to be included under the registration.

   However, we will not be required to effect a demand registration under the securityholders' agreement:

  . prior to 180 days after the effective date of a registration statement pertaining to an underwritten initial public offering in which shares become listed on a national securities exchange or the Nasdaq National Market;

  . requested by the BLUM Funds and their transferees after we have effected six demand registrations requested by the BLUM Funds and their transferees and each of these registrations has been declared or ordered effective;

  . requested by Freeman Spogli and its transferees after we have effected three registrations requested by Freeman Spogli and its transferees and each of these registrations has been declared or ordered effective;

  . requested by DLJ Investment Funding, Inc. and the other purchasers of our senior notes and the related Class A common stock and their transferees after we have effected one registration requested by

   DLJ Investment Funding, Inc. and the other purchasers of our senior notes and the related Class A common stock and their transferees and this registration has been declared or ordered effective;

  . if the anticipated aggregate gross proceeds to be received by the parties requesting the registration are less than $2,000,000;

  . if we notify in good faith the parties requesting the registration that we intend to make another public offering within ninety days of the demand request; or

  . if we furnish to the parties requesting the registration a certificate signed by the chairman of our board of directors stating that in the good faith judgment of our board of directors, it would be seriously detrimental to us for the registration to be effected at the time, in which event we will have the right to defer the filing for ninety days, although we will not be able to defer filings in this fashion more than an aggregate of ninety days in any twelve month period.

   In any underwritten offering under a demand registration, if the managing underwriter advises us that marketing factors require a limitation of the number of shares to be underwritten because it likely to have an adverse effect on the price, timing or the distribution of the shares to be offered, then the number of shares that may be included in the underwriting will be allocated first among the parties who demanded the registration on a pro rata basis and second to the extent all registrable shares requested to be included in the underwriting by the parties who demanded the registration have been included, among the remaining securityholders requesting inclusion of registrable shares in the underwritten offering on a pro rata basis.

   Piggyback Registrations Rights. In the securityholders' agreement, each securityholder party to the agreement and its transferees will be entitled to request that we include all or a portion of his or its shares in any registration statement for purposes of a public offering of our securities, but excluding the following types of offerings:

  . registration statements relating to employee benefit plans or with respect to corporate reorganizations or other transactions under Rule 145; and

  . any registration statement pertaining to an underwritten initial public offering in which shares become listed on a national securities exchange or the Nasdaq National Market.

   In an underwritten offering in which one or more securityholder parties to the agreement exercise their piggyback registration rights, if the managing underwriter advises us that marketing factors require a limitation of the number of shares to be underwritten because it likely to have an adverse effect on the price, timing or the distribution of the shares to be offered, then the number of shares that may be included in the underwriting will be allocated first to us and second to the securityholders on a pro rata basis. However, no reduction will be allowed to reduce the securities being offered by us for our own account to be included in the registration and underwriting or reduce the amount of securities of the selling securityholders included in the registration below 25% of the total amount of securities included in the registration, unless the offering does not include shares of any other selling securityholders, in which event any or all of the registrable shares may be excluded in accordance with the immediately preceding sentence.

   Expenses of Registration. All registration expenses incurred in connection with a registered offering pursuant to either demand or piggyback registration rights generally will be borne by us, except for underwriting discounts, selling commissions and transfer taxes, which will be borne by the holders of the securities being registered on a pro rata basis.

   Indemnification. In connection with a registered offering pursuant to either demand or piggyback registration rights, we will agree to indemnify and hold harmless each of the securityholders that is party to the securityholders' agreement and participates in the offering against any losses, claims, damages, liabilities or expenses to which it or he may become subject under the Securities Act of 1933, the Securities Exchange Act of 1934 or other federal or state law for any untrue statements, material omissions or other violations we make in connection with any registered offering.

   Expiration. Each party's demand and piggyback registration rights pursuant to the securityholders' agreement will expire if all of the following are satisfied:

  . we have completed an underwritten initial public offering in which our shares become listed on a national securities exchange or the Nasdaq National Market and subject to the provisions of the Securities Exchange Act of 1934;

  . the party, together with its affiliates, partners and former partners holds less than 2% of our outstanding common stock; and

  . all our common stock held by the party, and its affiliates, partners and former partners may be sold under Rule 144 of the Securities Act of 1933 during any ninety day period.

 Governance

   Composition of Board of Directors and Committees. Pursuant to the terms of the securityholders' agreement, prior to an underwritten initial public offering in which our shares become listed on a national securities exchange or the Nasdaq National Market, each member of the buying group will agree to vote all of his or its beneficially owned shares of our Class B common stock to elect the following representatives to our board of directors:

  . between three and six directors designated by RCBA Strategic, with the actual number to be determined by RCBA Strategic in its discretion;

  .  one director designated by Blum Strategic Partners II;

  .  one director designated by Freeman Spogli;

  . Raymond Wirta, for so long as he is employed by us or, if he is no longer employed by us, our chief executive officer at that time;

  . Brett White, for so long as he is employed by us or, if he is no longer employed by us, our Chairman of the Americas at that time, but RCBA Strategic may elect to reduce the size of the board of directors by one director if he is no longer our Chairman of the Americas; and

  . one director who is a real estate brokerage employee of ours, who will be elected immediately after the closing of the merger and will remain a director for so long as a majority of the board of directors agree.

Each of the designation rights described above is subject to the following limitations:

  . the director designation rights of RCBA Strategic will be reduced to two designees, or one designee if there is not a real estate brokerage employee serving as a member of the board, if the BLUM Funds and their affiliates beneficially own common stock representing less than 22.5% of our outstanding common stock, to one designee if there is not a real estate brokerage employee serving as a member of the board, if the BLUM Funds and their affiliates beneficially own common stock representing less than 15% of our outstanding common stock and to no designee if the BLUM Funds and their affiliates beneficially own common stock representing less than 7.5% of our outstanding common stock;

  . the director designation rights of Blum Strategic Partners II will be reduced to zero if RCBA Strategic is entitled to designate only one or zero directors; and

  . the director designation right of Freeman Spogli will reduce to zero if Freeman Spogli and its affiliates, collectively, beneficially own common stock representing less than 7.5% of our outstanding common stock.

   Also, prior to an underwritten initial public offering in which our shares become listed on a national securities exchange or the Nasdaq National Market, each committee of our board of directors will include at least one director or observer designated by RCBA Strategic and one director or observer designated by Freeman Spogli.

   Following an underwritten initial public offering in which our shares become listed on a national securities exchange or the Nasdaq National Market:

  . RCBA Strategic will be entitled to nominate a percentage of the total number of directors on our board of directors that is equivalent to the percentage of our outstanding common stock beneficially owned by the BLUM Funds and their affiliates; and

  . Freeman Spogli will be entitled to nominate one director to our board of directors as long as they own in the aggregate at least 7.5% of our outstanding common stock.

   In connection with each of our annual or special meetings of stockholders at which our directors are to be elected, we will (1) nominate and recommend to stockholders the individuals nominated in the bullet points above for election or re-election as part of the management slate of directors and (2) provide the same type of support for the election of these individuals as directors as we provide to other persons standing for election as our directors as part of the management slate. In addition, each member of the buying group has agreed that he or it will vote all shares of common stock owned by him or it in favor of the election or re-election of these individuals.

   Also pursuant to the securityholders' agreement, the board of directors of CB Richard Ellis Services will at all times following the merger consist of the same persons as the board of directors of CBRE Holding.

   Board Observers. Prior to an underwritten initial public offering in which our shares become listed on a national securities exchange or the Nasdaq National Market, Freeman Spogli will be entitled to have two non-voting observers, in addition to the director designated above, at all meetings of our board of directors for so long as Freeman Spogli owns at least 7.5% of our outstanding common stock. Similarly, prior to an underwritten initial public offering in which our shares become listed on a national securities exchange or the Nasdaq National Market, as long as is necessary for DLJ Investment Funding, Inc. to remain qualified as a "venture capital operating company" under applicable federal regulations, DLJ Investment Funding, Inc. or its affiliates will be entitled to one non-voting observer at all meetings of our board of directors for so long as they own at least 1.0% of our outstanding common stock in the aggregate or a majority in principal amount of the senior notes.

   Advisors. At the reasonable request of our board of directors or our management, Frederic Malek and/or Donald Koll will provide advice with respect to our industry, business and operations and our board of directors or our management, as applicable, will consider this advice in good faith. In connection with providing this requested advice, we will reimburse Frederic Malek and Donald Koll for any reasonable out-of-pocket expenses that they incur.

   Voting of Capital Stock. Prior to an underwritten initial public offering in which our shares become listed on a national securities exchange or the Nasdaq National Market, each member of the buying group other than the BLUM Funds agrees to vote at any stockholders meeting or in any written consent all of the shares of our voting capital stock owned or held of record by it, in same the manner as RCBA Strategic votes the shares of our voting capital stock beneficially owned by it, except with respect to the following actions by us or any of our subsidiaries:

  . any transaction between the BLUM Funds or their affiliates and us or any of our subsidiaries, other than a transaction (1) with another portfolio company of the BLUM Funds that has been negotiated on arms-length terms in the ordinary course of business between the managements of us or any of our subsidiaries and the portfolio company, (2) with respect to which the securityholders may exercise their participation rights under the securityholders' agreement or (3) specifically contemplated by the merger agreement; or

  . any amendment to our certificate of incorporation or bylaws that adversely affects the securityholder relative to the BLUM Funds, other than generally (a) an increase in our authorized capital stock or
     (b) amendments made in connection with any reorganization of us effected to facilitate (1) an initial public offering or (2) the acquisition of us by merger or consolidation.

   For so long as the paragraph immediately above applies, each member of the buying group other than the BLUM Funds will grant to RCBA Strategic an irrevocable proxy, coupled with an interest, to vote all of the shares of our voting capital stock owned by the grantor of the proxy.

   General Consent Rights. Prior to an underwritten initial public offering in which our shares become listed on a national securities exchange or the Nasdaq National Market, under the securityholders' agreement, neither we nor any of our subsidiaries will be allowed to take any of the following actions without the prior affirmative vote or written consent of (1) a majority of our directors and (2) a majority of our directors that are not designated by RCBA Strategic or Blum Strategic Partners II:

  . any of the transactions described in the two bullet points in the section above titled "Voting of Capital Stock" above; or

  . the repurchase or redemption of, the declaration or payment of a dividend with respect to, or the making of a distribution upon, any shares of our capital stock beneficially owned by the BLUM Funds or their affiliates unless (a) the repurchase, redemption, dividend or distribution is made pro rata among all holders of that class of capital stock, or in the case of a repurchase or redemption, each of the securityholder parties other than the BLUM Funds and their affiliates are given a proportionate right to participate in the repurchase or redemption, to the extent they own shares of that class of capital stock or (b) if the capital stock is not our common stock, the repurchase, redemption or dividend is required by the terms of that capital stock.

   Consent Rights of the Director Designated by Freeman Spogli. Prior to an underwritten initial public offering in which our shares become listed on a national securities exchange or the Nasdaq National Market, for so long as Freeman Spogli will be entitled to designate a member of our board of directors, neither we nor any of our subsidiaries will be able to take any of the following actions without the prior affirmative vote or written consent of
(1) a majority of our directors and (2) the director designated by Freeman
Spogli:

  . the acquisition of any business or assets for a purchase price in excess of $75.0 million, except for (1) the acquisition of any business or asset by an investment fund that is controlled by us or any of our subsidiaries in connection with the ordinary course conduct of our investment advisory and management business or that of any of our subsidiaries or (2) acquisitions in connection with the origination of mortgages by us or any of our subsidiaries;

  . the sale or other disposition of assets of our subsidiaries for aggregate consideration having a fair market value in excess of $75.0 million, other than (1) the sale of other disposition of any business or asset by an investment fund that is controlled by us or any of our subsidiaries in connection with the ordinary course conduct of our investment advisory and management business of us or any of our subsidiaries or (2) sales or dispositions in connection with the origination of mortgages by us or any of our subsidiaries;

  . incur indebtedness, unless the indebtedness would (1) be permitted pursuant to the terms of the documents governing the indebtedness entered into by us in connection with the closing of the merger as in effect on the closing date of the merger, including any refinancing or replacement of this indebtedness in an equal or lesser aggregate principal amount or
    (2) immediately following the incurrence, the ratio of (A) the consolidated indebtedness of us and our subsidiaries determined in accordance with United States generally accepted accounting principles applied in a manner consistent with our consolidated financial statements to (B) the twelve-month normalized EBITDA, does not exceed 4.5:1; or

  . issue our capital stock, or options, warrants or other securities to acquire capital stock of us, to our employees, directors or independent contractors or any of our subsidiaries if the issuances, in the aggregate, exceed 5% of the total amount of our outstanding capital stock immediately after the closing of the merger agreement on a fully diluted basis, other than (1) issuances to our employees, directors or independent contractors and those of our subsidiaries of up to 25% of our capital stock on a fully-diluted basis within six months of the closing of the merger and (2) issuances in amounts equal to our capital stock repurchased by us from, or the options, warrants or other securities to acquire capital stock cancelled by us or our subsidiaries or terminated or expired without prior exercise with respect to, persons who, at the time of the repurchase, cancellation, termination or expiration, were current or former employees, directors or independent contractors of us or our subsidiaries.

 Other Provisions

   Information and Inspection. Pursuant to the securityholders' agreement, we will provide specified types of annual, quarterly and monthly financial statements to the BLUM Funds, Freeman Spogli, DLJ Investment Funding, Inc. and the other purchasers of our senior notes and the related Class A common stock so long as they own 1% of our outstanding common stock in the aggregate, Frederic Malek, The Koll Holding Company and any other securityholder who is a party to the securityholders' agreement and owns greater than 10% of our total outstanding common stock. In addition, we will grant to these same securityholders the right to inspect our books and records. These information and inspection rights will be subject to a confidentiality provision contained in the securityholders' agreement.

   Other Indemnification. We will indemnify and hold harmless (a) each of the securityholder parties to the securityholders' agreement and each of their respective affiliates and any person who controls them, (b) each of the directors, officers, employees and agents of the persons indicated in clause (a) and (c) each of the heirs, executors, successors and assigns of the persons indicated in clause (a) from all damages, claims, losses, expenses, costs, obligations and liabilities, including reasonable attorneys' fees and expenses but excluding any special or consequential damages against the indemnified party, suffered or incurred by the indemnified persons listed above to the extent arising from (1) the business, operations, liabilities or obligations of us or our subsidiaries or (2) the indemnified person's ownership of our common stock.

   Additional Securities Subject to the Agreement. Except for securities acquired by Raymond Wirta or Brett White in connection with the anticipated securities offerings being made by this prospectus, each securityholder has agreed that any other of our equity securities which he or it later acquire by means of a stock split, stock dividend, distribution, exercise or conversion of securities or otherwise will be subject to the provisions of the securityholders' agreement to the same extent as if held on the closing date of the merger.

 Termination

   The securityholders' agreement will terminate with respect to the provisions referred to below as follows:

  . with respect to each of the provisions summarized in the sections titled
    "Governance" and "Other Provisions--Information and Inspection" above other than the fourth and fifth paragraphs in the section titled "Governance--Composition of Board of Directors and Committees," upon completion of an underwritten initial public offering in which shares become listed on a national securities exchange or the Nasdaq National Market;

  . with respect to the provisions summarized in the section titled
    "Limitations on Transfer" above, upon the expiration of the restricted period;

  . with respect to the provisions summarized in the section titled
    "Registration Rights" above other than the section titled "Registration Rights--Indemnification" in the manner set forth in the section titled "Registration Rights--Expiration;"

  . with respect to the provisions summarized in the sections titled
    "Registration Rights--Indemnification" and "Other Provisions--Other Indemnification" upon the expiration of the applicable statutes of limitations; and

  . with respect to all provisions contained within the securityholders' agreement other than those described in the immediately preceding bullet point, upon (1) the sale of all or substantially all of the equity interests in us to a third party whether by merger, consolidation or securities or otherwise or (2) the approval in writing by the BLUM Funds, Freeman Spogli and a majority of the shares of our common stock owned by the other securityholder parties to the agreement.

Contribution and Voting Agreement

   Contributions. Pursuant to the contribution and voting agreement, immediately prior to the merger, each of the members of the buying group will contribute all of his or its shares of CB Richard Ellis Services' common stock to us. Each of these shares contributed to us will be cancelled as a result of the merger, and we will not receive any consideration for these shares of CB Richard Ellis Services common stock. We will issue one share of our Class B common stock in exchange for each share of CB Richard Ellis Services common stock contributed to us. This will result in the issuance to the buying group of an aggregate of 8,052,087 shares of our Class B common stock in exchange for these contributions.

   Also pursuant to the contribution and voting agreement, the BLUM Funds have agreed to purchase for cash immediately prior to the merger a minimum of 2,553,879 shares of common stock at $16.00 per share. In addition the BLUM Funds have agreed to purchase for cash an additional number of shares of our Class B common stock for $16.00 per share equal to (1) 3,236,639 shares minus
(2) the number of shares of our Class A common stock and stock fund units subscribed for in the offerings made by this prospectus plus (3) the aggregate amount of full-recourse notes delivered by designated managers in the offerings divided by $16.00 per share. The number of shares purchased by the BLUM Funds will be reduced by 241,885 shares, which is the sum of the 10 shares of CBRE Holding Class B common stock initially owned by RCBA Strategic and the 241,875 shares of CBRE Holding Class B common stock purchased by RCBA Strategic for $16.00 per share in connection with the closing of the sale of 11 1/4% senior subordinated notes by BLUM CB Corp. After the offerings are completed, depending on the amount to which the offerings are subscribed, the shares of our and Class B common stock owned by the buying group will be equal to between approximately 80% and 96% of our outstanding Class A and Class B common stock, taken together. Only members of the buying group will have an opportunity to acquire shares of our Class B common stock.

   The shares of Class B common stock to be purchased for cash by the BLUM Funds under the contribution and voting agreement will be allocated between the two BLUM Funds in the following manner:

  . the first 1,422,014 shares will be purchased by RCBA Strategic;

  . the next 2,500,000 shares will be purchased by Blum Strategic Partners
    II; and

  . any additional shares to be purchased will be allocated equally between RCBA Strategic and Blum Strategic Partners II, subject to Blum Strategic Partners II not purchasing more than 3,125,00 shares in the aggregate.

   Warrants. The contribution and voting agreement also provides that upon consummation of the merger, the warrants to acquire 364,884 shares of CB Richard Ellis Services common stock owned by Freeman Spogli will be cancelled and we will issue new warrants to them to purchase up to an aggregate number of shares of our Class B common stock equal to the number that represents the same percentage of the total outstanding shares of our common stock immediately after consummation of the merger as the warrants to acquire 364,884 shares of CB Richard Ellis Services common stock entitled Freeman Spogli to acquire immediately prior to the consummation of the merger. The new warrants to acquire our Class B common stock will expire on August 27, 2007. The terms of these new warrants are set forth in a form of warrant agreement that is filed as an exhibit to the registration statement of which this prospectus forms a part.

   The contribution and voting agreement further provides that, upon the closing of the merger, the warrants to acquire 84,988 shares of CB Richard Ellis Services common stock beneficially owned by Ray Wirta and/or Donald Koll will be converted into the right to receive $1.00 per share underlying these warrants and will no longer represent the right to receive any securities of, or other consideration from, CB Richard Ellis Services or us.

                                USE OF PROCEEDS

   We estimate that our net cash proceeds from the offerings will be approximately $33.7 million based on the offering price of $16.00 per share and after deducting estimated offering expenses.

   The proceeds of the offering of shares for direct ownership, the issuance of senior notes and related Class A common stock by CBRE Holding, and the cash contribution from the BLUM Funds, together with the initial borrowings under the new senior secured credit facilities of CB Richard Ellis Services and the proceeds from the 11 1/4% senior subordinated notes of BLUM CB Corp., will be used primarily to pay CB Richard Ellis Services' stockholders, other than the members of the buying group, $16.00 per share in the merger, repay substantially all of CB Richard Ellis Services' existing indebtedness and pay fees and expenses associated with the merger transactions.

   We have summarized below the estimated sources and uses of funds and contributions for the merger transactions and the offerings. Except as noted, the estimated sources and uses below assume consummation of the merger transactions and the offerings as of March 31, 2001.

                                                                     Amount
                                                                  (in millions)
                                                                  -------------
Sources of Funds and Contributions:
Cash on hand before the merger transactions and the offerings...     $ 20.3
11 1/4% senior subordinated notes due 2011 (/1/)................      225.6
Revolving credit facility (/2/).................................       35.0
Term loan A facility (/3/)......................................       50.0
Term loan B facility (/3/)......................................      175.0
16% senior notes due 2011 and related Class A common stock......       65.0
Equity contribution (/4/)(/5/)..................................      228.7
                                                                     ------
  Total sources.................................................     $799.6
                                                                     ======

                                                                     Amount
                                                                  (in millions)
                                                                  -------------
Uses of Funds and Contributions:
Payment of cash merger consideration and rollover of equity
 (/5/)(/6/).....................................................     $342.4
Repay existing revolving credit facility and other short-term
 borrowings (/7/)...............................................      226.4
Repurchase outstanding 8 7/8% senior subordinated notes due 2006
 (/3/)..........................................................      175.0
Transaction costs (/8/).........................................       51.6
Stock loans (/9/)...............................................        2.7
Cash on hand after closing .....................................        1.5
                                                                     ------
  Total uses....................................................     $799.6
                                                                     ======

--------
(1) $229 million in aggregate principal amount of 11 1/4% senior subordinated notes due 2011 were issued and sold by BLUM CB Corp. on June 7, 2001 for $225.6 million in the aggregate. The proceeds from the offering were deposited in an escrow account and will be released to CB Richard Ellis Services in connection with the completion of the merger. CB Richard Ellis Services will assume the 11 1/4% senior subordinated notes if the merger is completed.

(2) The revolving credit facility has a total capacity of $100.0 million.

(3) To the extent all of CB Richard Ellis Services' existing 8 7/8% senior subordinated notes are not tendered, the amount it must pay to repurchase those notes will be reduced and the gross proceeds from the term loan facilities will be reduced by a corresponding amount.

(4) Includes the following: (a) $35.8 million in proceeds (including the irrevocable assignment of the right to receive cash proceeds) from the issuance of our Class A common stock and $29.5 million in stock fund units in the CB Richard Ellis Services' deferred compensation plan contributed to us by employees; (b) $40.9 million in proceeds from the issuance of our Class B common stock to the BLUM Funds; and (c) $122.5 million of CB Richard Ellis Services equity contributed by the buying group to us. To the extent that the offerings of equity to CB Richard Ellis Services employees are not fully subscribed or such shares are purchased with full-recourse notes, the BLUM Funds will purchase an equal number of additional shares of our Class B common stock.

(5) Includes 2,345,900 shares of CB Richard Ellis Services common stock that are being contributed to us by RCBA Strategic that have been valued at RCBA Strategic's historical equity basis of $12.87 per share rather than at the merger transaction value of $16.00 per share.

(6) Includes the following: (a) $190.4 million in cash merger consideration payable to CB Richard Ellis Services' stockholders other than the buying group; (b) $29.5 million of stock fund units in the CB Richard Ellis Services' deferred compensation plan that will either be switched into other investment alternatives under the deferred compensation plan or rolled-over into our stock fund units in conjunction with the merger; and
     (c) $122.5 million of CB Richard Ellis Services common stock and warrants to be contributed by the buying group to us.

(7) The amount of loans outstanding under CB Richard Ellis Services' existing revolving credit facility was approximately $218 million as of March 31, 2001 and $225 million as of July 3, 2001.

(8) Includes fees and expenses in connection with the merger and related transactions, including these offerings.

(9) Consists of an aggregate of $2.7 million of loans to be made to Ray Wirta and Donald Koll to replace their existing margin loans.

                                DIVIDEND POLICY

   Neither CB Richard Ellis Services nor we have declared or paid dividends on its or our common stock. We presently anticipate that we will retain all of our future earnings to finance the development and expansion of our business and provide working capital. Therefore, we do not anticipate paying any cash dividends on our Class A common stock or Class B common stock. The terms of our senior notes, CB Richard Ellis Services' new credit agreement and the 11 1/4% senior subordinated notes of BLUM CB Corp. which will be assumed by CB Richard Ellis Services and guaranteed by us will restrict our ability to pay dividends. See "Description of Indebtedness--16% Senior Notes Due 2011," "--CB Richard Ellis Services Senior Secured Credit Facilities" and "--BLUM CB Corp.'s 11 1/4% Senior Subordinated Notes Due 2011."

                                 CAPITALIZATION

   The following table sets forth our capitalization as of March 31, 2001:

  . on an actual basis for CB Richard Ellis Services;

  . on a pro forma basis for CBRE Holding to reflect the completion of the merger transactions and the purchase by the BLUM Funds of a number of shares of Class B common stock equal to the number of shares of Class A common stock being offered by this prospectus; and

  . on a pro forma as adjusted basis to give effect to the offerings being made by this prospectus and the application of the estimated net proceeds from the offerings.

                                                     As of March 31, 2001
                                                -------------------------------
                                                                     Pro Forma
                                                 Actual   Pro Forma As Adjusted
                                                --------  --------- -----------
                                                 (in thousands, except share
                                                            data)
Cash and cash equivalents...................... $ 20,339  $  1,485   $  1,485
                                                ========  ========   ========
Current maturities of long-term debt...........    9,579    45,411     45,411
Long-term debt, excluding current portion......  409,653   516,289    516,289
                                                --------  --------   --------
Stockholders' equity:
  Preferred stock, $0.01 par value; 8,000,000
   shares authorized, no shares issued or
   outstanding, actual, no shares authorized,
   issued or outstanding, pro forma and pro
   forma as adjusted...........................      --        --         --
  Common stock of CB Richard Ellis Services,
   $0.01 par value; 100,000,000 shares
   authorized, 20,636,051 shares issued and
   outstanding, actual; no shares issued and
   outstanding, pro forma and pro forma as
   adjusted....................................      217       --         --
  Class A common stock of CBRE Holding, $0.01
   par value;      shares authorized; no shares
   issued and outstanding, actual;
   521,847 shares issued and outstanding, pro
   forma; 2,599,648 shares issued and
   outstanding, pro forma as adjusted..........      --          5         27
  Class B common stock of CBRE Holding, $0.01
   par value;      shares authorized; no shares
   issued and outstanding, actual, 13,842,605
   shares issued and outstanding, pro forma;
   10,605,966 shares issued and outstanding,
   pro forma as adjusted.......................      --        138        107
  Additional paid-in capital...................  365,420   236,880    236,889
  Notes receivable from sale of stock..........  (11,661)      --         --
  Accumulated deficit..........................  (91,943)      --         --
  Accumulated other comprehensive loss.........  (21,897)      --         --
  Treasury stock, at cost......................  (15,844)      --         --
                                                --------  --------   --------
    Total stockholders' equity ................  224,292   237,023    237,023
                                                --------  --------   --------
    Total capitalization....................... $643,524  $798,723   $798,723
                                                ========  ========   ========

   The "actual" column in the table above excludes the following shares:

  . 2,730,639 shares of CB Richard Ellis Services common stock issuable upon the exercise of option granted under various stock option plans of CB Richard Ellis Services and its subsidiaries;

  . 51,427 shares of CB Richard Ellis Services common stock reserved for future issuance upon the exercise of options available for future grant under various stock option plans of CB Richard Ellis Services and its subsidiaries;

  . 1,806,326 shares of CB Richard Ellis Services common stock committed for future issuance under the CB Richard Ellis Services deferred compensation plan; and

  . 598,147 shares of CB Richard Ellis Services common stock issuable upon the exercise of outstanding warrants to acquire CB Richard Ellis Services common stock at an exercise price of $30.00 per share.

   The "pro forma" column in the table above excludes the following shares:

  . 910,199 shares of CBRE Holding Class A common stock issuable upon the exercise of options to be allocated to employees by our board of directors after the merger at an exercise price of $50.00 per share;

  . a total of 532,765 additional shares of CBRE Holding Class A common stock reserved for future issuance under CBRE Holding's 2001 Stock Incentive Plan; and

  . 264,027 shares of CBRE Holding Class B common stock issuable upon the exercise of warrants to acquire CBRE Holding Class B common stock at an exercise price of $30.00 per share.

   The "pro forma as adjusted" column in the table above assumes full subscription to the offerings and excludes the following shares:

  . 1,820,397 shares of CBRE Holding Class A common stock issuable upon the exercise of options to be granted in this offering at an exercise price of $16.00 per share;

  . 910,199 shares of CBRE Holding Class A common stock issuable upon the exercise of options to be allocated to employees by our board of directors after the merger at an exercise price of $50.00 per share;

  . a total of 532,765 additional shares of CBRE Holding Class A common stock reserved for future issuance under CBRE Holding's 2001 Stock Incentive Plan;

  . 2,003,733 shares of CBRE Holding Class A common stock underlying stock fund units in the CB Richard Ellis Services' deferred compensation plan; and

  . 264,027 shares of CBRE Holding Class B common stock issuable upon the exercise of warrants to acquire CBRE Holding Class B common stock at an exercise price of $30.00 per share.

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

   The following unaudited pro forma combined balance sheet and the unaudited pro forma combined statements of operations are based on the historical consolidated financial statements of us and CB Richard Ellis Services, included elsewhere in this prospectus, as adjusted to give effect to the merger transactions as if they had occurred as of March 31, 2001 in the unaudited pro forma combined balance sheet and as of January 1, 2000 in the unaudited pro forma combined statements of operations for the quarter ended March 31, 2001 and the year ended December 31, 2000.

   The pro forma adjustments are based upon currently available information and upon assumptions that our management believes are reasonable. Prior to the merger transactions, RCBA Strategic Partners, L.P. directly owned
2,345,900 shares of outstanding common stock of CB Richard Ellis Services, which represented approximately 11% of the outstanding common stock prior to the merger. A series of investment partnerships (the Investment Funds), which are related to the general partner of RCBA Strategic, owned 1,077,986 shares of outstanding common stock of CB Richard Ellis Services, which represented approximately 5% of the outstanding common stock prior to the merger. Neither RCBA Strategic nor its general partner controls the Investment Funds. Additionally, other members of the "buying group" owned 4,628,201 shares of outstanding common stock of CB Richard Ellis Services, which represented approximately 23% of the outstanding common stock prior to the merger. Therefore the total combined ownership of the other members of the buying group, including the Investment Funds whose shares will be acquired by CBRE Holding and RCBA Strategic was 8,052,087 shares of outstanding common stock of CB Richard Ellis Services, or approximately 39% of the outstanding common stock prior to the merger. Therefore, neither RCBA Strategic, the Investment Funds nor any member of the buying group or any combination thereof controlled CB Richard Ellis Services prior to the merger.

   Prior to the merger, RCBA Strategic controlled CBRE Holding through its ownership of 100% of all issued and outstanding common stock of CBRE Holding. In conjunction with the merger, Blum Strategic Partners II, L.P. will acquire a portion of the outstanding common stock of CBRE Holding. Blum Strategic Partners II is related to RCBA Strategic's general partner. Neither RCBA Strategic nor its general partner will control Blum Strategic Partners II. RCBA Strategic will control CBRE Holding upon completion of the merger. Subsequent to the merger, RCBA Strategic will have the right to:

  . Appoint a majority of the board of directors of CBRE Holding.

  . Control approximately 87% of the voting power of CBRE Holding indirectly through the security holders agreement to be entered into with the other members of the buying group. The other members of the buying group other than Blum Strategic Partners II must vote in a manner that is consistent with how RCBA Strategic will vote on all matters that are subject to a vote by the stockholders of CBRE Holding, subject to limited exceptions.

   Other members of the buying group have certain rights defined in the securityholders' agreement. Management believes that these rights are consistent with the protective rights defined in EITF 96-16 and do not overcome the presumption of RCBA Strategic's control over CBRE Holding.

   After the merger, CB Richard Ellis Services will become a wholly owned subsidiary of CBRE Holding. The 2,345,900 shares of outstanding common stock of CB Richard Ellis Services owned by RCBA Strategic prior to the merger and contributed to CBRE Holding have been carried over at RCBA Strategic's book value. The basis of accounting for the shares of CB Richard Ellis Services common stock acquired by CBRE Holding that were not owned by RCBA Strategic prior to the transactions have been accounted for as a purchase transaction by CBRE Holding at fair value of $16.00 per share. As such, the transactions have been accounted for as a step acquisition in accordance with Accounting Principles Bulletin 16--"Accounting for Business Combinations." The acquisition of unvested stock fund units in the CB Richard Ellis Services deferred compensation plan have been accounted for in accordance with FASB Interpretation Number 44 as discussed in note (m) to the accompanying unaudited pro forma combined balance sheet. Management believes the fair value of the acquired common stock and stock fund units is consistent with the proposed merger consideration of $16.00 per share. The adjustments included in the unaudited pro forma financial statements represent the effects of our preliminary determination and allocation of the purchase price to the fair value of the assets and liabilities acquired, based upon currently available information. We cannot assure you that the actual effects will not differ significantly from the pro forma adjustments reflected in these unaudited pro forma financial statements.

   The unaudited pro forma financial statements are not necessarily indicative of either future results of operations or results that might have been achieved if the transactions had been consummated as of the dates indicated. The unaudited pro forma financial statements should be read in conjunction with the historical consolidated financial statements and related notes of us and CB Richard Ellis Services, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                      CBRE Holding, Inc. and Subsidiaries
                   Unaudited Pro Forma Combined Balance Sheet
                              As of March 31, 2001
                       (in thousands, except share data)

                                            As of March 31, 2001
                          -----------------------------------------------------------
                            CB Richard         CBRE         Pro Forma      Pro Forma
                          Ellis Services Holding, Inc. (a) Adjustments     Combined
                          -------------- ----------------- -----------    -----------
                                                           (Unaudited)    (Unaudited)
         ASSETS
         ------
Current assets:
  Total cash and cash
   equivalents..........     $ 20,339          $ --         $  76,706 (b) $    1,485
                                                               (2,700)(c)
                                                             (190,421)(d)
                                                              225,000 (e)
                                                              225,629 (f)
                                                               35,000 (g)
                                                               65,000 (h)
                                                              (17,150)(i)
                                                             (401,418)(j)
                                                              (14,000)(k)
  Receivables, less                                           (20,500)(l)
   allowance for
   doubtful accounts of
   $11,959..............      141,792                                        141,792
  Prepaid expenses......        9,819                                          9,819
  Deferred taxes, net...       13,105                                         13,105
  Other current assets..        8,716                           1,972 (m)     10,688
                             --------          ----         ---------     ----------
    Total current
     assets.............      193,771                         (16,882)       176,889
                             --------          ----         ---------     ----------
Property and equipment,
 net....................       75,048                          (4,473)(n)     70,575
Goodwill, net...........      415,299                         122,507 (o)
                                                               21,571 (m)
                                                              195,050 (d)
                                                                1,604 (j)
                                                               14,000 (k)
                                                               20,500 (l)
                                                               26,460 (n)
                                                             (224,292)(p)
                                                              (18,342)(q)    574,357

Other intangible assets,
 net....................       44,169                          17,150 (i)
                                                               (1,777)(n)     59,542
Cash surrender value of
 insurance policies,
 deferred compensation
 plan...................       61,267                                         61,267 (r)(t/3/)
Investment in and
 advances to
 unconsolidated
 subsidiaries...........       38,187                          (1,005)(n)     37,182
Deferred taxes, net.....       35,316                          10,097 (q)     45,413
Prepaid pension costs...       24,126                           6,050 (n)     30,176
Other assets............       44,113                           2,700 (c)
                                                               (4,629)(d)
                                                                5,917 (m)
                                                              (17,955)(n)     30,146
                             --------          ----         ---------     ----------
      Total assets......     $931,296          $ --         $ 154,251     $1,085,547
                             ========          ====         =========     ==========

                      CBRE Holding, Inc. and Subsidiaries
                   Unaudited Pro Forma Combined Balance Sheet
                              As of March 31, 2001
                       (in thousands, except share data)

                                          As of March 31, 2001
                         ----------------------------------------------------------
                           CB Richard         CBRE        Pro Forma      Pro Forma
                         Ellis Services Holding, Inc.(a) Adjustments     Combined
                         -------------- ---------------- -----------    -----------
                                                         (Unaudited)    (Unaudited)
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
  --------------------
Current liabilities:
 Accounts payable and
  accrued expenses......    $ 77,803          $ --        $             $   77,803
 Compensation and
  employee benefits.....      63,790                                        63,790
 Accrued bonus and
  profit sharing........      20,807                                        20,807
 Income taxes payable...      14,696                         (8,245)(q)      6,451
 Short-term
  borrowings............       8,418                         (8,418)(j)         --
                                                             35,000 (g)     35,000
 Current maturities of
  long-term debt (u)....       1,161                          9,250 (e)     10,411
                            --------          ----        ---------     ----------
   Total current
    liabilities.........     186,675                         27,587        214,262

Long-Term debt:
 8 7/8% senior
  subordinated notes,
  net of unamortized
  discount of $1,604 as
  of March 31, 2001.....     173,396                       (173,396)(j)         --
 Revolving credit
  facility (r)..........     218,000                       (218,000)(j)         --
 11 1/4% senior
  subordinated notes,
  net of a pro forma
  unamortized discount
  of $3,371 as of March
  31, 2001..............                                    225,629 (f)    225,629
 Senior secured term
  loans, net of a pro
  forma unamortized
  discount of $8,350 as
  of March 31, 2001.....                                    215,750 (e)    215,750
 16% senior notes, net
  of a pro forma
  unamortized discount
  of $8,350 as of March
  31, 2001..............                                     65,000 (h)
                                                             (8,350)(s)     56,650
 Other long-term debt...      18,257                                        18,257
                            --------          ----        ---------     ----------
   Total long-term debt
    (u).................     409,653                        106,633        516,286
 Deferred compensation
  liability.............      79,980                                        79,980(t/3/)
 Other liabilities......      27,729                          7,300 (n)     35,029
                            --------          ----        ---------     ----------
   Total liabilities....     704,037                        141,520        845,557
 Minority interest......       2,967                                         2,967

Stockholders' equity:
Preferred stock, $0.01
 par value; 8,000,000
 shares authorized; no
 shares issued or
 outstanding............          --                                            --
 Common stock, $0.01
  par value;
  100,000,000 shares
  authorized;
  20,636,051 shares
  issued and
  outstanding at March
  31, 2001..............         217                           (217)(p)         --
 Class A common stock;
  $0.01 par value;
  100,000,000 shares
  authorized;
  2,599,648 pro forma
  shares issued and
  outstanding at March
  31, 2001..............          --                             22 (b)
                                                                  5 (s)         27
 Class B common stock;
  $0.01 par value;
  100,000,000 shares
  authorized;
  10,605,966 pro forma
  shares issued and
  outstanding at March
  31, 2001..............          --                             26 (b)
                                                                 81 (o)        107
 Additional paid-in
  capital...............     365,420                         76,658 (b)         --
                                                            122,426 (o)
                                                             29,460 (m)
                                                           (365,420)(p)
                                                              8,345 (s)    236,889
 Notes receivable from
  sale of stock.........     (11,661)                        11,661 (p)         --
 Accumulated deficit....     (91,943)                        91,943 (p)         --
 Accumulated other
  comprehensive loss....     (21,897)                        21,897 (p)         --
 Treasury stock at
  cost, 1,072,155
  shares at March 31,
  2001..................     (15,844)                        15,844 (p)         --
                            --------          ----        ---------     ----------
   Total stockholders'
    equity..............     224,292                         12,731        237,023(t)
                            --------          ----        ---------     ----------
   Total liabilities and
    stockholders'
    equity..............    $931,296          $ --        $ 154,251     $1,085,547
                            ========          ====        =========     ==========

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                              AS OF MARCH 31, 2001

(a) CBRE Holding has total cash and equity of $160.00 as of the pro forma combined balance sheet date of March 31, 2001. Since the amounts in the pro forma combined financial statements are presented in thousands, no amounts have been shown for CBRE Holding.

(b) Consists of cash proceeds from the issuance of an aggregate 4,794,180 shares of CBRE Holding common stock and stock fund units to RCBA Strategic, Blum Strategic Partners II, designated managers and non-management employees at $16.00 per share. See note (t) for further detail.

(c) Represents the issuance of loans to Ray Wirta and Donald Koll in accordance with the CBRE Holding voting and contribution agreement. These loans will replace existing margin loans with a third party that are secured by current shares of CB Richard Ellis Services common stock. The loans will be full-recourse, accrue interest at a market rate, compounded annually and payable quarterly, and have a stated maturity of five years. The loans will be replaced by a margin loan with a third party when, if ever, CBRE Holding common stock becomes freely tradable on a national securities exchange or an over-the-counter market.

(d) Reflects the purchase of the outstanding common stock and options to acquire common stock of CB Richard Ellis Services in conjunction with the merger agreement, excluding the contribution of 8,052,087 shares in CB Richard Ellis Services common stock owned by the buying group and 1,841,233 shares underlying stock fund units in the CB Richard Ellis Services deferred compensation plan, which are assumed to be contributed to CBRE Holding as non cash transactions reflected in Notes (n) and (o) below. Total shares of CB Richard Ellis Services common stock currently outstanding and shares underlying the stock fund units in the CB Richard Ellis Services deferred compensation plan are 22,139,263 shares, including the shares described in the previous sentence. The entries to record the cash portion of the purchase of CB Richard Ellis Services is comprised of the following:

                                         Decrease    Increase to   Decrease in
                                          to Cash      Goodwill    Other Assets
                                         ---------  -------------- ------------
                                                    (in thousands)
     Purchase of 12,245,943 shares of
      our common stock at $16.00 per
      share............................. $(195,935)    $195,935      $    --
     Purchase of 2,837,969 options to
      acquire our common stock..........    (5,074)       5,074           --
     Repayment of loans secured by our
      common stock included in other
      assets (1)........................     4,629           --       (4,629)
     Repayment of loans secured by our
      common stock included as a
      reduction to our historical equity
      (1)...............................     5,959       (5,959)          --
                                         ---------     --------      -------
                                         $(190,421)    $195,050      $(4,629)
                                         =========     ========      =======

  --------
  (1) Members of management and highly compensated employees purchased shares of common stock of CB Richard Ellis Services under various compensation plans at fair market value on the date of grant. These purchases were made under the terms of the 1996 Equity Incentive Plan, the 1999 Equity Incentive Plan and certain purchases under the 1990 Stock Option Plan. Payment for a portion of the purchase price of these shares was made by the employee using either a non-recourse loan secured by the underlying common stock issued or a recourse loan secured by the underlying common stock issued and the personal assets of the participating employee. Non recourse loans have been recorded as a reduction to equity, while recourse loans are included other assets in the accompanying unaudited pro forma combined balance sheet. In conjunction with the transactions, employees owning stock through these plans with such secured loans will receive $16.00 per share in merger consideration, less the per share equivalent of any unpaid principal, plus accrued interest thereon, unpaid under such loans as of the date of the merger.

(e) Represents the gross proceeds from our issuance of $225.0 million in senior secured term loans. Current maturities of long-term debt includes $9.3 million in principal payments due on the senior secured term loans.

    The $225 million in senior secured term loans will be comprised of two separate facilities. The $50 million Tranche A facility is assumed for purposes of this calculation to bear interest at the 3 Month LIBOR plus 3.25% (6.96% as of June 26, 2001). The $50 million Tranche A facility fully amortized by maturity through quarterly principal payments over 6 years (with an assumed maturity date in June 2007). $7.5 million in total annual principal payments will be due quarterly during the first two years of the loan, and $8.75 million in total annual principal payments will be due quarterly during years 3 through 6 of the loan. The $175 million Tranche B facility is assumed for purposes of this calculation to bear interest at 3 Month LIBOR plus 3.75% (7.46% as of June 26, 2001). The $175 million Tranche B facility requires quarterly payments of principal of approximately $437,500, with the remaining outstanding principal balance of $163.2 million due upon maturity at the end of year 7 (with an assumed maturity date in June 2008).

(f) Represents the proceeds from our issuance of $229.0 million in aggregate principal amount of 11 1/4% senior subordinated notes. The $229 million in aggregate principal amount of senior subordinated notes bear interest at a fixed rate of 11 1/4% and will be due in June 2011. The senior subordinated notes were issued at a $3.4 million discount, which is being amortized over the life of the notes of 10 years to yield level amortization.

(g) Represents the gross proceeds from the draw down on the new $100.0 million revolving credit facility. The $100 million revolving credit facility is assumed for purposes of this calculation to bear interest at 3 month LIBOR plus 3.25% (6.96% as of June 26, 2001) and mature at the end of year 7. Under the terms of the credit agreement, no amounts can be outstanding under the revolving credit facility as of December 31 of each year. Any outstanding principal will be due and payable in June 2008.

(h) Represents the gross proceeds from our issuance of $65.0 million in 16% senior notes and related Class A common stock. The $65 million in senior notes will be due in July 2011 and bear interest at a fixed rate of 16%.

(i) Represents the payment of $17.2 million in fees and commissions in connection with the issuance of the $65.0 million in 16% senior notes by CBRE Holding, the $225.0 million senior secured term loans by CB Richard Ellis Services, the $229.0 million in aggregate principal amount of 11 1/4% senior subordinated notes issued by BLUM CB Corp. and the $100.0 million revolving credit facility by CB Richard Ellis Services. Annual aggregate maturity of total long term debt, excluding the revolving credit facility, at March 31, 2001 on an unaudited pro forma basis is as follows (assuming the merger transactions close in July 2001): 2001-$5.8 million; 2002-$11.8 million; 2003-$10.4 million; 2004-$10.6 million;
    2005-$10.4 million; thereafter-$477.6 million.

(j) Represents the repayment of our historical debt outstanding as of March 31, 2001, comprised of $8.4 million in debt included in short-term borrowings, $218.0 million outstanding under our existing revolving credit facility, and $175.0 million outstanding in aggregate principal amount of our existing 8 7/8% senior subordinated notes, net of unamortized debt discount. The payment of the $1.6 million in unamortized debt discount was recorded as an increase in goodwill. For the purposes of this pro forma adjustment, we have assumed that all of our existing 8 7/8% senior subordinated notes will be tendered in connection with the merger and the related transactions.

(k) Represents the payment of $14.0 million of repayment premiums on our existing $175.0 million 8 7/8% senior subordinated notes, which was recorded as an increase in goodwill. For the purposes of this pro forma adjustment, we have assumed that all of our existing 8 7/8% senior subordinated notes will be tendered in connection with the merger and the related transactions. As of June 8, 2001, a majority of the holders of CB Richard Ellis Services' 8 7/8% senior subordinated notes had tendered their notes.

(l) Represents estimated transaction fees and related costs to be incurred in connection with the acquisition of CB Richard Ellis Services by CBRE Holding, excluding $31.2 million in financing costs included in Notes (i) and (k) above.

(m) Consists of the issuance of 1,841,233 shares underlying CBRE Holding Class A stock fund units in the CB Richard Ellis Services deferred compensation plan in conjunction with the offerings. The shares of CB Richard Ellis Services common stock underlying stock fund units in the deferred compensation plan include approximately 996,339 stock fund units that are fully vested prior to the merger and 844,895 stock fund units that are unvested prior to the merger. In conjunction with the merger transactions, a change in control will occur in accordance with the terms of the deferred compensation plan for approximately 351,795 unvested stock fund units associated with the 1999 company matching contribution, and these units will become fully vested when the merger is completed. Upon acceleration of vesting resulting from the change in control, CB Richard Ellis Services will take a charge against income immediately prior to the consummation of the transaction related to these 351,795 stock fund units. After the merger, there will remain approximately 493,100 unvested stock fund units in the CB Richard Ellis deferred compensation plan. The unvested stock fund units issued by CBRE Holding in exchange for these remaining unvested stock fund units of CB Richard Ellis Services have been accounted for as a deferred compensation asset included in other current assets and other assets in the accompanying unaudited pro forma combined balance sheet. The deferred compensation asset will be amortized as compensation expense over their remaining vesting period for such stock fund units. Vested stock fund units, including those that vest due to the change in control, have been included in goodwill in the accompanying unaudited pro forma combined balance sheet. The above accounting treatment is in accordance with Financial Interpretation Number 44 "Accounting for Certain Transactions Involving Stock Compensation." CBRE Holding will value all stock fund units at $16.00 per share. See Note (t) for further details.

(n) Represents adjustments to reflect the identifiable assets and liabilities of CB Richard Ellis Services acquired at their estimated current fair value, which resulted in the following adjustments:

                                                                      Amount
                                                                  (in thousands)
                                                                  --------------
     Property and equipment, net................................     $ (4,473)
     Goodwill, net..............................................       26,460
     Other intangible assets, net...............................       (1,777)
     Investment in and advances to unconsolidated subsidiaries..       (1,005)
     Prepaid pension costs......................................        6,050
     Other assets...............................................      (17,955)
     Other liabilities..........................................       (7,300)
                                                                     --------
                                                                     $    --
                                                                     ========

  The amount of interest carried over for RCBA Strategic was calculated as the original cost basis of 2,345,900 shares of CB Richard Ellis Services owned by RCBA Strategic prior to the merger or approximately $11.54 per share, adjusted for its share of diluted earnings per share of approximately $1.33, from the date RCBA Strategic acquired such shares through March 31, 2001.

  Following are the calculations of (1) the purchase price of the acquisition of CB Richard Ellis Services, (2) the allocation of that purchase price to the assets and liabilities of CB Richard Ellis Services, and (3) the calculation of goodwill of CBRE Holding after consummation of the merger.

  Calculation of the Purchase Price of CB Richard Ellis Services:

                                           Shares of CB Richard Ellis Services
                                          -------------------------------------
                                             RCBA
   Stockholder:                            Strategic     Other        Total
   ------------                           ----------- ------------ ------------
   Total Shares and Stock Fund Units.....   2,345,900   19,793,363   22,139,263
                                          =========== ============ ============
   Value Per Share....................... $     12.87 $      16.00           NA
                                          =========== ============ ============
   Fair Value............................ $30,191,733 $316,693,808 $346,885,541
   Fair Value of 264,027 $30 warrants to
    acquire common stock of CB Richard
    Ellis Services at $30 per share
    valued at $3.85 per warrant at
    $3.85................................          NA $  1,016,504 $  1,016,504
   Purchase of 2,837,969 Options to
    acquire common stock of CB Richard
    Ellis Services.......................          NA    5,074,000    5,074,000
                                          ----------- ------------ ------------
     Total Purchase Price................ $30,191,733 $322,784,312 $352,976,045
                                          =========== ============ ============

   Allocation of the Purchase Price to the Assets and Liabilities of CB Richard Ellis Services:

                                                                   Fair Value
                                                                 --------------
                                                                 (in thousands)
   Assets:
     Property and Equipment....................................    $  70,575
     Other Intangible Assets...................................       42,392
     Other Assets..............................................       26,158
     Investments In and Advances to Unconsolidated
      Subsidiaries.............................................       37,182
     Non Current Deferred Taxes, net...........................       45,413
     Prepaid Pension Costs.....................................       30,176
     All Other Assets..........................................      255,038
                                                                   ---------
     Total Assets..............................................      506,934
   Liabilities:
     Income Taxes Payable......................................        6,451
     Other Long Term Liabilities...............................       35,029
     All Other Liabilities.....................................      661,612
                                                                   ---------
     Total Liabilities.........................................      703,092
   Minority Interest...........................................        2,967
                                                                   ---------
     Net Liabilities in Excess of Identifiable Assets..........    $(199,125)
                                                                   =========
   Calculation of CBRE Holding Goodwill:
     Total Purchase Price......................................    $ 352,976
     Plus:
       Fair Value of Liabilities in Excess of Assets...........      199,125
       Repayment of Loans Included as a Reduction to CB Richard
        Ellis Services Equity..................................       (5,959)
       Extinguishment Costs related to CB Richard Ellis
        Services Existing Debt.................................       15,604
       Deal Costs..............................................       20,500
     Less: Fair Value of Unvested Stock Fund Units Recorded as
      Deferred Compensation Asset..............................       (7,889)
                                                                   ---------
       Total Goodwill..........................................    $ 574,357
                                                                   =========

(o) Consists of the issuance of 3,423,886 shares and 4,628,201 shares of CBRE Holding Class B common stock to RCBA Strategic and the other members of the buying group, respectively, in exchange for the contribution of shares they currently own in CB Richard Ellis Services prior to the merger. See Note
    (t) for further detail.

(p) Represents the elimination of the historical equity of CB Richard Ellis Services which resulted in the following adjustments:

                                                                      Amount
                                                                  (in thousands)
                                                                  --------------
     Goodwill, net...............................................   $(224,292)
     Common stock................................................         217
     Additional paid-in capital..................................     365,420
     Notes receivable from sale of stock.........................     (11,661)
     Accumulated deficit.........................................     (91,943)
     Accumulated other comprehensive loss........................     (21,897)
     Treasury stock at cost......................................     (15,844)
                                                                    ---------
                                                                    $     --
                                                                    =========

(q) Represents adjustments to reflect the tax effect of the pro forma adjustments included in Notes (j), (k), (l) and (n), which resulted in the following adjustments:

                                                                      Amount
                                                                  (in thousands)
                                                                  --------------
     Goodwill, net...............................................    $(18,342)
     Deferred taxes, net.........................................      10,097
     Income taxes payable........................................       8,245
                                                                     --------
                                                                     $    --
                                                                     ========

(r) Effective June 1, 2001, a new interest index fund investment option will be established in our deferred compensation plan, which will be an unfunded long term obligation of our company. Participants will have the option to transfer funds invested on their behalf from the insurance index fund, which is included in the $61.3 million cash surrender value of insurance proceeds, deferred compensation plan, in the accompanying pro forma combined balance sheet, to this new interest index fund option. We will utilize any cash received from participants to pay down any outstanding balance on our revolving credit facility. To the extent employees select this new investment option, there will be a decrease in cash surrender value of insurance proceeds, deferred compensation plan, with a corresponding decrease to any outstanding borrowings under our revolving credit facility. No amounts have been reflected in the unaudited pro forma combined balance sheet. In addition, designated managers may transfer into stock fund units up to an aggregate of $2.6 million of deferred compensation plan account balances included in cash surrender value of insurance policies, deferred compensation plan. For each $1.00 of account balances transferred to stock fund units in this manner, the pro forma deferred compensation plan liability of $80.0 million as of March 31, 2001 and the cash surrender value of insurance policies, deferred compensation plan $61.3 million as of March 31, 2001 will decrease by $1.00.

(s) Represents the issuance of 521,847 shares of CBRE Holding Class A common stock at $0.01 per share, with a fair value of $16.00 per share, in conjunction with the issuance of the $65.0 million in aggregate principal amount of our 16% senior notes. The issuance of this stock, valued at $8.4 million, is recorded as a non-cash discount to the senior notes which will be amortized as interest expense over the term of the notes of 10 years to yield level amortization.

(t) The following table assumes the offerings will be fully subscribed by designated managers and non-management employees. Actual subscriptions to the offerings may be materially different than our assumptions incorporated below. The pro forma combined equity of CBRE Holding is calculated as follows:

                                            Class
                                              of   Basis  Number of   Pro Forma
                                            Common  Per    Shares/     Combined
   Description of Shareholder               Stock  Share   Warrants     Equity
   --------------------------               ------ ------ ---------- ------------
   Stock to be Issued in Conjunction with
    the Voting and Contribution Agreement:
   Rollover of stock in CB Richard Ellis
    Services owned directly by RCBA
    Strategic (1).........................     B   $12.87  2,345,900 $ 30,191,733
   Purchase and contribution to CBRE
    Holding of stock in CB Richard Ellis
    Services currently owned by entities
    related to the general partner of RCBA
    Strategic.............................     B    16.00  1,077,986   17,247,776
   Rollover of stock in CB Richard Ellis
    Services owned by other members of the
    buying group..........................     B    16.00  4,628,201   74,051,216
                                                          ---------- ------------
     Subtotal.............................                 8,052,087  121,490,725
   Issuance of 264,027 warrants to Freeman
    Spogli in exchange for current
    warrants to acquire common stock of
    CB Richard Ellis Services.............     B     3.85         NA    1,016,504
                                                          ---------- ------------
     Subtotal--buying group...............                 8,052,087  122,507,229
   Stock to be Issued in Connection with
    the Offerings:
   Stock to be issued in conjunction with
    the rollover of shares underlying the
    stock fund units in the CB Richard
    Ellis Services deferred compensation
    plan (2)..............................     A    16.00  1,841,233   29,459,728
                                                          ---------- ------------
     Subtotal--non-cash equity
      contributions.......................                 9,893,320  151,966,957
   Stock to be issued to RCBA Strategic
    and Blum Strategic Partners II in
    exchange for cash (3).................     B    16.00  2,553,879   40,862,064
   Stock to be issued to participants in
    the CB Richard Ellis Services deferred
    compensation plan in exchange for
    amounts transferred from the insurance
    index fund............................     A    16.00    162,500    2,600,000
   Stock to be issued to designated
    managers and non-management employees
    for direct ownership in exchange for
    cash, assignment of net merger
    proceeds and recourse notes...........     A    16.00    561,133    8,978,128
   Stock to be issued for cash proceeds
    from the merger and held in the CB
    Richard Ellis 401(k) plan or for
    direct ownership......................     A    16.00  1,516,668   24,266,688
                                                          ---------- ------------
     Subtotal--cash proceeds from the
      offerings...........................                 4,794,180   76,706,880
                                                          ---------- ------------
     Subtotal--equity transactions with
      stockholders........................                14,687,500  228,673,837
   Stock to be issued to DLJ Investment
    Funding, Inc. and the other purchasers
    of our senior notes and the related
    Class A common stock in connection
    with the $65 million in aggregate
    principal amount of 16% senior notes..     A    16.00    521,847    8,349,552
                                                          ---------- ------------
     Total stockholders equity............                15,209,347 $237,023,389
                                                          ========== ============

  --------
  (1) Basis per share for RCBA Strategic is comprised of its average per share purchase price of CB Richard Ellis Services common stock of $11.54, plus an average of $1.33 per share in earnings from the date the shares were acquired through March 31, 2001.

  (2) To the extent that there is a shortfall from the offerings of Class A Common Stock of CBRE Holding to the designated managers and non-management employees related to (1) shares underlying stock fund units in the CB Richard Ellis Services deferred compensation plan,
      (2) shares held in the CB Richard Ellis 401(k) plan, or (3) shares to be issued to designated managers and employees for direct ownership in exchange for cash, assignment of net merger proceeds and recourse notes, RCBA Strategic and Blum Strategic Partners II are obligated to purchase additional shares in CBRE Holding representing this shortfall. No amounts have been reflected in the accompanying pro forma combined balance sheet for recourse notes that may be issued to designated managers in conjunction with the offerings.

  (3) To the extent employees do not fully subscribe to the offering of the 996,338 currently vested shares of underlying stock fund units in the CB Richard Ellis Services deferred compensation plan, the pro forma deferred compensation plan liability of $80.5 million and the cash surrender value of insurance policies, deferred compensation plan of $61.3 million as of March 31, 2001 will increase by $16.00 per unit, up to a maximum of $15.9 million, for each stock fund unit not converted into the right to receive one share of CBRE Holding Class A common stock. Any resulting shortfall will be funded by RCBA Strategic in accordance with note (2) above. A portion of this commitment may be satisfied by Blum Strategic Partners II.

(u) Net debt, defined as total debt outstanding less cash and cash equivalents, will increase to $560.2 million in the pro forma combined balance sheet from $398.9 million as actually reported by CB Richard Ellis Services as of March 31, 2001, an increase of $161.3 million.

(v) The pro forma financial statements include anticipated cash proceeds from the offerings, as well as non-cash equity contributions from members of the buying group, as follows:

  . $35.8 million in cash proceeds from the issuance of our Class A common stock to employees.

  . The contribution of $29.5 million in stock fund units held by employees in the CB Richard Ellis Services deferred compensation plan contributed to us in exchange for stock fund units underlying our Class A common stock. Included in the $29.5 million figure is approximately $15.9 million in vested stock fund units for which employees have the right to receive $16.00 per unit in cash in lieu of contributing such stock fund units to us.

  . $40.9 million in proceeds from the issuance of our Class B common stock to the RCBA Strategic and Blum Strategic Partners II.

  . The contribution of $122.5 million of equity in CB Richard Ellis
    Services, owned by members of the buying group immediately prior to the merger, to us in exchange for shares of our Class B common stock. Included in the $122.5 million figure is approximately (a) $30.7 million of equity of CB Richard Ellis Services currently owned directly by RCBA Strategic entities related to the general partner of RCBA Strategic,
    (b) $17.3 million of equity of CB Richard Ellis Services owned by and (c) $75.1 million of equity of CB Richard Ellis Services owned by other members of the buying group. RCBA Strategic has committed to purchase for cash and contribute to us the $17.3 million in equity of CB Richard Ellis Services owned by entities related to the general partner of RCBA Strategic immediately prior to the transactions in accordance with the voting and contribution agreement. These shares are not subject to the offerings being registered in this document.

  . In accordance with the amended and restated voting and contribution agreement, RCBA Strategic has committed to contribute up to $110 million in cash equity to us to fund any shortfall resulting from a less than full subscription to the offerings outlined above. This commitment excludes the rollover contributions from the other members of the buying group of $75.1 million and from RCBA Strategic of $30.7 million included in the $122.5 million figure above, as stockholders are committed to contribute such shares to us in accordance with the voting and contribution agreement. A portion of this commitment may be satisfied by Blum Strategic Partners II. We will issue additional shares of Class B common stock to RCBA Strategic and Blum Strategic Partners II for any additional cash contributed to us to make up for any shortfall from the offerings.

   In addition, CBRE Holding has firm commitments from the following lenders:

  . $65 million in 16% senior notes from DLJ Investment Funding, Inc. and the other purchasers of our senior notes;

  . $229 million in 11.25% senior subordinated notes, issued and sold on June
    7, 2001 for approximately $225.6 million;

  . $225 million in a new senior secured credit facility with Credit Suisse
    First Boston; and

  . A $100 million revolving credit facility included in addition to the senior secured credit facility with Credit Suisse First Boston.

  As outlined above, we have firm commitments to receive up to $228.7 million in equity from the members of the Buying Group, which has been reflected in the accompanying unaudited pro forma combined balance sheet. As such, the receipt of offering proceeds and the application of such proceeds have been included in the unaudited pro forma financial statements.

                      CBRE Holding, Inc. and Subsidiaries
              Unaudited Pro Forma Combined Statement of Operations
                      For the Year Ended December 31, 2000
                                 (in thousands)

                                    Year Ended December 31, 2000
                          ---------------------------------------------------
                          CB Richard
                            Ellis    CBRE Holding,  Pro Forma      Pro Forma
                           Services      Inc.      Adjustments     Combined
                          ---------- ------------- -----------    -----------
                                                   (Unaudited)    (Unaudited)
Revenue:
  Leases................  $  539,419     $  --      $             $  539,419
  Sales.................     389,745                                 389,745
  Property and
   facilities management
   fees.................     110,654                                 110,654
  Consulting and
   referral fees........      78,714                                  78,714
  Appraisal fees........      75,055                                  75,055
  Loan origination and
   servicing fees.......      58,190                                  58,190
  Investment management
   fees.................      42,475                                  42,475
  Other.................      29,352                                  29,352
                          ----------     -----      --------      ----------
    Total revenue.......   1,323,604                               1,323,604
Costs and Expenses:
  Commissions, fees and
   other incentives.....     634,639                                 634,639
  Operating,
   administrative, and
   other................     538,481                   1,354 (a)     539,835
  Depreciation and
   amortization.........      43,199                 (23,992)(b)
                                                      28,282 (a)
                                                        (162)(c)      47,327
                          ----------     -----      --------      ----------
Operating income........     107,285                  (5,482)        101,803
Interest income.........       2,554                                   2,554
Interest expense........      41,700                  26,541 (d)      68,241
                          ----------     -----      --------      ----------
Income before provision
 for income tax.........      68,139                 (32,023)         36,116
Provision for income
 taxes..................      34,751                  (8,849)(e)      25,902
                          ----------     -----      --------      ----------
Net income..............  $   33,388     $  --      $(23,174)     $   10,214
                          ==========     =====      ========      ==========
Net income applicable to
 common stockholders....  $   33,388                              $   10,214
                          ==========                              ==========
Basic earnings per
 share..................  $     1.60                              $     0.69
                          ==========                              ==========
Weighted average shares
 outstanding for basic
 earnings per share.....  20,931,111                              14,720,963 (f)
                          ==========                              ==========
Diluted earnings per
 share..................  $     1.58                              $     0.69
                          ==========                              ==========
Weighted average shares
 outstanding for diluted
 earnings per share.....  21,097,240                              14,759,486 (f)
                          ==========                              ==========

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000

(a) Reflects amortization of the estimated fair value of CB Richard Ellis Services goodwill over 30 years and of identifiable intangible and other assets over 3 to 10 years.

(b) Represents the reversal of CB Richard Ellis Services historical amortization related to our goodwill and other intangible assets.

(c) Represents the net adjustment to CB Richard Ellis Services depreciation expense resulting from fair value adjustments to property and equipment, which are non-cash charges resulting from purchase accounting entries.

(d) The increase in pro forma interest expense as a result of the transactions is summarized as follows:

                                                                     Amount
                                                                 (in thousands)
                                                                 --------------
     Interest on Tranche A senior secured term loan at 9.81%...     $  4,905
     Interest on Tranche B senior secured term loan at 10.31%..       18,043
     Interest on 11 1/4% senior subordinated notes.............       25,763
     Interest on the revolving credit facility at 9.81%........        1,560
     Interest on 16% senior notes..............................       10,400
     Interest on existing other borrowings (including capital
      leases)..................................................        4,448
                                                                    --------
     Cash interest expense.....................................       65,119

     Amortization of debt issuance costs:
     ($1.3 million over a 6 year amortization period)..........          208
     ($6.9 million over a 7 year amortization period)..........          982
     ($20.9 million over a 10 year amortization period)........        1,932
                                                                    --------
                                                                      68,241

     Less: historical cash interest expense....................      (39,404)
     Less: historical amortization of debt issuance costs......       (2,296)
                                                                    --------
     Net increase..............................................     $ 26,541
                                                                    ========

     For purposes of computing pro forma combined interest expense, the Tranche A senior secured term loan is assumed to bear interest at an annual rate of 3 month LIBOR plus margin of 3.25%, the Tranche B senior secured term loan is assumed to bear interest at annual rate of 3 month LIBOR plus margin of 3.75% and the revolving credit facility is assumed to bear interest at an annual rate of 3 month LIBOR plus 3.25% on amounts borrowed. LIBOR is based on our average 3 month LIBOR rate for fiscal year 2000 of 6.56% for purposes of computing pro forma combined interest expense. As of June 26, 2001, the 3 month LIBOR was 3.71%. At a rate of 3.71%, the cash component of pro forma combined interest expense would have been approximately $58.2 million for the year ended December 31, 2000, which would have represented a decrease of $6.9 million from pro forma interest expense included in the accompanying unaudited pro forma combined statement of operations. Each 1.0% change in the 3 month LIBOR would have increased or decreased pro forma combined interest expense by $2.4 million for the year ended December 31, 2000. Included in amortization of debt issuance costs is the fair value of $8.4 million in Class A common stock of CBRE Holding issued in accordance with the terms of the 16% senior notes, which is being amortized over 10 years to yield level amortization.

(e) Represents the tax effect of pro forma adjustments included in Notes (a) through (d) above at a combined federal and state statutory tax rate of 38.5%, excluding certain items that are permanently non-deductible for tax purposes.

(f) Reflects the pro forma number of weighted average shares giving effect to the CBRE Holding common stock to be issued in connection with our purchase of CB Richard Ellis Services and the offerings for purposes of computing basic earnings per share, and the dilutive impact of the unvested stock fund units underlying the deferred compensation plan for purposes of computing diluted earnings per share. The warrants to be issued to Freemen Spogli in connection with the contribution and voting agreement and the options to be issued to designated managers and non-management employees in connection with the offerings are anti-dilutive and have been excluded from the calculation of dilutive earnings per share. The weighted average number of shares outstanding are calculated as follows:

     Weighted average shares outstanding for basic earnings per share:
       Expected shares to be issued................................ 14,720,963
                                                                    ==========
     Weighted average shares outstanding for dilutive earnings per share:
       Expected shares to be issued................................ 14,720,963

       Dilutive effect of unvested shares underlying stock fund
        units in the deferred compensation plan....................     38,523
                                                                    ----------
     Weighted average shares outstanding for diluted earnings per share........................................................ 14,759,486
                                                                    ==========

                   CB Richard Ellis Services and Subsidiaries
              Unaudited Pro Forma Combined Statement of Operations
                   For the Three Months Ended March 31, 2001
                                 (in thousands)

                                      Quarter Ended March 31, 2001
                            ---------------------------------------------------
                            CB Richard
                              Ellis     CBRE Holding,  Pro Forma     Pro Forma
                             Services       Inc.      Adjustments    Combined
                            ----------  ------------- -----------   -----------
                                                      (Unaudited)   (Unaudited)
Revenue:
  Leases..................  $  103,166       $--        $           $  103,166
  Sales...................      73,843                                  73,843
  Property and facilities
   management fees........      27,872                                  27,872
  Consulting and referral
   fees...................      16,367                                  16,367
  Appraisal fees..........      18,836                                  18,836
  Loan origination and
   servicing fees.........      14,812                                  14,812
  Investment management
   fees...................       8,549                                   8,549
  Other...................       9,053                                   9,053
                            ----------       ---        -------     ----------
    Total revenues........     272,498                                 272,498

Costs and Expenses:
  Commissions, fees and
   other incentives.......     124,398                                 124,398
  Operating,
   administrative and
   other..................     134,079                      374 (a)    134,453
  Depreciation and
   amortization...........      11,696                   (5,929)(b)
                                                          7,078 (a)
                                                           (515)(c)     12,330
                            ----------       ---        -------     ----------
Operating income..........       2,325                   (1,008)         1,317
Interest income...........         800                                     800
Interest expense..........       9,055                    7,029 (d)     16,084
                            ----------       ---        -------     ----------
Loss before benefit for
 income tax...............      (5,930)                  (8,037)       (13,967)
Benefit for income taxes..      (3,084)                  (2,224)(e)     (5,308)
                            ----------       ---        -------     ----------
Net loss..................  $   (2,846)      $--        $(5,813)    $   (8,659)
                            ==========       ===        =======     ==========
Net loss applicable to
 common stockholders......  $   (2,846)                             $   (8,659)
                            ==========                              ==========
Basic loss per share......  $    (0.13)                             $    (0.59)
                            ==========                              ==========
Weighted average shares
 outstanding for basic
 loss per share...........  21,309,550                              14,720,963
                            ==========                              ==========
Diluted loss per share....  $    (0.13)                             $    (0.59)
                            ==========                              ==========
Weighted average shares
 outstanding for diluted
 loss per share...........  21,309,550                              14,720,963
                            ==========                              ==========

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2001

(a) Reflects amortization of the estimated fair value of CB Richard Ellis Services goodwill over 30 years and of identifiable intangible and other assets over 3 to 10 years.

(b) Represents the reversal of CB Richard Ellis Services historical amortization related to its goodwill and other intangible assets.

(c) Represents the net adjustment to CB Richard Ellis Services depreciation expense resulting from fair value adjustments to property and equipment, which are non-cash charges resulting from purchase accounting entries.

(d) The increase to pro forma interest expense as a result of the transactions is summarized as follows:

                                                                    Amount
                                                                (in thousands)
                                                                --------------
     Interest on Tranche A senior secured term loan at 8.59%...    $ 1,073
     Interest on Tranche B senior secured term loan at 9.09%...      3,975
     Interest on senior subordinated notes offered hereby......      6,441
     Interest on the revolving credit facility at 8.59%........        200
     Interest on 16% senior notes..............................      2,600
     Interest on other existing borrowings (including capital
      leases)..................................................      1,013
                                                                   -------
     Cash interest expense.....................................     15,302

     Amortization of debt issuance costs:
       ($1.3 million over a 6 year amortization period)........         52
       ($6.9 million over a 7 year amortization period)........        246
       ($20.9 million over a 10 year amortization period)......        484
                                                                   -------
                                                                    16,084

     Less: historical cash interest expense....................     (8,536)
     Less: historical amortization of debt issuance costs......       (519)
                                                                   -------
     Net increase..............................................    $ 7,029
                                                                   =======

    For purposes of computing pro forma combined interest expense, the Tranche A senior secured term loan is assumed to bear interest at an annual rate of 3 month LIBOR plus margin of 3.25%, the Tranche B senior secured term loan is assumed to bear interest at an annual rate of 3 month LIBOR plus margin of 3.75%, and the revolving credit facility is assumed to bear interest at an annual rate of 3 month LIBOR plus 3.25% on amounts borrowed. LIBOR is based on our average 3 month LIBOR rate for the three months ended March 31, 2001 of 5.34% for purposes of computing pro forma interest expense. As of June 26, 2001, the 3 month LIBOR was 3.71%. At a rate of 3.71%, the cash component of pro forma combined interest expense would have been approximately $14.3 million for the three months ended March 31, 2001, which would be a decrease of $1.0 million. Each 1.0% change in the 3 month LIBOR would have had the impact of increasing or decreasing pro forma combined interest expense by $0.6 million for the three months ended March 31, 2001. Included in amortization of debt insurance costs is the fair value of $8.4 million in Class A common stock of CBRE Holding issued in accordance with the terms of the 16% senior notes, which is being amortized over 10 years to yield level amortization.

(e) Represents the tax effect of pro forma adjustments included in Notes (a) through (d) above at a combined federal and state statutory tax rate of 38.5%, excluding certain items that are permanently non-deductible for tax purposes.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected financial data have been derived from CB Richard Ellis Services' consolidated financial statements and should be read in conjunction with CB Richard Ellis Services' financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. CB Richard Ellis Services' historical results are not necessarily indicative of our future results.

                                                                                         Quarter Ended
                                        Year Ended December 31,                            March 31,
                         ----------------------------------------------------------  ----------------------
                            1996        1997        1998        1999        2000        2000        2001
                         ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                       (in thousands, except share and per share data)
Statement of Operations
 Data: (/1/)
Revenue................  $  583,068  $  730,224  $1,034,503  $1,213,039  $1,323,604  $  260,919  $  272,498
Operating income.......      48,429      59,088      78,476      76,899     107,285       9,239       2,325
Interest expense, net..      22,620      13,182      27,993      37,438      39,146       9,196       8,255
Net income.............      70,549      24,397      24,557      23,282      33,388          20      (2,846)
Basic earnings (loss)
 per share (/2/)(/4/)..        5.05        1.34       (0.38)       1.11        1.60         --        (0.13)
Weighted average shares
 outstanding for basic
 earnings per share....  13,783,882  15,237,914  20,136,117  20,998,097  20,931,111  20,819,268  21,309,550
Diluted earnings (loss)
 per share.............        4.99        1.28       (0.38)       1.10        1.58         --        (0.13)
Weighted average shares
 outstanding for
 diluted earnings per
 share.................  14,126,636  15,996,929  20,136,117  21,072,436  21,097,240  20,851,184  21,309,550
Other Data:
EBITDA, excluding
 merger-related and
 other nonrecurring
 charges (/3/).........  $   62,003  $   90,072  $  127,246  $  117,369  $  150,484  $   19,808  $   14,021
Net cash provided by
 operating activities..      65,694      80,835      76,614      74,011      84,112     (67,522)   (104,263)
Net cash used in
 investing activities..     (10,906)    (18,018)   (223,520)    (26,767)    (35,722)      6,314        (536)
Net cash (used in)
 provided by financing
 activities............     (28,505)    (64,964)    119,438     (37,721)    (53,523)     58,794     104,940
                                              December 31,                                 March 31,
                         ----------------------------------------------------------  ----------------------
                            1996        1997        1998        1999        2000        2000        2001
                         ----------  ----------  ----------  ----------  ----------  ----------  ----------
Balance Sheet Data:
Cash and cash
 equivalents...........  $   49,328  $   47,181  $   19,551  $   27,844  $   20,854  $   24,791  $   20,339
Total assets...........     278,944     500,100     856,892     929,483     963,105     897,756     931,296
Total long-term debt...     148,529     146,273     373,691     357,872     303,571     416,531     409,653
Total liabilities......     280,364     334,657     660,175     715,874     724,018     687,765     704,037
Total stockholders'
 equity ...............      (1,515)    157,771     190,842     209,737     235,339     206,711     224,292
Number of shares
 outstanding...........  13,232,063  18,768,200  20,636,134  20,435,692  20,605,023  20,408,692  20,605,023
Book value per share...       (0.18)       9.55        9.48        9.95       11.15        9.91       10.53
Ratios:
Earnings/fixed
 charges (/5/).........        1.75        2.33        2.17        1.79        2.15        0.97        0.63
Debt/equity............     (109.80)       0.97        2.04        1.74        1.33        2.04        1.87
Debt/EBITDA (/3/)......        2.68        1.69        3.06        3.11        2.09       21.34       29.90
EBITDA/net interest
 expense (/3/).........        2.74        6.83        4.55        3.14        3.84        2.15        1.70
Operating expense as a
 percentage of
 revenue...............        39.2%       37.8%       43.4%       44.2%       40.7%       48.7%       49.2 %
EBITDA, excluding
 merger-related and
 other nonrecurring
 charges as a
 percentage of
 revenue (/3/).........        10.6%       12.3%       12.3%        9.7%       11.4%        7.6%        5.1 %
Net income as a
 percentage of
 revenue...............        12.1%        3.3%        2.4%        1.9%        2.5%        -- %       (1.0)%
International revenue
 as a percentage of
 consolidated revenue..         --          --         14.5%       22.5%       22.4%       23.9%       22.6 %

--------
(1) The results include the activities of Koll Real Estate Services from the date of acquisition, August 28, 1997, REI Limited from the date of acquisition, April 17, 1998, and CB Hillier Parker Limited from the date of acquisition, July 7, 1998. For the year ended December 31, 1998, basic and diluted loss per share include a deemed dividend of $32.3 million on the repurchase of CB Richard Ellis Services' preferred stock. From the year ended December 31, 1996 net income includes a tax benefit of $55.9 million due to a reduction in CB Richard Ellis Services' deferred tax asset valuation allowance. A portion of CB Richard Ellis Services' net operating losses would be realizable due to its ability to generate additional taxable income in the future.

(2) EPS represents earnings (loss) per share. See Per Share Information in Note 9 of Notes to Consolidated Financial Statements.

(3) EBITDA, excluding merger-related and other nonrecurring charges represents earnings before interest expense, income taxes, depreciation and amortization of intangible assets and excludes merger-related and other nonrecurring charges. CB Richard Ellis Services' management believes that the presentation of EBITDA, excluding merger-related and other nonrecurring charges will enhance a reader's understanding of our operating performance and ability to service debt as it provides a measure of cash generated, subject to the payment of interest and income taxes, that can be used by CB Richard Ellis Services to service its debt and for other required or discretionary purposes. Net cash that will be available to us for discretionary purposes represents remaining cash, after debt service and other cash requirements, such as capital expenditures, are deducted from EBITDA, excluding merger-related and other nonrecurring charges. EBITDA, excluding merger-related and other nonrecurring charges should not be considered as an alternative to (a) operating income determined in accordance with GAAP or (b) operating cash flow determined in accordance with GAAP. This calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

   EBITDA, excluding merger related and other nonrecurring charges, is calculated as follows:

                                                                        Quarter Ended
                                     Year Ended December 31,              March 31,
                            ------------------------------------------ ---------------
                             1996    1997     1998     1999     2000    2000    2001
                            ------- ------- -------- -------- -------- ------- -------
                                          (in thousands)
   Operating Income........ $48,429 $59,088 $ 78,476 $ 76,899 $107,285 $ 9,239 $ 2,325
   Add:
    Depreciation and
     amortization..........  13,574  18,060   32,185   40,470   43,199  10,569  11,696
    Merger-related and
     other nonrecurring
     charges...............     --   12,924   16,585      --       --      --      --
                            ------- ------- -------- -------- -------- ------- -------
    EBITDA, excluding
     merger-related and
     other nonrecurring
     charges............... $62,003 $90,072 $127,246 $117,369 $150,484 $19,808 $14,021
                            ======= ======= ======== ======== ======== ======= =======

(4) CB Richard Ellis Services has not declared any cash dividends on its common stock for the periods shown.

(5) Includes a deficiency of $0.4 million for the quarter ended March 31, 2000 and a deficiency of $5.2 million for the quarter ended March 31, 2001.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the risks described in "Risk Factors" and elsewhere in this prospectus. You should read the following discussion with the sections of this prospectus titled "Unaudited Pro Forma Combined Financial Data," "Selected Consolidated Financial Data" and CB Richard Ellis Services' financial statements and related notes included elsewhere in this prospectus.

Basis of Presentation

   We currently do not conduct any business or have any operations and were formed solely to serve as a holding company for CB Richard Ellis Services and its subsidiaries. We will acquire CB Richard Ellis Services pursuant to an amended and restated agreement and plan of merger, dated as of May 31, 2001, pursuant to which our wholly-owned subsidiary, BLUM CB Corp. will merger into CB Richard Ellis Services, which will survive the merger as our wholly-owned subsidiary.

   After the merger, our business and operations will be the same as that conducted by CB Richard Ellis Services and its subsidiaries before the merger. Accordingly, this section, Management's Discussion and Analysis of Financial Condition and Results of Operations, includes a description of the historical results of CB Richard Ellis Services, including discussions in the sections entitled "Overview," "Recent Developments," "Results of Operations," "Segment Operations," "Quarterly Financial Information," "Recent Acquisitions" and "Recent Accounting Pronouncements." However, as a result of the merger and the related financings, our liquidity and capital resources will change significantly in specified areas from our consolidated financial position prior to the merger. Accordingly, this Management's Discussion and Analysis of Financial Condition and Results of Operations includes information regarding our indebtedness after giving effect to the merger and the related financings in the section titled "Quantitative and Qualitative Disclosures About Our Market Risk." In addition, the section titled "Liquidity and Capital Resources" discusses our liquidity and capital resources both historically and after giving effect to the merger.

Overview

   CB Richard Ellis Services is the largest global commercial real estate services firm in magnitude of revenue, offering a full range of services to commercial real estate occupiers, owners, lenders and investors. Through its 250 offices, it provides, under the CB Richard Ellis brand name and the CB Hillier Parker brand name in the United Kingdom, services on a local, national and international basis across approximately 100 markets in 44 countries. During 2000, it advised on approximately 25,000 lease transactions involving aggregate rents, under the terms of leases facilitated, of approximately $26.0 billion and approximately 7,500 sales transactions with transaction values totaling approximately $26.0 billion. Also during 2000, CB Richard Ellis Services managed approximately 516 million square feet of property, provided investment management services for $10.0 billion of assets, originated nearly $7.2 billion in loans, serviced $16.7 billion in loans engaged in over 31,000 valuation/appraisal and advisory assignments and serviced approximately
1,400 subscribers with proprietary research. In addition, at March 31, 2001, it employed approximately 9,700 employees.

   CB Richard Ellis Services reports its operations through three geographic divisions and three operating segments:

  . The Americas, which consists of the United States, Canada, Mexico and operations located in Central and South America. Operations in Mexico, Central and South America are referred to as the Latin America operations.

  . EMEA, which is an acronym for Europe, the Middle East and Africa. This operating group became part of CB Richard Ellis Services through a series of acquisitions, most significantly Hillier Parker and REI.

  . Asia Pacific, which consists of operations in Asia, Australia and New
    Zealand. These operations were acquired by CB Richard Ellis Services in part through the REI acquisition and in total through a subsequent acquisition.

   Revenue from transaction management, which constitutes a substantial majority of CB Richard Ellis Services' revenue, is subject to economic cycles. However, CB Richard Ellis Services' significant size, geographic coverage, number of transactions and large continuing client base tend to minimize the impact of economic cycles on annual revenue and create what we believe is equivalent to a recurring stream of revenue. CB Richard Ellis Services estimates that approximately 57% of the costs and expenses associated with transaction management are directly correlated to revenue while approximately 25% of the costs and expenses of management services and financial services are directly correlated to revenue.

   In addition, CB Richard Ellis Services' operations are directly affected by actual and perceived trends in various national and economic conditions, including interest rates, the availability of credit to finance commercial real estate transactions and the impact of tax laws. CB Richard Ellis Services' international operations are subject to political instability, currency fluctuations and changing regulatory environments. To date, CB Richard Ellis Services does not believe that general inflation has had a material impact upon its operations. Revenues, commissions and other variable costs related to revenues are primarily affected by real estate market supply and demand rather than general inflation.

Recent Developments

   In the latter part of the first quarter of 2001, CB Richard Ellis Services' business was adversely affected by a slowdown in the U.S. economy in general and certain local and regional U.S. economies in particular which have led to deteriorating commercial real estate market conditions. While CB Richard Ellis Services' revenue in the first quarter of 2001 increased approximately 4% as compared to the first quarter of 2000, its revenues were below its expectations and its costs and expenses, excluding depreciation and amortization, increased by approximately 7.2% from the first quarter of 2000. Please refer to the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus for a detailed discussion of CB Richard Ellis Services' first quarter performance.

   CB Richard Ellis Services' first quarter results reflected a strong January followed by a slowdown in its U.S. sales activities beginning in February and a slowdown in U.S. lease activities beginning in March, as well as lower than expected revenues in Europe and Asia Pacific. This weakness in sales and lease activities has continued into the second quarter. We estimate that revenue from the second quarter of 2001 may be lower than revenue generated during the second quarter of 2000 by 10%-12%. In addition, our results during the second quarter of 2001 were adversely affected by approximately $6 million of expenses, consisting of:

  . severance expenses related to the implementation or our cost savings strategy;

  . merger-related costs; and

  . the write-off of our investment in Eziaz.

As a result of the slowdown in revenue and these expenses, we expect that we will record a pre-tax loss of approximately $4 million to $6 million for the second quarter of 2001 as compared to a pre-tax gain of approximately $11.7 million for the second quarter of 2000. Our final financial results for the second quarter of 2001 are not known at this time, and accordingly, these estimates may differ from our actual financial results.

   Following CB Richard Ellis Services' last major cost reduction program in 1999, it has continued to evaluate its operating expenses relative to its performance. In response to the continued weakness described above, CB Richard Ellis Services formulated a new cost reduction program in May 2001 to reduce operating expenses. CB Richard Ellis Services anticipates that this program will begin to be implemented immediately with work force reductions expected to be completed during the third quarter. This program is expected to reduce budgeted expenses for the remainder of the year 2001 by between approximately $35 and $40 million, excluding one-time severance costs. Expense reductions will occur in three areas with the following estimated cost reductions for the remainder of 2001:

  . a reduction in work force combined with a hiring freeze, which are expected to yield a savings of approximately $8 to $10 million;

  . a reduction in the bonuses for senior managers worldwide, which is expected to yield a savings of approximately $20 million; and

  . a reduction in other operating and back office expenses, which is expected to yield a savings of approximately $7 to $10 million.

Results of Operations

   The following table sets forth items derived from CB Richard Ellis Services' consolidated statements of operations for the years ended December 31, 1998, 1999 and 2000, and for the quarters ended March 31, 2000 and March 31, 2001, presented in dollars and as a percentage of revenue:

                                      Year Ended December 31,                          Quarter Ended March 31,
                         ---------------------------------------------------------  -------------------------------
                               1998                   1999              2000             2000            2001
                         ---------------------  ----------------  ----------------  --------------  ---------------
                                                          (in thousands)
Revenue:
 Leases................. $  371,300       35.9% $  448,091  36.9% $  539,419  40.8% $ 99,753  38.2% $103,166   37.9%
 Sales..................    357,718       34.6     394,718  32.5     389,745  29.4    74,281  28.5    73,843   27.1
 Property and facilities
  management fees.......     86,379        8.4     110,111   9.1     110,654   8.4    25,285   9.7    27,872   10.2
 Consulting and referral
  fees..................     72,586        7.0      73,569   6.1      78,714   5.9    16,314   6.2    16,367    6.0
 Appraisal fees.........     48,082        4.6      71,050   5.9      75,055   5.7    16,284   6.2    18,836    6.9
 Loan origination and
  servicing fees........     39,402        3.8      45,940   3.8      58,190   4.4     9,263   3.6    14,812    5.5
 Investment management
  fees..................     33,145        3.2      28,929   2.4      42,475   3.2     7,337   2.8     8,549    3.1
 Other..................     25,891        2.5      40,631   3.3      29,352   2.2    12,402   4.8     9,053    3.3
                         ----------      -----  ---------- -----  ---------- -----  -------- -----  --------  -----
 Total revenue..........  1,034,503      100.0   1,213,039 100.0   1,323,604 100.0   260,919 100.0   272,498  100.0
Costs and expenses:
 Commissions, fees and
  other incentives......    458,463       44.3     559,289  46.1     634,639  47.9   113,963  43.7   124,398   45.7
 Operating,
  administrative and
  other.................    448,794       43.4     536,381  44.2     538,481  40.7   127,148  48.7   134,079   49.2
 Depreciation and
  amortization..........     32,185        3.1      40,470   3.4      43,199   3.3    10,569   4.1    11,696    4.3
 Merger-related and
  other nonrecurring
  charges...............     16,585        1.6         --    --          --    --        --    --        --     --
                         ----------      -----  ---------- -----  ---------- -----  -------- -----  --------  -----
Operating income........     78,476        7.6      76,899   6.3     107,285   8.1     9,239   3.5     2,325    0.8
Interest income.........      3,054        0.3       1,930   0.2       2,554   0.2       489   0.2       800    0.3
Interest expense........     31,047        3.0      39,368   3.2      41,700   3.2     9,685   3.7     9,055    3.3
                         ----------      -----  ---------- -----  ---------- -----  -------- -----  --------  -----
Income before provision
 (benefit) for income
 tax....................     50,483        4.9      39,461   3.3      68,139   5.1        43   --     (5,930)  (2.2)
Provision (benefit) for
 income tax.............     25,926        2.5      16,179   1.4      34,751   2.6        23   --     (3,084)  (1.1)
                         ----------      -----  ---------- -----  ---------- -----  -------- -----  --------  -----
Net income (loss)....... $   24,557        2.4% $   23,282   1.9% $   33,388   2.5% $     20   -- % $ (2,846)  (1.1)%
                         ==========      =====  ========== =====  ========== =====  ======== =====  ========  =====
EBITDA, excluding
 merger-related and
 other nonrecurring
 charges................ $  127,246(/1/)  12.3% $  117,369   9.7% $  150,484  11.4% $ 19,808   7.6% $ 14,021    5.1%
                         ==========      =====  ========== =====  ========== =====  ======== =====  ========  =====

--------
(1) EBITDA, excluding merger-related and other nonrecurring charges, for the year ended December 31, 1998 is calculated as the sum of operating income of $78.5 million, plus merger-related and other nonrecurring charges of $16.6 million and depreciation and amortization of $32.2 million.

 Quarter Ended March 31, 2001 Compared to Quarter Ended March 31, 2000

   CB Richard Ellis Services reported consolidated net loss of $2.8 million for the quarter ended March 31, 2001 on revenue of $272.5 million compared to consolidated net income of $0.02 million on revenues of $260.9 million for the quarter ended March 31, 2000. These results include a nonrecurring pre-tax gain of $5.6 million on the sale of mortgage fund management contracts during the quarter ended March 31, 2001 compared to a $4.7 million nonrecurring pre-tax gain on the sale of certain non-strategic assets during the quarter ended March 31, 2000.

   Revenue on a consolidated basis increased by $11.6 million or 4.4% for the quarter ended March 31, 2001, compared to the quarter ended March 31, 2000. This was driven by a 59.9% increase in loan origination and servicing fees due primarily to higher loan origination fees during the month of March. In addition, lease revenue increased by $3.4 million, mainly as a result of the North American operations. Property and facilities management fees, as well as appraisal fees grew by approximately $2.6 million each. These revenue increases were slightly offset by a decrease of $3.3 million in other revenue. The decrease in other revenue is the result of the contribution of an engineering services group into a separately owned joint venture during April 2000, as well as the sale of several non-strategic assets previously included in the management services segment. In addition, sales revenue decreased by $0.4 million due to lower revenue in the international operations, offset by higher sales revenue in North America of $1.9 million.

   Commissions, fees and other incentives totaled $124.4 million on a consolidated basis, a 9.2% increase from the quarter ended March 31, 2000. The increase is primarily due to higher overall commissions within the North American operations, primarily as a result of increased revenue. Insurance and benefit costs for producers in the United States, which are a component of commission expense, also increased during the quarter ended March 31, 2001. The increase in insurance and benefit costs over prior year periods should continue throughout the remainder of the year. Producer compensation within the international operations are typically fixed in nature compared to the North American operations and did not decrease as a result of lower revenue. These factors resulted in commissions as a percentage of revenue increasing from 43.7% to 45.7% in the quarter ended March 31, 2001.

   Operating, administrative and other on a consolidated basis was $134.1 million, an increase of $6.9 million or 5.5% as compared to the quarter ended March 31, 2000. This is primarily due to higher personnel requirements and insurance and benefit costs within North America, as well as lower earnings from unconsolidated subsidiaries during the current quarter. The quarter ended March 31, 2001 also includes compensation expense related to the deferred compensation plan retention program of $1.0 million, which became effective January 2001 and accordingly, had no impact on the results of the quarter ended March 31, 2000.

   Consolidated interest expense was $9.1 million, a decrease of $0.6 million or 6.5% from the quarter ended March 31, 2000. This decrease was primarily a result of lower average borrowing levels during the current quarter due to the pay down of the revolving credit facility during December 2000. In addition, the revolving credit facility was renewed at a lower average borrowing rate during the quarter ended March 31, 2001 as compared to the quarter ended
March 31, 2000.

   The income tax benefit on a consolidated basis was $3.1 million for the quarter ended March 31, 2001, as compared to a provision for income tax of $0.02 million for the quarter ended March 31, 2000. The current quarter benefit was the result of the pre-tax loss. The effective tax rate was 52.0% for the three months ended March 31, 2001 as compared to 53.5% for the quarter ended March 31, 2000. CB Richard Ellis Services calculates its effective tax rate based on an estimate of our annual earnings for the entire year.

   EBITDA, excluding merger-related and other nonrecurring charges, was $14.0 million for the quarter ended March 31, 2001, as compared to $19.8 million for the quarter ended March 31, 2000. EBITDA, excluding merger-related and other nonrecurring charges, represents earnings before net interest expense, income taxes, depreciation and amortization of intangible assets and also excludes merger-related and other nonrecurring charges. Management believes that the presentation of EBITDA, excluding merger-related and other nonrecurring charges, will enhance a reader's understanding of our operating performance and ability to service debt as it provides a measure of cash generated, subject to the payment of interest and income taxes, that we can use to service our debt and for other required or discretionary purposes. Additionally, many of CB Richard Ellis Services' debt covenants are based upon EBITDA. EBITDA, excluding merger-related and other nonrecurring charges should not be considered as an alternative to (a) operating income determined in accordance with GAAP or (b) operating cash flow determined in accordance with GAAP. This calculation of EBITDA, excluding merger-related and other nonrecurring charges may not be comparable to similarly titled measures reported by other companies.

 Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

   CB Richard Ellis Services reported a consolidated net income of $33.4 million for the year ended December 31, 2000, on revenues of $1,323.6 million compared to a consolidated net income of $23.3 million on revenues of $1,213.0 million for the year ended December 31, 1999. The 2000 results include a $4.7 million nonrecurring pre-tax gain from its sale of select non-strategic assets. The 1999 results include nonrecurring pre-tax gains from the sale of five non-strategic offices and a risk management operation totaling $8.7 million, as well as one time charges of approximately $10.2 million, the majority of which were severance costs related to CB Richard Ellis Services' reduction in workforce.

   Revenues on a consolidated basis increased by $110.6 million or 9.1% during the year ended December 31, 2000, compared to the year ended December 31, 1999. The real estate market in the U.S. remained healthy in 2000, with relatively low interest and vacancy rates. As a result, lease revenues increased by $91.3 million or 20.4% during the current year. Investment management fees increased by $13.5 million or 46.8% and loan origination and servicing fees were higher by $12.3 million or 26.7%. In addition, other revenues decreased by $11.3 million primarily due to the contribution of an engineering services group into a separately owned joint venture, as well as the loss of revenue due to the sale of assets previously included in the management services segment.

   Commissions, fees and other incentives on a consolidated basis totaled $634.6 million, an increase of $75.4 million or 13.5% for the year ended December 31, 2000, compared to the year ended December 31, 1999. Lease commissions increased significantly due to higher lease revenue. In addition, the overall revenue growth resulted in higher variable commission expense as compared to the prior year. Variable commissions increase as a percentage of revenue as select earnings levels are met. During 2000, a greater number of high level producers earned a larger proportion of total revenues. This contributed to an increase in commissions as a percentage of revenue from 46.1% to 47.9% for 2001.

   Operating, administrative and other on a consolidated basis was $538.5 million, an increase of $2.1 million or 0.4% for the year ended December 31, 2000, compared to prior year. This increase is due to higher bonus incentives and profit share driven by the improved current year results, offset by lower salary requirements in North America. As a percentage of revenue, operating, administrative and other was 40.7% for the year ended December 31, 2000, compared to 44.2% for the year ended December 31, 1999. The decreased percentage is due to CB Richard Ellis Services' focus on higher margin lines of business, as well as an improvement in its operational efficiency through cost containment measures.

   Consolidated interest expense was $41.7 million, an increase of $2.3 million or 5.9% for the year ended December 31, 2000, as compared to the year ended December 31, 1999. The increase resulted from higher interest rates for the revolving credit facility, offset in part by lower average borrowing levels during 2000. Overall, CB Richard Ellis Services reduced its outstanding long-term debt by $50.5 million or 13.8% as compared to December 31, 1999, helping to minimize the impact of the increased interest rates during 2000.

   Provision for income tax on a consolidated basis was $34.8 million for the year ended December 31, 2000, as compared to the provision for income tax of $16.2 million for the year ended December 31, 1999. The increase is mainly due to higher pre-tax income and a lower release of valuation allowance during the current year. The effective tax rate was 51.0% for the current year as compared to 41.0% for the prior year. The increase in the effective tax rate is primarily due to a decrease in the release of valuation allowances from $6.3 million to $3.0 million in the current year. Valuation allowances over the past two years have been released as it has become more likely than not that CB Richard Ellis Services would realize additional deferred tax assets.

   EBITDA, excluding merger-related and other nonrecurring charges, was $150.5 million for the year ended December 31, 2000, as compared to $117.4 million for the year ended December 31, 1999, with EBITDA, excluding merger-related and other nonrecurring charges, as a percentage of revenue, increasing from 9.7% in 1999 to 11.4% in 2000. There were no merger-related or other nonrecurring charges in 2000 and 1999.

 Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

   CB Richard Ellis Services reported a consolidated net income of $23.3 million for the year ended December 31, 1999, on revenues of $1,213.0 million compared to a consolidated net income of $24.6 million on revenues of $1,034.5 million for the year ended December 31, 1998. However, including the $32.3 million deemed dividend resulting from the accounting treatment of the preferred stock repurchase, the 1998 net loss applicable to common stockholders was $7.7 million. The 1999 result includes nonrecurring gains of $8.7 million from the sale of five non-strategic offices and a risk management operation and one-time charges of approximately $10.2 million, the majority of which were severance costs related to CB Richard Ellis Services' reduction in workforce.

   Revenues on a consolidated basis were $1,213.0 million, an increase of $178.5 million or 17.3% for the year ended December 31, 1999, compared to the year ended December 31, 1998. The overall increase related to the continued improvement in commercial real estate markets across the U.S. as reflected in increased lease transactions, as well as the full contribution from REI, Hillier Parker and various other 1998 acquisitions. Additionally, CB Richard Ellis Services continued to benefit from its global market presence by leveraging its ability to deliver comprehensive real estate services into new businesses.

   Commissions, fees and other incentives on a consolidated basis were $559.3 million, an increase of $100.8 million or 22.0% for the year ended December 31, 1999, compared to the year ended December 31, 1998. The increase in these costs is attributable to an increase in revenue and includes the impact of a new commission-based program, which enables sales professionals to earn additional commission over a particular revenue threshold. The increase is also due to the full year contribution from REI and Hillier Parker and various other 1998 acquisitions.

   Operating, administrative and other on a consolidated basis was $536.4 million, an increase of $87.6 million or 19.5% for the year ended December 31, 1999, compared to the year ended December 31, 1998. As a percentage of revenue, operating, administrative and other increased slightly to 44.2% for the year ended December 31, 1999, compared to 43.4% for the year ended December 31, 1998. The increase is due primarily to the acquisitions of REI and Hillier Parker.

   Consolidated interest expense was $39.4 million, an increase of $8.3 million or 26.8% for the year ended December 31, 1999, as compared to the year ended December 31, 1998. The increase resulted from the renewal of select senior term loans at a higher borrowing rate as well as higher borrowing levels during 1999.

   Provision for income tax on a consolidated basis was $16.2 million for the year ended December 31, 1999, as compared to the provision for income tax of $25.9 million for the year ended December 31, 1998. The decrease is primarily due to the decrease in income before provision for income tax. In addition, CB Richard Ellis Services released $6.3 million valuation allowances as it became evident that it was more likely than not that it would realize additional deferred tax assets, resulting in a decrease in the effective tax rate. In early 1998, CB Richard Ellis Services repurchased its outstanding preferred stock which triggered a limitation on the annual amount of net operating losses it can use to offset future U.S. taxable income. This limitation does not affect the way taxes are reported for financial reporting purposes, but it does affect the timing of the actual amount of taxes paid on an annual basis.

   EBITDA, excluding merger-related and other nonrecurring charges, was $117.4 million for the year ended December 31, 1999, as compared to $127.2 million for the year ended December 31, 1998. EBITDA, excluding merger-related and other nonrecurring charges, excludes merger related charges of $16.6 million in 1998 relating to CB Richard Ellis Services' acquisition of REI, Ltd. and Hillier Parker May and Rowden.

Segment Operations

   CB Richard Ellis Services provides integrated real estate services through three global business segments: transaction management, financial services and management services. The factors for determining the reportable segments were based on (1) the type of service and client and (2) the way the chief operating decision-makers organize segments internally for making operating decisions and assessing performance. The transaction management segment consists of sales, leasing and consulting services in connection with commercial real estate, transaction management and advisory services for large corporate clients and investment property services, including brokerage services for commercial real estate property marketed for sale to institutional and private investors. The financial services segment consists of commercial loan origination and servicing through CB Richard Ellis Services' wholly-owned subsidiary, L.J. Melody, investment management services through its wholly-owned subsidiary, CBRE Investors, and valuation and appraisal services. Management services provides facilities, property and construction management services. Results for the quarter ended March 31, 2001 for the financial services segment includes a $5.6 million nonrecurring pre-tax gain from the sale of mortgage fund management contracts. For the quarter ended March 31, 2000, the management services segment results included a $4.7 million nonrecurring pre-tax gain from the sale of certain non-strategic assets. The 2000 results for the financial services segment include a $5.3 million pre-tax gain from the sale of loan servicing rights. The 1999 results include a nonrecurring pre-tax gain from the sale of five non-strategic offices and a risk management operation totaling $8.7 million. In July 1999, CB Richard Ellis Services changed its segment reporting from four segments to three segments. Prior periods have been restated to conform to the new segmentation. The following table summarizes CB Richard Ellis Services' revenue, operating income, EBITDA, excluding merger-related and other nonrecurring charges and EBITDA margin by operating segment for the years ended December 31, 1998, 1999 and 2000, and for the quarters ended March 31, 2000 and March 31, 2001:

                                    Year Ended December 31,                    Three Months Ended March 31,
                          ---------------------------------------------------  ------------------------------
                               1998                 1999            2000           2000            2001
                          -------------------  --------------  --------------  -------------  ---------------
                                                   (dollars in thousands)
Transaction Management
 Revenue:
 Leases.................  $352,811       46.2% $426,108  48.4% $510,287  53.7% $94,304  52.8% $ 97,215   54.0 %
 Sales..................   330,206       43.3   383,726  43.5   378,486  39.8   71,922  40.3    70,303   39.1
 Other consulting and
  referral fees (1).....    79,934       10.5    71,095   8.1    61,479   6.5   12,233   6.9    12,463    6.9
                          --------      -----  -------- -----  -------- -----  ------- -----  --------  -----
   Total revenue........   762,951      100.0   880,929 100.0   950,252 100.0  178,459 100.0   179,981  100.0

 Costs and expenses:
 Commissions, fees and
  other incentives......   405,393       53.1   477,057  54.2   542,248  57.1   94,912  53.2   101,622   56.5
 Operating,
  administrative and
  other.................   262,604       34.4   314,814  35.7   303,357  31.9   73,965  41.4    76,342   42.4
 Depreciation and
  amortization..........    13,722        1.8    20,676   2.3    21,342   2.2    4,951   2.8     6,147    3.4
                          --------      -----  -------- -----  -------- -----  ------- -----  --------  -----
 Operating income (2)...  $ 81,232       10.7% $ 68,382   7.8% $ 83,305   8.8% $ 4,631   2.6% $ (4,130)  (2.3)%
                          ========      =====  ======== =====  ======== =====  ======= =====  ========  =====
 EBITDA.................  $ 94,954       12.5% $ 89,058  10.1% $104,647  11.0% $ 9,582   5.4% $  2,017    1.1 %
                          ========      =====  ======== =====  ======== =====  ======= =====  ========  =====
Financial Services
 Revenue:
 Appraisal fees.........  $ 48,090       33.1% $ 69,007  38.9% $ 72,861  34.0% $15,941  38.5% $ 18,368   32.8 %
 Loan origination and
  servicing fees........    39,402       27.1    45,938  25.9    58,188  27.2    9,230  22.3    14,812   26.5
 Investment management
  fees..................    32,591       22.4    27,323  15.4    40,433  18.9    6,717  16.2     7,969   14.3
 Other (1)..............    25,167       17.4    35,059  19.8    42,622  19.9    9,509  23.0    14,770   26.4
                          --------      -----  -------- -----  -------- -----  ------- -----  --------  -----
   Total revenue........   145,250      100.0   177,327 100.0   214,104 100.0   41,397 100.0    55,919  100.0

 Costs and expenses:
 Commissions, fees and
  other incentives......    41,491       28.6    59,294  33.5    65,058  30.4   12,207  29.5    15,743   28.2
 Operating,
  administrative and
  other.................    85,885       59.1   100,201  56.5   119,333  55.7   25,405  61.4    30,081   53.8
 Depreciation and
  amortization..........    11,025        7.6    10,719   6.0    12,001   5.6    2,980   7.2     3,246    5.8
                          --------      -----  -------- -----  -------- -----  ------- -----  --------  -----
 Operating income (2)...  $  6,849        4.7% $  7,113   4.0% $ 17,712   8.3% $   805   1.9% $  6,849   12.2 %
                          ========      =====  ======== =====  ======== =====  ======= =====  ========  =====
 EBITDA.................  $ 17,874       12.3% $ 17,832  10.1% $ 29,713  13.9% $ 3,785   9.1% $ 10,095   18.1 %
                          ========      =====  ======== =====  ======== =====  ======= =====  ========  =====
Management Services
 Revenue:
 Property management
  fees..................  $ 67,300       53.3% $ 79,994  51.7% $ 83,251  52.3% $19,234  46.8% $ 20,337   55.6 %
 Facilities management
  fees..................    17,219       13.6    25,597  16.5    23,069  14.5    5,291  12.9     6,881   18.8
 Other (1)..............    41,783       33.1    49,192  31.8    52,928  33.2   16,538  40.3     9,380   25.6
                          --------      -----  -------- -----  -------- -----  ------- -----  --------  -----
   Total revenue........   126,302      100.0   154,783 100.0   159,248 100.0   41,063 100.0    36,598  100.0
 Costs and expenses:
 Commissions, fees and
  other incentives......    11,579        9.2    22,938  14.8    27,333  17.2    6,844  16.7     7,033   19.2
 Operating,
  administrative and
  other.................   100,305       79.4   121,366  78.4   115,791  72.7   27,778  67.6    27,656   75.6
 Depreciation and
  amortization..........     7,438        5.9     9,075   5.9     9,856   6.2    2,638   6.4     2,303    6.3
                          --------      -----  -------- -----  -------- -----  ------- -----  --------  -----
 Operating income (2)...  $  6,980        5.5% $  1,404   0.9% $  6,268   3.9% $ 3,803   9.3% $   (394)  (1.1)%
                          ========      =====  ======== =====  ======== =====  ======= =====  ========  =====
 EBITDA.................  $ 14,418       11.4% $ 10,479   6.8% $ 16,124  10.1% $ 6,441  15.7% $  1,909    5.2 %
                          ========      =====  ======== =====  ======== =====  ======= =====  ========  =====
Merger-related and other
 nonrecurring charges...  $ 16,585             $     --        $     --
                          ========             ========        ========
Total operating income..  $ 78,476             $ 76,899        $107,285        $ 9,239        $  2,325
                          ========             ========        ========        =======        ========
Total EBITDA, excluding
 merger-related and
 other nonrecurring
 charges................  $127,246(/3/)        $117,369        $150,484        $19,808        $ 14,021
                          ========             ========        ========        =======        ========

--------
(1) Revenue is allocated by material line of business specific to each segment. "Other" includes types of revenue that have not been broken out separately due to their immaterial balances and/or nonrecurring nature within each segment. Certain revenue types disclosed on the consolidated statements of operations may not be derived directly from amounts shown in this table.

(2) Segment operating income excludes merger-related and other nonrecurring charges.

(3) EBITDA, excluding merger-related and other nonrecurring charges, for the year ended December 31, 1998 is calculated as the sum of operating income of $78.5 million, merger-related and other nonrecurring charges of $16.6 million and depreciation and amortization of $32.2 million.

 Quarter Ended March 31, 2001 Compared to Quarter Ended March 31, 2000

   Transaction Management

   Revenue increased by $1.5 million or 0.9% for the quarter ended March 31, 2001, compared to the quarter ended March 31, 2000. This increase was primarily due to higher lease revenue in North America as a result of a greater number of total transactions executed during the quarter ended March 31, 2001, as well as a larger dollar average per transaction. This was offset by a 2.3% drop in sales revenue primarily due to lower revenue in France. In addition, Singapore had reduced sales revenue due to a lower number of deals completed as a result of economic and political problems in neighboring countries. These decreases were slightly offset by a greater number of investment property sales within North America. Commissions, fees and other incentives increased by $6.7 million or 7.1% for the quarter ended March 31, 2001, compared to the quarter ended March 31, 2000, primarily due to the increased lease and sales revenue within the North American operations. The overall revenue growth also resulted in higher variable commission expense within the North American operation compared to the prior year. Producers earn an increased percentage of commissions as certain revenue targets are met. Insurance and benefits for producers, which are a component of commission expense, increased primarily in the United States compared to the quarter ended March 31, 2000. In addition, producer compensation within the international operations is typically fixed in nature and do not decrease as a result of lower revenue. These factors contributed to an increase in commissions as a percentage of revenue from 53.2% to 56.5% for the quarter ended March 31, 2001. Operating, administrative, and other increased by $2.4 million or 3.2% for the quarter ended March 31, 2001, compared to the quarter ended March 31, 2000. This increase is mainly related to higher personnel requirements, increased insurance and benefit costs, and current quarter compensation expense related to the deferred compensation plan retention program within North America.

   Financial Services

   Revenue increased by $14.5 million or 35.1% for the quarter ended March 31, 2001, compared to the quarter ended March 31, 2000. Loan origination and servicing fees increased by $5.6 million. Excluding any acquisitions, loan origination fees increased by $5.0 million or 54.2% over the quarter ended March 31, 2000, while loan servicing fees increased slightly compared to the quarter ended March 31, 2000. Appraisal fees increased by $2.4 million. Investment management fees increased 18.6% as assets under management grew by $868.3 million as compared to the quarter ended March 31, 2000. Other revenue increased by $5.3 million due to the gain on the sale of mortgage fund management contracts during the current quarter. Commissions, fees and other incentives increased by $3.5 million or 29.0% for the quarter ended March 31, 2001, compared to the quarter ended March 31, 2000 due to higher loan and appraisal commissions as a result of the increased revenues. Operating, administrative and other increased by $4.7 million or 18.4% for the quarter ended March 31, 2001, compared to the quarter ended March 31, 2000. This increase is primarily due to the start-up of the investment management operations in Asia Pacific during 2000, which as a result, had limited activity compared to the current period. The mortgage banking line of business had higher personnel, bonus and long-term incentive costs attributable to the more favorable quarter ended March 31, 2001 results. In addition, earnings from unconsolidated subsidiaries decreased for the quarter ended March 31, 2001 as compared to the quarter ended March 31, 2000.

   Management Services

   Revenue decreased by $4.5 million or 10.9% for the quarter ended March 31, 2001, compared to the quarter ended March 31, 2000. Other revenue decreased by $7.2 million due to the gain on the sale of certain non-strategic assets in the quarter ended March 31, 2000. The decline in other revenue is also the result of the contribution of an engineering services group into a separately owned joint venture during April 2000, as well as the sale of other non-strategic assets during the prior year. This operation generated $1.8 million of revenue during the first quarter of 2000. This was offset by increased property and facility management fees primarily due to higher square footage managed in the United States and India.

 Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

   Transaction Management

   Revenue increased by $69.3 million or 7.9% for the year ended December 31, 2000, compared to the year ended December 31, 1999. This increase was primarily due to higher lease revenue in North America as a result of a greater number of total transactions executed during 2000, as well as a larger dollar average per transaction. Europe reported increased lease revenues primarily due to strong performances in France and the United Kingdom, as well as expanded operations in Netherlands and Spain. Increased lease revenues in Asia Pacific are due to a better overall economy in China, as well as improved financial performance in Australia. Sales revenues decreased slightly from the prior year, primarily due to higher interest rates and a weak currency in Australia. Commissions, fees and other incentives increased by $65.2 million or 13.7% for the year ended December 31, 2000, compared to the year ended December 31, 1999, primarily due to an increase in lease revenues. In addition, the overall revenue growth resulted in a higher variable commission expense compared to prior year. Commissions are directly correlated to revenue in the transaction management segment. During 1999, the commission program was amended to increase the percentage of revenue a producer can earn as commission as the producer meets certain revenue targets. Under the new program, when a producer achieves a revenue target, the percentage of commission increases on a retroactive basis. As a producer achieves each revenue target, the percentage of commission increases on a retroactive basis. This motivates producers to reach higher revenue targets. During 2000, a greater number of producers generated a larger proportion of revenue at the higher revenue targets. This contributed to an increase in commissions as a percentage of revenue from 54.2% to 57.1% for 2000. Operating, administrative and other decreased by $11.5 million or 3.6% for the year ended December 31, 2000, compared to the year ended December 31, 1999. This decrease is mainly related to lower personnel requirements in North America due to cost containment measures, as well as higher equity income from unconsolidated subsidiaries during 2000. This is slightly offset by increased bonus incentives and profit share due to the more favorable results.

   Financial Services

   Revenue increased by $36.8 million or 20.7% for the year ended December 31, 2000, compared to the year ended December 31, 1999. Investment management fees grew by 48.0% due to a higher volume of managed assets, as well as increased incentive fees from several properties in North America and Asia. Loan origination and servicing fees increased by $12.3 million, of which $3.7 million is attributable to the acquisitions of Boston Mortgage Capital Corporation in late 2000 and Eberhardt Company in late 1999. In addition, excluding any acquisitions, loan production fees increased by $5.9 million or 18.4% over prior year, while loan servicing fees increased by $2.6 million or 21.7%. Other revenue increased due to the acquisition of several small consulting companies in late 1999 and early 2000. Commissions, fees and other incentives increased by $5.8 million or 9.7% for the year ended December 31, 2000, compared to the year ended December 31, 1999, due primarily to higher loan commissions. Operating, administrative and other increased by $19.1 million or 19.1% for the year ended December 31, 2000, compared to the year ended December 31, 1999, mainly due to increased personnel requirements as a result of expanded investment management operations in North America and Asia Pacific and higher bonus incentives and profit share attributable to the more favorable current year results. In addition, earnings from unconsolidated subsidiaries decreased for 2000 as compared to the same period in the prior year. The 2000 results for the financial services segment include a $5.3 million pre-tax gain from the sale of loan servicing rights.

   Management Services

   Revenue increased by $4.5 million or 2.9% for the year ended December 31, 2000, compared to the year ended December 31, 1999, due to higher lease and sales revenues. In addition, property management fees increased primarily due to higher square footage managed in India and Australia. This was slightly offset by lower facilities management fees due to the loss of a major client at the beginning of 2000. Commissions, fees and other incentives increased by $4.4 million or 19.2% for the year ended December 31, 2000, compared to the year ended December 31, 1999, attributable mainly to the higher sales and lease commissions. Operating, administrative and other decreased $5.6 million or 4.6% for the year ended December 31, 2000, compared to the year ended December 31, 1999. The decline is mainly due to lower personnel requirements due to cost containment measures and higher equity income in unconsolidated subsidiaries in North America. As a percentage of revenue, operating expenses decreased from 78.4% to 72.7% for 2000. The 2000 results include a $4.7 million pre-tax gain from the sale of certain non-strategic assets.

 Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

   Transaction Management

   Revenue increased by $118.0 million or 15.5% for the year ended December 31, 1999, compared to the year ended December 31, 1998, mainly due to the continued improvement of the real estate market, mainly in brokerage leasing services and the full year contribution of REI, Hillier Parker and the various other 1998 acquisitions. Commissions, fees and other incentives increased by $71.7 million or 17.7% for the year ended December 31, 1999, compared to the year ended December 31, 1998, primarily due to the increase in revenue. This also includes the impact of a new commission-based program which enables sales professionals to earn additional commission over a particular revenue threshold, as well as the full year contribution from REI, Hillier Parker and the various other 1998 acquisitions. Operating, administrative and other increased by $52.2 million or 19.9% for the year ended December 31, 1999, compared to the year ended December 31, 1998, primarily due to the full year inclusion of REI, Hillier Parker, and the various other 1998 acquisitions. Depreciation and amortization increased by $7.0 million or 50.7% for the year ended December 31, 1999, as compared to the year ended December 31, 1998, primarily as a result of additional investments in computer hardware and software to support the increase in new business.

   Financial Services

   Revenue increased by $32.1 million or 22.1% for the year ended December 31, 1999, compared to the year ended December 31, 1998. The increase in revenue is primarily due the full year contribution of REI, Hillier Parker and the various other 1998 acquisitions, resulting in increased appraisal and valuation fees. Commissions, fees and other incentives increased by $17.8 million or 42.9% for the year ended December 31, 1999, compared to the year ended December 31, 1998. The increase is primarily a result of the revenue increase. Operating, administrative and other increased by $14.3 million or 16.7% for the year ended December 31, 1999, compared to the year ended December 31, 1998, mainly as a result of the integration of REI, Hillier Parker and the various other 1998 acquisitions.

   Management Services

   Revenue increased by $28.5 million or 22.5% for the year ended December 31, 1999, compared to the year ended December 31, 1998, primarily due to growth in the facilities management businesses, as well as the full contribution of REI, Hillier Parker and the various other 1998 acquisitions. Commissions, fees and other incentives increased by $11.4 million or 98.1% for the year ended December 31, 1999, compared to the year ended December 31, 1998, due to the higher revenues as a result of the REI, Hillier Parker acquisitions and the various other 1998 acquisitions. Operating, administrative and other increased $21.1 million or 21.0% for the year ended December 31, 1999, compared to the year ended December 31, 1998, primarily related to the acquisitions of REI and Hillier Parker and the investment in infrastructure to expand the business. Depreciation and amortization increased by $1.6 million or 22.0% for the year ended December 31, 1999, as compared to the year ended December 31, 1998, primarily as a result of the acquisitions of REI, Hillier Parker and the various other 1998 acquisitions.

Quarterly Financial Information

   A significant portion of CB Richard Ellis Services' revenue is seasonal. Historically, this seasonality has caused its revenue, operating income, net income and cash flow from operating activities to be substantially lower in the first three calendar quarters and higher in the fourth calendar quarter. The concentration of earnings and cash flow in the fourth quarter is due to an industry wide focus on completing transactions at year-end while incurring constant, non-variable expenses throughout the year. This has historically resulted in a small operating loss in the first quarter, a small operating profit or loss in the second and third quarters, and a larger profit in the fourth quarter.

   The following table presents CB Richard Ellis Services' revenue, gross profit, operating income and EBITDA by operating segment for each of the nine quarters in the period from January 1, 1999 through March 31, 2001. The information for each of these quarters is unaudited and has been prepared on the same basis as CB Richard Ellis Services' audited consolidated financial statements appearing elsewhere in this prospectus. In the opinion of management, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the unaudited quarterly results when read in conjunction with CB Richard Ellis Services' audited consolidated financial statements and related notes appearing elsewhere in this prospectus.

                                                            Quarter Ended
                          ------------------------------------------------------------------------------------------
                          Mar. 31,  June 30,  Sept. 30,  Dec. 31,  Mar. 31,  June 30,  Sept. 30,  Dec. 31,  Mar. 31,
                            1999      1999      1999       1999      2000      2000      2000       2000      2001
                          --------  --------  ---------  --------  --------  --------  ---------  --------  --------
                                                            (in thousands)
Revenue
 Transaction
  management............  $159,135  $198,171  $225,099   $298,524  $178,459  $230,222  $232,695   $308,876  $179,981
 Financial services.....    37,945    41,802    42,923     54,657    41,397    51,375    56,139     65,193    55,919
 Management services....    36,121    37,194    38,996     42,472    41,063    36,287    37,687     44,211    36,598
                          --------  --------  --------   --------  --------  --------  --------   --------  --------
 Total revenue..........  $233,201  $277,167  $307,018   $395,653  $260,919  $317,884  $326,521   $418,280  $272,498
                          ========  ========  ========   ========  ========  ========  ========   ========  ========
 Year to year revenue
  growth percentage.....      33.1%      8.6%     12.1%      19.8%     11.9%     14.7%      6.4%       5.7%      4.4%

Operating Income (Loss)
 Transaction
  management............  $  2,337  $ 13,776  $ 20,826   $ 31,443  $  4,631  $ 18,344  $ 17,261   $ 43,069  $ (4,130)
 Financial services.....     2,955     1,753      (344)     2,749       805     4,578     6,590      5,739     6,849
 Management services....      (216)    1,051      (436)     1,005     3,803      (377)    1,033      1,809      (394)
                          --------  --------  --------   --------  --------  --------  --------   --------  --------
 Total operating
  income................  $  5,076  $ 16,580  $ 20,046   $ 35,197  $  9,239  $ 22,545  $ 24,884   $ 50,617  $  2,325
                          ========  ========  ========   ========  ========  ========  ========   ========  ========
 Operating margin
  percentage............       2.2%      6.0%      6.5%       8.9%      3.5%      7.1%      7.6%      12.1%      0.9%

EBITDA
 Transaction
  management............  $  6,951  $ 19,139  $ 26,595   $ 36,373  $  9,582  $ 23,381  $ 23,213   $ 48,471  $  2,017
 Financial services.....     5,725     4,771     1,766      5,570     3,785     7,623     9,513      8,792    10,095
 Management services....     2,394     2,638     1,686      3,761     6,441     2,272     2,992      4,419     1,909
                          --------  --------  --------   --------  --------  --------  --------   --------  --------
 Total EBITDA...........  $ 15,070  $ 26,548  $ 30,047   $ 45,704  $ 19,808  $ 33,276  $ 35,718   $ 61,682  $ 14,021
                          ========  ========  ========   ========  ========  ========  ========   ========  ========
 EBITDA margin
  percentage............       6.5%      9.6%      9.8%      11.6%      7.6%     10.5%     10.9%      14.7%      5.1%

Liquidity and Capital Resources

   CB Richard Ellis Services' principal capital requirements are to fund working capital needs, to meet required debt payments, to make co-investments in real estate funds where it acts as general partner, to make other investments in real estate related activities, to upgrade technology and computers and the facilities of its offices and to make small acquisitions.

 CB Richard Ellis Services' Historical Liquidity and Capital Resources

   Operating Cashflows. Net cash used in operating activities for the first quarter of 2001 was $104.3 million, an increase of $36.7 million over the first quarter of 2000 mainly due to increased payments for 2000 bonuses and profit sharing, made in the current quarter. This increase is due to CB Richard Ellis Services' better financial results for 2000 as compared to 1999. Income tax payments also increased by $9.2 million during the quarter ended March 31, 2001. CB Richard Ellis Services' operating cashflow increased by $10.1 million in 2000 over the year ended 1999, primarily due to higher net income adjusted for non-cash items. In addition, receivables increased at a lower rate during 2000, due to a greater emphasis on receivable collections.

   Investing Cashflows. CB Richard Ellis Services utilized $0.5 million for investing activities during the first quarter of 2001, compared to cash provided of $6.3 million in the first quarter of 2000. During the year ended 2000, it utilized $35.7 million for investing activities, an increase of $9.0 million over the prior year. This increase was primarily due to its $21.0 million investment in several technology companies as part of its overall e-business strategy. CB Richard Ellis Services' e-investment strategy is designed to improve internal business operations with resulting cost savings through paperwork reduction, to improve service delivery to clients and to create value in growth businesses that will flow back to us. In addition, as of March 31, 2001, it had committed an additional $40.6 million to fund future co-investments. CB Richard Ellis Services' participation in real estate transactions through co-investment activity could increase fluctuations in its earnings and cash flow.

   During the quarter ended March 31, 2001, CB Richard Ellis Services received $6.1 million in proceeds primarily from the sale of mortgage fund management contracts. Proceeds for the quarter ended March 31, 2000 totaled $11.3 million due to the sale of certain non-strategic assets in the management services segment, as well as the receipt of proceeds in 2000 from the 1999 sale of a risk management operation. During the year ended 2000, it received $17.5 million in proceeds primarily from the sale of select assets within the management services segment, the sale of loan servicing rights and the receipt of proceeds in 2000 from the 1999 sale of a risk management operation. This was slightly lower than the 1999 proceeds of $19.4 million received. This included $7.4 million received from the sale of inventoried property, plus $12.1 million primarily received from the sale of the headquarters building in downtown Los Angeles, California, and a small office building in Phoenix, Arizona.

   In addition, capital expenditures increased by $2.1 million from the quarter ended March 31, 2000 to the quarter ended March 31, 2001. However, capital expenditures decreased from $35.1 million for the year ended December 31, 1999, to $26.9 million in the year ended December 31, 2000. Capital expenditures for 1998 totaled $29.7 million. Expenditures in 2000 mainly related to the purchase of computer hardware and software. Higher purchases in 1999 as compared to 2000 and 1998 related to CB Richard Ellis Services' efforts to prepare for year 2000 computer hardware and software systems issues. CB Richard Ellis Services expects to have capital expenditures ranging from $20 to $25 million in 2001.

   Financing Cashflows. Net cash provided by financing activities was $104.9 million for the quarter ended March 31, 2001, compared to $58.8 million for the quarter ended March 31, 2000, and was mainly attributable to an increased balance in CB Richard Ellis Services' revolving credit facility, used primarily to fund the payment of bonuses and profit sharing. Net cash used in financing activities was $53.5 million for the year ended December 31, 2000, compared to $37.7 million for the year ended December 31, 1999, and was mainly attributable to the repayment of debt. From time to time, CB Richard Ellis Services has purchased stock on the open market to fulfill its obligations under stock option, deferred compensation and other similar stock-based compensation plans. For the year ended December 31, 2000, CB Richard Ellis Services repurchased 185,800 shares of common stock for $2.0 million in order to minimize the dilutive effect of its obligation to issue stock under the deferred compensation plan. During 1999, CB Richard Ellis Services repurchased a total of 397,450 shares of common stock for $5.0 million to minimize the dilution from the grant of options and stock purchase rights. The 1999 stock repurchase program was completed on January 5, 2000. As a result of the merger and the related adjustments to the deferred compensation plan, CB Richard Ellis Services does not currently have any plans to make future purchases of shares of its common stock to fulfill obligations under its employee compensation plans.

   Outlook. During the first quarter of 2001, the U.S. economy in general and certain local and regional U.S. economies in particular continued to experience economic softness. Many businesses, including

CB Richard Ellis Services' customers, have implemented staff reductions and delayed or curtailed their plans and commitments with respect to their commercial real estate needs. Additionally, lease rates in various regions, particularly those with a concentration in the telecommunication and technology industries, began to decline.

   CB Richard Ellis Services' first quarter results reflected a strong January followed by a slowdown in its U.S. sales activities beginning in February and a slowdown in U.S. lease activities beginning in March, as well as lower than expected revenues in Europe and Asia Pacific. This weakness in sales and lease activities has continued into the second quarter. Internal results indicate that CB Richard Ellis Services' operating results for the second quarter ending June 30, 2001 will be considerably below its operating results for the second quarter ending June 30, 2000.

   Following its last major cost reduction program in 1999, CB Richard Ellis Services has continued to evaluate its operating expenses relative to its performance. In response to the continued weakness described above, CB Richard Ellis Services has formulated a new cost reduction program in May 2001 to reduce operating expenses. This program is currently being implemented with work force reductions expected to be completed during the third quarter. This program is expected to reduce budgeted expenses for the remainder of the year 2001 by between approximately $35 to $40 million, excluding one-time severance costs. Expense reductions will occur in three areas with the following estimated cost reductions for the remainder of 2001:

  . a reduction in work force combined with a hiring freeze, which are expected to yield a savings of approximately $8 to $10 million;

  . a reduction in the bonuses for senior managers worldwide, which is expected to yield a savings of approximately $20 million; and

  . a reduction in other operating and back office expenses, which is expected to yield a savings of approximately $7 to $10 million.

   In addition, in the second quarter, CB Richard Ellis Services wrote off its $2.9 million investment in Eziaz, which has recently declared bankruptcy.

 Liquidity and Capital Resources After the Merger

   Financing to be Obtained in Connection with the Merger. In connection with the merger and related transactions, CB Richard Ellis Services will enter into a senior secured credit agreement with Credit Suisse First Boston and other lenders and borrow up to $225.0 million in term loans under this agreement. The credit agreement will also include a $100.0 million revolving credit facility, a portion of which will be drawn upon at the time of the merger. In addition, we will issue and sell at least $65.0 million aggregate principal amount of 16% senior notes due 2011 and related Class A common stock to DLJ Investment Funding, Inc. and the other purchasers of our senior notes and the related Class A common stock. Also in connection with the merger, CB Richard Ellis Services will assume $229 million aggregate principal amount of 11 1/4% Senior Subordinated Notes due 2011 of BLUM CB Corp., which were issued and sold for approximately $225.6 million on June 7, 2001. The net proceeds from the sale of those notes by BLUM CB Corp. are currently being held in an escrow account and will be released when the merger is completed. If the merger had occurred on March 31, 2001, on a pro forma basis we would have incurred an aggregate of $554.0 million of indebtedness, excluding any additional borrowings under the revolving credit facility that would have been required to finance our working capital needs.

   Also in connection with the merger, the BLUM Funds will make a cash contribution to CBRE Holding of at least approximately $40.9 million. The BLUM Funds have agreed to purchase for cash immediately prior to the merger a minimum of 2,553,879 shares of CBRE Holding Class B common stock at $16.00 per share. In addition, the BLUM Funds have agreed to purchase for $16.00 per share in cash an additional number of shares of Class B common stock equal to (1) 3,236,639 shares minus (2) the number of shares subscribed for in the offerings plus (3) the aggregate amount of full-recourse notes delivered by designated managers in payment for shares of Class A common stock divided by $16.00. The number of shares purchased by the BLUM Funds will be reduced by 241,885 shares, which is the sum of the 10 shares of CBRE Holding common stock initially owned by RCBA Strategic and the 241,875 shares of CBRE Holding common stock purchased by RCBA Strategic for $16.00 per share in connection with the closing of the sale of 11 1/4% senior subordinated notes by BLUM CB Corp. as described above. The proceeds from the sale of those shares to RCBA Strategic were contributed to BLUM CB Corp., which deposited the proceeds in an escrow account for release when the merger and related transactions are completed. If the offerings of shares of our Class A common stock and stock fund units being made by this prospectus are fully subscribed, CBRE Holding expects to receive net cash proceeds of approximately $33.7 million after the payment of fees and expenses associated with the offerings.

   Using a portion of the proceeds from the sale of the senior notes and related Class A common stock and the 11 1/4% senior subordinated notes, the borrowings under the new credit agreement and the proceeds from the sale of our Class B common stock to the BLUM Funds and our Class A common stock in the offerings, CB Richard Ellis Services will repay substantially all of its long-term indebtedness outstanding immediately prior to the merger. The repaid indebtedness of CB Richard Ellis Services will include the amounts outstanding under its existing credit agreement.

   On May 25, 2001, CB Richard Ellis Services commenced a consent solicitation to amend the indenture governing its outstanding 8 7/8% senior subordinated notes and a tender offer to purchase all of its outstanding 8 7/8% senior subordinated notes. Any holders that consent to the amendment of the indenture and agree to sell their 8 7/8% senior subordinated notes will be paid at the time of the merger, and all 8 7/8% senior subordinated notes that are not tendered for payment will remain outstanding after the merger. The total outstanding amount of 8 7/8% senior subordinated notes remaining at the time of the merger will reduce the amount of the term loans that we incur under the new senior secured credit agreement by an equivalent amount. At 5:00 p.m. New York City time on June 8, 2001 the consent solicitation period for the 8 7/8% senior subordinated notes expired. As of that time, a majority of the holders of 8 7/8% senior subordinated notes had consented to the amendments to the indenture and had tendered their notes. Accordingly, CB Richard Ellis Services intends promptly to execute a supplemental indenture, which will include amendments that substantially modify or eliminate the restrictive covenants in the indenture. Also on June 8, 2001 CB Richard Ellis Services extended its offer to purchase the 8 7/8% senior subordinated notes through 12:00 noon New York City time on July 18, 2001.

   Also using a portion of the proceeds described above CB Richard Ellis Services will pay $16.00 in cash per share of CB Richard Ellis Services' common stock that is outstanding at the time of the merger and not owned by the buying group, as well as cash to holders of options to acquire shares of CB Richard Ellis Services common stock that agree to have their options canceled in exchange for a cash payment. We estimate that the aggregate amount of cash that CB Richard Ellis Services will pay to holders of its common stock and options in connection with the merger will be approximately $201.0 million.

   Financing Our Operations after the Merger. After the closing of the merger, we expect to finance our operations, non-acquisition related capital expenditures, employee compensation plan obligations and long-term indebtedness repayment obligations described below primarily with internally generated cash flow and borrowings under the new revolving credit facility of CB Richard Ellis Services. We expect to fund our future acquisitions, if any, that require cash with internally generated cash flow, but any such acquisition may require new sources of capital such as the issuance of additional debt or equity. We anticipate that our existing sources of liquidity, including cash flow from operations, will be sufficient to meet our anticipated non-acquisition cash requirements for the foreseeable future and in any event for at least the next twelve months. Because the BLUM Funds have agreed in the contribution and voting agreement to make a cash contribution to us equal to the amount that the offerings being made by this prospectus are not subscribed for, we are not dependent upon the success of the offerings being made by this prospectus to maintain adequate liquidity.

   During the year 2002, we estimate that our non-operations capital expenditures will be no greater than $20 million and that we will fund approximately $20 million of co-investments in connection with our real estate investment management business. We anticipate that our existing sources of liquidity, including cash flow from operations, will be sufficient to fund these capital expenditures and co-investments.

   Restrictions in Documents Governing our Long-Term Indebtedness. The terms of the documents governing our long-term indebtedness that will be outstanding after the merger will impose significant restrictions on the operation of our business, including our financing activities. The new credit agreement will contain numerous restrictive covenants that, among other things, limit our ability to incur or repay other indebtedness, make advances or loans to our subsidiaries and other entities, make capital expenditures, incur liens securing indebtedness of CBRE Holding, enter into mergers or effect other fundamental corporate transactions, sell our assets or declare dividends. In addition, we will be required to meet financial ratios relating to our adjusted net worth, level of indebtedness, fixed charges and interest coverage. The indentures for our senior notes and the senior subordinated notes due 2011 will also include limitations on our ability to incur or repay indebtedness, make advances or loans to our subsidiaries and other entities, incur liens securing indebtedness of CBRE Holding, enter into mergers or effect other fundamental corporate transactions, sell our assets or declare dividends. In addition, if we were to engage in a change of control transaction, as defined in the indentures governing the senior notes, the 8 7/8% senior subordinated notes and the 11 1/4% senior subordinated notes, either we or CB Richard Ellis Services would be required to make an offer to purchase all of the outstanding 11 1/4% senior subordinated notes, all of the outstanding 8 7/8% senior subordinated notes and all of the outstanding senior notes at a price of 101% of their outstanding principal amounts together with any accrued and unpaid interest.

   Seasonal Working Capital Requirements. CB Richard Ellis Services' working capital borrowing requirements are very seasonal because its cash flow from operating activities has historically been lower in the first three calendar quarters than in the fourth calendar quarter. The seasonal variation in operating cash flow and working capital borrowing requirements results in part from a focus at year-end on completing sales and lease transactions that is consistent with the real estate industry and in part from the timing of the payment of cash bonuses to sales professionals and managers. While compensation expenses are accrued throughout the year, a substantial portion of the actual cash payments are made in the first quarter of the following fiscal year. As a result, working capital borrowing requirements are highest in the first two quarters of the fiscal year and have historically decreased beginning in the third quarter. In addition, our new $100 million revolving credit facility requires that we have no outstanding borrowings under the facility during a period of 45 days commencing on any day chosen by us in the month of December each year. After giving effect to the merger and the related financings on a pro forma basis as of December 31, 2000, we would have had $76.2 million of cash and no borrowings under the revolving credit facility. After giving effect to the merger transactions on a pro forma basis as of March 31, 2001, we would have had $1.5 million of cash and $35.0 million of borrowings under the revolving credit facility.

   For the reasons described in the immediately prior paragraph, our working capital borrowings would be significantly higher and our available cash would be lower if pro forma effect to the merger and the related financings was made as of a date during our first or second quarters.

   Deferred Compensation Plan Obligations. After the closing of the merger, we will have obligations under the CB Richard Ellis Services deferred compensation plan that will require future cash expenditures. Under the CB Richard Ellis Services deferred compensation plan, each participant may defer a portion of his or her compensation for distribution generally either after his or her employment with us ends or on a future date at least three years after the deferral election date.

   The investment alternatives available to participants under the plan after the merger include, among others, two interest index fund alternatives and an insurance fund alternative. Under the first interest index fund alternative, all such allocations are credited with interest at the rate payable by us under CB Richard Ellis Services' principal credit agreement. Our unfunded obligations with respect to the first interest index fund totaled $18.3 million as of March 31, 2001 and new deferrals are no longer permitted into that fund. Under the second interest index fund alternative, which will begin accepting new deferrals prior to the merger, all deferrals are credited with interest at 10% per year for five years, or until distributed if earlier, and thereafter at a rate no lower than the rate CB Richard Ellis Services pays under its principal credit agreement. Under the insurance fund alternative, the participant can elect to have gain or loss on deferrals measured by one or more of approximately 30 mutual funds. Historically, CB Richard Ellis Services has elected to transfer to a rabbi trust the full amount of deferrals into the insurance fund alternative and then hedged its obligations to the participants under the insurance fund alternative by actually buying a contract of insurance within which it has premiums invested in the mutual funds which participants have elected to measure the value of their deferred compensation.

   We expect to fund the after-tax cost of these future distributions under the two interest index alternatives with internally generated cash flow and borrowings under our new revolving credit facility. With respect to existing deferrals under the insurance fund alternative, we expect future distributions to be satisfied by the contracts of insurance that we have purchased. However, in the future, to the extent we do not fully fund our obligations under the insurance fund alternative with an insurance contract and transfers into the rabbi trust, we would need to fund future distributions with internally generated cash flow and borrowings under our new revolving credit facility.

   Because a substantial majority of the deferrals under the deferred compensation plan have a distribution date based upon the end of the relevant participant's employment with us, we have an on-going obligation to make distributions to these participants as they leave our employment. Because the level of employee departures is not predictable, the timing of these obligations is also not predictable. Accordingly, we may face significant unexpected cash funding obligations in the future under our deferred compensation plan if a larger number of our employees leave our employment than we expect.

   401(k) Plan Obligations. After the closing of the merger, we may be required to make future cash expenditures as a result of legal requirements applicable to the CB Richard Ellis Services 401(k) plan. Under the 401(k) plan, generally upon a participant's termination of employment with us, including as a result of retirement, the participant may elect to receive the cash value of his or her investments in the plan. Accordingly, if a participant owns shares of our common stock that are held in the plan and becomes entitled to receive a distribution under the plan, the participant may require the plan trustee to sell those shares and distribute the cash proceeds. However, there will not be a market for our common stock after the merger, so we will be obligated under applicable law to purchase the shares at fair market value so the required cash distribution may occur.

   Repayment of Long-Term Indebtedness. The $65 million principal amount of 16% senior notes that we will issue in connection with the merger will become due and payable in 2011. The $229.0 million principal amount of the 11 1/4% senior subordinated notes offering will become due and payable in 2011. Any remaining outstanding principal amount of CB Richard Ellis Services' existing 8 7/8% senior subordinated notes after the tender offer for those notes will become due and payable in 2006. Any amounts outstanding under the revolving credit facility under the new credit agreement will be due and payable on the sixth anniversary of the merger. Under the terms of the revolving credit facility, no amounts can be outstanding as of December 31 of each year. Assuming that none of CB Richard Ellis Services' existing 8 7/8% senior subordinated notes remain outstanding after the merger and assuming a closing date during the third quarter of 2001, the principal amount of the up to $225.0 million of term loans under the new credit agreement will become due and payable under the following schedule:

   Year                                                             Amount Due
   ----                                                           --------------
   2001.......................................................... $  4.6 million
   2002..........................................................    9.3 million
   2003..........................................................    9.9 million
   2004..........................................................   10.5 million
   2005..........................................................   10.5 million
   2006..........................................................   10.5 million
   2007..........................................................    6.1 million
   2008..........................................................  163.6 million

Recent Acquisitions

   During 2000, CB Richard Ellis Services acquired five companies with an aggregate purchase price of $3.4 million in cash, $0.7 million in notes, plus additional payments over the next five years based on acquisition earnout agreements. These payments will supplement the purchase price and be recorded as additional goodwill. The most significant acquisition in 2000 was the purchase of Boston Mortgage Capital Corporation through L.J. Melody for $2.1 million plus supplemental payments based on an acquisition earnout agreement. Boston Mortgage provides further mortgage banking penetration into the northeast. It services approximately $1.8 billion in loans covering roughly 175 commercial properties throughout New England, New York and New Jersey.

   During 1999, CB Richard Ellis Services acquired four companies with an aggregate purchase price of approximately $13.8 million. The two significant acquisitions were Eberhardt Company, which was acquired in September 1999 through L.J. Melody for approximately $7.0 million and Profit Nordic which was acquired in the first quarter of 1999 through CB Richard Ellis Services Profit Acquisition Corp., formerly Koll Tender III, for approximately $5.5 million.

   In 1998, CB Richard Ellis Services made several large acquisitions. In April 1998, CB Richard Ellis Services purchased all of the outstanding shares of REI, an international commercial real estate services firm operating under the name Richard Ellis in major commercial real estate markets worldwide, excluding the United Kingdom. The acquisition was accounted for as a purchase. The purchase price has largely been allocated to goodwill, which is amortized on a straight line basis over an estimated useful life of 30 years. The purchase price for REI was approximately $104.8 million of which approximately $53.3 million was paid in cash and notes and approximately $51.5 million was paid in shares of CB Richard Ellis Services' common stock. In addition, CB Richard Ellis Services assumed approximately $14.4 million of long-term debt and minority interest.
CB Richard Ellis Services incurred a one-time charge of $3.8 million associated with the integration of REI's operations and systems into its own.

   CB Richard Ellis Services also acquired the business of Hillier Parker in July 1998. This was a commercial property services partnership operating in the UK. The acquisition was accounted for as a purchase. The purchase price for Hillier Parker included approximately $63.6 million in cash and $7.1 million in shares of CB Richard Ellis Services' common stock. In addition, CB Richard Ellis Services assumed a contingent payout plan for key Hillier Parker employees with a potential payout over three years of approximately $13.9 million and assumed various annuity obligations of approximately $15.0 million. The purchase price has largely been allocated to goodwill which is amortized on a straight line bases over its estimated useful life of 30 years.

   In September of 1998, CB Richard Ellis Services purchased the approximately 73.0% interest that it did not already own in CB Commercial Real Estate Group of Canada, Inc., now CB Richard Ellis Limited. CB Richard Ellis Services acquired the remaining interest for approximately $14.3 million in cash. The acquisition was accounted for as a purchase. The purchase price has been largely allocated to intangibles and goodwill which are amortized on a straight line basis over their estimated useful lives ranging up to 30 years.

   In October 1998, CB Richard Ellis Services purchased the remaining ownership interests that it did not already own in the Richard Ellis Australia and New Zealand businesses. The costs for the remaining interest was $20.0 million in cash. Virtually all of the revenue of these locations is derived from brokerage and appraisal services. The acquisition was accounted for as a purchase. The purchase price has largely been allocated to intangibles and goodwill which are amortized on a straight line basis over their estimated useful lives ranging up to 30 years.

   CB Richard Ellis Services also made various smaller acquisitions throughout 1998.

Legal Proceedings

   CB Richard Ellis Services and BLUM CB Corp. are party to a number of pending or threatened lawsuits arising out of, or incident to, our ordinary course of business. Currently, CB Richard Ellis Services is the defendant in several lawsuits filed by employees. These suits include claims of wrongful termination, failure to promote or other similar claims resulting from alleged gender discrimination or age discrimination. Management believes that any liability imposed on CB Richard Ellis Services that may result from disposition of these lawsuits or other lawsuits arising out of its ordinary course of business will not have a material effect on its consolidated financial position or results of operations.

   In connection with the announcement of the merger transactions, CB Richard Ellis Services and BLUM CB Corp. have been subject to putative class action lawsuits. Between November 12 and December 6, 2000, five putative class actions were filed in the Court of Chancery of the State of Delaware in and for New Castle County by various stockholders against CB Richard Ellis Services, its directors and the buying group and their affiliates. A similar action was also filed on November 17, 2000, in the Superior Court of the State of California in and for the County of Los Angeles. These actions all alleged that BLUM CB Corp.'s offering price was unfair and inadequate and sought injunctive relief or rescission of the merger transactions and, in the alternative, money damages.

   The five Delaware actions were subsequently consolidated and a lead counsel appointed. As of February 23, 2001, the parties to the Delaware litigation entered into a memorandum of understanding in which they agreed in principle to a settlement. The memorandum provides, among other things:

  . that the defendants admit no liability or wrongdoing whatsoever;

  . that the buying group acknowledge that the pendency and prosecution of the Delaware litigation were positive contributing factors to its decision to increase the merger consideration;

  . for the lead counsel for the plaintiff to have an opportunity to review the proxy statement before mailing;

  . for the certification of a settlement class and the entry of a final judgment granting a full release of the defendants; and

  . for attorneys' fees in an amount not to exceed $380,000.

   Conditions to the settlement proposed by the memorandum include:

  . negotiation and execution of a mutually acceptable stipulation of settlement;

  . closing of the merger;

  . dismissal of the Delaware and California litigation with prejudice; and

  . completion by the plaintiffs of reasonable additional discovery as lead counsel reasonably believes is appropriate.

   The parties may not be able to complete a mutually acceptable stipulation of settlement, and, if so, the litigation will continue, which could have a materially adverse impact on our ability to complete the merger. In addition, no agreements have been reached with respect to any settlement of the California litigation, and if this litigation continues, it could have a material adverse impact on our ability to complete the merger.

Euro Conversion Disclosure

   A majority of the European Union member countries converted to a common currency, the "Euro," on January 1, 1999. The existing legacy currencies of the participating countries will continue to be acceptable until January 1, 2002. We do not expect the introduction of the Euro to have a significant impact on our market or the manner in which we conduct business and believe the related impact on our financial results will not be material. Approximately 5% of our 2000 business was transacted in the participating member countries. CB Richard Ellis Services is currently using both the Euro and legacy currencies to conduct business in these member countries.

Net Operating Losses

   CB Richard Ellis Services had U.S. federal income tax net operating losses, or NOLs, of approximately $16.3 million at December 31, 2000, corresponding to $5.7 million of our $60.3 million in net deferred tax assets before valuation allowances.

   CB Richard Ellis Services' ability to utilize NOLs is currently limited by
Section 382 of the Internal Revenue Code because it previously experienced an ownership change within the meaning of Section 382. As a result of the limitation, CB Richard Ellis Services will be able to use approximately $26.0 million of its NOL in 2000. The merger will likely cause another ownership change. Accordingly, for 2001, the $26.0 million limitation will be pro-rated based upon the number of days in the year before the merger. Any NOLs not utilized before the merger will be subject to annual limitation after the merger equal to the lesser of (1) $26.0 million or (2) the limitation resulting from the subsequent ownership change. In any event, we anticipate that the remaining $16.3 million of NOLs will be utilized in 2001.

Recent Accounting Pronouncements

   In September 2000, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral established by SFAS 125. In addition, this statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. CB Richard Ellis Services does not perform these types of transactions. This statement is effective for all transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The adoption of SFAS 140 did not have a material impact on our results of operations and financial position.

   In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities-- Deferral of the Effective Date of FASB Statement No. 133, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities--an Amendment of FASB Statement No. 133, which are effective for CB Richard Ellis Services beginning January 1, 2001. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The adoption of these pronouncements did not have a material impact on the consolidated financial statements at March 31, 2001.

   Historically, CB Richard Ellis Services has not engaged in hedging transactions and it had no derivatives outstanding at March 31, 2001. In the future, however, CB Richard Ellis Services may engage in transactions to hedge the interest rates of its indebtedness as well as its foreign currency exposures. Therefore, these SFAS statements may impact its results of operations and financial position.

Quantitative and Qualitative Disclosures About Our Market Risk

   Our exposure to market risk consists of foreign currency exchange rate fluctuations related to our international operations and changes in interest rates on most of our debt obligations.

   During the quarter ended March 31, 2001, approximately 23% of CB Richard Ellis Services' business was transacted in local currencies of foreign countries. In the past CB Richard Ellis Services has attempted to manage, and in the future expects to continue to manage, this exposure primarily by balancing monetary assets and liabilities and maintaining cash positions only at levels necessary for operating purposes in those countries. While our international results of operations as measured in dollars are subject to foreign exchange rate fluctuations, we do not consider the related risk to be material to our financial condition or results of operations. In the past CB Richard Ellis Services has routinely monitored, and in the future we expect to continue to monitor, the transaction exposure to currency rate changes and entered into currency forward and option contracts to limit the exposure, as appropriate. Gains and losses on contracts are deferred until the transaction being hedged is finalized. As of March 31, 2001, CB Richard Ellis Services had no outstanding contracts. Neither we nor CB Richard Ellis Services engage in any speculative activities.

   After the merger, assuming the merger closes during the third quarter of 2001, much of our long-term indebtedness will bear variable rates of interest. Consistent with past practices of CB Richard Ellis Services, after the merger we will utilize sensitivity analyses to assess the potential effect of our variable rate debt. Giving pro forma effect to the merger transactions, if interest rates were to increase by 1% per annum the net impact would be a decrease of approximately $2.6 million on our annual pre-tax income and cash flow. Our expected fixed and variable long-term debt as of the closing of the merger are as follows:

                                                             Sterling
                                           LIBOR    LIBOR     LIBOR
                                 Fixed     Plus      Plus     Minus
   Year of Maturity               Rate     3.25%    3.75%      1.5%    Total
   ----------------             --------  -------  --------  -------- --------
   2001.......................  $  1,161  $38,750  $    875   $  --   $ 40,786
   2002.......................     1,057    7,500     1,750    1,501    11,808
   2003.......................       512    8,125     1,750      --     10,387
   2004.......................       128    8,750     1,750      --     10,628
   2005.......................        20    8,750     1,750      --     10,520
   Thereafter.................   297,321   13,125   167,125      --    477,571
                                --------  -------  --------   ------  --------
     Total....................  $300,199  $85,000  $175,000   $1,501  $561,700
                                ========  =======  ========   ======  ========
     Weighted average interest
      rate....................      13.3%     8.6%      9.1%     4.8%     11.2%
                                ========  =======  ========   ======  ========

   The table above assumes that all of the approximately $175.0 million aggregate principal amount of CB Richard Ellis Services' 8 7/8% Senior Subordinated Notes due 2006 are repurchased prior to the merger. In the event that some of these notes are not repurchased, the remaining outstanding principal amount would be due and payable in 2006 and the amount of our variable interest rate terms loans initially incurred under the new credit agreement would be decreased by an equivalent amount. Accordingly, in the event that any of the senior subordinated notes due 2006 remain outstanding after the merger, a portion of the indebtedness represented in the table above will be payable earlier than indicated above but will bear interest at a fixed rate instead of a variable rate. As of June 8, 2001, a majority of the holders of the 8 7/8% senior subordinated notes had tendered their notes.

   Estimated fair values for our liabilities are not presented because they either are based on variable rates that approximate terms that we could obtain currently from other sources or they are liabilities to be entered into in connection with the merger that have recently negotiated rates that we believe represent the fair value of the related liabilities.

                                    BUSINESS

   As a result of the proposed merger, CB Richard Ellis Services would become our wholly-owned subsidiary. Our business after the merger will be the same business as that conducted by CB Richard Ellis Services and its subsidiaries before the merger, which we describe below.

Overview

   CB Richard Ellis Services is the largest global commercial real estate services firm in terms of revenue offering a full range of services to commercial real estate occupiers, owners, lenders and investors. Through its 250 offices, it provides, under the CB Richard Ellis brand name and the CB Hillier Parker brand name in the United Kingdom, services on a local, national and international basis across approximately 100 markets in 44 countries. During 2000, CB Richard Ellis Services advised on approximately 25,000 lease transactions involving aggregate rents, under the terms of leases facilitated, of approximately $26.0 billion and approximately 7,500 sales transactions with transaction values totaling approximately $26.0 billion. Also during 2000, CB Richard Ellis Services managed approximately 516 million square feet of property, provided investment management services for $10.0 billion of assets, originated nearly $7.2 billion in loans, serviced $16.7 billion in loans, engaged in approximately 32,000 valuation/appraisal and advisory assignments and serviced approximately 1,400 subscribers with proprietary research. In addition, at March 31, 2001, CB Richard Ellis Services employed approximately 9,700 employees.

   History. CB Richard Ellis Services was founded in 1906. It was formerly known as CB Commercial Real Estate Services Group, Inc., or CB Commercial, a holding company, organized on March 9, 1989 under the laws of the state of Delaware to acquire Coldwell Banker Commercial Group, Inc. This acquisition occurred on April 19, 1989. On November 25, 1996, CB Commercial completed an initial public offering of 4,347,000 shares of common stock. Prior to this public offering, CB Commercial was a reporting company as a result of an offering to employees under the Securities Act. On May 19, 1998, CB Commercial changed its name to CB Richard Ellis Services, Inc. which is now and we expect will continue to be a reporting company after the consummation of the merger transactions.

   As part of its growth strategy, CB Commercial has undertaken various strategic acquisitions. In 1995, CB Commercial purchased Westmark Realty Advisors, L.L.C., which has been renamed CB Richard Ellis Investors, L.L.C., or CBRE Investors. CBRE Investors is a management and advisory business with approximately $10.0 billion of assets under management. In 1996, CB Commercial acquired L.J. Melody & Company, or L.J. Melody, a nationally-known mortgage banking firm. Then in 1997, CB Commercial acquired Koll Real Estate Services, or Koll, a real estate services company primarily providing property management services, corporate and facilities management services and asset and portfolio management services. The following year, CB Commercial purchased all of the outstanding stock of REI Limited, or REI, which owned and operated the internationally known real estate services firm of Richard Ellis in all the major commercial real estate locations in the world, other than the United Kingdom, or UK. REI's principal operations were in the Netherlands, France, Spain, Brazil, Australia, Hong Kong, including Taiwan, and the People's Republic of China, and Singapore. In 1998, CB Commercial also acquired the business of Hillier Parker May and Rowden, now known as CB Hillier Parker Limited or Hillier Parker, a commercial property services partnership operating in the UK. That same year, CB Richard Ellis Services purchased the approximately 73.0% interest that it did not already own in CB Commercial Real Estate Group of Canada, Inc. In 1998, CB Commercial acquired the remaining ownership interests in Richard Ellis Australia and New Zealand.

   Nature of Operations. CB Richard Ellis Services is a holding company that conducts its operations primarily through approximately 75 direct and indirect operating subsidiaries. In the United States, it operates through CB Richard Ellis, Inc. and L.J. Melody, in the United Kingdom through Hillier Parker and in Canada through CB Richard Ellis Limited. CBRE Investors and its foreign affiliates conduct business in the United States, Europe and Asia Pacific.
CB Richard Ellis Services operates through various subsidiaries in approximately 44 countries and pursuant to cooperation agreements in several additional countries. For the quarter ended March 31, 2001 approximately 77% of its revenues were from the United States and 23% from the rest of the world.

   CB Richard Ellis Services' operations are reported through three geographic divisions:

  . The Americas consist of the U.S., Canada, Mexico and operations located in Central and South America. We also refer to the operations in Mexico, Central and South America as the Latin America operations.

  . EMEA is an acronym for Europe, the Middle East and Africa. This operating group became part of our company through a series of acquisitions, most significantly Hillier Parker and REI.

  . Asia Pacific consists of operations in Asia, Australia and New Zealand.
    These operations were acquired in part through the REI acquisition and in total through subsequent acquisitions.

   See Note 11 of the Notes to Consolidated Financial Statements for financial data relating to its geographic regions, which is incorporated herein by reference.

   A significant portion of CB Richard Ellis Services' revenue is seasonal. Historically, this seasonality has caused its revenue, operating income, net income and cash flow from operating activities to be lower in the first two calendar quarters and higher in the third and fourth calendar quarters of each year. The concentration of earnings and cash flow in the fourth quarter is due to an industry wide focus of completing transactions by year-end, while incurring constant, non-variable expenses throughout the year. This has historically resulted in lower profits or a loss in the first quarter, with profits growing in each subsequent quarter.

Business Segments

   In July 1999, CB Richard Ellis Services undertook a reorganization to streamline its U.S. operations which resulted in a change in its segment reporting from four to three segments. CB Richard Ellis Services has eight primary lines of business which are aggregated, reported and managed through these three segments: transaction management, financial services and management services. The transaction management segment is the largest generator of revenue and operating income and includes brokerage services, corporate services and investment property activities. Total revenues generated by the transaction management segment relating to the leasing of commercial real estate were approximately $510.3 million for the year ended December 31, 2000, $426.1 million for the year ended December 31, 1999 and $352.8 million for the year ended December 31, 1998. Total revenues generated by the transaction management segment relating to the sales of commercial real estate were approximately $378.5 million for the year ended December 31, 2000, $383.2 million for the year ended December 31, 1999 and $330.2 million for the year ended December 31, 1998. The financial services segment provides commercial mortgage, valuation, investment management and consulting and research services. The management services segment provides facility management services to corporate real estate users and property management and related services to owners.

   Information regarding revenues and operating income or loss, attributable to each of CB Richard Ellis Services' business segments is included in "Segment Operations" within the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and within Note 11 of the Notes to Consolidated Financial Statements which are incorporated herein by reference. Information concerning the identifiable assets of each of CB Richard Ellis Services' business segments is set forth in Note 11 of the Notes to Consolidated Financial Statements which is incorporated herein by reference.

 Transaction Management

   Under transaction management, CB Richard Ellis Services operates the following lines of business:

        Brokerage Services. The brokerage services line of business provides sales, leasing and consulting services relating to commercial real estate. The brokerage services business line is the largest business unit in terms of revenue, earnings and cash flow. This business is built upon relationships that CB Richard Ellis Services' employees establish with customers and because of this, we strive to retain top revenue producers through an attractive compensation program that motivates the sales force to achieve higher revenue production. Therefore, the most significant cost is commission expense which can be as high as 70% of the revenue generated by brokerage services. CB Richard Ellis Services is the largest competitor in the commercial brokerage business in terms of revenues and we believe that the CB Richard Ellis brand provides it with a competitive operating advantage. CB Richard Ellis Services employs approximately 2,300 individuals in offices located in most of the largest metropolitan areas in the U.S. and approximately 1,300 individuals in the rest of the world.

        Operations. CB Richard Ellis Services maintains a decentralized approach to transaction management other than investment properties by bringing significant local knowledge and expertise to each assignment. Each local office draws upon the broad range of support services provided by the other business groups around the world, including an international network of market research, client relationships and transaction referrals which CB Richard Ellis Services believes provides it with significant economies of scale over local, national and international competitors. While day-to-day operations are decentralized, most accounting and financial functions are centralized.

        Compensation. Under a typical brokerage services agreement, brokerage services is entitled to receive sale or lease commissions. Sale commissions, which are calculated as a percentage of sales price, are generally earned by this business line at the close of escrow. Internationally, sales commissions are earned upon completion of work with no existing contingencies. Sale commissions in the U.S. typically range from approximately 1% to 6% with the rate of commission declining as the price of the property increases. In the case of large investment properties of over $20 million, the commission is generally not more than 2%, declining to 0.5% for properties greater than $75 million. In the UK, commissions of 0.5% for a sale to .75% for a purchase are typical. Lease commissions in the U.S. and Canada, typically calculated either as a percentage of the minimum rent payable during the term of the lease or based upon the square footage of the leased premises, are generally earned by brokerage services at the commencement of a lease, which typically occurs on the tenant move-in date, unless significant future contingencies exist. In cases where a third-party brokerage firm is not involved, lease commissions earned by brokerage services for a new lease typically range between 2% and 6% of minimum rent payable under the lease depending upon the value of the lease. In the United Kingdom, the leasing commission is typically 10% of the first year's rent. For renewal of an existing lease, these fees are generally 50% of a new lease commission. In sales and leases where a third-party broker is involved, brokerage services must typically share 50% of the commission with the third-party broker. For 2000, in the United States, Canada and much of Australia, brokerage sales professionals received a 40% to 60% share of commissions before costs and expenses. In most other parts of the world, brokerage professionals receive a salary and a bonus, profit-share or a small commission, which in the aggregate approximate a 45% share of commissions earned by this business line.

     Investment Properties. The investment properties line of business provides brokerage services for commercial real estate property marketed for sale to institutional and private investors.

        Operations and Compensation. At March 31, 2001, this line of business employed approximately 500 individuals in offices located in the United States and about 240 individuals in the rest of the world. Compensation for this operation is similar to the brokerage line of business.

     Corporate Services. The corporate services line of business focuses on building relationships with large corporate clients. The objective is to establish long-term relationships with clients that could benefit from utilizing corporate services broad suite of services and/or global presence. These clients are offered the opportunity to be relieved of the burden of managing their commercial real estate activities at a lower cost than they could achieve by managing it themselves. During 2000, the facilities management line of business began operating under the same leadership as corporate services. See the section below titled "Management Services" for a description.

        Operations. At March 31, 2001, this line of business employed approximately 415 individuals within the United States and over 80 individuals in the rest of the world. Corporate services include research and consulting, structured finance, project management, lease administration and transaction management. These services can be delivered on a bundled or unbundled basis involving other lines of business in a single market or in multiple markets around the globe. A typical corporate services agreement includes a stated term of at least one year and normally contains provisions for extension of the agreement.

        Compensation. A typical corporate services agreement gives CB Richard Ellis Services the right to execute some or all of the client's future sales and leasing transactions and to receive other fees on a negotiated basis. The commission rate with respect to these transactions frequently reflects a discount for the captive nature and large volume of the business. This business line is developing worldwide pricing to maximize integrated service delivery.

   All of these business lines provide sales brokerage and leasing and real estate consulting services. Additionally, these business lines are motivated to cross-sell products and services from other business segments.

 Financial Services

   The financial services business segment is focused on providing commercial mortgage, valuation, investment advisory and research and consulting services. We believe that these business lines are complementary to the core businesses in the transaction management segment, offering reliable returns. A description of the principal lines of business in the financial services segment are as follows:

     Mortgage Banking. The commercial mortgage business line provides commercial loan origination and loan servicing through CB Richard Ellis Services' wholly-owned subsidiary, L.J. Melody. The commercial mortgage business focuses on the origination of commercial mortgages without incurring principal risk. As part of its activities, L.J. Melody has established correspondent and conduit arrangements with investment banking firms, national banks, credit companies, insurance companies, pension funds and government agencies.

     Under these arrangements, L.J. Melody originates mortgages into conduit programs where it makes limited representations and warranties based upon representations made by the borrower or another party. In some situations, L.J. Melody originates mortgages in its name and immediately sells them into a conduit program, referred to as "table funding," without principal risk. Mortgages originated for conduits may or may not have servicing rights. L.J. Melody originates mortgages in its name, without principal risk. It also services loans for Federal Home Loan Mortgage Corporation, Freddie Mac and Federal National Mortgage Association, Fannie Mae. L.J. Melody is also a major mortgage originator for insurance companies and pension funds having the right, as correspondent, to originate loans in their names and subsequently services the mortgage loans it originates. At March 31, 2001, L.J. Melody serviced mortgage loan portfolios of approximately $17.1 billion.

        Operations. At March 31, 2001, L.J. Melody employed approximately 280 people located in 32 offices in the United States. L.J. Melody has no material mortgage banking operations outside of the United States. Its mortgage loan originations take place throughout the U.S. with support from L.J. Melody's headquarters in Houston, Texas. The mortgage loan servicing is handled primarily from the Houston, Texas headquarters with support from regional offices in Atlanta, Georgia; Minneapolis, Minnesota; Seattle, Washington; Boston, Massachusetts and Los Angeles, California.

        Compensation. L.J. Melody typically receives origination fees, ranging from 0.5% for large insurance company and pension fund mortgage loans to 1.0% for most conduit and agency mortgage loans. In situations where L.J. Melody services the mortgage loans it originates, L.J. Melody also receives a servicing fee between .03% and .25%, calculated as a percentage of the outstanding mortgage loan balance. These servicing agreements generally contain an evergreen provision which provides that the agreement remains in effect for an indefinite period, but enables the lender to terminate the agreement upon 30 days prior written notice, which L.J. Melody believes to be a customary industry termination provision. During 2000, a majority of the mortgage loan origination revenue was from agreements which entitled L.J. Melody to both originate and service mortgage loans. L.J. Melody also originates mortgage loans on behalf of conduits and insurance companies for whom it does not perform servicing. Its client relationships have historically been long-term. L.J. Melody pays its mortgage banking professionals a combination of salary, commissions and incentive-based bonuses, which typically average approximately 50% of loan origination fees earned.

     Valuation and Appraisal Services. The valuation line of business provides valuation and appraisal services and market research. These services include market value appraisals, litigation support, discounted cash flow analysis and feasibility and fairness opinions.

        Operations. The valuation business is one of the largest in its industry in the United States. Additional valuation services are provided internationally. At March 31, 2001, this business line had nearly 180 employees on staff in the U.S. and approximately 320 internationally. During 2000, it developed proprietary technology for preparing and delivering valuation reports to its clients. We believe that this technology provides the valuation business line with competitive advantages over its rivals.

        Compensation. The valuation business line earns most of its fees on a fixed-fee basis. Some consulting revenue is earned on an hourly basis.

     Investment Management. The investment management line of business provides investment management and advisory services through CB Richard Ellis Services' wholly-owned affiliate CBRE Investors. It focuses on pension plans, investment funds, insurance companies and other organizations seeking to generate returns through investment in real estate related assets. CBRE Investors is often requested to "co-invest" with its clients for a percentage of the total fund. These co-investments range from 2-10% of the fund.

        Operations. Operationally, each investment strategy is executed by a dedicated team with the requisite skill sets. At the present time there are seven dedicated teams. In the U.S. they are Fiduciary Services, low risk/return strategies, Strategic Partners, L.P., a value-added fund, Corporate Partners, LLC, corporate real estate strategies, and Global Innovation Partners, technology driven real estate and entry level strategies. Internationally they are CB Hillier Parker Investors (UK), low risk/return strategies, CBRE Investors Asia, value-added, and CBRE Investors Europe, value-added. Each team's compensation is driven largely by the investment performance of its particular strategy/team. This organizational structure is designed to align the interests of team members with those of its investor clients/partners, determine accountability and make performance the priority.

        Dedicated teams share resources such as accounting, financial controls, information technology, investor services and research. In addition to the research within the CB Richard Ellis platform, which focuses primarily on market conditions and forecasts, CBRE Investors has an in-house team of research professionals that focuses on investment strategy and underwriting. At March 31, 2001 CBRE Investors and its foreign affiliates have approximately 130 employees located in the Los Angeles headquarters and in the regional office in Boston and over 35 employees internationally.

        We believe that this business line provides strategic benefits to all of the lines of business by providing brokerage opportunities for assets under management and by being a natural fit for the full range of services that CB Richard Ellis Services offers, including mortgage lending, appraisal and property management.

        A key validation of this business occurred during the fourth quarter of 2000 when CBRE Investors were awarded the assignment to manage the CalPERS $500 million Global Innovation Partners Fund in which CB Richard Ellis Services will be making a co-investment of approximately $25 million. Under the program, the fund will make investments in real estate and real estate-related entities and capitalize on opportunities created from the convergence of the technology and real estate industries. We anticipate that we may benefit from the opportunity in several ways, including fees, return on our co-investment, return on a carried interest and significant cross-selling of services in relation to this program.

        Compensation. Investment management fees can have up to three components. In chronological order, they are: (i) acquisition fees,
     (ii) annual portfolio management fees and (iii) incentive fees or profit sharing. Each fund or account will have two or three of these components. Fees are typically higher for sponsoring funds or joint ventures than managing separate accounts. Acquisition and annual portfolio management fees usually range between 0.5 to 1.0% of the purchase price in the United States and Asia. In the United Kingdom, annual fees on separate accounts are typically 0.05 to 0.1% of asset value. Incentive fees usually range between 10 and 20% of profit in excess of an agreed upon threshold return. With respect to CBRE Investors' new funds in the United States and all international investments, CB Richard Ellis Services also derives fees for ancillary services including purchase and sale brokerage, mortgage origination, property management and leasing brokerage.

     Real Estate Market Research. We provide real estate market research services worldwide through CB Richard Ellis/Torto Wheaton Research, CB Richard Ellis/National Real Estate Index and CB Hillier Parker. Our research services include data collection and interpretation, econometric forecasting and portfolio risk analysis. Our publications and products provide real estate data for more than 70 of the largest metropolitan statistical areas in the United States and are sold on a subscription basis to many of the largest portfolio managers, insurance companies and pension funds. The National Real Estate Index also compiles proprietary market research for 50 major urban areas nationwide, reporting benchmark market price and rent data for office, light industrial, retail, and apartment properties, and tracking the property portfolios of approximately 150 of the largest real estate investment trusts. The research is prepared by approximately 200 researchers in the United States.

 Management Services

   The management services segment provides property, facility and construction management services, through two lines of business:

     Property Management Asset Services. The asset services line of business provides value-added asset and related services for income-producing properties owned primarily by institutional investors and, at March 31, 2001, managed approximately 190 million square feet of commercial space in the United States and approximately 180 million square feet in the rest of the world. Asset services include maintenance, marketing and leasing services for investor-owned properties, including office, industrial, retail and multi-family residential properties. Additionally, asset services provides construction management services, which relate primarily to tenant improvements. Asset services works closely with its clients to implement their specific goals and objectives, focusing on the enhancement of property values through maximization of cash flow. Asset services markets its services primarily to long-term institutional owners of large commercial real estate assets. An asset services agreement puts CB Richard Ellis Services in a position to provide other services for the owner including refinancing, appraisal and lease and sales brokerage services.

        Operations. At March 31, 2001, asset services employed approximately 1,000 individuals in the United States and approximately 750 individuals internationally, part of whose compensation is reimbursed by the client. Most asset services are performed by management teams located on-site or in the vicinity of the properties they manage. This provides property owners and tenants with immediate and easily accessible service, enhancing client awareness of manager accountability. All personnel are trained and are encouraged to continue their education through both internally-sponsored and outside training. We provide each local office with centralized corporate resources including investments in computer software and hardware. Asset services personnel generally utilize state-of-the-art computer systems for accounting, marketing and maintenance management.

        Compensation. Under a typical property management agreement, CB Richard Ellis Services receives a monthly managerial fee and reimbursement for the cost of wages for on-site employees. Payments for reimbursed expenses are netted against those expenses and not included in revenue.

     Facilities Management. The facilities management line of business, now under the same leadership as corporate services, specializes in the administration, management and maintenance of properties that are occupied by large corporations and institutions, including corporate headquarters, regional offices, administrative offices and manufacturing and distribution facilities, as well as tenant representation, capital asset disposition, project management, strategic real estate consulting and other ancillary services for corporate clients. At March 31, 2001, facilities management had approximately 119 million square feet under management in the United States and it also manages approximately 14 million square feet internationally. We expect the facilities management business both inside and outside of the U.S. to continue growing in 2001.

        Operations. At March 31, 2001, the facilities management business line employed approximately 1,030 individuals in facilities management services business in the United States and over 140 individuals internationally, most of whose compensation is reimbursed by the client. The facilities management operations in the United States are organized into three geographic regions in the Eastern, Western and Central areas, with each geographic region comprised of consulting, corporate services and team management professionals who provide corporate service clients with a broad array of financial, real estate, technological and general business skills. Facilities management teams are also in place internationally. In addition to providing a full range of corporate services in a contractual relationship, the facilities management group will respond to client requests generated by CB Richard Ellis Services' other business lines for significant, single-assignment acquisition, disposition and consulting assignments that may lead to long-term relationships.

        Compensation. Under a typical facilities management agreement, CB Richard Ellis Services is entitled to receive management fees and reimbursement for its costs including costs of wages of on-site employees, capital expenditures, field office rent, supplies and utilities that are directly attributable to management of the facility. Payments for reimbursed expenses are netted against those expenses and not included in revenue. Under particular facilities management agreements, CB Richard Ellis Services may also be entitled to an additional incentive fee which is paid if it meets select performance criteria, for example, a reduction in the cost of operating the facility, which is established in advance with the client.

Our Strategy

   Our strategy is to be the world's leading real estate services firm offering unparalleled breadth and quality of services across the globe. To implement our strategy, we intend to:

  . Increase International Revenues. We aim to continue to grow our international business by further penetrating the local markets where we currently operate and by leveraging our global platform to meet the global needs of our clients. Our focus will be on the large commercial real estate markets of Europe and Asia Pacific.

  .  Capitalize on Increased Corporate Outsourcing to Increase Market
     Share. We plan to use our global presence and breadth of services to gain market share. We believe that major corporations are increasingly outsourcing their real estate activities and that we are one of the few companies with the geographic reach and service offering to handle these large and complex outsourcing opportunities. We believe corporate outsourcing will contribute significantly to our revenue growth in future years.

  . Promote Further Cross-Selling and Cross-Utilization of our Services across the Globe. We intend to further cross-sell and cross-utilize our services through education and incentive programs that encourage individuals in one business unit to market the services of other business units to their clients.

  . Build Local Market Share. We intend to build upon our strong local presences to generate more business from our existing customers and to develop new relationships with growing companies that have increasing real estate service needs.

  . Grow our Investment Management Business. We intend to continue to grow our assets under management from the $10.0 billion managed by CBRE Investors as of December 31, 2000, which represents a 49% increase over the assets under management by CBRE Investors on December 31, 1998. In funds where we are the general partner, we will typically co-invest 2%- 10% if required to do so by our clients. Historically, we have generated significant revenues through the provision of services on an arm's-length basis to funds managed by CBRE Investors and expect to continue this in the future.

  . Expand our Use of Internet-Based Technology. We intend to utilize Internet-based technology to improve the delivery systems in all of our businesses to create internal operating efficiencies, especially in smaller transactions.

Competition

   We believe our strong position within the real estate services industry is based on our global brand recognition, broad service offerings, ability to scale these offerings and geographic reach. Specifically:

  . Global Brand Name. We are the largest commercial real estate services provider in the world and, together with our predecessors, have been in existence for 95 years. We are a global firm operating in 44 countries across six continents through 250 offices. We believe we are one of the leading commercial real estate services firms in most major U.S. markets and in many other important real estate markets around the world. CB Richard Ellis is the brand name under which we operate in all of our markets, except in the United Kingdom, where we operate under the brand name CB Hillier Parker.

  . Geographic Reach. We possess in-depth knowledge of local and regional markets and can provide a full range of real estate services in most major markets across the globe. Our geographical coverage enables us to better serve our multinational clients and manage funds for institutional investors on a global basis.

  . Full Service Provider. We provide a full range of real estate services to meet the needs of our clients. These services include commercial real estate brokerage services, investment properties, corporate services, mortgage banking, investment management, valuation and appraisal services, real estate market research, property management/asset services and facilities management. We believe our combination of significant local market presence and diversified line of business platforms differentiates us from our competitors and provides us with a competitive advantage.

  . High End Commercial Brokerage Focus. Our expertise, breadth of services and strong client relationships enable us to derive a large proportion of our commercial brokerage revenues from large, high end transactions. For example, during 1999, we derived more than half of our sales commissions in the United States and more than one-third of our lease commissions in the United States from transactions exceeding $5.0 million in deal size.

  . Recurring Revenue from Prior Transactions. We believe we are well positioned to generate recurring revenues through the turnover of leases and properties for which we have previously acted as transaction manager. Our many years of strong local market presence have allowed us to develop significant repeat client relationships which are responsible for a large part of our business. We estimate that during 2000 approximately 68% of our landlord listing assignments were with clients with whom we had done business previously.

  . Strong Relationships with Established Customers. We have long-standing relationships with a number of the major real estate investors, including Equity Residential Trust, Lend Lease, MetLife and RREEF. Our broad national and international presence has enabled us to develop extensive relationships with many leading corporations, including Ford Motor Company, GE Capital, JP Morgan Chase, Kodak, Lucent Technologies and Washington Mutual.

  . Experienced Senior Management with Significant Equity Stake. We are led by an experienced management team. Our Chief Executive Officer, Ray Wirta, has 33 years of experience in the real estate industry with our company, Bank of America, Koll Management Services and Koll Real Estate Services. Ray Wirta will beneficially own between 3.7% and 4.1% of our outstanding common stock after the merger. In addition, our other employees will have the opportunity to acquire a total of up to 30.9% of the CBRE Holding common stock and stock fund units in connection with the merger transactions.

   Despite these competitive advantages, we also experience competitive disadvantages in the commercial real estate industry. These disadvantages include:

  . Higher Leverage. We will incur substantial additional indebtedness in connection with the merger transactions, and our debt service obligations could limit our flexibility in planning for, or reacting to, changes in our business and in the real estate services industry generally and therefore could place us at a competitive disadvantage compared to those of our competitors that are less leveraged.

  . Brokerage Competition in Smaller Markets. Our competitors in smaller markets are often able to act more quickly in response to local trends due to their size and lack of centralized control. In addition, because these competitors also do not have to support corporate overhead, these businesses are often able to pay larger percentage commissions to their real estate brokerage employees, which gives them a competitive advantage in attracting and retaining employees that we may not be able to match.

  . Support of Numerous Business Segments. Due to the significant number of business segments in which we conduct business and the geographic breadth within these segments, we are less able to focus our resources on any particular segment, which may place us at a competitive disadvantage to those of our competitors who have less diverse operations.

   L.J. Melody competes in the United States with a large number of mortgage banking firms and institutional lenders as well as regional and national investment banking firms and insurance companies in providing its mortgage banking services. Appraisal and valuation services are provided by other international, national, local and regional appraisal firms and some international, national and regional accounting firms. CBRE Investors has numerous competitors including other fund managers, investment banks and commercial banks.

   Our management services business competes for the right to manage properties controlled by third parties. The competitor may be the owner of the property, who is trying to decide the efficiency of outsourcing, or another management services company. Increasing competition in recent years has resulted in having to provide additional services at lower rates, thereby eroding margins. However, management services enjoys synergies with CB Richard Ellis Services' other lines of business, especially those within the transaction management segment.

Employees

   At March 31, 2001, CB Richard Ellis Services had approximately 9,700 employees located in 44 countries. We believe that relations with our employees are good.

   The breakdown of our employees by segment is as follows:

   Transaction Management             3,200 employees in the United States.
                                      1,630 employees internationally.

   Financial Services

    Mortgage banking                  280 mortgage banking employees.
    Investment management             165 employees in the United States and
                                       internationally.
    Valuation and appraisals          500 employees.
    Global research and consulting    200 employees in the United States.

   Management Services

    Property management               1,000 employees in the United States and
                                       750 employees internationally.
    Facilities management             1,170 employees in the United States and
                                       internationally.

   Other

    Administrative support and other  805 employees in the United States and internationally.

Facilities

   CB Richard Ellis Services leases the following offices:

                                                          Sales  Corporate
     Location                                            Offices  Offices  Total
     --------                                            ------- --------- -----
     North America......................................   170        4     174
     Latin America......................................     4       --       4
     Europe, Middle East and Africa.....................    42        1      43
     Asia Pacific.......................................    28        1      29
                                                           ---      ---     ---
       Total............................................   244        6     250
                                                           ===      ===     ===

   The total rental expense of CB Richard Ellis Services under noncancelable operating leases, less proceeds received from sublease rentals, for the year ended December 31, 2000, was approximately $54.9 million.

   We do not own any offices, which is consistent with our strategy to lease instead of own. In general, these offices are fully utilized. There is adequate alternative office space available at acceptable rental rates to meet our needs, although rental rates in some markets may negatively affect our profits in those markets.

Legal Proceedings

   CB Richard Ellis Services and BLUM CB are party to a number of pending or threatened lawsuits arising out of, or incident to, our ordinary course of business. Currently, CB Richard Ellis Services is the defendant in several lawsuits filed by employees. These suits include claims of wrongful termination, failure to promote or other similar claims resulting from alleged gender discrimination or age discrimination. Management believes that any liability imposed on CB Richard Ellis Services that may result from disposition of these lawsuits or other lawsuits arising out of its ordinary course of business will not have a material effect on its consolidated financial position or results of operations.

   In connection with the announcement of the merger transactions, CB Richard Ellis Services and BLUM CB have been subject to putative class action lawsuits. Between November 12 and December 6, 2000, five putative class actions were filed in the Court of Chancery of the State of Delaware in and for New Castle County by various stockholders against CB Richard Ellis Services, its directors and the buying group and their affiliates. A similar action was also filed on November 17, 2000, in the Superior Court of the State of California in and for the County of Los Angeles. These actions all alleged that BLUM CB's offering price was unfair and inadequate and sought injunctive relief or rescission of the merger transactions and, in the alternative, money damages.

   The five Delaware actions were subsequently consolidated and a lead counsel appointed. As of February 23, 2001, the parties to the Delaware litigation entered into a memorandum of understanding in which they agreed in principle to a settlement. The memorandum provides, among other things:

  . that the defendants admit no liability or wrongdoing whatsoever;

  . that the buying group acknowledge that the pendency and prosecution of the Delaware litigation were positive contributing factors to its decision to increase the merger consideration;

  . for the lead counsel for the plaintiff to have an opportunity to review the proxy statement before mailing;

  . for the certification of a settlement class and the entry of a final judgment granting a full release of the defendants; and

  . for attorneys' fees in an amount not to exceed $380,000.

   Conditions to the settlement proposed by the memorandum include:

  . negotiation and execution of a mutually acceptable stipulation of settlement;

  . closing of the merger;

  . dismissal of the Delaware and California litigation with prejudice; and

  . completion by the plaintiffs of reasonable additional discovery as lead counsel reasonably believes is appropriate.

   The parties may not be able to complete a mutually acceptable stipulation of settlement, and, if so, the litigation will continue, which could have a materially adverse impact on CB Richard Ellis Services' ability to complete the merger. In addition, no agreements have been reached with respect to any settlement of the California litigation, and if this litigation continues, it could have a material adverse impact on our ability to complete the merger.

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth information about the executive officers of CBRE Holding, Inc. and CB Richard Ellis Services and the directors of CBRE Holding, in each case immediately after the closing of the merger:

        Name        Age                        Position
        ----        ---                        --------
 Ray Wirta......... 57  Chief Executive Officer of CB Richard Ellis Services
                         and CBRE Holding, and a Director of CBRE Holding and
                         CB Richard Ellis Services
 Brett White....... 41  Chairman of the Americas of CB Richard Ellis Services
                         and CBRE Holding, and a Director of CBRE Holding and
                         CB Richard Ellis Services
 James Leonetti.... 42  Chief Financial Officer of CB Richard Ellis Services
                         and CBRE Holding
 Walter Stafford... 60  Senior Executive VP, Secretary and General Counsel of
                         CB Richard Ellis Services and CBRE Holding and CB
                         Richard Ellis Services
 Richard Blum...... 65  Director of CBRE Holding and CB Richard Ellis Services
 Bradford Freeman.. 59  Director of CBRE Holding and CB Richard Ellis Services
 Claus Moller...... 38  Director of CBRE Holding and CB Richard Ellis Services

   Pursuant to the terms of the securityholders' agreement, RCBA Strategic has the right to appoint up to four additional directors and Blum Strategic Partners II has the right to appoint one director to our board of directors. In addition, immediately after the closing of the merger, one of our real estate brokerage employees will be appointed to our board of directors.

   Ray Wirta has been CB Richard Ellis Services' Chief Executive Officer since May 1999 and a director of CB Richard Ellis Services since August 1997. He served as our Chief Operating Officer from May 1998 to May 1999. Mr. Wirta was Chief Executive Officer and a Director of Koll Real Estate Services from November 1994 to August 1997. Prior to that, Mr. Wirta held various management positions with Koll Management Services, Inc. since 1981. Mr. Wirta was a member of the board of directors and served as Chief Executive Officer from June 1992 to November 1996 to Koll Real Estate Group, Inc., which filed for Chapter 11 bankruptcy protection on July 14, 1997 with a reorganization plan pre-approved by its bondholders. Mr. Wirta holds a B.A. degree from California State University, Long Beach and an M.B.A. degree in International Management from Golden Gate University.

   Brett White has been CB Richard Ellis Services' Chairman of the Americas since May of 1999 and was President of Brokerage Services from August 1997 to May 1999. Previously, he was Executive Vice President of CB Richard Ellis Services from March 1994 to July 1997, and Managing Officer of the CB Richard Ellis Services Newport Beach, California office from 1992 to March 1994. Mr. White holds a B.A. degree from the University of California, Santa Barbara.

   James Leonetti has been CB Richard Ellis Services' Chief Financial Officer since September 2000. Mr. Leonetti spent five years as an Assistant Controller with Far West Financial and eight years with California Federal Bank, most recently as its Senior Vice President and Controller. In 1997, Mr. Leonetti became Chief Financial Officer of Long Beach Mortgage Company, where he remained until mid-2000 after the sale of the company to Washington Mutual. Mr. Leonetti holds a B.S. degree in business administration from the University of Southern California.

   Walter Stafford has served as CB Richard Ellis Services' Senior Executive Vice President and General Counsel since July 1995 and Secretary since May 1998. Mr. Stafford was a partner at the law firm Pillsbury Madison & Sutro LLP from November 1988 to June 1995 and from January 1973 to March 1982. From March 1982 to November 1988, he was Executive Vice President and General Counsel at Diasonics, Inc., a medical device manufacturer, and from 1982 to 1994, he was a director of that company. Mr. Stafford holds a B.A. degree from the University of California, Berkeley and a J.D. degree from Boalt Hall University of California at Berkeley.

   Richard Blum has been a director of CB Richard Ellis Services since 1993. He is the Chairman and President of BLUM Capital Partners, L.P., a merchant banking firm he founded in 1975. Mr. Blum is a member of the board of directors of Northwest Airlines Corporation, Glenborough Realty, URS Corporation and Playtex Products, Inc. Mr. Blum also serves as Vice Chairman of URS Corporation. Mr. Blum holds a B.A. degree from the University of California, Berkeley, a graduate degree from the University of Vienna and an M.B.A. from the University of California, Berkeley.

   Claus Moller has been our President and Sole Director since February 2001. Mr. Moller has been a Managing Partner of BLUM Capital since 1999. Prior to joining BLUM Capital, Mr. Moller was a Managing Director at AEA Investors, a New York based private equity investment firm. Prior to joining AEA, Mr. Moller was an investment banking associate at Morgan Stanley in New York. Mr. Moller currently serves as a director for Smarte Carte Inc. Mr. Moller has a cand. oecon. degree from Aarhus University, Denmark and an M.B.A. from Harvard Business School.

   Bradford Freeman has been a director of CB Richard Ellis Services since August 1997. Mr. Freeman was a Director of Koll Real Estate Services and Koll Management Services, Inc. from November 1994 to August 1997. Mr. Freeman is a founding principal of Freeman Spogli & Co. Incorporated, a private investment company, and its affiliated investment partnerships or companies, founded in 1983. Mr. Freeman is also a member of the board of directors of RDO Equipment Company, an agricultural and industrial equipment distributor. Mr. Freeman holds a B.A. from Stanford University and an M.B.A. from Harvard University.

Board Composition

   Upon completion of the merger and prior to an underwritten initial public offering, following which our common stock is listed on a national securities exchange or the Nasdaq National Market, each holder of our Class B common stock securityholder will agree to vote all of its shares to elect the following representatives to our board of directors:

  . between three and six directors designated by RCBA Strategic, with the actual number to be determined by RCBA Strategic in its discretion;

  .  one director designated by Blum Strategic Partners II;

  .  one director designated by Freeman Spogli;

  .  Ray Wirta;

  .  Brett White; and

  . one director who is a real estate brokerage employee of ours, unless a majority of our board of directors determines that our board of directors should exclude such a director.

   The Class B common stock subject to the securityholders' agreement will represent a majority of the votes entitled to be case for the election of our directors and will therefore have the power to elect the designees described above to our board of directors. In addition, Freeman Spogli will be entitled to have two non-voting observers and DLJ Investment Funding, Inc. will be entitled to one non-voting observer at all meetings of our board of directors as long as Freeman Spogli owns at least 7.5% and DLJ owns 1.0% of our outstanding common stock. Our board of directors will be elected by our stockholders annually for one-year terms. For more information concerning the composition of our board of directors, the terms of these voting arrangements and board observer rights see "The Merger Transactions--Securityholders' Agreement--Governance."

   Our executive officers are appointed by the board of directors and serve at the discretion of our board until their successors have been duly elected and qualified. There are no family relationships among any of our directors or officers.

Board Committees

   Pursuant to the terms of the securityholders' agreement, prior to an underwritten initial public offering each committee of our board of directors must include at least one director designated by RCBA Strategic and one director designated by the FS Equity entities. For more information concerning the composition of our board of directors and its committees, see "The Merger Transactions--Securityholders' Agreement--Governance." We will establish an operating committee that will meet or take written action when the board of directors is not otherwise meeting and will have the level of authority delegated to it by the board of directors, except that it cannot amend our bylaws, recommend any action that requires the approval of the stockholders or take any other action not permitted under Delaware law to be delegated to a committee. Our operating committee will perform both audit and compensation committee functions. Accordingly, the operating committee will review our internal accounting procedures and consult with and review the services provided by our independent accountants. The operating committee will determine, approve and report to the full board of directors on all elements of compensation and benefits for all of our officers and other employees. The operating committee will administer our stock option and other employee benefit plans. Any action by our operating committee must be approved by all members of that committee. Upon closing of the merger, the operating committee will consist of Messrs. Moller, White and Wirta. In addition, Freeman Spogli will designate one observer to the operating committee.

Compensation Committee Interlocks and Insider Participation

   Our operating committee will perform those functions typically delegated to a compensation committee. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation, other than those executive officers and directors serving in these capacities for CB Richard Ellis Services.

Director Compensation

   We will reimburse our non-employee directors for all out-of-pocket expenses incurred in the performance of their duties as directors. We do not intend to pay fees to our directors for attendance at meetings or for their services as members of the board of directors.

Executive Compensation

                           Summary Compensation Table

   The following table indicates information concerning compensation of CB Richard Ellis Services' Chief Executive Officer and the most highly compensated executive officers other than the Chief Executive Officers whose salary and bonus exceeded $100,000 for the year ended December 31, 2000. All information set forth in this table reflects compensation earned by these individuals for services with CB Richard Ellis Services for the year ended December 31, 2000. These executives are referred to as the "Named Executive Officers" elsewhere in this prospectus.

                                                                                     Long Term Compensation
                                                                           ----------------------------------------------
                                                                                        Securities
                                                                                        Underlying
                                        Annual Compensation                 Restricted  CB Richard
                         -------------------------------------------------  CB Richard    Ellis
Name and Principal                                      Other Annual       Ellis Stock    Stock            All Other
Position                 Year  Salary  Bonus (/1/) Compensation (/2/)(/3/) Awards (/3/)  Options       Compensation (/4/)
------------------       ---- -------- ----------- ----------------------- ------------ ----------     ------------------
Ray Wirta............... 2000 $500,000  $972,000          $ 20,251            30,000      35,000              --
 Chief Executive Officer 1999  412,523   300,000            12,000               --          --               --
                         1998  384,387   395,920            12,000               --       80,000 (/5/)        --

James Didion............ 2000  506,308       --             12,000               --          --               --
 Chairman of the Board   1999  496,795       --            131,718               --          --               860
                         1998  500,000   657,218           131,718               --          --               --

Brett White............. 2000  375,000   714,601            49,692            20,000      20,000              --
 Chairman of the
  Americas               1999  331,846   225,000            45,342               --       52,000              860
                         1998  281,250   318,908            45,342            25,000      48,000              --

James Leonetti.......... 2000   72,115    82,500               --                --       25,000              --
 Senior Executive Vice
  President              1999      --        --                --                --          --               --
 and Chief Financial
  Officer                1998      --        --                --                --          --               --

Walter Stafford......... 2000  300,000   244,375            58,406               --       10,000              --
 Senior Executive
  President,             1999  298,077   120,000            58,406               --       20,000              860
 Secretary and General
  Counsel                1998  300,000   257,550            58,001               --          --               --

--------
(1) Bonus for each year is paid pursuant to the Annual Management Bonus Plan in the first quarter of the following year. The bonus shown for 2000 was paid in March of 2001.

(2) With respect to Other Annual Compensation paid in 1998, 1999 and 2000, the amounts listed for everyone except Mr. Leonetti include a $12,000 automobile allowance. For Messrs. Wirta, Didion, Stafford and White, the amounts also include interest accrued and forgiven under the promissory notes delivered by them pursuant to the CB Richard Ellis Services 1996 Equity Incentive Plan (EIP).

(3) Pursuant to the 1996 EIP, Messrs. Didion and Stafford purchased respectively in 1996, 175,027 and 48,640 shares of CB Richard Ellis Services common stock for a purchase price of $10 per share, (the appraised value of the common stock at the time of such purchase), which were paid by delivery of full recourse promissory notes. Pursuant to the 1996 EIP, Mr. White purchased 25,000 shares of CB Richard Ellis Services common stock in 1998 for a purchase price of $38.50 and 20,000 shares of CB Richard Ellis Services common stock in 2000 for a purchase price of $12.875. Pursuant to the 1996 EIP, Mr. Wirta purchased 30,000 shares of CB Richard Ellis Services common stock in 2000 at a purchase price of $12.875. All of these purchases were paid for by the delivery of full recourse promissory notes. The Didion and Stafford notes bear interest at a rate of 6.84% per annum, the White notes bear interest at rates of 5.94% and 7.4%, respectively, and Mr. Wirta's note bears interest at a rate of 7.4%. All such interest for any year is forgiven if the executive's performance produces a high enough level of bonus (approximately $7,500 in interest is forgiven for each $10,000 bonus). A first amendment to Mr. White's 1998 Promissory Note provides that the portion of the then outstanding principal in excess of the fair market value of the shares will be forgiven in the event that Mr. White is an employee of CB Richard Ellis Services or its subsidiaries on November 16, 2002 and the fair market value of a share of CB Richard Ellis Services common stock is less than $38.50 on November 16, 2002. In the event of any such principal forgiveness, CB Richard Ellis Services will pay to Mr. White an amount equal to any federal, state or local income tax liability resulting from such principal forgiveness. The aggregate number and value of such shares held by the individuals named above as of December 31, 2000, net to the purchase price of such shares was as follows: Mr. Didion--175,027 ($809,500); Mr. Stafford--48,640
     ($224,965); Mr. White--45,000 (negative $561,875); and Mr. Wirta--30,000
     ($52,500). The shares vest at the rate of 5 percent per quarter, commencing December 31, 1995 in the case of Messrs. Didion and Stafford, March 31, 1998 and September 30, 2000 in the case of Mr. White and at September 30, 2000 in the case of Mr. Wirta. As a result of bonuses paid in 1999, 2000 and in 2001, all interest on Mr. Stafford's and Mr. White's promissory notes for 1998, 1999 and 2000 was forgiven. As a result of a bonus paid in 1999, all interest on Mr. Didion's promissory note for 1998 was forgiven. As a result of the decision of the Compensation Committee in February of 2000, Mr. Didion's interest for 1999 was also forgiven. Interest on Mr. Didion's promissory note was not forgiven in 2000. As a result of a bonus paid in 2001, all interest on Mr. Wirta's note for 2000 was forgiven.

(4) Consists of each individual's allocable share of profit sharing contributions made by us to our Capital Accumulation Plan, a qualified profit sharing 401(k) plan.

(5) In each of 1997 and 1998, Mr. Wirta received an option to purchase 100,000 shares of common stock (total of 200,000 shares), pursuant to an option agreement which was amended on December 15, 1998. Pursuant to the amendment, the options were repriced to $20 and the number of shares underlying each option was reduced by 20% from 100,000 to 80,000 shares (total of 160,000 shares).

Option Grants In Last Fiscal Year

   The following table provides information concerning grants of options to purchase shares of CB Richard Ellis Services common stock made during the fiscal year ended December 31, 2000, to the Named Executive Officers.

   In the fiscal year ended December 31, 2000, options to purchase up to an aggregate of 487,710 shares of CB Richard Ellis Services were granted to employees, directors and independent contractors. Most of these options were granted under various CB Richard Ellis Services' stock option plans at exercise prices equal to the fair market value of its common stock on the date of grant, as determined in good faith by the board of directors. All options have a term of ten years. Generally, these options vest 20% per year over 5 years beginning August 31, 2001. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of the underlying common stock.

                             Option Grants in 2000

                                                                                 Potential
                                                                             Realizable Value
                                                                             at Assumed Annual
                                                                              Rates of Stock
                                           Percent of                              Price
                            Number of         Total      Exercise            Appreciation for
                           Securities    Options Granted  Price                 Option Term
                           Underlying    to Employees in   Per    Expiration -----------------
Name                     Options Granted      2000        Share      Date       5%      10%
----                     --------------- --------------- -------- ---------- -------- --------
Raymond Wirta...........     35,000            7.2%      $12.875   8/31/10   $283,395 $718,200
James Didion............         --             --            --        --         --       --
Brett White.............     20,000            4.1        12.875   8/31/10    161,940  410,400
James Leonetti..........     25,000            5.1        12.875   8/31/10    202,425  513,000
Walter Stafford.........     10,000            2.1        12.875   8/31/10     80,970  205,200

   CB Richard Ellis Services has agreed to pay James Leonetti $2.375 in cash for each option he exercises, which has the effect of reducing his exercise price per share to $10.50.

Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values

   The following table describes for the Named Executive Officers the exercisable and unexercisable options held by them as of December 31, 2000. There were no option exercises by Named Executive Officers in the last fiscal year. The "Value of Unexercised In-the-Money Options at Fiscal Year End" is based on the deemed value of our common stock as of December 31, 2000, less the per share exercise price, multiplied by the number of shares issued upon exercise of the option.

                         Fiscal Year End Option Values

                               Number of Securities
                              Underlying Unexercised     Value of Unexercised
                                    Options at           In-The-Money Options
                                 December 31, 2000       at December 31, 2000
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
Raymond Wirta...............    32,000      163,000          --       $61,250
James Didion................   200,000           --          --            --
Brett White.................    29,600       90,400      $3,900        50,600
James Leonetti..............        --       25,000          --        43,750
Walter Stafford.............     4,000       26,000       1,500        23,500

Cancellation of Options in the Merger

   At the effective time of the merger, each holder of an option to purchase shares of CB Richard Ellis Services common stock outstanding under any of its stock option or compensation plans or arrangements, whether or not vested, will have the right to have the option canceled and in exchange CB Richard Ellis Services will pay to each holder of a canceled option, as soon as practicable following the effective time, an amount per share that is subject to the option, equal to the greater of (A) the amount by which $16.00 exceeds the exercise price of the option, if any, and (B) $1.00, reduced in each case by applicable tax withholding.

   Each holder of an option that does not elect to receive the consideration described in the previous paragraph will continue to hold his or her options to acquire CB Richard Ellis Services common stock after the merger. However, after the merger, CB Richard Ellis Services will be our wholly-owned subsidiary and its common stock will be delisted from the New York Stock Exchange. Accordingly, if any holder exercised his or her options after the merger, the holder would receive common stock of our subsidiary, which common stock would be difficult, if not impossible, to sell.

Incentive Plans

 CB Richard Ellis Services Deferred Compensation Plan

   For a description of this plan, you should see the section of this prospectus titled "Descriptions of the Plans--CB Richard Ellis Services Deferred Compensation Plan."

 CB Richard Ellis Services 401(k) Plan

   For a description of this plan, you should see the section of this prospectus titled "Description of the Plans--CB Richard Ellis Services 401(k) Plan."

 2001 Stock Incentive Plan

   For a description of this plan, you should see the section of this prospectus titled "Descriptions of the Plans--2001 Stock Incentive Plan."

Employment Agreements

   Raymond Wirta and Brett White. In connection with the merger transactions, we expect that Raymond Wirta and Brett White will enter into three-year employment agreements with us, which agreements are expected to become effective on the closing of the merger. Following the three-year term, the employment agreements will be automatically extended for successive twelve month periods if notice is not received by either party within 120 days prior to the expiration of the initial term or any renewal term.

   Pursuant to the terms of his employment agreement, Raymond Wirta will become a member of our board of directors and our Chief Executive Officer following the merger. He will receive an annual base salary of $519,000 and will be eligible for an annual bonus of up to 200% of his target bonus based upon the achievement of performance goals established by our board of directors.

   Pursuant to the terms of his employment agreement, Brett White will become a member of our board of directors and our Chairman of the Americas following the merger. He will receive an annual base salary of $395,000 and will be eligible for an annual bonus of up to 200% of his target bonus based upon the achievement of performance goals established by our board of directors.

   At the time of the merger, we expect to grant Mr. Wirta 176,153 options and Mr. White 141,782 options, each having the same terms as the options granted to other designated managers. Pursuant to each of the employment agreements, all unvested options held by Messrs. Wirta and White will automatically vest if there is a change of control of us prior to termination of that executive's employment with us. The definition of change of control in these agreements generally includes either of the following:

  . the sale or disposition, in one or a series of related transactions, of all, or substantially all, of the assets of CBRE Holding to any "person" or "group," as defined in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, other than RCBA Strategic, Freeman Spogli or their affiliates or any group which includes any of them; or

  . any person or group, other than RCBA Strategic, Freeman Spogli or their affiliates, is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of CBRE Holding, including by way of merger, consolidation or otherwise and the representatives of RCBA Strategic, Freeman Spogli or their affiliates, individually or in the aggregate, cease to have the ability to elect a majority of the board of directors of CBRE Holding. For our purposes, a member of a group will not be considered to beneficially own the securities owned by other members of the group; for our purposes, a member of the group will not be considered to beneficially own the securities owned by other members of the group.

   We expect that each employment agreement will provide that the executive's employment by us may be terminated by either party at any time. If during the term of the agreement we terminate the executive's employment without cause or the executive terminates his employment for good reason, then the executive will be entitled to the following severance payments and benefits:

  . any accrued but unpaid compensation;

  . continued payment of base salary and average annual bonus based on the previous two fiscal years for a period of two years following the termination of employment; and

  . continued coverage under our medical plans on the same basis as our active executives until the earlier of the second anniversary of the termination of employment and the date the executive becomes eligible for comparable coverage under any future employer's medical plan.

   If during the term of the agreement the executive's employment is terminated due to his death or disability, the executive will be entitled to the following severance payments:

  . any accrued but unpaid compensation; and

  . a pro rata portion of any annual bonus that the executive would have been entitled to receive in the year of termination, payable at the time the bonus would otherwise have been paid.

   We expect that each employment agreement will also contain a customary provision regarding confidentiality, a non-solicitation provision applicable for a period of two years following the executive's termination of employment for any reason and a noncompetition provision applicable for a period of two years following the executive's termination of employment by us without cause or by the executive with good reason.

   James Didion. In 1999, CB Richard Ellis Services and James Didion entered into an amended and restated ten-year employment agreement which provides for an annual salary of $500,000 with no incentive compensation or bonus anticipated. The agreement provides that he will act as a senior advisor to CB Richard Ellis Services during the term of his employment. For as long as he is employed, CB Richard Ellis Services will provide medical and other benefits generally made available to senior officers and an office, a secretary and clerical help. The amended agreement is terminable by CB Richard Ellis Services for cause. Cause includes conviction of a felony, fraud and willful and substantial failure to render services. If the agreement is terminated without cause or in the event of his death or total disability, he, or his estate, will continue to be entitled to the salary. In addition, following the merger Mr. Didion will no longer serve as Chairman of CB Richard Ellis Services.

Limitation of Liability and Indemnification

   Our restated certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except to the extent such limitation is not permitted under the Delaware General Corporation Law.

   Our restated certificate of incorporation and bylaws further provide for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. Insofar as indemnification for liabilities arising under the Securities Act may be permitted our directors, officers and controlling persons under the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. We also maintain directors' and officers' liability insurance.

                           RELATED PARTY TRANSACTIONS

   Since January 1, 1998, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we and our subsidiaries both prior to and as of the merger, including CB Richard Ellis Services, were, was or is, or will be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of common stock or an immediate family member of any of the foregoing, had or will have a direct or indirect interest other than compensation arrangements, which are described under the section of the prospectus titled "Management," and the transactions described below.

Participation of Our Directors, Officers and Principal Stockholders in the Merger Transactions

   On February 23, 2001, we entered into an agreement and plan of merger with BLUM CB Corp., which is our wholly-owned subsidiary, and CB Richard Ellis Services pursuant to which, subject to stockholder approval and to other conditions set forth in the merger agreement, CB Richard Ellis Services will become our direct, wholly-owned subsidiary. The merger agreement was amended and restated on May 31, 2001. For additional information regarding the merger and the terms and conditions of the merger agreement, you should read the section of this prospectus titled "The Merger Transactions--Merger Agreement."

 Contribution and Voting Agreement

   On February 23, 2001, we entered into a contribution and voting agreement with BLUM CB Corp. and the following other parties, each of which currently holds shares of CB Richard Ellis Services common stock and which we refer to together with Blum Strategic Partners II as the "buying group":

  . RCBA Strategic;

  . Freeman Spogli;

  . Raymond Wirta, who will be one of our directors and our Chief Executive
    Officer after the merger;

  . Brett White, who will be one of our directors and our Chairman of the Americas after the merger;

  . The Koll Holding Company; and

  . Frederic Malek.

   Pursuant to this agreement, which was amended and restated on May 31, 2001, each of the members of the buying group will contribute to us all of the shares of CB Richard Ellis Services common stock that he or it directly owns. Each of these shares contributed to us will be cancelled as a result of the merger, and we will not receive any consideration for those shares of CB Richard Ellis Services common stock. We will issue one share of our Class B common stock in exchange for each share of CB Richard Ellis Services common stock contributed to us. This will result in the issuance to the buying group of an aggregate of 8,052,087 shares of our Class B common stock in exchange for these contributions. Also pursuant to the contribution and voting agreement, immediately prior to the merger, the BLUM Funds have agreed to purchase a minimum of 2,553,879 shares of our Class B common stock and an additional number of shares of CBRE Holding Class B common stock equal to (1) 3,236,669 shares minus (2) the number of shares of our Class A common stock and stock fund units subscribed in the offerings to employees plus (3) the aggregate amount of full-recourse notes delivered by designated managers in the offerings divided by $16.00. The number of shares purchased by the BLUM Funds will be reduced by 241,885 shares, which is the sum of the 10 shares of CBRE Holding common stock initially owned by RCBA Strategic and the 241,875 shares of CBRE Holding common stock purchased by RCBA Strategic for $16.00 per share in connection with the closing of the sale of 11 1/4% senior subordinated notes by BLUM CB Corp.

   For additional information regarding the terms of the contribution and voting agreement, you should read the section of this prospectus titled "The Merger Transactions--Contribution and Voting Agreement."

 Treatment of CB Richard Ellis Services Equity Interests in the Merger

   Options and Warrants. Pursuant to the merger agreement, each person that holds options to acquire CB Richard Ellis Services common stock will be entitled to receive in connection with the merger an amount in cash for each option they own equal to the greater of (A) the amount by which $16.00 exceeds the exercise price of the option, if any, and (B) $1.00, reduced in each case by applicable tax withholding.

   Each holder of an option who does not elect to receive the consideration described in the previous paragraph will continue to hold his or her options to acquire common stock of CB Richard Ellis Services after the merger. However, after the merger, CB Richard Ellis Services will be a wholly-owned subsidiary of CBRE Holding and the common stock of CB Richard Ellis Services will be delisted from the New York Stock Exchange. Accordingly, if any holder exercised his or her options after the merger, the shares of common stock of CB Richard Ellis Services that the holder would receive would be difficult, if not impossible, to sell.

   Except as described in the following sentence, as a result of the merger, each of the warrants to acquire CB Richard Ellis Services common stock that are outstanding at the time of the merger effectively will terminate. Pursuant to the contribution and voting agreement, the warrants to acquire shares of CB Richard Ellis Services common stock that are beneficially owned by both Raymond Wirta and Donald Koll, who controls The Koll Holding Company, will be converted into the right to receive $1.00 per share of CB Richard Ellis Services common stock underlying the warrants.

   Based upon the options and warrants held by the members of the buying group on the date of this prospectus, the members of the buying group, persons affiliated with members of the buying group and individuals who will become our directors and executive officers in connection with the merger will be entitled to receive the following amounts in connection with the merger for options and warrants, reduced in each case by applicable tax withholding:

  . Raymond Wirta will be entitled to receive $269,375 for options to purchase an aggregate of 195,000 shares, and $55,936 for warrants to purchase 55,936 shares that are beneficially owned by both Raymond Wirta and Donald Koll;

  . Brett White will be entitled to receive $201,750 for options to purchase an aggregate of 120,000 shares;

  . Richard Blum will be entitled to receive $62,268 for options to purchase an aggregate of 18,872 shares;

  . James Leonetti will be entitled to receive $78,125 for options to purchase an aggregate of 25,000 shares;

  . Walter Stafford will be entitled to receive $1,030,368 for 64,398 shares, which amount will be reduced to repay the loan from CB Richard Ellis Services to purchase the shares, and $58,750 for options to purchase an aggregate of 30,000 shares;

  . Donald Koll will be entitled to receive $366,315 for options to purchase an aggregate of 317,480 shares, and $29,052 for warrants held by him or The Koll Holding Company to purchase 29,052 shares, which warrants exclude the warrants beneficially owned by both Donald Koll and Raymond Wirta described in the first bullet point above; and

  . Frederic Malek will be entitled to receive $159,737 for options to purchase an aggregate of 15,777 shares.

   Also pursuant to the contribution and voting agreement, upon the consummation of the merger, CBRE Holding will issue to Freeman Spogli a warrant to purchase at an exercise price of $30.00 per share up to an aggregate number of shares of our Class B common stock equal to the number that represents the same percentage of the total outstanding shares of our Class B common stock immediately after the merger as 364,884 shares of CB Richard Ellis Services common stock, which Freeman Spogli is entitled to acquire under existing warrants, represent of the total outstanding shares of CB Richard Ellis Services common stock prior to the consummation of the merger.

Securityholders' Agreement

   In connection with the closing of the merger, the members of the buying group, together with DLJ Investment Funding, Inc. and the other purchasers of our senior notes and the related Class A common stock, will enter into a securityholders' agreement. This agreement will define various rights of the parties to the agreement related to their ownership and governance of us, including voting of their shares of Class B common stock, a right of first offer for potential sales of some of their shares, co-sale and required sale rights applicable in connection with transactions involving our shares, participation rights regarding future issuances of our shares of common stock and registration rights. For additional information regarding the terms of the securityholders' agreement, you should read the section of this prospectus titled "The Merger Transactions--Securityholders' Agreement."

   Governance. Each of the members of the buying group will agree to vote each of the shares of our common stock it or he beneficially owns to elect to our board of directors individuals designated by various members of the buying group who will initially include, among others, Richard Blum, Claus Moller, Bradford Freeman, Ray Wirta and Brett White. A majority of the directors generally may be designated by RCBA Strategic at any time. Freeman Spogli may designate one of our directors and Raymond Wirta and Brett White will also be designated as directors. The securityholders' agreement also provides that we will be prohibited from taking certain actions without the consent of the director nominated by Freeman Spogli, including incurring certain indebtedness, consummating certain acquisitions or dispositions or issuing stock or options to our employees subject to certain exceptions. For additional information regarding the members of our board of directors after the merger, you should read the section of this prospectus titled "Management--Board Composition."

   Subject to exceptions, each of the members of the buying group other than Blum Strategic Partners II will agree to vote the shares of our common stock it or he beneficially owns on matters to be decided by our stockholders in the same manner as RCBA Strategic votes the shares of our common stock that it beneficially owns. As a result, on most matters to be decided by our stockholders after the merger, RCBA Strategic will be able to control the outcome.

   Registration Rights. Pursuant to the securityholders' agreement, we have agreed, at the request of the BLUM Funds, Freeman Spogli or DLJ Investment Funding, Inc., to initiate registrations under the Securities Act of shares held by that party. In addition, we have also agreed that each member of the buying group, as well as DLJ Investment Funding, Inc. and the other purchasers of our senior notes and the related Class A common stock, may "piggyback" on any registration statements that we file. Except with respect to the BLUM Funds, these registration rights generally will not apply until after we have completed, if ever, an underwritten initial public offering of shares of our common stock after which these shares are listed on a national securities exchange or on the Nasdaq National Market.

   For additional information regarding the terms of the securityholders' agreement, you should read the section of this prospectus titled "The Merger Transactions--Securityholders' Agreement."

Replacement of Margin Loan

   In connection with the merger and related transactions, we will extend a loan of $1.5 million to Ray Wirta to replace his existing margin loan with a third party that is secured by shares of CB Richard Ellis Services common stock, subject to review of the loan by us. The loan will be full-recourse, accrue interest at a market rate of interest, compounded annually and payable quarterly, and have a stated maturity of five years. This loan will be replaced by a margin loan from a third party when, if ever, our common stock becomes freely tradable on a national securities exchange or an over-the-counter market.

   In the event, however, that our common stock is not freely tradable as described above by June 2004, then we will loan Raymond Wirta up to $3.0 million on a full-recourse basis to enable him to exercise an existing option to acquire shares held by The Koll Holding Company, which is controlled by Donald Koll, if Ray Wirta is employed by us at the time of exercise or was terminated without cause or resigned for good reason. The loan will become repayable upon the earliest to occur of: (1) 90 days following termination of his employment, other than by us without cause or by him for good reason (2) seven months following the date our common stock becomes freely tradable as described above and (3) the receipt of proceeds from the sale of the pledged shares as described below. This loan will bear interest at the prime rate in effect on the date of the loan, compounded annually, and will be repayable to the extent of any net proceeds received by him upon the sale of any shares of our common stock. Ray Wirta will pledge the shares received upon exercise of the option as security for the loan.

Participation in the Offerings

   Identification of Designated Managers. In connection with the offerings, various terms of the offerings will apply only to the designated managers. The "designated managers" refers to our 59 employees who on April 1, 2001 were designated by our board of directors as designated managers and were notified by us during April 2001 of their designation and who are employed by us as of the closing of the merger agreement. Each of our executive officers, including Raymond Wirta, Brett White, James Leonetti and Walter Stafford, is a designated manager.

   Grants of Stock Options. In connection with the offering of shares for direct ownership, each designated manager will be entitled to receive a grant of options if he subscribes for at least a percentage of 625,000 shares for direct ownership allocated to the designated manager by our board of directors. The number of shares that a designated manager must subscribe for in order to receive a grant of options will be reduced by the number of deferred compensation plan stock fund units acquired by the designated manager at the closing of the offerings by the transfer of account balances currently allocated to the deferred compensation plan insurance fund. The aggregate number of options available for grant to the designated managers equals 10% of the number of fully diluted shares of our Class A common stock and Class B common stock outstanding at the time of the merger, including all shares issuable upon exercise of outstanding options and warrants. The options to be issued to designated managers will have an exercise price of $16.00 per share and have a term of 10 years. Twenty percent of the options will vest on each of the first five anniversaries of the merger and all unvested options will vest if there is a change in control of us. The number of shares that a designated manager must subscribe for in order to receive a grant of options will be reduced by the number of deferred compensation plan stock fund units acquired by the designated manager by the transfer of account balances currently allocated to the deferred compensation plan insurance fund. The number of shares that must be purchased by each of our executive officers if he wants to receive a grant of options are as follows:

  . Raymond Wirta--62,500 shares

  . Brett White--51,563 shares

  . James Leonetti--6,250 shares

  . Walter Stafford--18,750 shares

   If the executive officer purchases the minimum number of shares that are required to receive a grant of options, then he will receive a grant of options equal to the following percentage of the total number of options available for grant to designated managers:

  . Raymond Wirta--10.25%

  . Brett White--8.25%

  . James Leonetti--1.00%

  . Walter Stafford--3.00%

   For additional information regarding the grants of options to designated managers and the terms of the options, you should read the sections of this prospectus titled "The Offering--Description of the Offerings" and "Description of Offering Documents--Option Agreement."

   Full-Recourse Note. In connection with the offering of shares for direct ownership, under specified circumstances, each designated manager may use a full-recourse note as payment for a portion of the offering price for shares that he or she purchases. The maximum amount of the full-recourse note that may be used by a designated manager will be reduced by the amount, if any, of the manager's deferred compensation plan account balance currently allocated to the insurance fund that he or she transfers to stock fund units. Unless our board of directors determines otherwise, the designated manager will be able to use a full-recourse note if the designated manager subscribes for at least a percentage of 625,000 shares that is allocated to the designated manager by our board of directors. The percentage of these shares allocated to each of our executive officers is indicated in the section above titled "Grants of Stock Options." Based upon these percentages, the minimum number of shares that each of our executive officers would need to purchase in the offering of shares for direct ownership to be able to use a full-recourse note are the following:

  . Raymond Wirta--62,500 shares

  . Brett White--51,563 shares

  . James Leonetti--6,250 shares

  . Walter Stafford--18,750 shares

   If each executive officer purchases the minimum numbers of shares described above, then the maximum amount of the full-recourse notes that each of the executive officers may use as payment for a portion of the shares he purchases in the offering of shares for direct ownership is the following:

  . Raymond Wirta--$500,000

  . Brett White--$412,500

  . James Leonetti--$50,000

  . Walter Stafford--$150,000

   In the event that an executive officer delivers a full-recourse note as payment for a portion of his or her shares purchased for direct ownership, he or she will have to pledge as security for the note a number of shares having an offering price equal to 200% of the amount of the note. For additional information regarding the delivery of full-recourse notes by designated managers and the terms of the notes and the pledge agreements, you should read the sections of this prospectus titled "The Offering--Description of the Offerings," "Description of Offering Documents--Full-Recourse Note" and "-- Pledge Agreement."

   Deferred Compensation Plan. Our designated managers will have the right to transfer into stock fund units an aggregate of up to $2.6 million of deferred compensation plan account balances that are currently allocated to the insurance fund under the deferred compensation plan. We are offering up to 162,500 shares of our Class A common stock that are issuable to these holders of stock fund units upon future distributions under the deferred compensation plan.

Retention Bonuses

   In connection with the merger transactions, we will award cash retention bonuses to the designated managers employed by us at the time of the merger in order to provide an incentive and a reward for the designated managers' continued service up to and including the merger. The aggregate amount of the retention bonuses will be approximately $1.6 million. The following executive officers will be among the designated managers receiving cash retention bonuses in excess of $60,000: Raymond Wirta--$164,000 and Brett White--$132,000.

Forgiveness of Loans

   Pursuant to CB Richard Ellis Services' Equity Incentive Plan, a restricted stock purchase plan, shares of CB Richard Ellis Services common stock were purchased in 1998 and 2000 by some of CB Richard Ellis Services' executive officers and directors for a purchase price equal to the fair market value, which was paid by delivery of full-recourse promissory notes. The notes bear interest at the minimum federal rate, which may be forgiven if the executive's performance results in the award of a bonus, with approximately $7,500 in interest forgiven for each $10,000 bonus. The aggregate number, purchase price, interest rate, value and net value of the shares held by the individuals named below as of March 31, 2001, were as follows:

                                         Aggregate          Aggregate
                               Number of Purchase  Interest Value of
   Name                         Shares     Price     Rate    Shares   Net Value
   ----                        --------- --------- -------- --------- ---------
   Brett White................  25,000   $962,500    5.94%  $365,625  $(596,875)
   Brett White................  20,000    257,500    7.40    292,500     35,000
   Raymond Wirta..............  30,000    386,250    7.40    438,750     52,500

   The shares vest at the rate of 5% per quarter commencing on the purchase date. As a result of bonuses paid in 2001, all interest on Brett White's and Raymond Wirta's promissory notes for 2000 were forgiven. In 1998, Brett White purchased 25,000 shares of common stock at a purchase price of $38.50 per share and in 2000, he purchased 20,000 shares of common stock for $12.875 per share, which were each paid for by the delivery of promissory notes. The notes bear interest at a rate of 5.94% and 7.4% per annum, respectively, which may be forgiven as previously described. As of December 31, 2000, Brett White held 45,000 shares which, net of the purchase price, had a negative value. The shares are subject to a right of repurchase by CB Richard Ellis Services, which right terminates with respect to 5% of the total number of shares each quarter commencing March 31, 1998, as to the 25,000 shares and September 30, 2000, as to the 20,000 shares. A First Amendment to the 1998 Promissory Note provides that the portion of the then outstanding principal in excess of the fair market value of the shares will be forgiven in the event that Brett White is an employee of CB Richard Ellis Services or its subsidiaries on November 16, 2002, and the fair market value of a share of our Class A and Class B common stock is less than $38.50 on November 16, 2002. In the event of any principal forgiveness, CB Richard Ellis Services will pay to Brett White an amount equal to any federal, state or local income tax liability resulting from the principal forgiveness. In August 2000, CB Richard Ellis Services loaned Brett White $75,000, which he repaid in March 2001 with interest at 9% per year.

Employment Agreements

   In connection with the merger transactions, we will enter into three-year employment agreements with Raymond Wirta and Brett White, each of which will become effective upon the closing of the merger. For more information concerning the terms of these employment agreements, see "Management-- Employment Agreements."

Transaction Fees

   Under the terms of the contribution and voting agreement, in connection with advisory services related to the merger, the general partner of RCBA Strategic Partners, L.P. will receive from us a transaction fee of $3.0 million and Freeman Spogli & Co. Incorporated or its designee will receive a transaction fee of $2.0 million upon closing of the merger. The advisory services provided include, among other things, transaction and structuring analysis, financing analysis and the arrangement and negotiation of debt and equity financing. Each of Richard Blum and Claus Moller, who will be members of our board of directors after the merger, owns a beneficial interest in the general partner of RCBA Strategic Partners and would therefore have an interest in the transaction fee paid to this entity. Bradford Freeman, who will be one of our directors after the merger, owns a beneficial interest in Freeman Spogli & Co. Incorporated and would therefore have an interest in the transaction fee paid to Freeman Spogli & Co. Incorporated or its designee.

                             PRINCIPAL STOCKHOLDERS

   Prior to the merger transactions, no shares of our Class A common stock will be issued and outstanding and 241,885 shares of our Class B common stock will be issued and outstanding, all of which are held directly by RCBA Strategic. For additional information regarding the persons that control RCBA Strategic, you should read footnote (2) to the table below.

   The table below sets forth information regarding beneficial ownership of the shares of our Class A common stock and Class B common stock immediately after the closing of the merger. The table sets forth the number of shares beneficially owned, and the percentage ownership, for:

  . each person that will own beneficially 5% or more of our Class A common stock or our Class B common stock;

  . each of our directors after the merger that has currently been identified;

  . the Named Executive Officers after the merger that have currently been identified; and

  . all of our directors and executive officers as a group after the merger that has currently been identified.

   As described in further detail in the sections of this prospectus titled "Management," between three and five directors that may be designated by RBCA Strategic and a director that will be chosen from among our real estate brokerage employees currently have not been identified and, accordingly, these unidentified individuals are not included in the table below. Information with respect to beneficial ownership has been furnished by each director, officer or 5% stockholder, as the case may be. Except as otherwise noted below, the address for each person listed on the table is c/o CB Richard Ellis Services Inc., 200 North Sepulveda Boulevard, Suite 300, El Segundo, California 90245.

   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which generally attributes beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In computing the number of shares beneficially owned by a person and the percent of ownership of that person, shares subject to options or warrants held by that person that are exercisable as of the date of the merger or will become exercisable within 60 days after the closing of the merger are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percent ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

   Percentage ownership prior to these offerings is based on 13,205,614 shares of common stock outstanding after giving effect to the merger and assumes full subscription for the offerings. To the extent that any shares are issued upon exercise of options, warrants or other rights to acquire our capital stock that are outstanding upon the closing of the merger transactions or granted in the future or reserved for future issuance under our various stock plans, there will be further dilution to new investors.

                                                             Percentage of Shares
                                  Number of Shares            Beneficially Owned
                                 Beneficially Owned          After the Offerings
                            ----------------------------- --------------------------
                                                  Both                       Both
                            Class A  Class B   Classes of Class A Class B Classes of
                            Common    Common     Common   Common  Common    Common
Names of Beneficial Owners   Stock    Stock      Stock     Stock   Stock    Stock
--------------------------  ------- ---------- ---------- ------- ------- ----------
5% Stockholders:
The BLUM Funds
 (/1/)(/2/)(/5/)........        --   5,977,765  5,977,765   --     56.4%     45.3%
Freeman Spogli
 (/1/)(/3/).............        --   3,402,463  3,402,463   --     32.1      25.8
Donald Koll (/1/)(/4/)..        --     734,290    734,290   --      6.9       5.6
Frederic Malek
 (/1/)(/5/).............        --     397,873    397,873   --      3.8       3.0
DLJ Investment Funding,
 Inc. and other
 purchasers of our
 senior notes (/6/).....    521,847        --     521,847  18.9%    --        4.0
Directors and Named
 Executive Officers:
Richard Blum
 (/2/)(/7/).............        --   5,977,765  5,977,765   --     56.4      45.3
Bradford Freeman
 (/3/)(/7/).............        --   3,402,463  3,402,463   --     32.1      25.8
James Leonetti (/7/)....        --         --         --    --      --        --
Claus Moller (/2/)......        --   5,977,765  5,977,765   --     56.4      45.3
Walter Stafford (/7/)...        --         --         --    --      --        --
Brett White (/1/)(/7/)..        --      58,575     58,575   --        *         *
Ray Wirta
 (/1/)(/7/)(/8/)........        --     556,590    556,590   --      5.2       4.2
All directors and
 executive officers as a
 group (includes 7
 persons) (/7/).........        --  10,605,966 10,605,966   --      100%     80.3%

--------
 *  Less than 1%

(1) As a result of the securityholders' agreement to which this party or its affiliate will be a party after the merger, this party, together with the other members of the buying group will be deemed to constitute a group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934. Accordingly, each of the members of this group will be deemed to beneficially own 10,605,966 shares of our Class B common stock, which will represent 100% of our Class B common stock and approximately 80.3% of all outstanding shares of our common stock.

(2) Includes 4,845,900 shares of our Class B common stock held by RCBA Strategic Partners, L.P. and 1,131,865 shares of our Class B common stock held by Blum Strategic Partners II, L.P. The sole general partner of RCBA Strategic Partners is RCBA GP, L.L.C. Richard Blum, Claus Moller and N. Colin Lind are managing members of RCBA GP, L.L.C. Each of Messrs. Blum and Moller will be one of our directors. Except as to any pecuniary interest, each of Messrs. Blum, Moller and Lind disclaims beneficial interest of all of these shares. The sole general partner of Blum Strategic Partners II, L.P. is Blum Strategic GP II, L.L.C. The managing members of Blum Strategic GP II, L.L.C. include Richard Blum, Claus Moller and N. Colin Lind. Each of Messrs. Blum and Moller will be one of our directors. Except as to any pecuniary interest, each of Messrs. Blum, Moller and Lind disclaims beneficial interest of all of these shares. The business address of RCBA Strategic Partners, L.P., RCBA GP, L.L.C., Blum Strategic Partners II, L.P., Blum Strategic GP II, L.L.C., Richard Blum, Claus Moller and N. Colin Lind is 909 Montgomery Street, Suite 400, San Francisco, California 94133. The BLUM Funds have sole dispositive power over 5,977,765 of the indicated shares. As a result of the securityholders' agreement, the BLUM Funds have shared voting power over 5,977,765 of the indicated shares.

(3) Includes 3,278,447 shares of our Class B common stock held by FS Equity Partners III, L.P. and 124,016 shares of our Class B common stock to be held by FS Equity Partners International, L.P. As general partner of FS Capital Partners, L.P., which is general partner of FSEP III, FS Holdings, Inc. has power to vote and dispose of the shares owned by FSEP III. As general partner of FS&Co. International, L.P., which is the general partner of FSEP International, FS International Holdings Limited has the power to vote and dispose of the shares owned by FSEP International. Bradford Freeman, Ronald Spogli,

   Frederick Simmons, William Wardlaw, John Roth and Charles Rullman, Jr. are the directors, officers and shareholders of FS Holdings and FS International Holdings, and may be deemed to be the beneficial owners of the shares of our Class B common stock, and rights to acquire common stock, owned by FSEP III and FSEP International. The business address of FSEP III, FS Capital Partners, L.P. and FS Holdings and their directors, officers and beneficial owners is 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025. The business address of FSEP International, FS&Co. International and FS International Holdings is c/o Paget-Brown & Company, Ltd., West Winds Building, Third Floor, Grand Cayman, Cayman Islands, British West Indies. As a result of the securityholders' agreement, FS Equity Partners III, L.P. and FS Equity Partners International, L.P. have shared voting power and shared dispositive power over 3,402,463 of the indicated shares.

(4) Consists of 734,290 shares of Class B common stock owned by The Koll Holding Company. Mr. Koll is the sole trustee of the Donald M. Koll Separate Property Trust, which wholly owns The Koll Company, which wholly owns The Koll Holding Company. Ray Wirta, who will be our Chief Executive Officer and a director, holds an option granted by The Koll Holding Company to acquire up to 521,590 of these shares of Class B common stock owned by The Koll Holding Company.

(5) Includes 98,000 shares owned by a trust for which Mr. Malek is the trustee. As a result of the securityholders' agreement, Mr. Malek has shared voting power and shared dispositive power over 397,873 of the indicated shares.

(6) Includes shares of our Class A common stock to be received by DLJ Investment Funding, Inc. in connection with its commitment to purchase our senior notes. In addition, assumes all 339,820 shares of our Class A common stock sold pursuant to the offering of our 16% senior notes and related Class A common stock are purchased by DLJ Investment Funding, Inc.

(7) Does not include shares of Class A common stock to be purchased in the offerings to our employees. The amount of shares of our Class A common stock to be purchased by its Named Executive Officers and directors in connection with these offerings will not be determined until after the date of this offering circular.

(8) Includes 521,590 shares owned by The Koll Holding Company that Mr. Wirta has the right to acquire under an option granted by The Koll Holding Company to Mr. Wirta. Mr. Wirta has shared voting power and shared dispositive power over 556,590 of the indicated shares.

                          DESCRIPTION OF CAPITAL STOCK

   We are authorized to issue an aggregate of 100,000,000 shares of common stock, consisting of 75,000,000 shares of Class A common stock, $0.01 par value per share, and 25,000,000 shares of Class B common stock, $0.01 par value per share. The following description summarizes information regarding our capital stock. This information does not purport to be complete and is subject in all respects to the applicable provisions of the Delaware General Corporation Law, our restated certificate of incorporation and our bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

   As of July 12, 2001, we had 241,885 shares of our Class B common stock outstanding all of which were held of record by RCBA Strategic.

   All outstanding shares of our common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the closing of the offerings will be fully paid and nonassessable.

   Generally. Upon the closing of the offering, we will have a dual class common stock structure. The holders of Class A common stock and Class B common stock will have the same rights. Class B common stock will be issued only to members of the buying group. All other stockholders, including purchasers in these offerings, will be issued Class A common stock.

   Voting Rights. Each share of Class A common stock entitles the holder to one vote in all matters submitted to a vote of stockholders. Each share of Class B common stock entitles the holder to ten votes in all matters submitted to a vote of stockholders. There is no cumulative voting. Except as required by applicable law, the holders of Class A common stock and the holders of Class B common stock will vote together on all matters submitted to a vote of the stockholders. In the event that any amendment to the certificate of incorporation is proposed that would alter or change the powers, preferences or special rights of either class of our common stock so as to affect them adversely, we must obtain the approval of a majority of the votes entitled to be cast by the holders of the outstanding shares of the class affected by the proposed amendment. In addition, the number of authorized shares of Class A common stock or Class B common stock may be increased or decreased, but not below the number of shares then outstanding, by the affirmative vote of the holders of a majority in voting power of our outstanding shares of capital stock entitled to vote generally in the election of directors.

   Dividends. Holders of Class A common stock and Class B common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event that a dividend or distribution is paid or distributed with respect to one class of common stock, a simultaneous dividend or distribution will be paid or distributed on the other class and in the same proportion. However, in the case of dividends or other distributions payable in common stock, only shares of Class A common stock will be paid or distributed with respect to Class A common stock and only shares of Class B common stock will be paid or distributed with respect to Class B common stock. We may not subdivide or combine shares of either class of our common stock without at the same time proportionally subdividing or combining shares of the other class.

   Changes in Capitalization. In the event there is an increase or decrease in the number of issued shares of common stock resulting from any stock split, stock dividend, reverse stock split, combination or reclassification of our common stock, or any other similar event resulting in an increase or decrease in the number of outstanding shares of common stock, the outstanding shares of Class A common stock and the outstanding shares of Class B common stock will be adjusted in the same manner.

   Conversion. As long as shares of Class B common stock are outstanding, a holder of Class B common stock may at any time convert any shares of Class A common stock the holder owns, in whole or in part, on a share for share basis into the same number of shares of Class B common stock. A holder of Class B common stock may at any time convert any shares of Class B common stock it owns, in whole or in part, on a share for share basis into the same number of shares of Class A common stock. In the event of a transfer of shares of Class B common stock to any person or entity other than a permitted transferee, each share of Class B common stock so transferred will be converted automatically into one share of Class A common stock. For the purposes of a transfer of capital stock, the permitted transferees include the BLUM Funds and their affiliates, any person or entity that owned Class B common stock at the effective time of the merger and any single person or entity to which a current Class B common stock holder transfers its right to be a permitted holder and all of its Class B common stock. The Class B common stock converts automatically into Class A common stock on a share for share basis upon the closing of a qualifying initial public offering.

   Mergers and Other Business Combinations. Subject to the next sentence, unless otherwise approved by a majority of the votes entitled to be cast by the holders of the outstanding shares of Class A common stock and the outstanding shares of Class B common stock, each voting separately as a class, all shares of Class A common stock and Class B common stock will be entitled to receive equally on a per share basis the same kind and amount of consideration in the event of any merger, reorganization or consolidation of us with any company. In the event that one or more of the other corporations or entities that is a party to a merger or similar transaction with us deems it necessary for the merger to be treated as a recapitalization for financial accounting purposes and for us to no longer be subject to the reporting requirements of Section 14 of the Exchange Act after the closing date of the merger, then, solely to the extent deemed necessary by the other corporation or entity to satisfy these requirements, the kind of consideration that a holder of a share of Class A common stock would be entitled to receive may be different than the kind of consideration that a holder of a share of Class B common stock would be entitled to receive.

   Liquidation. In the event of liquidation, dissolution or winding up, the holders of Class A common stock and Class B common stock are entitled to share ratably in all assets remaining after the payment of liabilities.

   Other Agreements. In connection with the merger transactions, the buying group will enter into a securityholders' agreement with us that includes covenants regarding the voting of their shares and provides for co-sale, required sale, participation and registration rights. Holders of Class B common stock have participation rights in future equity issuance pursuant to the terms of the securityholders' agreement. See "The Merger Transactions--
Securityholders' Agreement."

   In addition, shares of our common stock are subject to significant restrictions on transfer pursuant to the terms of the subscription agreements. See "Description of the Offering Documents--Subscription Agreements--General Transfer Restrictions."

Options

 Grants of Options to Designated Managers

   In connection with the offering of shares for direct ownership to our designated managers, we will grant options to designated managers to acquire up to an aggregate of 1,820,397 shares of our Class A common stock. The exercise price for each of the options granted to designated managers will be $16.00 per shares.

   Vesting Schedule. Subject to the designated manager's continued employment with us, the options will vest and become exercisable in 20% increments on each of the first five anniversaries of the grant date. The options will not be exercisable prior to their vesting. Upon a change of control, all of these options will become fully vested and exercisable.

   Term of Option. Subject to the designated manager's continued employment with us, the options will have a term of ten years.

   Transferability. The options are non-transferable and can only be exercised by the designated manager or his or her estate.

   Option Agreement. Each designated manager who receives a grant of options to acquire our Class A common stock will be required to sign and deliver an option agreement, the terms of which are described in the section of this prospectus titled "Description of Offering Documents--Option Agreement."

   2001 Stock Incentive Plan. All of these options are intended to be non-qualified stock options and are not intended to be treated as options that comply with Section 422 of the Internal Revenue Code of 1986, which means that the designated manager will be subject to taxation at ordinary rates upon exercise of the stock options. The options will be granted and the shares underlying the options will be issued under our 2001 Stock Incentive Plan, which is described in the section of this prospectus titled "Description of the Plans--2001 Stock Incentive Plan."

 Grants of Options to Employees

   Options to acquire up to an aggregate of 910,199 shares of our Class A common stock to our employees will be available to employees in the discretion of our board of directors. The exercise price for each of the options granted to employees will be $50.00 per share.

   Term of Option. Subject to the employee's continued employment with us, the options will have a term of five years.

   Option Agreement. The terms of the option agreement will be established by our board of directors prior to a grant of these options.

   2001 Stock Incentive Plan. The options will be granted and the shares underlying the options will be issued under our 2001 Stock Incentive Plan, which is described in the section of this prospectus titled "Description of the Plans--2001 Stock Incentive Plan."

Warrants

   Upon completion of the merger, we will issue warrants to Freeman Spogli at an exercise price of $30.00 per share to purchase up to an aggregate of the number of shares of our Class B common stock equal to the number that represents the same percentage of the total outstanding shares of our Class B common stock immediately after consummation of the merger as 364,884 shares of CB Richard Ellis Services common stock, which Freeman Spogli is entitled to acquire under existing warrants, represent of the total outstanding shares of CB Richard Ellis Services common stock prior to the consummation of the merger. These warrants have both optional and automatic net exercise provisions under which, instead of payment of the exercise price in cash, Freeman Spogli surrenders the warrant and receives a net amount of shares based on the fair market value of our Class B common stock at the time of the exercise of the warrant, after deducting the aggregate exercise price. The automatic net exercise is triggered upon a qualifying initial public offering, among other events. These warrants also have customary anti-dilution provisions.

Registration Rights

   Upon completion of the offering, the holders of an aggregate of (a) 521,847 shares of Class A common stock and (b) 10,869,993 shares of Class B common stock, including 264,027 shares issuable upon exercise of outstanding warrants, or 14,106,632 shares in the event that no shares are purchased in the offerings, will be entitled to rights with respect to the registration of these shares under the Securities Act of 1933. Specifically, we are granting demand and piggyback registration rights to the BLUM Funds, Freeman Spogli and DLJ Investment Funding, Inc. and other purchasers of our senior notes in connection with the merger transactions. Under the terms of the securityholders' agreement which provides for these registration rights, if we propose to register any of our securities for resale under the Securities Act, either for our own account or for the account of other securityholders exercising registration rights, all holders of registrable securities are entitled to notice of this registration and are entitled to include shares of common stock in the registration. The registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering subject to the registration to limit the number of shares included in the offering. These holders may also require us to file a registration statement under the Securities Act of 1933 at our expense with respect to their shares of common stock and we are required to use our best efforts to effect this registration, subject to conditions and limitations. A holder's registration rights will terminate if we have completed a qualifying initial public offering, the holder holds less than 2% of our outstanding common stock and the holder is entitled to sell all of its shares in any 90 day period under Rule 144 of the Securities Act. See "The Merger Transactions-- Securityholders' Agreement--Registration Rights" for more information concerning these rights.

Adjustments

   The following is a summary of certain provisions of an anti-dilution agreement to be entered into by us and the initial purchasers of our senior notes and the related Class A common stock. This description does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the anti-dilution agreement, which is filed as an exhibit to this Registration Statement.

   Pursuant to this anti-dilution agreement, the holders of our Class A common stock related to the senior notes shall have the right to purchase, at a price equal to their par value, additional shares of Class A common stock upon the occurrence of certain events including:

     (i) the issuance of our common stock, options, warrants or other securities convertible into or exchangeable or exercisable for shares of our common stock or of rights, options or warrants entitling them to subscribe for shares of our common stock or securities convertible into, or exchangeable or exercisable for, our common stock, in each case, at a price which is less than the Current Market Price per share (as defined below) of our common stock; and

     (ii) the issuance of shares of capital stock by CB Richard Ellis Services upon the exercise of stock options outstanding at the time of the merger.

   The right to purchase additional shares of Class A common stock is subject to important exceptions, including, without limitation, upon:

     (a) issuances of common stock pursuant to bona fide public offerings;
  and

     (b) issuances of common stock pursuant to certain employee stock purchase programs.

   If we consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any person, and in connection with such transaction the holders receive common stock of another entity or option, warrants or other securities convertible into or exchange for common stock of another entity, then upon consummation of such transaction, the right to purchase additional shares will automatically become applicable to the common stock of such entity.

   If any event shall occur as to which the provisions of the anti-dilution agreement are not strictly applicable but the failure to make any adjustment would adversely affect the adjustment rights represented by the shares in accordance with the essential intent and principles of the anti-dilution agreement, then, in each case, CBRE Holding will appoint an investment banking firm of recognized national standing, or any other financial expert that does not (or whose directors, officers, employees, affiliates or stockholders do not) have a direct or material indirect financial interest in us or any of our subsidiaries, who has not been, and, at the time it is called upon to give independent financial advice to us, is not (and none of its directors, officers, employees, affiliates or stockholders is) a promoter, director or officer of us or any of our subsidiaries, which shall give its opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in the anti-dilution agreement necessary to preserve, without dilution, the rights of holders of the shares.

   Current Market Price. Current market price per share of any class of our common stock at any date shall mean the average of the Quoted Prices of the common stock for 30 consecutive trading days commencing

45 trading days before the date in question. The "Quoted Price" of our common stock is the last reported sales price of our common stock on a securities exchange if such common stock is then listed on a securities exchange, which shall be for consolidated trading if applicable to such exchange, the last reported sales price of the common stock as reported by Nasdaq, or, if neither so reported or listed, the last reported bid price of the common stock. In the absence of one or more such quotations, our board of directors will determine the current market price (i) based on the most recently completed arm's-length transaction between us and a person other than our affiliate and the closing of which occurs on such date or shall have occurred within the six months preceding such date, (ii) if no such transaction shall have occurred on such date or within such six month period, the value of the security most recently determined as of a date within the six months preceding such date by Houlihan Lokey Howard & Zukin Financial Advisors, Inc., or another nationally recognized investment banking firm or appraisal firm which is not our affiliate (an "Independent Financial Advisor") or (iii) if neither clause (i) nor (ii) is applicable, the value of the security determined as of such date by an Independent Financial Advisor. For purposes of stock options, the current market price per share of any class of our common stock issuable upon exercise of such options shall be determined (i) prior to the first bona fide public offering of our common stock, by the board or directors in good faith and (ii) after the first bona fide public offering of our common stock, by reference to the Quoted Price of our common stock on the trading day immediately proceeding the date of grant or issuance of such option.

   No adjustment in the number of shares need be made unless the adjustment would require and increase or decrease of at least 1% in the number of shares held by each holder. Any adjustment that is not made will be carried forward and taken into account in any subsequent adjustment.

Inapplicability of Anti-Takeover Provisions of Delaware Law

   We have "opted out" of the protections of Section 203 of the Delaware General Corporation Law in our restated certificate of incorporation. Section 203 is an anti-takeover law that could otherwise make the acquisition of us, through a tender offer, a proxy contest or other means, and the removal of incumbent officers and directors, more difficult.

Transfer Agent

   The transfer agent for our Class A common stock is The Bank of New York located at 101 Barclay Street, 12W, New York, NY 10286 and its telephone number is (212) 815-2448.

                          DESCRIPTION OF INDEBTEDNESS

   In connection with the merger, we will issue the 65,000 units described below and CB Richard Ellis Services will enter into a new senior secured credit agreement described below. In addition, BLUM CB Corp. has issued 11 1/4% Senior Subordinated Notes due 2011. Finally, under the circumstances described below, a portion of the currently outstanding 8 7/8% Senior Subordinated Notes due 2006 may remain outstanding after the merger.

16% Senior Notes Due 2011 and Related Class A Common Stock

   In connection with the merger transactions, we will issue 65,000 units, consisting of $65.0 million in aggregate principal amount of 16% senior notes due 2011 and 339,820 shares of Class A common stock, to DLJ Investment Funding, Inc. and certain other purchasers. We will also issue 182,019 shares of our Class A common stock to DLJ Investment Funding, Inc. in connection with the commitment it made to purchase our 16% senior notes. The senior notes will be unsecured obligations, senior to all of our current and future unsecured indebtedness, but will be effectively subordinated to all current and future indebtedness of CB Richard Ellis Services. The net proceeds from the units will be contributed to CB Richard Ellis Services as equity. The senior notes will be governed by an indenture between us and State Street Bank and Trust Company of California, N.A., as trustee, and will mature in 2011.

   Interest will accrue at a rate of 16% per year and be payable quarterly in cash in arrears. However, until the fifth anniversary of the issuance of the senior notes, interest in excess of 12% for the senior notes may be paid in kind, and at any time, interest may be paid in kind to the extent that CB Richard Ellis Services' ability to pay us cash dividends is restricted by the terms of its senior secured credit facilities, which are described below. There are no mandatory sinking fund payments for the senior notes.

   The senior notes will be redeemable at our option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days' notice. The redemption price, expressed as a percentage of the principal amount, will be as set forth in the table below, plus accrued and unpaid interest, if redeemed during the twelve-month period commencing on the anniversary of the issue date of these notes of the year below:

       Year                                                           Percentage
       ----                                                           ----------
       2001..........................................................   116.0%
       2002..........................................................   112.8
       2003..........................................................   109.6
       2004..........................................................   106.4
       2005..........................................................   103.2
       2006 and thereafter...........................................   100.0

   In the event of a change of control, which will be defined in the indenture, we will be obligated to make an offer to purchase all outstanding senior notes.

   The indenture governing the senior notes will contain customary restrictive covenants for high yield securities, including, among others, limitations on the following activities by us and our subsidiaries:

  . payments of dividends or distributions to stockholders or the repurchase of equity or debt that is junior to the senior notes;

  . indebtedness and issuance of subsidiary equity;

  . consolidation or merger;

  . transactions with affiliates;

  . liens; and

  . disposition of assets.

   The holders of the senior notes will have registration rights with respect to the senior notes.

   This summary of the material provisions of our senior notes is qualified in its entirety by reference to all of the provisions of the indenture governing the senior notes, which has been filed as an exhibit to the registration statement of which this prospectus forms a part. See "Where You Can Find Additional Information About Us."

CB Richard Ellis Services Senior Secured Credit Facilities

   In connection with the merger transactions, CB Richard Ellis Services will enter into a credit agreement for which Credit Suisse First Boston, or CSFB, will serve as the administrative and collateral agent, bookrunner and the lead arranger. In connection with the merger and afterwards to fund our working capital, we will draw upon the senior credit facilities which will consist of the following:

  . Tranche A term facility of up to $50.0 million;

  . Tranche B term facility of up to $175.0 million; and

  . a revolving line of credit up to $100.0 million, including revolving credit loans, letters of credit and a swingline loan subfacility.

   The senior secured credit facilities will be jointly and severally guaranteed by us and certain of our subsidiaries, including future domestic subsidiaries, and will be secured by substantially all the assets of us and all our domestic subsidiaries, provided that neither CB Richard Ellis Services nor any domestic subsidiary will pledge more than 65% of the voting stock of any foreign subsidiary.

   The Tranche A term facility will mature on the sixth anniversary of the closing date and amortize in equal quarterly installments in the following annual amounts: $7.5 million in years one and two and $8.75 million thereafter. The Tranche B term facility will mature on the seventh anniversary of the closing date of the merger and amortize in equal quarterly installments in an annual amount equal to 1% of the outstanding principal amount on the closing date with the balance payable on the maturity date. The revolving line of credit terminates on the sixth anniversary of the closing date.

   Borrowings under the senior secured credit facilities will bear interest at varying rates based, at our option, on either LIBOR plus 3.25% or the alternate base rate plus 2.25%, in the case of Tranche A and the revolving facility, and LIBOR plus 3.75% or the alternate base rate plus 2.75%, in the case of Tranche
B. The alternate base rate is the higher of (1) CSFB's prime rate or (2) the effective rate for federal funds plus one-half of one percent. After delivery of our consolidated financial statements for the year ended December 31, 2001, the amount added to the LIBOR rate or the alternate base rate under the Tranche A and revolving facility will vary, from 2.50% to 3.25% for LIBOR and from 1.50% to 2.25% for the alternate base rate, as determined by reference to our ratios of total debt less available cash to EBITDA. The interest rate margins described above are subject to change until the terms of the credit agreements are finalized.

   We will be required to pay to the lenders under the senior secured credit facilities a commitment fee on the average unused portion of the revolving credit facility and a letter of credit fee on each letter of credit outstanding. We also will be required to apply proceeds of sales of assets, issuances of equity, incurrences of debt, and excess cash flow or material assets to the prepayment of the term loans, subject to limited exceptions, as well as excess cash flow to the lenders under the senior secured credit facilities.

   The credit agreement for the senior secured credit facilities will contain customary restrictive covenants for a credit agreement, including, among others, limitations on the following activities by us, CB Richard Ellis Services and its subsidiaries:

  . dividends on, and redemptions and repurchases of, capital stock;

  . prepayments, redemptions and repurchases of debt;

  . liens and sale-leaseback transactions;

  . loans and investments;

  . indebtedness;

  . mergers, acquisitions and asset sales;

  . transactions with affiliates;

  . changes in lines of business; and

  . capital expenditures.

   In addition, the credit agreement will also contain covenants that require us to maintain specified financial ratios, including the following ratios:

  . total debt less available cash to EBITDA

  . total senior debt less available cash to EBITDA

  . EBITDA to interest expense plus expense associated with dividends paid to us to pay amounts due under our 16% senior notes due 2011; and

  . adjusted EBITDA to fixed charges.

   This summary of the material provisions of the credit agreement is qualified in its entirety by reference to all of its provisions, which has been filed as an exhibit to the registration statement of which this prospectus forms a part. See "Where You Can Find Additional Information About Us."

CB Richard Ellis Services' 8 7/8% Senior Subordinated Notes

   CB Richard Ellis Services currently has outstanding senior subordinated notes due June 1, 2006. The $175.0 million principal amount of these senior subordinated notes bears annual interest of 8 7/8%. These notes are governed by an indenture between CB Richard Ellis Services and State Street Bank and Trust Company of California, National Association. Interest on the 8 7/8% senior subordinated notes is payable semiannually on each June 1 and December 1. There are no mandatory sinking fund payments for the notes.

   Pursuant to the merger agreement, CB Richard Ellis Services commenced a tender offer to repurchase all of the outstanding 8 7/8% senior subordinated notes and a solicitation of consents from the holders of the outstanding 8 7/8% senior subordinated notes to amend the indenture governing the 8 7/8% senior subordinated notes to permit the merger transactions contemplated by the merger agreement. At 5:00 p.m. New York City time on June 8, 2001 the consent solicitation period for the 8 7/8% senior subordinated notes expired. As of that time, a majority of the holders of 8 7/8% senior subordinated notes had consented to the amendments to the indenture and had tendered their notes. Accordingly, CB Richard Ellis Services intends promptly to execute a supplemental indenture, which will include amendments that substantially modify or eliminate the restrictive covenants in the indenture. Also on June 8, 2001 CB Richard Ellis Services extended its offer to purchase the 8 7/8% senior subordinated notes through 12:00 noon New York City time on July 18, 2001. In the event that not all of the 8 7/8% senior subordinated notes are tendered, the notes not tendered will remain outstanding after the consummation of the merger. In addition, the aggregate amount of term commitments under the credit agreement will be reduced by the amount of 8 7/8% senior subordinated notes not tendered. For more information, see "CB Richard Ellis Services Senior Secured Credit Facilities" described above.

   At any time after June 1, 2002, the 8 7/8% senior subordinated notes will be redeemable, in whole or in part, at our option. The redemption price, expressed as a percentage of the principal amount, will be as set forth in the table below, plus accrued and unpaid interest, if redeemed during the twelve-month period commencing June 1st of the year below:

       Year                                                           Percentage
       ----                                                           ----------
       2002..........................................................   104.4%
       2003..........................................................   102.9
       2004..........................................................   101.4
       2005 and thereafter...........................................   100.0

   This summary of the material provisions of CB Richard Ellis Services' 8 7/8% senior subordinated notes is qualified in its entirety by reference to all of the provisions of the indenture governing these notes, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

BLUM CB Corp.'s 11 1/4% Senior Subordinated Notes Due 2011

   In connection with the merger, BLUM CB Corp. issued $229.0 million in aggregate principal amount of 11 1/4% senior subordinated notes due 2011, which we refer to as the 11 1/4% senior subordinated notes, on June 7, 2001 for net proceeds of $225.6 million. The 11 1/4% senior subordinated notes are its unsecured senior subordinated obligations, and will rank equally in right of payment with any of BLUM CB Corp.'s future senior subordinated unsecured indebtedness, but will be subordinated to any senior indebtedness of BLUM CB Corp. The 11 1/4% senior subordinated notes are governed by an indenture between us, BLUM CB and State Street Bank and Trust Company of California, N.A., as trustee, and will mature in 2011. If the merger transactions are consummated on or prior to the 75th day after the issuance of the 11 1/4% senior subordinated notes, the proceeds from the sale of the 11 1/4% senior subordinated notes will be released from the escrow account into which they were deposited on June 7, 2001, and CB Richard Ellis Services will assume the obligations under these notes.

   Interest will accrue at a rate of 11 1/4% per year and be payable semiannually in arrears on June 15 and December 15, commencing on December 15, 2001. Interest will accrue on the 11 1/4% senior subordinated notes from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360 day year comprised of twelve 30-day months.

   There are no mandatory sinking fund payments for the 11 1/4% senior subordinated notes. We may at any time and from time to time purchase the 11 1/4% senior subordinated notes in the open market or otherwise.

   We, and concurrently with the merger, each subsidiary guarantor, have agreed to guarantee the 11 1/4% senior subordinated notes on a senior subordinated basis. The guarantees by the guarantors of the notes will be subordinated to all existing and future senior indebtedness, including guarantees of the senior credit facilities, of such guarantors. If the merger is not consummated within 75 days of the issuance of the 11 1/4% senior subordinated notes or the merger agreement is terminated at any time prior thereto, a special mandatory redemption of the notes will be required and none of CB Richard Ellis Services' subsidiaries will guarantee the notes.

   Except as discussed below, the notes cannot be redeemed prior to June 15, 2006.

   Until June 15, 2004, the 11 1/4% senior subordinated notes may be redeemed on one or more occasions in an amount not to exceed 35% of the principal amount of all issued 11 1/4% senior subordinated notes at a redemption price of 111 1/4%, plus accrued and unpaid interest to the redemption date, with the cash proceeds raised in public equity offerings, as long as:

  . at least 65% of the aggregate principal amount of the 11 1/4% senior subordinated notes, including any additional 11 1/4% senior subordinated notes, remains outstanding after each redemption;

  . if the money is raised in an equity offering by us, then we must contribute to the issuer an amount sufficient to redeem the 11 1/4% senior subordinated notes; and

  . the 11 1/4% senior subordinated notes are redeemed within 90 days after the completion of the related equity offering.

   On and after June 15, 2006, all or a portion of the 11 1/4% senior subordinated notes will be redeemable at the issuer's option, upon not less than 30 nor more than 60 days' notice. The redemption price, expressed as a percentage of the principal amount on the redemption date, will be as set forth in the table below, plus accrued and unpaid interest, if redeemed during the twelve-month period commencing June 15 of the year below:

     Year                                                             Percentage
     ----                                                             ----------
     2006............................................................  105.625%
     2007............................................................  103.750
     2008............................................................  101.875
     2009 and thereafter.............................................  100.000

   In the event of a change of control, as defined in the indenture, the issuer will be obligated to make an offer to purchase all outstanding 11 1/4% senior subordinated notes at a redemption price of 101% of the principal amount, plus accrued interest.

   The indenture governing the 11 1/4% senior subordinated notes will contain customary restrictive covenants for high yield securities, including, among others, limitations on the following activities by the issuer and its subsidiaries:

  . incurrence of additional indebtedness;

  . payments of dividends or distributions to stockholders or the repurchase of equity or debt that is junior to the 11 1/4% senior subordinated notes;

  . restrictions on distributions from subsidiaries;

  . sales of assets and subsidiary stock;

  . transactions with affiliates;

  . issuance of subsidiary equity; and

  . consolidation or merger.

   Within 90 days of the merger, BLUM CB Corp. has agreed:

  . to file an exchange offer registration statement with the SEC with respect to a registered offer to exchange the 11 1/4% senior subordinated notes for new notes of CB Richard Ellis Services;

  . to use its reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 180 days of the effective date of the merger;

  . as soon as practicable after the effectiveness of the exchange offer registration statement, to offer the new notes in exchange for surrender of the 11 1/4% senior subordinated notes; and

  . to keep the registered exchange offer open for not less than 20 business days after the date notice of the registered exchange offer is mailed to the holders of the 11 1/4% senior subordinated notes.

   This summary of the material provisions of our 11 1/4% senior subordinated notes is qualified in its entirety by reference to all of the provisions of the indenture governing the 11 1/4% senior subordinated notes, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

                        SHARES ELIGIBLE FOR FUTURE SALE

   After this offering, we will have an aggregate of 13,205,614 shares of Class A and Class B common stock outstanding. This includes the 2,077,801 shares of Class A common stock that we are offering for direct ownership and for ownership through the CB Richard Ellis Services 401(k) plan. Also after the offerings, assuming all 1,158,838 stock fund units being offered are subscribed for, there will be up to 2,003,733 shares of our Class A common stock issuable, subject to applicable vesting requirements, as a result of elections made under the CB Richard Ellis Services deferred compensation plan.

   Prior to the earlier of the tenth anniversary of the merger and 180 days after the closing date of an underwritten initial public offering following which our Class A common stock is listed on a national securities exchange or the Nasdaq National Market, shares of our Class A common stock will be subject to significant restrictions on transfer pursuant to the terms of the subscription agreements. For more information concerning these transfer restrictions, see "Description of the Offering Documents--Subscription Agreements--General Transfer Restrictions."

   In connection with the offering of direct ownership shares to our designated managers, we will grant to the designated managers up to an aggregate of 1,820,397 options to acquire shares of our Class A common stock at an exercise price of $16.00 per share. For more information, see "The Offerings-- Description of the Offerings--Grants of Stock Options to Designated Managers." Our board of directors will also have discretion to grant to our employees options to acquire up to an aggregate of 910,199 shares of our Class A common stock at a purchase price of $50.00 per share. We will also grant options to acquire our Class A common stock and shares of our Class A common stock under our 2001 Stock Incentive Plan in the future. We have reserved a total of 6,500,000 shares of our common stock for issuance under our stock incentive plan. See "Descriptions of the Plans--2001 Stock Incentive Plan." We will also issue warrants to Freeman Spogli to purchase up to an aggregate number of shares of our Class B common stock equal to the number that represents the same percentage of the total outstanding shares of common stock immediately after the merger as 364,884 shares of CB Richard Ellis Services common stock, which Freeman Spogli is entitled to acquire under existing warrants, represent of the total outstanding shares of CB Richard Ellis Services common stock. See "Description of Capital Stock--Warrants."

   We intend to file, shortly after the effectiveness of this offering, a registration statement on Form S-8 under the Securities Act covering all shares of common stock reserved for issuance under our stock incentive plan. For more information concerning our stock incentive plan, see "Description of Plans-- 2001 Stock Incentive Plan."

   Demand and piggyback registration rights granted to the buying group, DLJ Funding, Inc. and its affiliates and other purchasers of our senior notes are described under the caption "The Merger Transactions--Securityholders' Agreement--Registration Rights" and "Description of Capital Stock--Registration Rights."

                         U.S. FEDERAL TAX CONSEQUENCES

   The following describes the material U.S. federal income tax consequences of the merger and the offerings to individuals who are citizens or residents of the U.S. who acquire shares of our Class A common stock in the offerings. It does not address the U.S. federal income tax consequences of the merger or the offerings to non-U.S. persons. This discussion does not address all aspects of U.S. federal income taxes and does not deal with foreign, state and local tax consequences that may be relevant to you in light of your personal circumstances. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and regulations, rulings and judicial decisions promulgated thereunder as of the date hereof, and these authorities may be repealed, revoked or modified, possibly retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. Persons considering participating in the offerings should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any tax consequences arising under the laws of any other taxing jurisdiction.

The Merger

   This discussion applies to shares of CB Richard Ellis Services common stock that you own directly, including shares that you may have purchased with a loan from CB Richard Ellis Services. It does not apply to shares of CB Richard Ellis Services common stock underlying stock fund units in the CB Richard Ellis Services deferred compensation plan, shares of CB Richard Ellis Services common stock held in the CB Richard Ellis Services 401(k) plan, shares acquired through the CB Richard Ellis Services Special Incentive Plan or options to acquire shares of CB Richard Ellis Services common stock.

   The merger of our subsidiary, BLUM CB Corp., into CB Richard Ellis Services will be treated for U.S. federal income tax purposes as a redemption of shares of CB Richard Ellis Services common stock to the extent of the consideration treated as received from CB Richard Ellis Services in the merger and as an acquisition of shares of CB Richard Ellis Services common stock by CBRE Holding to the extent of the consideration treated as received from us in the merger. The tax consequences to you of the merger may differ depending on the source of the consideration. We are not able to currently identify the portion of the consideration in the merger that will be received from CB Richard Ellis Services, on the one hand, and from CBRE Holding, on the other hand, but we expect that most of the consideration in the merger will be treated as received from CBRE Holding.

 Assignment of Merger Proceeds

   The following discussion assumes that either the shares of our Class A common stock that you acquire are vested or, if the shares are subject to our repurchase right, you will make a section 83(b) election with respect to those shares as required by the designated manager subscription agreement and described below in "--Shares Acquired in Connection with the Performance of Services--Acquisition of Shares Subject to Repurchase in the Offering."

   To the extent you assign to us your right to receive cash proceeds in the merger attributable to your shares of CB Richard Ellis Services common stock (other than shares acquired through the Special Incentive Plan) in payment for shares of our Class A common stock that you acquire in the offerings, you should be treated as having exchanged those shares of CB Richard Ellis Services common stock for our Class A common stock as part of a transaction to which section 351 of the Code applies, which will include the contributions by and the issuance of our Class B common stock to the buying group. If section 351 is applicable:

  . you should not recognize gain or loss on the exchange of those shares of CB Richard Ellis Services common stock for our Class A common stock; and

  . your tax basis in our Class A common stock received should be equal to your tax basis in those shares of CB Richard Ellis Services common stock you exchanged.

   The IRS might take the position that, notwithstanding your irrevocable assignment of your right to receive cash proceeds in the merger, you should be treated as having received the cash proceeds and, then, having reinvested them in our Class A common stock. In that case, you would be taxed on the cash proceeds that you would be treated as having received in the manner described in "--Cash Consideration Treated as received from CB Richard Ellis Services" and "--Cash Consideration Treated as received from CBRE Holding," even though you reinvested those proceeds in our Class A common stock.

   You may be required by regulations under section 351 of the Code to retain records related to your CB Richard Ellis common stock and file with your U.S. federal income tax return a statement setting forth facts relating to the transactions.

 Cash Consideration Treated as Received from CB Richard Ellis Services

   To the extent that cash paid in the merger is treated as received in redemption of your shares of CB Richard Ellis Services common stock, you will recognize gain or loss equal to the difference between the cash received and the tax basis in the shares treated as redeemed only if you satisfy the requirements of section 302 of the Code. If you fail to satisfy the requirements of section 302, the cash treated as received in redemption of your shares of CB Richard Ellis Services common stock, without regard to gain or loss, would be treated as a dividend taxable as ordinary income to the extent of the current and accumulated earnings and profits of CB Richard Ellis Services.

   A redemption of stock will satisfy the requirements of section 302 if:

  . The redemption is "not essentially equivalent to a dividend", meaning that the redemption results in a meaningful reduction in your proportionate stock interest in CB Richard Ellis Services after the merger and the offerings as compared with your interest immediately before the merger and the offerings, taking into account both actual and constructive ownership of stock; or

  . The redemption is "substantially disproportionate" with respect to you, meaning that, following the merger and the offerings, you own, actually and constructively, less than 80% of the amount of CB Richard Ellis Services stock that you owned, actually and constructively, immediately before the merger and the offerings; or

  . The redemption results in a "complete termination" of your interest in CB Richard Ellis Services, meaning that all of the stock actually and constructively owned by you has been redeemed.

   Following the merger, CB Richard Ellis Services will become our wholly-owned subsidiary and, therefore, you will no longer own any stock in CB Richard Ellis Services. Even if you acquire our stock in the offerings, you should not constructively own any of the stock of CB Richard Ellis Services that we will own because, under the relevant constructive ownership rule, you will own less than 50% of the value of our stock. Therefore, you should be able to satisfy the "complete termination" test with respect to your shares that are treated as redeemed by CB Richard Ellis Services in the merger. As a result, any gain or loss that you recognize on the redemption of those shares should be capital gain or loss if you hold your CB Richard Ellis Services shares as a capital asset and should be long-term capital gain or loss if you have held those shares for more than one year at the effective date of the merger.

   Nonetheless, the IRS might take the position that all of the cash consideration that you receive in the merger should be treated as received from CBRE Holding for purposes of determining the tax consequences of the merger to you. In that case, as discussed below, under the applicable constructive ownership rules, you would be treated as owning a percentage of the stock of CB Richard Ellis Services that we will own following the merger even though you will own less than 50% of our stock. As a result, you would not be able to satisfy the "complete termination" test with respect to your ownership of CB Richard Ellis Services and would have to satisfy one of the other section 302 tests, after applying the constructive ownership rules of section 318 of the Code, as modified by section 304, to obtain gain or loss treatment and avoid dividend treatment on the cash you receive in the merger. The application of section 302 of the Code and the constructive ownership rules of section 318 of the Code are complex and you should consult your own tax advisor as to their applicability to your particular circumstances.

 Cash Consideration Treated as Received from CBRE Holding

   Shareholders who, in the aggregate, own more than 50% of stock of CB Richard Ellis Services will, following the merger and the offerings, own, in the aggregate, more than 50% of our stock. Therefore, section 304 of the Code will apply to the extent that cash paid in the merger is treated as received from CBRE Holding by a shareholder of CB Richard Ellis Services who participates in the offerings. As a result, you will recognize gain or loss equal to the difference between the cash received and the tax basis in your shares of common stock of CB Richard Ellis treated as acquired by CBRE Holding only if you satisfy the requirements of section 302 of the Code, described above, with respect to your ownership of CB Richard Ellis Services. If you fail to satisfy the requirements of section 302, the cash treated as received from CBRE Holding for your shares of CB Richard Ellis Services common stock, without regard to gain or loss, would be treated as a dividend taxable as ordinary income to the extent of the current and accumulated earnings and profits of CB Richard Ellis Services and CBRE Holding.

   However, unlike the rules applicable to cash treated as received in redemption of shares of CB Richard Ellis Services common stock, described above, in determining whether you satisfy the requirements of section 302 for purposes of section 304, you will be treated as owning a percentage of the stock of CB Richard Ellis Services that we will own following the merger based upon your actual and constructive ownership of our stock even though you will own less than 50% of our stock. Therefore, you will not be able to satisfy the "complete termination" test, described above. To obtain gain or loss treatment and avoid dividend treatment, you must satisfy one of the other section 302 tests.

   To determine whether either of the other section 302 tests is satisfied, you must take into account not only the stock that you actually own, but also any stock you are deemed to own under the constructive ownership rules of section 318 of the Code. Under section 318, as modified by section 304, you are deemed to own:

  . stock owned, directly or indirectly, by or for your spouse, children, grandchildren and parents;

  . stock owned, directly or indirectly, by corporations, partnerships, estates or certain trusts (not including a trust under section 401(a), such as the trust under the CB Richard Ellis Services 401(k) plan), in proportion to your interest in each entity;

  . a percentage of shares of CB Richard Ellis Services stock owned by us equal to the percentage by value of CBRE Holding stock that you own; and

  .  stock that you may acquire by exercise of currently vested options.

   The application of section 304 of the Code and the constructive ownership rules of section 318 of the Code are complex and you should consult your own tax advisor as to their applicability to your particular circumstances.

   If you satisfy the section 302 requirements with respect to your shares of CB Richard Ellis Services common stock acquired by CBRE Holding, any gain or loss that you recognize on those shares should be capital gain or loss if you hold your CB Richard Ellis Services shares as a capital asset and should be long-term capital gain or loss if you have held those shares for more than one year at the effective date of the merger.

Shares Acquired in Connection with the Performance of Services

   This discussion applies only to shares of our Class A common stock that you acquire directly, and not to any shares of Class A common stock that will underlie stock fund units in the CB Richard Ellis Services deferred compensation plan or that will be acquired by the CB Richard Ellis Services 401(k) plan.

 Acquisition of Vested Shares in the Offering

   Designated managers and non-management employees who acquire fully vested shares of our Class A common stock in the offerings will be treated as having acquired those shares in connection with the performance of services. Under section 83 of the Code, you would have taxable ordinary income equal to the excess, if any, of the fair market value on the date of acquisition of the shares you acquire over the amount of cash you paid, or the fair market value of CB Richard Ellis Services common stock you exchanged, for the shares. Although the value of a share is speculative, we believe that the consideration paid for the shares will be equal to their fair market value. In this case, the acquisition of shares of our Class A common stock would not result in any taxable income. However, the IRS might assert that the shares of Class A common stock have a higher value with the result that you would have taxable income with respect to their acquisition equal to the excess of that higher value over the consideration paid for the shares.

 Acquisition of Shares Subject to Repurchase in the Offering

   Shares of our Class A common stock that are subject to our right of repurchase described in "The Offerings--Right of Repurchase for Designated Manager Shares" will be 100% unvested upon issuance and will vest 20% on each anniversary of the closing of the offering. Pursuant to the designated manager subscription agreement, a designated manager will be required to make a section 83(b) election with respect to his or her shares subject to our repurchase right. As a result, you will have taxable ordinary income equal to the excess, if any, of the fair market value of those shares on the date of their acquisition over the amount paid for the shares. As discussed above, we believe that the price paid for the shares will be equal to their fair market value and, accordingly, that the election would result in no taxable income with respect to the acquisition of shares. However, the IRS might assert that the shares of Class A common stock have a higher value with the result that you would have taxable ordinary income with respect to their acquisition equal to the excess of that higher value over the consideration paid for the shares. In this case, section 83(b) would prevent you from deducting a loss in that amount if you forfeit any shares upon termination of employment.

   If notwithstanding the designated manager subscription agreement you do not make a section 83(b) election for shares of our Class A common that are subject to our right of repurchase, you would be required to include as taxable ordinary income an amount equal to the excess of the fair market value of the shares subject to our right of repurchase at the time our right of repurchase expires with respect to each block of shares over the amount paid for those shares.

   A section 83(b) election must be made within 30 days after the shares are acquired. Each designated manager is responsible for the timely filing of a section 83(b) election. The form must be filed with the IRS at the address where a designated manager files his or her income tax return. The election may not be revoked without the consent of the IRS. Designated managers should discuss the filing of a section 83(b) election with their own tax advisors.

Offering of Shares to 401(k) Plan

   The disposition of shares of CB Richard Ellis Services common stock in the merger held by the CB Richard Ellis Services 401(k) Plan and the subsequent reinvestment of the cash proceeds in other investment options, including purchase of our Class A common stock, permitted under the amended 401(k) Plan will not result in any U.S. federal income tax consequences to you.

Offering of Shares Underlying Stock Fund Units in Deferred Compensation Plan

   The substitution of shares of CB Richard Ellis Services common stock underlying stock fund units in the deferred compensation plan with our Class A common stock will not result in taxable income to a participant in that plan until the participant has received, actually or constructively, the underlying stock.

General U.S. Federal Income Tax Considerations of Holding Shares of Our Class A Common Stock

   The following discussion assumes that either the shares of our Class A common stock that you acquire are vested or, if the shares are subject to our repurchase right, you will make a section 83(b) election with respect to those shares as required by the designated manager subscription agreement and described above in "--Shares Acquired in Connection with the Performance of Services--Acquisition of Shares Subject to Repurchase in the Offering."

   Distributions on the shares will generally constitute dividends for federal income tax purposes to the extent paid from our current or accumulated earnings and profits as determined under federal income tax principles. This income will be includible in your gross income as ordinary income on the day received by you. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits, the distribution will first be treated for federal income tax purposes as a tax-free return of capital, causing a reduction in the adjusted basis of the shares, thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by you on a subsequent disposition of the shares, and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange.

   For U.S. federal income tax purposes, you will recognize taxable gain or loss on any sale or exchange of a share in an amount equal to the difference between the amount realized for the share and your adjusted basis in the share. This gain or loss will be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

               U.S. FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS

   The following summary describes the material U.S. federal income and estate tax consequences of the ownership of shares of our Class A common stock by a Non-U.S. Holder, as defined below, who does not and will not perform services within the U.S. This discussion does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to these Non-U.S. Holders in light of their personal circumstances. The discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions thereunder as of the date hereof, and these authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. Persons considering participating in the offerings should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

   As used herein, a "Non-U.S. Holder" is an individual who is not a citizen or resident of the U.S.

The Merger

   If cash consideration received in the merger is treated as a dividend to you it would be subject to U.S. federal income tax at a 30% rate or a lower rate as may be specified by an applicable income tax treaty. To determine whether any cash consideration would be treated as a dividend, please see "U.S. Federal Tax Consequences--The Merger--Cash Consideration Treated as Received from CB Richard Ellis Services" and "U.S. Federal Tax Consequences--The Merger--Cash Consideration Treated as Received from CBRE Holding." Because the rules for determining dividend treatment are complex, you should consult your own tax advisor as to their applicability to your particular circumstances.

Holding Shares of Our Class A Common Stock

 Dividends

   Dividends paid to a Non-U.S. Holder of Class A common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate, or a lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a Non-U.S. Holder within the U.S. and, where a tax treaty applies, are attributable to a U.S. permanent establishment of a Non-U.S. Holder, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding.

   A Non-U.S. Holder of Class A common stock who wishes to claim the benefit of an applicable treaty rate, and avoid back-up withholding as discussed below, for dividends paid will be required to satisfy applicable certification and other requirements.

   A Non-U.S. Holder of Class A common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

 Gain on Disposition of Common Stock

   A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of shares of our Class A common stock unless (i) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the U.S., and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual and holds the Class A common stock as a capital asset, is present in the U.S. for 183 or more days in the taxable year of the sale or other disposition and select other conditions are met or (iii) we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes.

   An individual Non-U.S. Holder described in clause (i) above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in clause
(ii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the U.S.

   We believe that we are not and do not anticipate becoming a "U.S. real property holding corporation" for U.S. federal income tax purposes.

 Federal Estate Tax

   Class A common stock held by an individual Non-U.S. Holder at the time of death will be included in the holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

 Information Reporting and Backup Withholding

   We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to the holder and the tax withheld with respect to their dividends, regardless of whether withholding was required. Copies of the information returns reporting the dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

   A Non-U.S. Holder will be subject to back-up withholding unless applicable certification requirements are met.

   Payment of the proceeds of a sale of our Class A common stock within the U.S. or conducted through U.S. related financial intermediaries is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder, and the payor does not have actual knowledge that the beneficial owner is a U.S. person, or the holder otherwise establishes an exemption.

   Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

   We are offering an aggregate of 3,236,639 shares of our Class A common stock to the designated managers and non-management employees of CB Richard Ellis Services and one or more of its subsidiaries in the offerings, which includes shares for direct ownership, shares to be held in the CB Richard Ellis Services 401(k) plan and shares underlying stock fund units in the CB Richard Ellis Services deferred compensation plan. We will also grant to our designated managers up to an aggregate of 1,820,397 options to acquire shares of our Class A common stock.

   Immediately prior to the merger and the consummation of the offerings, the BLUM Funds have agreed to purchase for cash a minimum of 2,553,879 shares of our Class B common stock at $16.00 per share. In addition, the BLUM Funds have agreed to purchase for $16.00 per share in cash an additional number of shares of our Class B common stock equal to (1) 3,236,639 shares minus (2) the number of shares of our Class A common stock and stock fund units subscribed for in the offerings made by this prospectus plus (3) the aggregate amount of full-recourse notes delivered by designated managers in the offerings divided by $16.00. The number of shares purchased by the BLUM Funds will be reduced by 241,885 shares, which is the sum of the 10 shares of CBRE Holding common stock initially owned by RCBA Strategic and the 241,875 shares of CBRE Holding common stock purchased by RCBA Strategic for $16.00 per share in connection with the closing of the sale of 11 1/4% senior subordinated notes by BLUM CB Corp. After the offerings are completed depending on the amount to which the offerings are subscribed, the shares of our Class B common stock owned by the buying group will be equal to between approximately 80% and 96% of our outstanding Class A and Class B common stock, taken together. Only the members of the buying group will have an opportunity to acquire shares of our Class B common stock.

   We are offering an aggregate of 1,187,982 shares of our Class A common stock to the designated managers and non-management employees for direct ownership. In addition, under the circumstances described below, the designated managers will be eligible to receive an aggregate of up to 1,820,397 options to acquire our Class A common stock. Unless our board of directors determines otherwise, a designated manager will receive a grant of a portion of these options only if he or she subscribes for a minimum number of shares in the offering of Class A common stock for direct ownership. The minimum number of shares that a designated manager must subscribe for in order to receive an option grant is a percentage of 625,000 shares that will be allocated to that designated manager by our board of directors. The minimum number of shares that a designated manager must subscribe for in order to receive a grant of options will be reduced by the number of deferred compensation plan stock fund units acquired by the designated manager at the closing of the offerings by the transfer of account balances currently allocated to the deferred compensation plan insurance fund. If a designated manager subscribes for at least his or her minimum number of shares, then we will grant to the designated manager a percentage of the 1,820,397 total options equal to the percentage of the 625,000 shares allocated to that designated manager. Subject to our right to allocate the shares to be purchased if the offering is over-subscribed, a designated manager may subscribe for more than the minimum number of shares required to receive a grant of options. However, as long as the minimum number of shares required to receive an option grant are subscribed for, the number of options granted to the designated manager will be the same regardless of the actual number of shares subscribed for.

   In the event that the offering of shares for direct ownership is over-subscribed, meaning we receive offers to purchase more than the 1,187,982 shares which we have set aside for this offering, we first will allocate a sufficient number of shares to the designated managers to allow them to subscribe for the minimum number of shares necessary to obtain grants of options, as described below, and all remaining shares then will be allocated proportionately among all participants in the offering of shares for direct ownership based upon the total number of those shares for which we receive subscriptions.

   We are offering to all of our U.S. employees who are currently participants in the CB Richard Ellis Services 401(k) plan up to 889,819 shares of our Class A common stock to be held in the 401(k) plan, which will be amended to add this new investment alternative. To participate in this offering, an employee must either instruct the trustee of the 401(k) plan to sell existing investments held by the employee in the 401(k) plan and use those proceeds to purchase shares in this offering for his or her 401(k) account or use the proceeds received in the merger for shares of CB Richard Ellis Services common stock held by the employee in the 401(k) plan, if any, to purchase shares in this offering for his or her 401(k) plan account. No employee may have more than 50% of his or her entire 401(k) plan account balance invested in shares of our Class A common stock as of June 1, 2001. If this offering is over-subscribed, the number of shares that each participating employee is able to purchase will be reduced proportionately based upon the total number of 401(k) plan shares for which we receive subscriptions.

   The CB Richard Ellis Services deferred compensation plan has been amended to provide that, after the merger, each stock fund unit will entitle its holder to receive one share of our Class A common stock on a future distribution date under the plan, rather than a share of CB Richard Ellis Services common stock. Each of our current U.S. employees and our current independent contractors in the states of California, New York, Illinois and Washington at the time of the merger who holds stock fund units in the CB Richard Ellis Services deferred compensation plan that have vested prior to the merger will be entitled to convert the value of the stock fund unit into other investment alternatives under the plan or continue to hold the stock fund units in the deferred compensation plan. We are offering up to 996,338 shares of our Class A common stock that are issuable upon a distribution under the deferred compensation plan to those holders of stock fund units who elect to continue to hold the stock fund units after the merger. In addition, our designated managers will also have the right to transfer into stock fund units an aggregate of up to $2.6 million of deferred compensation plan account balances that are currently allocated to the insurance fund under the deferred compensation plan. As a result, we are offering up to 162,500 shares of our Class A common stock that are issuable to those holders of stock fund units upon future distribution under the deferred compensation plan.

   These securities are being sold directly by us, with no underwriters, dealers or agents involved. Upon the effectiveness of the registration statement relating to this offering, we will solicit subscriptions from our employees by the distribution of this prospectus, as well as the offering documents required for participation in each of the offerings. For more information, see "Description of the Offering Documents."

   Pursuant to the terms of the subscription agreements, each designated manager or non-management employee purchasing shares of our Class A common stock for direct ownership must accept and agree to be bound by significant restrictions on transfer. Accordingly, we will place a legend on the stock certificate stating that the transfer or other disposition of the shares evidenced by the certificate is restricted pursuant to the subscription agreements. The transfer restrictions terminate upon the earlier of ten years after the closing of this offering and 180 days after the effectiveness of an underwritten initial public offering pursuant to which our Class A common stock is listed on a national securities exchange or the Nasdaq National Market.

   The offering price of $16.00 per share for our Class A common stock is the same price that is being paid to the CB Richard Ellis Services stockholders for each of their shares of CB Richard Ellis Services common stock in the merger and is the same cash price that is being paid by the BLUM Funds for the shares of our Class B common stock that they will purchase under the contribution and voting agreement. For more information see "The Merger Transactions-- Contribution and Voting Agreement."

   There will be no trading market for our Class A common stock upon completion of this offering. Our Class A common stock will not be listed on a national securities exchange or authorized for quotation on the Nasdaq National Market upon completion of the offerings. Accordingly, we cannot assure you that a liquid trading market will develop for our Class A common stock in the future.

   We estimate that the total expenses of the offerings will be approximately $2.1 million. We will bear all costs, expenses and fees in connection with the registration of our Class A common stock and options to acquire our Class A common stock.

                                 LEGAL MATTERS

   The validity of the shares of Class A common stock being offered will be passed upon for us by Simpson Thacher & Bartlett, Palo Alto, California. The compliance of the provisions of the CB Richard Ellis 401(k) Plan with the requirements of the Internal Revenue Code of 1986, as amended, will be passed upon for us by O'Melveny & Meyers LLP, Los Angeles, California.

                                    EXPERTS

   The audited consolidated balance sheet of CBRE Holding, Inc. and the audited consolidated financial statements and schedule of CB Richard Ellis Services, Inc. included in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

               WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

   We filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act with respect to the shares of the Class A common stock and options to acquire Class A common stock being offered by this prospectus included in the registration statement. This prospectus does not contain all of the information described in the registration statement and the related exhibits and schedules. For further information with respect to CBRE Holding and the Class A common stock and options to acquire Class A common stock being offered, reference is made to the registration statement and the related exhibits and schedule. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete and, in each instance, reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by the reference. In addition, CB Richard Ellis Services, which we will acquire in connection with the merger and whose business immediately prior to the merger will be substantially the same as our business immediately after the merger, files periodic and other reports with the Commission under the Exchange Act of 1934.

   Copies of each of the registration statement and the related exhibits and schedule that we have filed and the reports that CB Richard Ellis Services has filed may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048 and copies of all or any part of the registration statement may be obtained from these offices upon the payment of the fees prescribed by the Commission. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                        AND FINANCIAL STATEMENT SCHEDULE

                                                                           Page
                                                                           ----
CBRE Holding, Inc.:

  Consolidated Balance Sheets as of March 31, 2001 (Unaudited) and
   February 20, 2001 .....................................................  F-2

  Notes to Consolidated Balance Sheet (Unaudited).........................  F-3

  Report of Independent Public Accountants................................  F-5

  Consolidated Balance Sheet as of February 20, 2001......................  F-6

  Notes to Consolidated Balance Sheet.....................................  F-7

CB Richard Ellis Services, Inc.:

  Consolidated Balance Sheets as of March 31, 2001 (Unaudited) and
   December 31, 2000......................................................  F-9

  Consolidated Statements of Operations for the three months ended March
   31, 2001 and 2000 (Unaudited).......................................... F-10

  Consolidated Statements of Cash Flows for the three months ended March
   31, 2001 and 2000 (Unaudited).......................................... F-11

  Notes to Consolidated Financial Statements (Unaudited).................. F-12

  Report of Independent Public Accountants ............................... F-17

  Consolidated Balance Sheets as of December 31, 2000 and 1999 ........... F-18

  Consolidated Statements of Operations for the Years Ended December 31,
   2000, 1999 and 1998 ................................................... F-19

  Consolidated Statements of Cash Flows for the Years Ended December 31,
   2000, 1999 and 1998 ................................................... F-20

  Consolidated Statements of Stockholders' Equity for the Years Ended
   December 31, 2000, 1999 and 1998 ...................................... F-21

  Consolidated Statements of Comprehensive Income for the Years Ended
   December 31, 2000, 1999 and 1998 ...................................... F-22

  Notes to Consolidated Financial Statements ............................. F-23

  Quarterly Results of Operations and Other Financial Data (Unaudited) ... F-45

                          FINANCIAL STATEMENT SCHEDULE

Schedule II--Valuation and Qualifying Accounts............................ F-46

   All other schedules are omitted because either they are not applicable, not required or the information required is included in the consolidated financial statements, including the notes thereto.

                               CBRE HOLDING, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                        March 31,  February 20,
                                                          2001         2001
                                                       ----------- ------------
                                                       (Unaudited)
                         ASSETS
                         ------

   Cash..............................................    $160.00     $160.00
                                                         -------     -------
       Total assets..................................    $160.00     $160.00
                                                         =======     =======

          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------

   Total liabilities.................................    $   --      $   --
   Stockholders' equity
     Common stock, $0.01 par value; 2,000 shares
      authorized, 10 shares issued and outstanding ..       0.10        0.10
   Additional paid-in capital........................     159.90      159.90
                                                         -------     -------
       Total stockholders' equity....................    $160.00     $160.00
                                                         -------     -------
       Total liabilities and stockholders' equity....    $160.00     $160.00
                                                         =======     =======


   The accompanying notes are an integral part of these consolidated balance sheets.

                               CBRE HOLDING, INC.

                      NOTES TO CONSOLIDATED BALANCE SHEET

1. Summary of Significant Accounting Policies

 a. Organization and Description of Partnership

   CBRE Holding, Inc., a Delaware corporation, was established on February 20, 2001, as BLUM CB Holding Corp. On March 26, 2001, BLUM CB Holding Corp. changed its name to CBRE Holding, Inc. (the Company). The purpose of the Company is to act as the acquiror in a transaction (the Merger) to acquire all of the outstanding shares of CB Richard Ellis Services, Inc. (CBRE), an international real estate services firm, for $16.00 per share in cash. The Company intends to offer shares in the Company to certain managers and employees of CBRE. The Company is a wholly-owned subsidiary of RCBA Strategic Partners, L.P. (RCBA Strategic). RCBA Strategic is expected to control the Company after the Merger.

   The accompanying consolidated balance sheet includes the accounts of the Company and its wholly-owned subsidiary, BLUM CB Corporation (BLUM CB), established October 27, 2000, formerly known as CB Radio Corp. All significant intercompany accounts and transactions have been eliminated in consolidation.

 b. Proposed Acquisition of CBRE

   On February 23, 2001, a contribution and voting agreement (the "Contribution Agreement") was signed by the following persons and entities, who are referred to together as the "buying group": RCBA Strategic Partners, L.P., FS Equity Partners III, L.P. and FS Equity Partners International, L.P., Raymond Wirta, Brett White, The Koll Holding Company and Frederic Malek. The Contribution Agreement was amended on April 24, 2001 and further amended on May 31, 2001.

   Each member of the buying group is either a current shareholder, senior executive or director of CB Richard Ellis Services, Inc. or an affiliate of one of the same. Pursuant to the contribution and voting agreement, immediately prior to the Merger, each of the members of the buying group will contribute all of the shares of CBRE common stock that it holds directly to the Company. Each of these shares contributed to the Company will be cancelled, as a result of the merger, and the Company will not receive any consideration for those shares of CBRE common stock. The Company will issue one share of Class B common stock in exchange for each share of CBRE common stock contributed by the buying group. RCBA has also committed to provide up to $109.9 million in cash equity to fund part of a portion of the CBRE Acquisition. This includes the purchase of approximately 1.1 million shares of CBRE currently owned by entities related to the general partner of RCBA for approximately $17.3 million which will be subsequently contributed to the Company in exchange for the issuance of Class B common stock of the Company, and the purchase of up to 5.8 million shares of Class B common stock of the Company at $16.00 per share in cash to raise $92.6 million. Blum Strategic Partners II, L.P., a newly formed entity that is related to the general partner of RCBA may satisfy a portion of this commitment. Neither RCBA Strategic nor its general partner controls Blum Strategic Partners II L.P.

   On February 24, 2001, the Company announced that it had entered into a merger agreement (the "Merger Agreement") providing for the acquisition of CBRE by its wholly-owned subsidiary, Blum CB for $16.00 per share in cash. The Merger Agreement was amended on April 24, 2001 and further amended on May 31, 2001. Upon completion of the Merger, CBRE will become a wholly owned subsidiary of the Company.

   The agreement provides that CBRE employees will have the option to roll over their existing shares in CBRE's deferred compensation plan and a portion of CBRE shares held in their 401(k) accounts. Employees will also be provided the opportunity to make a direct equity investment in the Company.

   The merger, which is expected to close early in the third quarter of calendar 2001, remains subject to certain conditions, including the receipt of the Company's debt financing and the approval of the merger by the holders of two-thirds of the outstanding shares of CBRE not currently owned by the buying group. CBRE will

                               CBRE HOLDING, INC.

pay a termination fee of $7.5 million and reimburse up to $3.0 million of the Company's expenses if CBRE wishes to accept a superior acquisition proposal.

 c. Commitments & Contingencies

   In connection with the announcement of the Merger, BLUM CB and CBRE have been subject to putative class action lawsuits. Between November 12 and December 6, 2000, five putative class actions were filed in the Court of Chancery of the State of Delaware in and for New Castle County by various stockholders against CBRE, its directors and the buying group and their affiliates. A similar action was also filed on November 17, 2000, in the Superior Court of the State of California in and for the County of Los Angeles. These actions all alleged that The Company's offering price was unfair and inadequate and sought injunctive relief or rescission of the merger transactions and, in the alternative, money damages.

   The five Delaware actions were subsequently consolidated and a lead counsel appointed. As of February 23, 2001, the parties to the Delaware litigation entered into a memorandum of understanding in which they agreed in principle to a settlement. The memorandum provides, among other things that:

  1. The defendants admit no liability or wrongdoing whatsoever;

  2. The buying group acknowledges that the pendency and prosecution of the Delaware litigation were positive contributing factors to its decision to increase the merger consideration;

  3. For the lead counsel for the plaintiff to have an opportunity to review the CBRE proxy statement before mailing;

  4. For the certification of a settlement class and the entry of a final judgment granting a full release of the defendants; and

  5. For attorneys' fees in an amount not to exceed $380,000.

   Conditions to the settlement proposed by the memorandum include:

  1. Negotiation and execution of a mutually acceptable stipulation of settlement;

  2. Closing of the merger;

  3. Dismissal of the Delaware and California litigation with prejudice; and

  4. Completion by the plaintiffs of such reasonable additional discovery as lead counsel reasonably believes is appropriate.

   The parties may not be able to complete a mutually acceptable stipulation of settlement, and, if so, the litigation will continue, which could have a material adverse impact on the Company's ability to complete the Merger. In addition, no agreements have been reached with respect to any settlement of the California litigation, and if this litigation continues, it could have a material adverse impact on the Company's ability to complete the Merger.

 d. Subsequent Events

   On June 7, 2001, BLUM CB issued $229.0 million in aggregate principal amount of 11 1/4% senior subordinated notes due June 15, 2011 (the "Notes") for $225.6 million in the aggregate. The proceeds from the offering were deposited in an escrow account and will be released to CBRE in connection with the completion of the Merger. CBRE will assume the Notes if the Merger is completed. The notes require semi-annual payments of interest with the outstanding principal balance due in June 2011.

   On June 7, 2001, the Company sold and issued 241,875 shares of common stock to RCBA Strategic for aggregate cash consideration of $3,870,000. The purchase of these shares by RCBA Strategic will proportionately reduce the $109.9 million in cash equity RCBA Strategic (see Note b) is committed to purchase from the Company.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholder and Board of Directors of CBRE Holding, Inc.:

   We have audited the accompanying consolidated balance sheet of CBRE Holding, Inc. (a Delaware corporation) as of February 20, 2001. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of CBRE Holding, Inc. as of February 20, 2001, in conformity with accounting principles generally accepted in the United States.

Arthur Andersen LLP

Los Angeles, California
April 23 , 2001

                               CBRE HOLDING, INC.

                           CONSOLIDATED BALANCE SHEET

                                                                  February 20,
                                                                      2001
                                                                  ------------
                               ASSETS
                               ------

   Cash..........................................................   $160.00
                                                                    -------
       Total assets..............................................   $160.00
                                                                    =======

                LIABILITIES AND STOCKHOLDERS' EQUITY
                ------------------------------------

   Total liabilities.............................................   $   --
   Stockholders' equity
     Common stock, $0.01 par value; 2,000 shares authorized, 10
      shares issued and outstanding .............................      0.10
   Additional paid-in capital....................................    159.90
                                                                    -------
       Total stockholders' equity................................   $160.00
                                                                    -------
       Total liabilities and stockholders' equity................   $160.00
                                                                    =======


The accompanying notes are an integral part of this consolidated balance sheet.

                               CBRE HOLDING, INC.

                      NOTES TO CONSOLIDATED BALANCE SHEET

1. Summary of Significant Accounting Policies

 a. Organization and Description of Partnership

   CBRE Holding, Inc., a Delaware corporation, was established on February 20, 2001, as BLUM CB Holding Corp. On March 26, 2001, BLUM CB Holding Corp. changed its name to CBRE Holding, Inc. (the Company). The purpose of the Company is to act as the acquiror in a transaction (the Merger) to acquire all of the outstanding shares of CB Richard Ellis Services, Inc. (CBRE), an international real estate services firm, for $16.00 per share in cash. The Company intends to offer shares in the Company to certain managers and employees of CBRE. The Company is a wholly-owned subsidiary of RCBA Strategic Partners, L.P. (RCBA Strategic). RCBA Strategic, is expected to control the Company after the Merger.

   The accompanying consolidated balance sheet includes the accounts of the Company and its wholly-owned subsidiary, BLUM CB Corporation (BLUM CB), established October 27, 2000, formerly known as CB Radio Corp. All significant intercompany accounts and transactions have been eliminated in consolidation.

 b. Commitments & Contingencies

   In connection with the announcement of the Merger, BLUM CB and CBRE have been subject to putative class action lawsuits. Between November 12 and December 6, 2000, five putative class actions were filed in the Court of Chancery of the State of Delaware in and for New Castle County by various stockholders against CBRE, its directors and the buying group and their affiliates. A similar action was also filed on November 17, 2000, in the Superior Court of the State of California in and for the County of Los Angeles. These actions all alleged that The Company's offering price was unfair and inadequate and sought injunctive relief or rescission of the merger transactions and, in the alternative, money damages.

   The five Delaware actions were subsequently consolidated and a lead counsel appointed. As of February 23, 2001, the parties to the Delaware litigation entered into a memorandum of understanding in which they agreed in principle to a settlement. The memorandum provides, among other things that:

  1. The defendants admit no liability or wrongdoing whatsoever;

  2. The buying group acknowledges that the pendency and prosecution of the Delaware litigation were positive contributing factors to its decision to increase the merger consideration;

  3. For the lead counsel for the plaintiff to have an opportunity to review the CBRE proxy statement before mailing;

  4. For the certification of a settlement class and the entry of a final judgment granting a full release of the defendants; and

  5. For attorneys' fees in an amount not to exceed $380,000.

   Conditions to the settlement proposed by the memorandum include:

  1. Negotiation and execution of a mutually acceptable stipulation of settlement;

  2. Closing of the merger;

  3. Dismissal of the Delaware and California litigation with prejudice; and

  4. Completion by the plaintiffs of such reasonable additional discovery as lead counsel reasonably believes is appropriate.

   The parties may not be able to complete a mutually acceptable stipulation of settlement, and, if so, the litigation will continue, which could have a material adverse impact on the Company's ability to complete the Merger.

                               CBRE HOLDING, INC.

 c. Subsequent Event

   On February 23, 2001, a contribution and voting agreement was signed by the following persons and entities, who are referred to together as the "buying group": RCBA Strategic Partners, L.P., FS Equity Partners III, L.P. and
FS Equity Partners International, L.P., Raymond Wirta, Brett White, The Koll Holding Company and Frederic Malek.

   Each member of the buying group is either a current shareholder, senior executive or director of CB Richard Ellis Services, Inc. or an affiliate of one of the same. Pursuant to the contribution and voting agreement, immediately prior to the Merger, each of the members of the buying group will contribute all of the shares of CBRE common stock that it holds directly to the Company. Each of these shares contributed to the Company will be cancelled, as a result of the merger, and the Company will not receive any consideration for those shares of CBRE common stock. The Company will issue one share of Class B common stock in exchange for each share of CBRE common stock contributed by the buying group.

   On February 24, 2001, the Company announced that it had entered into a merger agreement providing for the acquisition of CBRE by its wholly-owned subsidiary, Blum CB for $16.00 per share in cash.

   The agreement provides that CBRE employees will have the option to roll over their existing shares in CBRE's deferred compensation plan and a portion of CBRE shares held in their 401(k) accounts. Employees will also be provided the opportunity to make a direct equity investment in the Company.

   The merger, which is expected to close early in the third quarter of calendar 2001, remains subject to certain conditions, including the receipt of the Company's debt financing, the approval of the merger by the holders of two-thirds of the outstanding shares of CBRE not currently owned by the buying group, the expiration or termination of waiting periods under applicable antitrust laws and a successful tender offer for at least 51% of CBRE's outstanding 8 7/8% Senior Subordinated Notes. CBRE will pay a termination fee of $7.5 million and reimburse up to $3.0 million of the Company's expenses if CBRE wishes to accept a superior acquisition proposal.

                        CB RICHARD ELLIS SERVICES, INC.

                          CONSOLIDATED BALANCE SHEETS
            (Dollars in thousands, except share and per share data)

                                                         March 31,  December 31,
                                                           2001         2000
                                                        ----------- ------------
                                                        (Unaudited)
                        ASSETS
                        ------
Current Assets:
 Cash and cash equivalents............................   $ 20,339     $ 20,854
 Receivables, less allowance for doubtful accounts of
  $11,959 and $12,631 at March 31, 2001 and
  December 31, 2000 ..................................    141,792      176,908
 Prepaid expenses.....................................      9,819        8,017
 Deferred taxes, net..................................     13,105       11,139
 Other current assets.................................      8,716        6,127
                                                         --------     --------
 Total current assets.................................    193,771      223,045
Property and equipment, net...........................     75,048       75,992
Goodwill, net of accumulated amortization of $59,738
 and $56,417 at March 31, 2001 and December 31, 2000..    415,299      423,975
Other intangible assets, net of accumulated
 amortization of $290,679 and $289,038 at March 31,
 2001 and December 31, 2000...........................     44,169       46,432
Cash surrender value of insurance policies, deferred
 compensation plan....................................     61,267       53,203
Investment in and advances to unconsolidated
 subsidiaries.........................................     38,187       41,325
Deferred taxes, net...................................     35,316       32,327
Prepaid pension costs.................................     24,126       25,235
Other assets..........................................     44,113       41,571
                                                         --------     --------
 Total assets.........................................   $931,296     $963,105
                                                         ========     ========

         LIABILITIES AND STOCKHOLDERS' EQUITY
         ------------------------------------
Current Liabilities:
 Accounts payable and accrued expenses................   $ 77,803     $ 83,673
 Compensation and employee benefits payable...........     63,790       79,801
 Accrued bonus and profit sharing.....................     20,807      107,878
 Income taxes payable.................................     14,696       28,260
 Short-term borrowings................................      8,418        9,215
 Current maturities of long-term debt.................      1,161        1,378
                                                         --------     --------
 Total current liabilities............................    186,675      310,205
Long-term debt:
 Senior subordinated notes, less unamortized discount
  of $1,604 and $1,664 at March 31, 2001 and December
  31, 2000............................................    173,396      173,336
 Revolving credit facility............................    218,000      110,000
 Other long-term debt.................................     18,257       20,235
                                                         --------     --------
 Total long-term debt.................................    409,653      303,571
Deferred compensation liability.......................     79,980       80,503
Other liabilities.....................................     27,729       29,739
                                                         --------     --------
 Total liabilities....................................    704,037      724,018
Minority interest.....................................      2,967        3,748
Commitments and contingencies
Stockholders' Equity:
 Preferred stock, $0.01 par value; 8,000,000 shares
  authorized; no shares issued or outstanding.........        --           --
 Common stock, $0.01 par value; 100,000,000 shares
  authorized; 20,636,051 and 20,605,023 shares
  outstanding at March 31, 2001 and December 31,
  2000................................................        217          217
 Additional paid-in capital...........................    365,420      364,168
 Notes receivable from sale of stock..................    (11,661)     (11,847)
 Accumulated deficit..................................    (91,943)     (89,097)
 Accumulated other comprehensive loss.................    (21,897)     (12,258)
 Treasury stock at cost, 1,072,155 shares at March 31,
  2001 and December 31, 2000..........................    (15,844)     (15,844)
                                                         --------     --------
 Total stockholders' equity...........................    224,292      235,339
                                                         --------     --------
 Total liabilities and stockholders' equity...........   $931,296     $963,105
                                                         ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                        CB RICHARD ELLIS SERVICES, INC.

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
            (Dollars in thousands, except share and per share data)

                                                         Three Months Ended
                                                              March 31,
                                                        ----------------------
                                                           2001        2000
                                                        ----------  ----------
Revenue:
  Leases............................................... $  103,166  $   99,753
  Sales................................................     73,843      74,281
  Property and facilities management fees..............     27,872      25,285
  Consulting and referral fees.........................     16,367      16,314
  Appraisal fees.......................................     18,836      16,284
  Loan origination and servicing fees..................     14,812       9,263
  Investment management fees...........................      8,549       7,337
  Other................................................      9,053      12,402
                                                        ----------  ----------
    Total revenue......................................    272,498     260,919
Costs and Expenses:
  Commissions, fees and other incentives...............    124,398     113,963
  Operating, administrative and other..................    134,079     127,148
  Depreciation and amortization........................     11,696      10,569
                                                        ----------  ----------
Operating income.......................................      2,325       9,239
Interest income........................................        800         489
Interest expense.......................................      9,055       9,685
                                                        ----------  ----------
(Loss) income before (benefit) provision for income
 tax...................................................     (5,930)         43
(Benefit) provision for income tax.....................     (3,084)         23
                                                        ----------  ----------
Net (loss) income...................................... $   (2,846) $       20
                                                        ==========  ==========
Basic (loss) earnings per share........................ $    (0.13) $      --
                                                        ==========  ==========
Weighted average shares outstanding for basic (loss)
 earnings per share.................................... 21,309,550  20,819,268
                                                        ==========  ==========
Diluted (loss) earnings per share...................... $    (0.13) $      --
                                                        ==========  ==========
Weighted average shares outstanding for diluted (loss)
 earnings per share.................................... 21,309,550  20,851,184
                                                        ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                        CB RICHARD ELLIS SERVICES, INC.

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                             (Dollars in thousands)

                                                          Three Months Ended
                                                              March 31,
                                                          -------------------
                                                            2001       2000
                                                          ---------  --------
Cash flows from operating activities:
Net (loss) income........................................ $  (2,846) $     20
Adjustments to reconcile net (loss) income to net cash used in operating activities:
 Depreciation and amortization excluding deferred
  financing costs........................................    11,696    10,569
 Gain on sale of properties, businesses and servicing
  rights.................................................    (6,279)   (4,735)
 Deferred compensation deferrals.........................    11,113     8,513
 Equity interest in earnings of unconsolidated
  subsidiaries...........................................    (1,042)   (1,742)
 Provision for doubtful accounts.........................     1,173       987
Decrease in receivables..................................    27,920    20,973
Increase in cash surrender value of insurance policies,
 deferred compensation plan..............................    (8,064)  (10,751)
Decrease in compensation and employee benefits payable
 and accrued bonus and profit sharing....................  (100,714)  (87,165)
Decrease in accounts payable and accrued expenses........    (4,505)   (6,783)
Decrease in income taxes payable.........................   (17,632)   (5,463)
(Decrease) increase in other liabilities.................   (11,664)    1,777
Other....................................................    (3,419)    6,278
                                                          ---------  --------
  Net cash used in operating activities..................  (104,263)  (67,522)
                                                          ---------  --------

Cash flows from investing activities:
Purchases of property and equipment......................    (6,639)   (4,538)
Proceeds from sale of properties, businesses and
 servicing rights........................................     6,105    11,304
Distributions from (contributions to) investments in and
 advances to unconsolidated subsidiaries, net............     3,276      (711)
Other investing activities, net..........................    (3,278)      259
                                                          ---------  --------
  Net cash (used in) provided by investing activities....      (536)    6,314
                                                          ---------  --------

Cash flows from financing activities:
Proceeds from revolving credit facility..................   142,000    88,000
Repayment of revolving credit facility...................   (34,000)  (27,000)
Repayment of senior notes and other loans, net...........    (2,786)   (1,168)
Other financing activities, net..........................      (274)   (1,038)
                                                          ---------  --------
  Net cash provided by financing activities..............   104,940    58,794
                                                          ---------  --------
Net increase (decrease) in cash and cash equivalents.....       141    (2,414)
Cash and cash equivalents, at beginning of period........    20,854    27,844
Effect of exchange rate changes on cash..................      (656)     (639)
                                                          ---------  --------
Cash and cash equivalents, at end of period.............. $  20,339  $ 24,791
                                                          =========  ========
Supplemental data:
Cash paid during the period for:
 Interest (none capitalized)............................. $   3,733  $  6,074
 Income taxes, net....................................... $  14,575  $  5,376

  The accompanying notes are an integral part of these consolidated financial statements.

                        CB RICHARD ELLIS SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

1. Organization

   CB Richard Ellis Services, Inc. (the Company), was founded in 1906. It is a holding company that conducts its worldwide operations through approximately 75 direct and indirect subsidiaries. Approximately 77% of the Company's revenues are from the United States and 23% from the rest of the world. On February 24, 2001, the Company announced that it had entered into an Agreement and Plan of Merger with CBRE Holding, Inc. and Blum CB Corporation, which was amended and restated as of April 24, 2001, whereby members of senior management, Ray Wirta, CEO, and Brett White, Chairman, The Americas, together with director, Fred Malek and directors, Richard Blum, Bradford Freeman and Donald Koll and their respective affiliates will acquire all of the Company's outstanding shares which they do not own at a price of $16.00 per share. The acquisition, which is expected to close in July of 2001, remains subject to certain conditions, including, among others, the receipt of debt financing by CBRE Holding, Inc. and the Company, the approval of the merger by the holders of two-thirds of the outstanding shares of the Company not owned by the buying group, the expiration or termination of waiting periods under applicable antitrust laws and a successful tender offer for at least 51% of the Company's outstanding 8 7/8% Senior Subordinated Notes. The Company will pay a termination fee of $7.5 million and reimburse up to $3.0 million of the buying group's expenses if it wishes to accept a superior acquisition proposal.

2. Basis of Preparation

   The accompanying unaudited consolidated financial statements include all information and footnotes required for interim financial statement presentation. In the Company's opinion, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ materially from those estimates. All significant intercompany transactions and balances have been eliminated and certain reclassifications have been made to prior periods' consolidated financial statements to conform to current period presentation. The results of operations for the three months ended March 31, 2001 are not necessarily indicative of the results of operations to be expected for the year ending December 31, 2001.

3. Investments in and Advances to Unconsolidated Subsidiaries

   Condensed Statement of Operations (unaudited) for the unconsolidated subsidiaries accounted for using the equity method is as follows (in thousands):

                                                                 Three Months
                                                                Ended March 31,
                                                                ---------------
                                                                 2001    2000
                                                                ------- -------
   Revenues.................................................... $69,649 $48,496
   Income from operations......................................  12,689  13,219
   Net income..................................................   7,846   8,957

4. Debt

   The Company has a revolving credit facility of $270.0 million, which is subject to a mandatory reduction of $70.0 million on December 31, 2001 and expires on May 20, 2003. The amount outstanding under this facility totaled $218.0 million at March 31, 2001. Interest rate alternatives include Bank of America's reference

                        CB RICHARD ELLIS SERVICES, INC.

                                  (Unaudited)

rate plus 1.00% and LIBOR plus 2.00%. The weighted average interest rate on amounts outstanding at March 31, 2001 and December 31, 2000 was 7.69% and 8.79%, respectively.

   The revolving credit facility contains numerous restrictive covenants that, among other things, limit the Company's ability to incur or repay other indebtedness, make advances or loans to subsidiaries and other entities, make capital expenditures, incur liens, enter into mergers or effect other fundamental corporate transactions, sell its assets, or declare dividends. In addition, the Company is required to meet certain ratios relating to its adjusted net worth, level of indebtedness, fixed charges and interest coverage.

   The Company has outstanding 8 7/8% Senior Subordinated Notes due on June 1, 2006. The 8 7/8% Senior Subordinated Notes are redeemable in whole or in part after June 1, 2002 at 104.438% of par on that date and at declining prices thereafter. On or before June 1, 2001, up to 35.0% of the issued amount may be redeemed at 108.875% of par plus accrued interest solely with the proceeds from an equity offering. The amount included in the accompanying Consolidated Balance Sheet less unamortized discount was $173.4 million at March 31, 2001.

   The Company has short-term borrowings of $8.4 million and $9.2 million with related weighted average interest rates of 7.0% and 7.3% as of March 31, 2001 and December 31, 2000, respectively.

   The Company has a credit agreement with Residential Funding Corporation
(RFC). The credit agreement provides for a revolving line of credit of up to $100.0 million, and bears interest at 1.00% per annum over LIBOR. The agreement expires on August 31, 2001. During the quarter, the Company had a maximum of $91.6 million revolving line of credit principal outstanding. At March 31, 2001, the Company had $0.6 million revolving line of credit principal outstanding.

5. Commitments and Contingencies

   Between November 12, and December 6, 2000, five putative class actions were filed in the Court of Chancery of the State of Delaware in and for New Castle County by various of the Company's stockholders against the Company, its directors and the group which has proposed to take the Company private. A similar action was also filed on November 17, 2000 in the Superior Court of the State of California in and for the County of Los Angeles. These actions all alleged that the offering price for the going private transaction was unfair and inadequate and sought injunctive relief or rescission of the merger transactions and, in the alternative, money damages.

   The five Delaware actions have been consolidated. As of February 23, 2001, the parties to the Delaware litigation entered into a memorandum of understanding in which they agreed in principle to a settlement. The memorandum provides, among other things:

  . that the defendants admit no liability or wrongdoing whatsoever;

  . that the members of the going private group acknowledge that the pendency and prosecution of the Delaware litigation were positive contributing factors to its decision to increase the merger consideration;

  . for the certification of a settlement class and the entry of a final judgment granting a full release of the defendants; and

  . for attorneys' fees in an amount not to exceed $380,000.

   There are numerous conditions to the settlement proposed by the memorandum including the closing of the merger.

                        CB RICHARD ELLIS SERVICES, INC.

                                  (Unaudited)


   The parties may not be able to complete a mutually acceptable stipulation of settlement, and, if so, the litigation will continue. In addition, no agreements have been reached with respect to any settlement of the California action.

   In December 1996, GMH Associates, Inc. (GMH) filed a lawsuit against Prudential Realty Group (Prudential) and the Company in Superior Court of Pennsylvania, Franklin County, alleging various contractual and tort claims against Prudential, the seller of a large office complex, and the Company, its agent in the sale, contending that Prudential breached its agreement to sell the property to GMH, breached its duty to negotiate in good faith, conspired with the Company to conceal from GMH that Prudential was negotiating to sell the property to another purchaser and that Prudential and the Company misrepresented that there were no other negotiations for the sale of the property. Following a non-jury trial, the court rendered a decision in favor of GMH and against Prudential and the Company, awarding GMH $20.3 million in compensatory damages, against Prudential and the Company jointly and severally, and $10.0 million in punitive damages, allocating the punitive damage award $7.0 million as against Prudential and $3.0 million as against the Company. Following the denial of motions by Prudential and the Company for a new trial, a judgment was entered on December 3, 1998. Prudential and the Company filed an appeal of the judgment. On March 3, 2000, the appellate court in Pennsylvania reversed all of the trial courts' decisions finding that liability was not supported on any theory claimed by GMH and directed that a judgment be entered in favor of the defendants including the Company. The plaintiff filed an appeal with the Pennsylvania Supreme Court which was denied. The plaintiff has exhausted all appeal possibilities and judgment has been entered in favor of all defendants.

   In August 1993, a former commissioned sales person of the Company filed a lawsuit against the Company in the Superior Court of New Jersey, Bergen County, alleging gender discrimination and wrongful termination by the Company. On November 20, 1996, a jury returned a verdict against the Company, awarding $1.5 million in general damages and $5.0 million in punitive damages to the plaintiff. Subsequently, the trial court awarded the plaintiff $0.6 million in attorneys' fees and costs. Following denial by the trial court of the Company's motions for a new trial, reversal of the verdict and reduction of damages, the Company filed an appeal of the verdict and requested a reduction of damages. On March 9, 1999 the appellate court ruled in the Company's favor, reversed the trial court's decision and ordered a new trial. On February 16, 2000, the Supreme Court of New Jersey reversed the decision of the appellate court, concluded that the general damage award in the trial court should be sustained and returned the case to the appellate court for a determination as to whether a new trial should be ordered on the issue of punitive damages. In April 2000, the Company settled the compensatory damages claim, including interest, and all claims to date with respect to attorneys fees by paying to the plaintiff the sum of $2.75 million leaving only the punitive damage claim for resolution. The plaintiff also agreed, with very limited exceptions, that no matter what the outcome of the punitive damage claim the Company would not be responsible for more than 50% of the plaintiff's future attorney fees. In February 2001, the Company settled all remaining claims for the sum of $2.0 million and received a comprehensive release.

   The Company is a party to a number of pending or threatened lawsuits arising out of, or incident to, its ordinary course of business. Based on available cash and anticipated cash flows, the Company believes that the ultimate outcome will not have an impact on the Company's ability to carry on its operations. Management believes that any liability that may result from disposition of these lawsuits will not have a material effect on the Company's consolidated financial position or results of operations.

   An important part of the strategy for the Company's investment management business involves investing its own capital in certain real estate investments with its clients. As of March 31, 2001, the Company had committed $40.6 million to fund future co-investments.

                        CB RICHARD ELLIS SERVICES, INC.

                                  (Unaudited)

6. Comprehensive Loss

   Comprehensive loss consists of net income (loss) and other comprehensive loss. Accumulated other comprehensive loss consists of foreign currency translation adjustments. For the three months ended March 31, 2001, total comprehensive loss was $12.5 million, which consists of foreign currency translation loss of $9.6 million. For the three months ended March 31, 2000, total comprehensive loss was $3.2 million, which consists of foreign currency translation loss.

7. Per Share Information

   Basic (loss) earnings per share was computed by dividing net (loss) income by the weighted average number of common shares outstanding of 21,309,550 and 20,819,268 for the three months ended March 31, 2001 and 2000, respectively. As a result of operating losses incurred for the three months ended March 31, 2001, diluted weighted average shares outstanding do not give effect to common stock equivalents, as to do so would be anti-dilutive. At March 31, 2000, the computation of diluted earnings per share further assumes the dilutive effect of 31,916 common stock equivalents, which consisted principally of stock options.

8. Industry Segments

   The Company reports its operations through three business segments:
Transaction Management, Financial Services and Management Services. The Company has a number of lines of business which are aggregated, reported and managed through these three segments. The Transaction Management segment is the Company's largest generator of revenue and includes Brokerage Services, Corporate Services and Investment Property activities. Brokerage Services includes activities that provide sales, leasing and consulting services in connection with commercial real estate and is the Company's primary revenue source. Corporate Services focuses on building relationships with large corporate clients which generate recurring revenue. Investment Property activities provide brokerage services for commercial real property marketed for sale to institutional and private investors. The Financial Services segment provides commercial mortgage, valuation, investment management and consulting and research services. The current year results of Financial Services include a nonrecurring pre-tax gain of $5.6 million from the sale of mortgage fund management contracts. The Management Services segment provides facility management services to corporate real estate users and property management and related services to owners. Prior year quarter includes a $4.7 million nonrecurring pre-tax gain on the sale of certain non-strategic assets.

                        CB RICHARD ELLIS SERVICES, INC.

                                  (Unaudited)

   The following unaudited table summarizes the revenue, cost and expenses, and operating (loss) income by operating segment for the three months ended March 31, 2001 and 2000:

                                                               Three Months
                                                              Ended March 31
                                                             ------------------
                                                               2001      2000
                                                             --------  --------
                                                                (Dollars in
                                                                thousands)
Revenue
  Transaction Management.................................... $179,981  $178,459
  Financial Services........................................   55,919    41,397
  Management Services.......................................   36,598    41,063
                                                             --------  --------
                                                             $272,498  $260,919
                                                             ========  ========
Operating (loss) income
  Transaction Management.................................... $ (4,130) $  4,631
  Financial Services........................................    6,849       805
  Management Services.......................................     (394)    3,803
                                                             --------  --------
                                                                2,325     9,239
Interest income.............................................      800       489
Interest expense............................................    9,055     9,685
                                                             --------  --------
(Loss) income before (benefit) provision for income tax..... $ (5,930) $     43
                                                             ========  ========
Geographic Information

Revenue
  Americas
    United States........................................... $211,009  $198,500
    Canada, South and Central America.......................   11,504     9,199
                                                             --------  --------
                                                              222,513   207,699
  Pacific...................................................    7,690     8,014
  Asia......................................................    9,015     9,733
  Europe, Middle East and Africa............................   33,280    35,473
                                                             --------  --------
                                                             $272,498  $260,919
                                                             ========  ========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of CB Richard Ellis Services, Inc.:

   We have audited the accompanying consolidated balance sheets of CB Richard Ellis Services, Inc. (a Delaware corporation) as of December 31, 2000, and 1999, and the related consolidated statements of operations, stockholders' equity, comprehensive income and cash flows for each of the three years in the period ended December 31, 2000. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CB Richard Ellis Services, Inc. as of December 31, 2000, and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

   Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to consolidated financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Arthur Andersen LLP

Los Angeles, California
February 24, 2001

                        CB RICHARD ELLIS SERVICES, INC.

                          CONSOLIDATED BALANCE SHEETS
            (Dollars in thousands, except share and per share data)

                                                              December 31
                                                           -------------------
                                                             2000      1999
                                                           --------  ---------
                         ASSETS
                         ------
Current Assets:
  Cash and cash equivalents..............................  $ 20,854  $  27,844
  Receivables, less allowance for doubtful accounts of
   $12,631 and $15,560 at December 31, 2000 and 1999.....   176,908    168,276
  Prepaid expenses.......................................     8,017      8,370
  Deferred taxes, net....................................    11,139     11,758
  Other current assets...................................     6,127     10,596
                                                           --------  ---------
   Total current assets..................................   223,045    226,844
Property and equipment, net..............................    75,992     70,149
Goodwill, net of accumulated amortization of $56,417 and
 $41,008 at December 31, 2000 and 1999...................   423,975    445,010
Other intangible assets, net of accumulated amortization
 of $289,038 and $279,156 at December 31, 2000 and 1999..    46,432     57,524
Cash surrender value of insurance policies, deferred
 compensation plan.......................................    53,203     20,442
Investment in and advances to unconsolidated
 subsidiaries............................................    41,325     38,514
Deferred taxes, net......................................    32,327     28,190
Prepaid pension costs....................................    25,235     26,323
Other assets.............................................    41,571     16,487
                                                           --------  ---------
   Total assets..........................................  $963,105  $ 929,483
                                                           ========  =========
          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------
Current Liabilities:
  Accounts payable and accrued expenses..................  $ 83,673  $  81,068
  Compensation and employee benefits.....................    79,801     84,357
  Accrued bonus and profit sharing.......................   107,878     81,394
  Income taxes payable...................................    28,260     18,429
  Current maturities of long-term debt...................    10,593      6,765
                                                           --------  ---------
   Total current liabilities.............................   310,205    272,013
Long-term debt:
  Senior subordinated notes, less unamortized discount of
   $1,664 and $1,892 at December 31, 2000 and 1999.......   173,336    173,108
  Revolving credit facility..............................   110,000    160,000
  Other long-term debt...................................    20,235     24,764
                                                           --------  ---------
   Total long-term debt..................................   303,571    357,872
Deferred compensation liability..........................    80,503     47,202
Other liabilities........................................    29,739     38,787
                                                           --------  ---------
   Total liabilities.....................................   724,018    715,874
Minority interest........................................     3,748      3,872

Commitments and contingencies

Stockholders' Equity:
  Preferred stock, $0.01 par value; 8,000,000 shares
   authorized; no shares issued or outstanding...........       --         --
  Common stock, $0.01 par value; 100,000,000 shares
   authorized; 20,605,023 and 20,435,692 shares issued
   and outstanding at December 31, 2000 and 1999.........       217        213
  Additional paid-in capital.............................   364,168    355,893
  Notes receivable from sale of stock....................   (11,847)    (8,087)
  Accumulated deficit....................................   (89,097)  (122,485)
  Accumulated other comprehensive loss...................   (12,258)    (1,928)
  Treasury stock at cost, 1,072,155 and 885,100 shares at
   December 31, 2000 and 1999............................   (15,844)   (13,869)
                                                           --------  ---------
   Total stockholders' equity............................   235,339    209,737
                                                           --------  ---------
   Total liabilities and stockholders' equity............  $963,105  $ 929,483
                                                           ========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                        CB RICHARD ELLIS SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
            (Dollars in thousands, except share and per share data)

                                                  Year Ended December 31
                                             --------------------------------
                                                2000       1999       1998
                                             ---------- ---------- ----------
Revenue:
  Leases.................................... $  539,419 $  448,091 $  371,300
  Sales.....................................    389,745    394,718    357,718
  Property and facilities management fees...    110,654    110,111     86,379
  Consulting and referral fees..............     78,714     73,569     72,586
  Appraisal fees............................     75,055     71,050     48,082
  Loan origination and servicing fees.......     58,190     45,940     39,402
  Investment management fees................     42,475     28,929     33,145
  Other.....................................     29,352     40,631     25,891
                                             ---------- ---------- ----------
    Total revenue...........................  1,323,604  1,213,039  1,034,503
Costs and Expenses:
  Commissions, fees and other incentives....    634,639    559,289    458,463
  Operating, administrative and other.......    538,481    536,381    448,794
  Merger-related and other nonrecurring
   charges..................................        --         --      16,585
  Depreciation and amortization.............     43,199     40,470     32,185
                                             ---------- ---------- ----------
Operating income............................    107,285     76,899     78,476
Interest income.............................      2,554      1,930      3,054
Interest expense............................     41,700     39,368     31,047
                                             ---------- ---------- ----------
Income before provision for income tax......     68,139     39,461     50,483
Provision for income tax....................     34,751     16,179     25,926
                                             ---------- ---------- ----------
Net income.................................. $   33,388 $   23,282 $   24,557
                                             ========== ========== ==========
Deemed dividend on preferred stock.......... $      --  $      --  $   32,273
                                             ========== ========== ==========
Net income (loss) applicable to common
 stockholders............................... $   33,388 $   23,282 $   (7,716)
                                             ========== ========== ==========
Basic earnings (loss) per share............. $     1.60 $     1.11 $    (0.38)
                                             ========== ========== ==========
Weighted average shares outstanding for
 basic earnings (loss) per share............ 20,931,111 20,998,097 20,136,117
                                             ========== ========== ==========
Diluted earnings (loss) per share........... $     1.58 $     1.10 $    (0.38)
                                             ========== ========== ==========
Weighted average shares outstanding for
 diluted earnings (loss) per share.......... 21,097,240 21,072,436 20,136,117
                                             ========== ========== ==========


  The accompanying notes are an integral part of these consolidated financial statements.

                        CB RICHARD ELLIS SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   Year Ended December 31
                                                -------------------------------
                                                  2000       1999       1998
                                                ---------  ---------  ---------
Cash flows from operating activities:
Net income....................................  $  33,388  $  23,282  $  24,557
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Depreciation and amortization excluding
   deferred financing costs...................     43,199     40,470     32,185
  Amortization of deferred financing costs....      2,069      1,696      1,184
  Deferred compensation deferrals.............     43,557     25,932     14,738
  (Gain) loss on sale of properties,
   businesses and servicing rights............    (10,184)    (9,865)     2,058
  Equity interest in earnings of
   unconsolidated subsidiaries................     (7,112)    (7,528)    (3,443)
  Minority interest...........................        607      2,016        730
  Provision for litigation, doubtful accounts
   and other..................................      5,125      4,724      5,185
  Deferred income tax (benefit) provision.....     (4,083)   (12,688)    14,394
Increase in receivables.......................    (12,545)   (37,640)   (24,846)
Increase in cash surrender value of insurance
 policies, deferred compensation plan.........    (32,761)   (20,442)       --
Increase in compensation and employee benefits
 payable and accrued bonus and profit share...     24,418     37,339      7,782
(Decrease) increase in accounts payable and
 accrued expenses.............................     (3,201)     1,346      2,615
Increase in income taxes payable..............     11,074     16,696      8,913
(Decrease) increase in other liabilities......     (9,553)     7,583     (9,536)
   Net change in other operating assets and
    liabilities...............................        114      1,090         98
                                                ---------  ---------  ---------
   Net cash provided by operating activities..     84,112     74,011     76,614
                                                ---------  ---------  ---------
Cash flows from investing activities:
Purchases of property and equipment...........    (26,921)   (35,130)   (29,715)
Proceeds from sale of inventoried property....        --       7,355        --
Proceeds from sale of properties, businesses
 and servicing rights.........................     17,495     12,072        --
Purchase of investments.......................    (23,413)    (1,019)       --
Increase in intangible assets and goodwill....     (3,119)    (5,331)   (14,595)
Acquisition of businesses including net assets
 acquire intangibles and goodwill.............     (3,442)    (8,931)  (189,895)
Other investing activities, net...............      3,678      4,217     10,685
                                                ---------  ---------  ---------
   Net cash used in investing activities......    (35,722)   (26,767)  (223,520)
                                                ---------  ---------  ---------
Cash flows from financing activities:
Proceeds from revolving credit facility.......    179,000    165,000    315,000
Repayment of revolving credit facility........   (229,000)  (172,000)  (268,000)
Proceeds from senior subordinated term loan...        --         --     172,788
Repayment of inventoried property loan........        --      (7,093)      (377)
Proceeds from (repayment of) senior notes and
 other loans, net.............................        588    (12,402)   (14,324)
Payment of dividends payable..................        --         --      (5,000)
Repurchase of preferred stock.................        --         --     (72,331)
Repurchase of common stock....................     (2,018)    (4,986)    (8,883)
Repayment of capital leases...................     (1,373)    (1,340)    (1,655)
Minority interest payments....................     (2,180)    (3,801)    (2,902)
Other financing activities, net...............      1,460     (1,099)     5,122
                                                ---------  ---------  ---------
   Net cash (used in) provided by financing
    activities................................    (53,523)   (37,721)   119,438
                                                ---------  ---------  ---------
Net (decrease) increase in cash and cash
 equivalents..................................     (5,133)     9,523    (27,468)
Cash and cash equivalents, at beginning of
 period.......................................     27,844     19,551     47,181
Effect of exchange rate changes on cash.......     (1,857)    (1,230)      (162)
                                                ---------  ---------  ---------
Cash and cash equivalents, at end of period...  $  20,854  $  27,844  $  19,551
                                                =========  =========  =========
Supplemental data:
Cash paid during the period for:
  Interest (none capitalized).................  $  38,352  $  36,997  $  27,528
  Income taxes, net...........................  $  27,607  $  12,689  $   3,395

  The accompanying notes are an integral part of these consolidated financial statements.

                        CB RICHARD ELLIS SERVICES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (Dollars in thousands)

                                                       Notes                 Accumulated
                                          Additional receivable                 other
                         Preferred Common  Paid-in   from sale  Accumulated comprehensive Treasury
                           Stock   Stock   capital    of stock    deficit   income (loss)  stock     Total
                         --------- ------ ---------- ---------- ----------- ------------- --------  --------
Balance, December 31,
 1997...................   $ 40     $188   $333,981   $ (5,956)  $(170,324)   $   (158)   $    --   $157,771
Net income..............     --      --         --         --       24,557         --          --     24,557
Common stock issued for
 incentive plans........     --        1        962       (962)        --          --          --          1
Contributions, deferred
 compensation plan......     --      --       5,361        --          --          --          --      5,361
Collection on, net of
 cancellation of notes
 receivable from
 employee stock
 incentive plan.........     --      --        (646)     1,264         --          --          --        618
Common stock issued for
 REI and HP
 acquisitions...........     --       15     58,486        --          --          --          --     58,501
Shares issued for
 Capital Accumulation
 Plan...................     --      --       2,889        --          --          --          --      2,889
Common stock options
 exercised..............     --        7      8,835        --          --          --          --      8,842
Amortization of cheap
 stock..................     --      --         312        --          --          --          --        312
Tax deduction from
 issuance of stock......     --      --      11,907        --          --          --          --     11,907
Foreign currency
 translation gain.......     --      --         --         --          --        1,297         --      1,297
Purchase of preferred
 stock..................    (40)     --     (72,291)       --          --          --          --    (72,331)
Purchase of common
 stock..................     --      --         --         --          --          --       (8,883)   (8,883)
                           ----     ----   --------   --------   ---------    --------    --------  --------
Balance, December 31,
 1998...................     --      211    349,796     (5,654)   (145,767)      1,139      (8,883)  190,842
Net income..............     --      --         --         --       23,282         --          --     23,282
Common stock issued for
 incentive plans........     --        2      2,534     (2,534)        --          --          --          2
Contributions, deferred
 compensation plan......     --      --       2,094        --          --          --          --      2,094
Collection on, net of
 cancellation of notes
 receivable from
 employee stock
 incentive plan.........     --      --         --         101         --          --          --        101
Common stock options
 exercised..............     --      --         449        --          --          --          --        449
Amortization of cheap
 stock..................     --      --         312        --          --          --          --        312
Tax deduction from
 issuance of stock......     --      --         708        --          --          --          --        708
Foreign currency
 translation loss.......     --      --         --         --          --       (3,067)        --     (3,067)
Purchase of common
 stock..................     --      --         --         --          --          --       (4,986)   (4,986)
                           ----     ----   --------   --------   ---------    --------    --------  --------
Balance, December 31,
 1999...................     --      213    355,893     (8,087)   (122,485)     (1,928)    (13,869)  209,737
Net income..............     --      --         --         --       33,388         --          --     33,388
Common stock issued for
 incentive plans........     --        4      4,310     (4,310)        --          --          --          4
Contributions, deferred
 compensation plan......     --      --       2,729        --          --          --          --      2,729
Deferred compensation
 plan co-match..........     --      --         907        --          --          --          --        907
Collection on, net of
 cancellation of notes
 receivable from
 employee stock
 incentive plan.........     --      --        (550)       550         --          --          --        --
Amortization of cheap
 and restricted stock...     --      --         342        --          --          --          --        342
Tax deduction from
 issuance of stock......     --      --         580        --          --          --          --        580
Foreign currency
 translation loss.......     --      --         --         --          --      (10,330)        --    (10,330)
Purchase of common
 stock..................     --      --         (43)       --          --          --       (1,975)   (2,018)
                           ----     ----   --------   --------   ---------    --------    --------  --------
Balance, December 31,
 2000...................   $ --     $217   $364,168   $(11,847)  $ (89,097)   $(12,258)   $(15,844) $235,339
                           ====     ====   ========   ========   =========    ========    ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                        CB RICHARD ELLIS SERVICES, INC.

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                             (Dollars in thousands)

                                                      Year Ended December 31
                                                     --------------------------
                                                       2000     1999     1998
                                                     --------  -------  -------
Net income.......................................... $ 33,388  $23,282  $24,557
Other comprehensive (loss) income net of tax........  (10,330)  (3,067)   1,297
                                                     --------  -------  -------
Comprehensive income................................ $ 23,058  $20,215  $25,854
                                                     ========  =======  =======



  The accompanying notes are an integral part of these consolidated financial statements.

                        CB RICHARD ELLIS SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

 Principles of Consolidation

   The accompanying consolidated financial statements include the accounts of CB Richard Ellis Services, Inc. (the Company) and majority owned and controlled subsidiaries. The equity attributable to minority shareholders' interests in subsidiaries is shown separately in the balance sheets. All significant intercompany accounts and transactions have been eliminated in consolidation.

   The Company's investments in unconsolidated subsidiaries in which it has the ability to exercise significant influence over operating and financial policies, but does not control, are accounted for by using the equity method. Accordingly, the Company's share of the earnings of these equity basis companies is included in consolidated net income. All other investments held on a long-term basis are valued at cost less any permanent impairment in value.

 Cash and Cash Equivalents

   Cash and cash equivalents consist of cash and highly liquid investments with an original maturity of less than three months. The Company controls certain cash and cash equivalents as agent for its investment and property management clients. These amounts are not included in the consolidated balance sheets.

 Goodwill and Other Intangible Assets

   Goodwill represents the excess of the purchase price of an acquisition over the Company's interest in the fair value of the net identifiable assets acquired. Goodwill is carried at cost less accumulated amortization and amortized on a straight-line basis. Net goodwill at December 31, 2000 consisted of $405.7 million related to the 1995 through 2000 acquisitions which is being amortized over an estimated useful life of 30 years and $18.3 million related to the Company's original acquisition in 1989 which is being amortized over an estimated useful life of 40 years.

   Net other intangible assets at December 31, 2000 included $6.0 million of deferred financing costs and $40.4 million of intangibles stemming from the 1995 through 2000 acquisitions. These are amortized on a straight-line basis over the estimated useful lives of the assets up to 12 years.

   The Company periodically evaluates the recoverability of the carrying amount of goodwill and other intangible assets. In this assessment, the Company considers macro market conditions and trends in the Company's relative market position, its capital structure, lender relationships and the estimated undiscounted future cash flows associated with these assets. If any of the significant assumptions inherent in this assessment materially change due to market, economic and/or other factors, the recoverability is assessed based on the revised assumptions and resultant undiscounted cash flows. If the analysis indicates impairment, it would be recorded in the period the changes occur based on the fair value of the goodwill and other intangible assets.

 Property, Plant and Equipment

   The Company capitalizes expenditures that materially increase the life of the related assets and charges the cost of maintenance and repairs to expense. Upon sale or retirement, the capitalized costs and related accumulated depreciation or amortization are eliminated from the respective accounts, and the resulting gain or loss is included in operating income.

   Depreciation is computed primarily using the straight line method over estimated useful lives ranging from 3 to 10 years. Leasehold improvements are amortized over the term of the respective leases, excluding options

                        CB RICHARD ELLIS SERVICES, INC.

to renew. Equipment under capital leases is depreciated over the related term of the leases. The Company periodically reviews property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If any of the significant assumptions inherent in this assesment materially change due to market, economics, and/or other factors, the recoverability is assessed based on the revised assumptions. If this analysis indicates that such assets are considered to be impaired, the impairment is recognized in the period the changes occur and is measured by the amount in which the carrying value exceeds the fair value of the asset.

 Income Recognition

   Real estate commissions on sales are recorded as income upon close of escrow or upon transfer of title. Real estate commissions on leases are generally recorded as income once the Company satisfies all obligations under the commission agreement, which generally occurs upon the earlier of the date of occupancy or cash receipt, if cash is received prior to occupancy. The existence of any significant future contingencies will result in the delay of recognition of income until such contingency is satisfied. If, for example, the tenant has a free rent period, lease revenue is not recorded until the first month's rent is paid. Investment management fees and management fees are recognized when earned under the provisions of the related agreements. Appraisal fees are recorded after services have been rendered. Loan origination fees are recognized at the time the loan closes and the Company has no significant remaining obligations for performance in connection with the loan transaction, while loan servicing fees are recorded as principal and interest payments are collected from mortgagors. Other commissions and fees are recorded as income at the time the related services have been performed unless significant future contingencies exist. The adoption of Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," did not have a material effect on our operations or financial position.

 Foreign Currencies

   The financial statements of subsidiaries located outside the United States
(US) are generally measured using the local currency as the functional currency. The assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date and income and expenses are translated at the average monthly rate. The currency effects of translating the financial statements of these non-US operations of the Company are included in the "Accumulated other comprehensive income (loss)" component of stockholders' equity. Gains and losses resulting from foreign currency transactions are included in the results of operations. The aggregate transaction gains and losses included in the consolidated statements of operations are a $3.1 million loss, $1.1 million gain and $0.2 million loss for 2000, 1999 and 1998, respectively.

 Comprehensive Income

   Comprehensive income consists of net income and other comprehensive income
(loss). Accumulated other comprehensive income (loss) consists of foreign currency translation adjustments.

 Accounting for Transfers and Servicing

   The Company follows Statement of Financial Accounting Standards (SFAS) No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments in accounting for loan sales and acquisition of servicing rights. Under SFAS No. 125, the Company is required to recognize, at fair value, financial and servicing assets it has acquired control over and related liabilities it has incurred and amortize them over the period of estimated net servicing income or loss. Write-off of the asset is required when control is surrendered. The fair value of these servicing rights resulted in a gain, which is reflected in the Consolidated Statements of Operations, with a corresponding servicing asset of approximately $0.7 million and $0.8 million, at December 31, 2000 and 1999, respectively, which is reflected in the Consolidated Balance Sheets.

                        CB RICHARD ELLIS SERVICES, INC.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles in the US requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of certain revenues and expenses during the reporting periods. Actual results could differ from those estimates. Management believes that these estimates provide a reasonable basis for the fair presentation of its financial condition and results of operations.

 Stock Based Compensation

   The Company has elected to apply the provisions of Accounting Principles Board (APB) Opinion No. 25 and provide the pro forma disclosure requirements of SFAS No. 123, Accounting for Stock Based Compensation in the footnotes to its consolidated financial statements. SFAS No. 123 requires pro forma disclosure of net income and, if presented, earnings per share, as if the fair-value based method of accounting defined in this statement had been applied. APB Opinion No. 25 and related interpretations require accounting for stock compensation awards based on their intrinsic value as of the grant date.

 Income Taxes

   Income taxes are accounted for under the asset and liability method in accordance with SFAS 109, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on temporary differences between financial reporting and tax basis of assets and liabilities and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured by applying enacted tax rates and laws to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 New Accounting Pronouncements

   In September 2000, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral established by SFAS 125. In addition, this statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The Company does not perform these types of transactions. This statement is effective for all transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The Company is evaluating the impact of SFAS 140 on its results of operation and financial position for these types of transactions.

   In June 2000, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities--an Amendment of FASB Statement No. 133. SFAS No. 138 amends the accounting and reporting for certain derivative instruments and hedging activities and is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS 138 is not expected to have a material impact on earnings or other components of comprehensive income of the Company.

   In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133, which deferred the effective date of SFAS No. 133 for one year. SFAS No. 137 is effective for all fiscal quarters of all fiscal years beginning after

                        CB RICHARD ELLIS SERVICES, INC.

June 15, 2000. SFAS No. 137 is not anticipated to have a material impact on earnings or other components of comprehensive income as the Company had no derivatives outstanding at December 31, 2000.

   In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is not expected to have a material impact on earnings or other components of comprehensive income as the Company had no derivatives outstanding at December 31, 2000.

 Reclassifications

   Some reclassifications, which do not have an effect on net income, have been made to the 1999 and 1998 financial statements to conform to the 2000 presentation.

2. Acquisitions and Dispositions

   During 2000, the Company acquired five companies with an aggregate purchase price of approximately $3.4 million in cash, $0.7 million in notes, plus additional payments over the next five years based on acquisition earnout agreements. These payments will supplement the purchase price and be recorded as additional goodwill. The most significant acquisition in 2000 was the purchase of Boston Mortgage Capital Corporation (Boston Mortgage), through L.J. Melody, for approximately $2.1 million, plus supplemental payments based on an acquisition earnout agreement. Boston Mortgage provides further mortgage banking penetration into the northeast. It services approximately $1.8 billion in loans covering roughly 175 commercial properties throughout New England, New York and New Jersey.

   In February 2000, the Company sold certain non-strategic assets for cash proceeds of $8.4 million, resulting in a pre-tax gain of $4.7 million.

   During 1999, the Company acquired four companies with an aggregate purchase price of approximately $13.8 million. The two significant acquisitions were Eberhardt Company which was acquired in September 1999 through L.J. Melody for approximately $7.0 million and Profi Nordic which was acquired in February 1999 through CBRE Profi Acquisition Corp. (formerly Koll Tender III) for approximately $5.5 million.

   During 1999, the Company sold five of its smaller non-strategic offices (Bakersfield and Fresno, California; Albuquerque, New Mexico; Reno, Nevada; and Salt Lake City, Utah) for a total of approximately $7.0 million received in cash and notes. It also sold an insurance operation which was used to help property management and other clients with complex insurance problems for $3.0 million in receivables. These sales resulted in a pre-tax gain of $8.7 million.

   On October 20, 1998 the Company, through L.J. Melody, purchased Carey, Brumbaugh, Starman, Phillips, and Associates, Inc., a regional mortgage banking firm for approximately $5.6 million in cash and approximately $2.4 million in notes bearing interest at 9.0% with three annual payments which began in October 1999. Approximately $0.2 million of the $2.4 million notes was accounted for as deferred cash compensation to select key executives. The acquisition was accounted for as a purchase. The purchase price has

                        CB RICHARD ELLIS SERVICES, INC.

largely been allocated to intangibles and goodwill which are amortized on a straight line basis over their estimated useful lives of 7 and 30 years, respectively.

   On October 1, 1998 the Company purchased the remaining ownership interests that it did not already own in the Richard Ellis Australia and New Zealand businesses. The costs for the remaining interest was $20.0 million in cash. Virtually all of the revenue of these locations is derived from brokerage and appraisal services. The acquisition was accounted for as a purchase. The purchase price has largely been allocated to intangibles and goodwill which are amortized on a straight line basis over their estimated useful lives ranging up to 30 years.

   On September 22, 1998 the Company purchased the approximately 73.0% interest that it did not already own in CB Commercial Real Estate Group of Canada, Inc. The Company acquired the remaining interest for approximately $14.3 million in cash. The acquisition was accounted for as a purchase. The purchase price has been largely allocated to intangibles and goodwill which are amortized on a straight line basis over their estimated useful lives ranging up to 30 years.

   On July 7, 1998 the Company acquired the business of Hillier Parker May and Rowden, now known as CB Hillier Parker Limited (HP), a commercial property services partnership operating in the United Kingdom (UK). The acquisition was accounted for as a purchase. The purchase price for HP included approximately $63.6 million in cash and $7.1 million in shares of the Company's common stock. In addition, the Company assumed a contingent payout plan for key HP employees with a potential payout over three years of approximately $13.9 million and assumed various annuity obligations of approximately $15.0 million. The purchase price has largely been allocated to goodwill which is amortized on a straight line basis over its estimated useful life of 30 years.

   On July 1, 1998 the Company increased its ownership percentage in CB Commercial/Arnheim & Neely, an existing partnership formed in September 1996, which then combined with the Galbreath Company Mid-Atlantic to form CB Richard Ellis/Pittsburgh, LP. The total purchase price of the Company's 50% interest in the combined enterprise is $5.7 million.

   On May 31, 1998 the Company acquired Mathews Click and Associates, a property sales, leasing, and management firm, for approximately $10.0 million in cash and potential supplemental payments of $1.9 million which were contingent upon operating results, payable to the sellers over a period of two years. The acquisition was accounted for as a purchase. The total purchase price including potential supplemental payments was allocated to intangibles and goodwill which are amortized on a straight line basis over their estimated useful lives of 7 and 30 years, respectively.

   Effective May 1, 1998 the Company, through L.J. Melody, acquired Shoptaw-James, Inc. (Shoptaw-James), a regional mortgage banking firm, for approximately $6.3 million in cash and approximately $2.7 million in notes bearing interest at 9.0% with three annual payments which began in May 1999. The acquisition was accounted for as a purchase. Approximately $0.3 million of the $2.7 million notes are being accounted for as compensation over the term of the notes as the payment of these notes are contingent upon select key executives' and producers' continued employment with the Company. Approximately $2.4 million of the $2.7 million is being accounted for as supplemental payments to the sellers over a period of three years. The purchase price and supplemental payments have largely been allocated to intangibles and goodwill which are amortized on a straight line basis over their estimated useful lives of 7 and 30 years, respectively.

   On April 17, 1998 the Company purchased all of the outstanding shares of CB Commercial Limited, formerly known as REI Limited (REI), an international commercial real estate services firm operating under the name Richard Ellis in major commercial real estate markets worldwide (excluding the UK). The acquisition

                        CB RICHARD ELLIS SERVICES, INC.

was accounted for as a purchase. The purchase price has largely been allocated to goodwill, which is amortized on a straight line basis over an estimated useful life of 30 years. The purchase price for REI was approximately $104.8 million of which approximately $53.3 million was paid in cash and notes and approximately $51.5 million was paid in shares of the Company's common stock. In addition, the Company assumed approximately $14.4 million of long-term debt and minority interest. The Company incurred a one-time charge of $3.8 million associated with the integration of REI's operations and systems into the Company's.

   On February 1, 1998 the Company, through L.J. Melody, acquired all of the issued and outstanding stock of Cauble and Company of Carolina, a regional mortgage banking firm for approximately $2.2 million, including cash payments of approximately $1.8 million and a note payable of approximately $0.4 million bearing interest at 9.0% with principal payments starting in April 1998. The acquisition was accounted for as a purchase. The purchase price has been largely allocated to intangibles and goodwill, which are amortized on a straight line basis over their estimated useful lives of 7 and 30 years, respectively.

   On January 31, 1998 the Company, through L.J. Melody, acquired certain assets of North Coast Mortgage Company, a regional mortgage banking firm for cash payments of approximately $3.0 million and approximately $0.9 million in notes. Approximately $0.3 million of the $0.9 million notes have been accounted for as supplemental payments to the sellers and approximately $0.6 million as deferred compensation to certain key executives and producers payable in three annual installments which began in February 1999. The acquisition was accounted for as a purchase. The purchase price and supplemental payments have largely been allocated to intangibles and goodwill, which are amortized on a straight line basis over their estimated useful lives of 7 and 30 years, respectively. The $0.6 million of deferred cash compensation is being accounted for as compensation over the term of the agreements as the payment of the compensation is contingent upon select key executives' and producers' continued employment with the Company.

   The assets and liabilities of certain acquired companies, along with the related goodwill, intangibles and indebtedness, are reflected in the accompanying consolidated financial statements at December 31, 2000. The results of operations of the acquired companies are included in the consolidated results from the dates they were acquired. The unaudited pro forma results of operations of the Company for the year ended December 31, 1998, assuming the REI acquisition had occurred on January 1, 1998, would have been as follows (amounts in thousands, except per share data):

                                                                     Year Ended
                                                                    December 31,
                                                                        1998
                                                                    ------------
     Revenue.......................................................  $1,051,114
     Net income....................................................      15,586
     Net loss applicable to common stockholders....................     (16,687)
     Loss per share
       Basic.......................................................       (0.81)
       Diluted.....................................................       (0.81)

   For the year ended December 31, 1998, net loss applicable to common stockholders includes a deemed dividend of $32.3 million on the repurchase of the Company's preferred stock. The pro forma results do not necessarily represent results which would have occurred if the acquisitions had taken place on the date assumed above, nor are they indicative of the results of future combined operations. The amounts are based upon certain assumptions and estimates, and do not reflect any benefit from economies which might be achieved from combined operations. Further, REI historical results for the first three months of 1998 include certain nonrecurring adjustments.

                        CB RICHARD ELLIS SERVICES, INC.

3. Property and Equipment

   Property and equipment is stated at cost and consists of the following (in thousands):

                                                                December 31
                                                             ------------------
                                                               2000      1999
                                                             --------  --------
     Buildings and improvements............................. $ 17,354  $ 19,273
     Furniture and equipment................................  128,678   111,840
     Equipment under capital leases.........................   28,765    29,800
                                                             --------  --------
                                                              174,797   160,913
     Accumulated depreciation and amortization..............  (98,805)  (90,764)
                                                             --------  --------
     Property and equipment, net............................ $ 75,992  $ 70,149
                                                             ========  ========

   The Company sold its headquarters building in downtown Los Angeles, California, in September 1999 and a small office building in Phoenix, Arizona in October 1999, both at a minimal loss. Depreciation expense was $19.2 million, $17.1 million and $14.8 million during 2000, 1999 and 1998, respectively.

4. Investments in and Advances to Unconsolidated Subsidiaries

   Investments in and advances to unconsolidated subsidiaries as of December 31, 2000 and 1999 are as follows (in thousands):

                                                                  December 31
                                                                ---------------
                                                       Interest  2000    1999
                                                       -------- ------- -------
     CB Commercial/Whittier Partners, LP..............   50.0%  $10,173 $ 9,646
     CBRE Pittsburgh..................................   50.0%    6,261   5,853
     Ikoma CB Richard Ellis K.K.......................   20.0%    3,695   2,523
     Strategic Partners (CBRE Investors)..............    3.4%    3,659     --
     Building Technology Engineers....................   49.9%    2,595     --
     CBRE Corp Partners, LLC..........................    9.1%    2,510   1,453
     Other............................................     *     12,432  19,039
                                                                ------- -------
                                                                $41,325 $38,514
                                                                ======= =======

--------
* Various interests with varying ownership rates.

   Unaudited combined condensed financial information for the entities accounted for using the equity method is as follows (in thousands):

                Consolidated Statement of Operations Information

                                                       Year Ended December 31
                                                      -------------------------
                                                        2000     1999    1998
                                                      -------- -------- -------
                                                             (Unaudited)
     Net revenue..................................... $241,902 $172,365 $72,911
     Income from operations..........................   59,936   43,088  27,921
     Net income......................................   50,183   32,795  23,678

                        CB RICHARD ELLIS SERVICES, INC.

   Condensed Balance Sheet Information:

                                                                 December 31
                                                              -----------------
                                                                2000     1999
                                                              -------- --------
                                                                 (Unaudited)
     Current assets.......................................... $153,942 $ 62,579
     Noncurrent assets.......................................  777,718  689,286
     Current liabilities.....................................   94,507   34,076
     Noncurrent liabilities..................................  302,530  249,546
     Minority interest.......................................      519    1,115

5. Employee Benefit Plans

   Option Plans. In conjunction with the North Coast Mortgage Company acquisition, options for 25,000 shares were granted with an exercise price representing the fair market value at date of grant of $32.50 per share. On December 15, 1998, the option holders elected to change the exercise price to $20.00 per share, which was above market value on the date of election, and simultaneously reduce the number of shares by 20%. The options vest over five years at a rate of 20% per year, expiring in February 2008. Options for 20,000 shares under the North Coast Mortgage Company acquisition were outstanding at December 31, 2000.

   In conjunction with the Shoptaw-James acquisition, options for 25,000 shares were granted with an exercise price representing a fair market value of $37.32 per share on the date of grant. On December 15, 1998 the option holders elected to change the exercise price to $20.00 per share, which was above market value on the date of election, and simultaneously reduce the number of shares by 20%. The options vest over five years at a rate of 20% per year, expiring in May 2008. Options for 20,000 shares under the Shoptaw-James acquisition were outstanding at December 31, 2000.

   In October 1998, in conjunction with the Carey, Brumbaugh acquisition, options for 25,000 shares were granted with an exercise price representing a fair market of $19.44 per share on the grant date. The options vest over five years at a rate of 20% per year, expiring in September 2008. Options for 25,000 shares under the Carey, Brumbaugh acquisition were outstanding at December 31, 2000.

   In April 1998, in conjunction with the REI acquisition, the Company approved the assumption of the options outstanding under the REI Limited Stock Option Plan. These options for 46,115 shares of common stock were issued and exercised immediately at $14.95 per share in exchange for existing REI options. Also in conjunction with the REI acquisition, the Company granted options for 475,677 shares at an exercise price equal to fair market value at date of grant of $33.76 per share. On December 15, 1998 select holders of stock options elected to change the exercise price of their options to $20.00 per share, which was above market value on the date of election, and simultaneously reduce the number of shares by 20%. During 2000, the Company granted options for 58,000 shares of common stock at an exercise price of $12.88 per share. All options were granted at an exercise price equal to fair market value at date of grant. The vesting periods of these options range from three to five years and they expire at various dates through August 2010. Options for 492,984 shares were outstanding under the REI Limited Stock Option Plan at December 31, 2000.

   A total of 700,000 shares of common stock have been reserved for issuance under the Company's 1997 Employee Stock Option Plan. On December 15, 1998, select holders of stock options with an exercise price in excess of $20.00 per share elected to change the exercise price of their options to $20.00 per share, which was above market value on the date of election and simultaneously reduce the number of shares by 20%. During 2000, the Company granted options for 105,000 shares of common stock at exercise prices ranging from $10.38 to $12.85 per share. All options were granted at an exercise price equal to fair market value at date of grant.

                        CB RICHARD ELLIS SERVICES, INC.

The vesting periods for these options range from approximately four to five years and they expire at various dates through August 2010. Options for 692,060 shares were outstanding under the 1997 Employee Stock Option Plan at December 31, 2000.

   In August 1997, in conjunction with the Koll acquisition, the Company approved the assumption of the options outstanding under the KMS Holding Company Amended 1994 Stock Option Plan (now known as the CBC Substitute Option Plan (CBCSP)) and the Koll Acquisition Stock Option Plan (KASOP). Under the CBCSP, 407,087 stock options were issued with exercise prices ranging from $12.89 to $18.04 per share in exchange for existing Koll options. These options were immediately exercisable and expire at various dates through April 2006. All options were granted at an exercise price equal to fair market value at date of grant. At December 31, 2000, 231,941 options were outstanding. Under the KASOP, options for 550,000 shares were approved for issuance to former senior executives of Koll who became employees or directors of the Company. These options have exercise prices ranging from $14.25 to $36.75 per share and vesting periods ranging from immediate to three years. During 2000, the Company granted options for 20,000 shares of common stock under the KASOP at an exercise price of $12.88 per share. These options expire at various dates through August 2010. Options for 550,000 shares were outstanding for the KASOP at December 31, 2000.

   In August 1997, in conjunction with the Koll acquisition, the Company approved the issuance of warrants to purchase 599,967 shares. Of the outstanding warrants, 42,646 are attached to common stock obtainable under the CBC Substitute Option Plan and 555,741 are attached to shares of outstanding common stock. Each warrant is exercisable into one share of common stock at an exercise price of $30.00 commencing in August 2000 and expiring in August 2004. At December 31, 2000, 598,387 warrants issued were outstanding.

   A total of 90,750 shares of common stock have been reserved for issuance under the L.J. Melody Acquisition Stock Option Plan, which was adopted by the Board of Directors in September 1996 as part of the July 1996 acquisition of L.J. Melody. Options for all these shares have been issued at an exercise price of $10.00 per share and vest over a period of five years at the rate of 5% per quarter and these options expire in June 2006. Options for 90,750 shares of common stock under the L.J. Melody Acquisition Stock Option Plan were outstanding at December 31, 2000.

   A total of 600,000 shares of common stock have been reserved for issuance under the Company's 1991 Service Providers Stock Option Plan. In various years, options were granted below market price to select directors as partial payment for director fees. On December 15, 1998 select holders of stock options with an exercise price in excess of $20.00 per share elected to change the exercise price of their options to $20.00 per share, which was above market value on the date of election and simultaneously reduce the number of shares by 20%. During 2000, options for 39,000 shares were granted to select directors and executive officers at an exercise price equal to fair market value at date of grant ranging from $11.81 to $12.88 per share. These options vest from a zero to a five year period and expire at various dates through August 2010. Options for 583,888 shares were outstanding under the 1991 Service Providers Stock Option Plan at December 31, 2000.

   A total of 1,000,000 shares of common stock have been reserved for issuance under the Company's 1990 Stock Option Plan. All options vest over a four year period, expiring at various dates through November 2006. Options for 35,000 shares under the 1990 Stock Option Plan were outstanding at December 31, 2000.

   The Company completed the 1999 stock repurchase program on January 5, 2000. A total of 397,450 shares of common stock were purchased for a total of $5.0 million. In 1998, a total of 488,900 shares of common stock were purchased for $8.8 million. The shares purchased in 1999 and 1998 will be used to minimize the dilution caused by the exercise of stock options and the grant of stock purchase rights.

                        CB RICHARD ELLIS SERVICES, INC.

   A summary of the status of the Company's option plans at December 31, 2000, 1999 and 1998 and changes during the years then ended is presented in the table and narrative below:

                                 2000                1999                1998
                          ------------------- ------------------- --------------------
                                     Weighted            Weighted             Weighted
                                     Average             Average              Average
Stock Options and                    Exercise            Exercise             Exercise
Warrants                   Shares     Price    Shares     Price     Shares     Price
-----------------         ---------  -------- ---------  -------- ----------  --------
Outstanding beginning of
 the year...............  3,075,356   $20.71  2,937,085   $23.18   3,284,381   $22.43
Granted.................    487,710    24.81    628,611    15.17   1,885,944    25.94
Exercised...............        --       --     (58,000)   10.00    (824,385)   10.73
Forfeited/Expired.......   (223,056)   19.84   (432,340)   31.64  (1,408,855)   32.42
                          ---------   ------  ---------   ------  ----------   ------
Outstanding end of
 year...................  3,340,010   $21.25  3,075,356    20.71   2,937,085   $23.18
                          ---------   ------  ---------   ------  ----------   ------
Exercisable at end of
 year...................  1,824,665   $23.90    770,756   $21.86     830,289   $21.94
Weighted average fair
 value of options
 granted during the
 year...................              $ 6.72              $ 8.84               $12.27

   Significant option and warrant groups outstanding at December 31, 2000 and related weighted average price and life information is presented below:

                                                                    Exercisable Options
                                Outstanding Options and Warrants        and Warrants
                              ------------------------------------- --------------------
                                                           Weighted             Weighted
                                          Weighted Average Average              Average
                                Number       Remaining     Exercise   Number    Exercise
   Range of Exercise Prices   Outstanding Contractual Life  Price   Exercisable  Price
   ------------------------   ----------- ---------------- -------- ----------- --------
    $00.38-$10.38..........      167,594     5.32 yrs.      $ 7.44     143,519   $ 6.97
    $11.81-$19.44..........      985,941     7.69 yrs.       14.48     327,141    14.48
    $20.00-$23.75..........    1,273,754     6.84 yrs.       20.52     488,218    20.79
    $30.00-$36.75..........      912,721     4.64 yrs.       32.11     865,787    32.02
                               ---------                    ------   ---------   ------
                               3,340,010                    $21.25   1,824,665   $23.90
                               =========                    ======   =========   ======

   Deferred Compensation Plan (the DCP). In 1994, the Company implemented the DCP. Under the DCP, a select group of management and highly compensated employees can defer the payment of all or a portion of their compensation (including any bonus). The DCP permits participating employees to make an irrevocable election at the beginning of each year to receive amounts deferred at a future date either in cash, which is an unsecured long-term liability of the Company, or in shares of common stock of the Company which elections are recorded as additions to stockholders' equity. In May 2000, the Company began repurchasing stock from the open market in order to minimize the dilutive effect of issuing stock pursuant to the DCP. As of December 31, 2000, the Company has repurchased 185,800 shares of common stock for $2.0 million, which is reported as an increase in treasury stock. In 1999, the Company revised the DCP to add insurance products which function like mutual funds as an investment alternative and to fund the Company's obligation for deferrals invested in these insurance products. Prior to July 1, 2000, cash payments to purchase additional insurance products were made on the third business day of the month following the related DCP participant deferral. Currently, payments are made twice a month. For the year ended December 31, 2000, $43.6 million was deferred and mainly allocated to the other investment products. The accumulated non-stock liability at December 31, 2000 was $80.5 million and the assets (in the form of insurance proceeds) set aside to cover the liability was $53.2 million. The total liability of $92.0 million, including $11.5 million deferred in stock, was charged to expense in the period of deferral and classified as deferred compensation plan liability, except for

                        CB RICHARD ELLIS SERVICES, INC.

stock which is included in stockholders' equity. On July 17, 2000, the Company announced a match of the stock portion of the DCP for the Plan Year 1999 in the amount of $4.5 million, equivalent to 437,880 shares of common stock at a market price of $10.38 per share. The vesting period is over five years with 20% vesting each year at December 31, 2000 through 2004. The related compensation expense will be amortized over the vesting period. The Company charged to compensation expense a total of $0.9 million for the year ended December 31, 2000. The weighted average fair value of the shares granted during the year is $5.90. In October 2000, the Company added the "Retention Program" and the "Recruitment Program" to the DCP, with the awards being effective January 2001. Under the Retention Program, the 125 best sales professionals were credited with 5,700, 4,500 or 3,000 stock units under the DCP (each unit is the equivalent of one share of stock). The stock units do not vest for four years and in the case of those sales professionals who were credited with 5,700 or 4,500 stock units, there was a requirement to execute a long-term covenant not to compete. Under the Recruitment Program, the Company credited either stock units or cash to experienced new hires for sales professional jobs. The share awards ranged from 750 to 4,500 and the cash awards ranged from $30 thousand to $100 thousand.

   As allowed under the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, the Company has elected to follow Accounting Principles Board
(APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its employee stock based compensation plans. Under this method the Company does not recognize compensation expense for options that were granted at or above the market price of the underlying stock on the date of grant. Had compensation expense been determined consistent with SFAS No. 123, the Company's net income and per share information would have been reduced to the following pro forma amounts (in thousands except per share data):

                                                         2000    1999    1998
                                                        ------- ------- -------
   Net Income:
     As Reported....................................... $33,388 $23,282 $24,557
     Pro Forma.........................................  30,393  19,039  20,396
   Basic EPS:
     As Reported.......................................    1.60    1.11   (0.38)
     Pro Forma.........................................    1.45    0.91   (0.59)
   Diluted EPS:
     As Reported.......................................    1.58    1.10   (0.38)
     Pro Forma.........................................    1.44    0.91   (0.59)

   Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

   The fair value of each option grant and DCP company match is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants:

                                                   2000       1999       1998
                                                ---------- ---------- ----------
   Risk free interest rate.....................    6.52%      5.55%      4.95%
   Expected volatility.........................   58.06%     61.83%     48.16%
   Expected life............................... 5.00 years 5.00 years 5.00 years

   Dividend yield is excluded from the calculation since it is the present intention of the Company to retain all earnings.

   The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models

                        CB RICHARD ELLIS SERVICES, INC.

require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, the Company believes the Black-Scholes model does not necessarily provide a reliable single measure of the fair value of its employee stock options.

   Stock Purchase Plans. The Company has restricted stock purchase plans covering select key executives including senior management. A total of 500,000 and 550,000 shares of common stock have been reserved for issuance under the Company's 1999 and 1996 Equity Incentive Plans, respectively. The shares may be issued to senior executives for a purchase price equal to the greater of $18.00 and $10.00 per share or fair market value, respectively. Under the 1999 and 1996 Equity Incentive Plans, the Company issued 285,000 and 50,000 shares in 2000, and 415,833 and 441,937 shares were outstanding at December 31, 2000, respectively. The purchase price for these shares must be paid either in cash or by delivery of a full recourse promissory note. The related promissory notes are also included in the Consolidated Statements of Stockholders' Equity.

   In October 1998, the Company offered all employees under the 1990 Stock Option Plan who held options that expired in April 1999 a loan equal to 100% of the total exercise price plus 40% of the difference between the current market value of the shares and the exercise price. Loan proceeds were applied towards the total exercise price and payroll withholding taxes. The loans are evidenced by full recourse promissory notes having a maturity of five years at an interest rate of 6.0%. Interest is due annually, while the principal is due the earlier of five years or upon sale of the shares. The shares issued under this offering may not be sold until after 18 months from the date of issuance. A total of 415,000 shares were issued under this offering. The related promissory notes of $4.7 million and $4.9 million are included in other assets in the Consolidated Balance Sheets at December 31, 2000 and 1999, respectively.

   Bonuses. The Company has bonus programs covering select key employees, including senior management. Awards are based on the position and performance of the employee and the achievement of pre-established financial, operating and strategic objectives. The amounts charged to expense for bonuses were $49.8 million, $44.3 million and $33.7 million for the years ended December 31, 2000, 1999, and 1998, respectively.

   Capital Accumulation Plan (the Cap Plan). The Cap Plan is a defined contribution profit sharing plan under Section 401(k) of the Internal Revenue Code and is the Company's only such plan. Under the Cap Plan, each participating employee may elect to defer a portion of his or her earnings and the Company may make additional contributions from the Company's current or accumulated net profits to the Cap Plan in these amounts as determined by the Board of Directors. The Company expensed, in connection with the Cap Plan, $2.2 million and $1.6 million for the years ended December 31, 2000 and 1999. No expense, in connection with the Cap Plan, was incurred for the year ended December 31, 1998.

   Employee Stock Purchase Plan. In May 2000, the Company amended and restated, effective July 1, 2000, its 1998 employee stock purchase plan designed exclusively for employees who earn less than $100,000 in total annual compensation. Under the plan, the eligible employees may purchase common stock by means of contributions to the Company at a price equal to 90% of the fair market value of the share on the last trading day of the purchase period. The plan provides for purchases by employees up to an aggregate of 150,000 shares each year for 2000, 2001 and 2002. This program was discontinued effective October 2000.

   Pension Plan. The Company, through the acquisition of Hillier Parker, maintains a contributory defined benefit pension plan to provide retirement benefits to existing and former Hillier Parker employees participating in the plan. It is the Company's policy to fund the minimum annual contributions required by applicable regulations. Pension expense totaled $0.9 million, $1.9 million and $0.9 million in 2000, 1999 and 1998, respectively.

                        CB RICHARD ELLIS SERVICES, INC.

   The following sets forth a reconciliation of benefit obligation, plan assets, plan's funded status and amounts recognized in the accompanying Consolidated Balance Sheets:

                                                               Year Ended
                                                               December 31
                                                            ------------------
                                                              2000      1999
                                                            --------  --------
                                                             (in thousands)
   Change in benefit obligation
   Benefit obligation at beginning of year................. $ 72,146  $ 73,190
   Service cost............................................    5,728     5,350
   Interest cost...........................................    4,026     4,175
   Plan participants' contributions........................      671       804
   Actuarial gain..........................................   (4,680)   (7,495)
   Benefits paid...........................................   (1,343)   (1,760)
   Currency gain...........................................   (5,472)   (2,118)
                                                            --------  --------
   Benefit obligation at end of year....................... $ 71,076  $ 72,146
                                                            ========  ========

   Change in plan assets
   Fair value of plan assets at beginning of year.......... $115,039  $ 95,731
   Actual return on plan assets............................   (3,340)   22,666
   Company contributions...................................    1,257       786
   Plan participants' contributions........................      671       419
   Benefits paid...........................................   (1,343)   (1,760)
   Currency loss...........................................   (8,596)   (2,803)
                                                            --------  --------
   Fair value of plan assets at end of year................ $103,688  $115,039
                                                            ========  ========
   Funded status........................................... $ 32,612  $ 42,893
   Unrecognized net actuarial gain.........................   (7,941)  (16,570)
   Company contributions in the post-measurement period....      564       --
                                                            --------  --------
   Prepaid benefit cost.................................... $ 25,235  $ 26,323
                                                            ========  ========

   Weighted-average assumptions used in developing the projected benefit obligation were as follows:

                                                                 December 31
                                                               ----------------
                                                                2000     1999
                                                               -------  -------
   Discount rate..............................................  6.00%    5.75%
   Expected return on plan assets.............................  7.75%    7.75%
   Rate of compensation increase..............................  5.00%    5.00%

   Net periodic pension cost consisted of the following:

                                                                 Year Ended
                                                                 December 31
                                                               ----------------
                                                                2000     1999
                                                               -------  -------
                                                               (in thousands)
   Employer service cost...................................... $ 5,728  $ 5,350
   Interest cost on projected benefit obligation..............   4,026    4,175
   Expected return on plan assets.............................  (8,395)  (7,636)
   Unrecognized net gain......................................    (425)     --
                                                               -------  -------
   Net periodic benefit cost.................................. $   934  $ 1,889
                                                               =======  =======

                        CB RICHARD ELLIS SERVICES, INC.

6. Long-term Debt

   Long-term debt consists of the following (in thousands):

                                                                 December 31
                                                              -----------------
                                                                2000     1999
                                                              -------- --------
   Senior Subordinated Notes, less unamortized discount of
    $1.7 million and $1.9 million at December 31, 2000 and
    1999, respectively, with fixed interest at 8.9% due in
    2006....................................................  $173,336 $173,108
   Revolving Credit Facility, with interest ranging from
    8.5% to 9.0%, due in 2003...............................   110,000  160,000
   Westmark Senior Notes, with interest ranging from 9.0% to
    10.0% through December 31, 2004 and at variable rates
    depending on the Company's credit facility rate
    thereafter, due from 2001 through 2010..................    15,502   16,502
   Euro cash pool loan, with interest at 6.91% and no stated
    maturity date...........................................     6,946      --
   REI Senior Notes, with variable interest rates based on
    Sterling LIBOR minus 1.5%, due in 2002..................     2,742    2,965
   Shoptaw-James Senior Notes, with fixed interest at 9.0%,
    due in 2001.............................................       810    1,620
   Carey, Brumbaugh Senior Notes, with fixed interest at
    9.0%, due in 2001.......................................       720    1,440
   Eberhardt Acquisition Obligations, with fixed interest at
    8.0%, due from 2001 through 2002........................       600      900
   Capital lease obligations, mainly for autos and telephone
    equipment, with interest ranging from 6.8% to 8.9%, due
    through 2004............................................     2,302    3,554
   Other....................................................     1,206    4,548
                                                              -------- --------
   Total....................................................   314,164  364,637
   Less current maturities..................................    10,593    6,765
                                                              -------- --------
     Total long-term debt...................................  $303,571 $357,872
                                                              ======== ========

   Annual aggregate maturities of long-term debt at December 31, 2000 are as follows (in thousands): 2001--$10,593; 2002--$4,536; 2003--$110,512; 2004--
$128; 2005--$20; and $188,375 thereafter.

   In October 1999, the Company executed an amendment to the revolving credit facility, eliminating the mandatory reduction on December 31, 1999, and revising some of the restrictive covenants. The new amendment is also subject to mandatory reductions of the facility by $80.0 million and $70.0 million on December 31, 2000 and 2001, respectively. This reduced the facility from $350.0 million to $270.0 million at December 31, 2000. The amount outstanding under this facility was $110.0 million at December 31, 2000. Interest rate alternatives include Bank of America's reference rate plus 1.00% and LIBOR plus 2.00%. The weighted average rate on amounts outstanding at December 31, 2000 was 8.79%.

   The revolving credit facility contains numerous restrictive covenants that, among other things, limit the Company's ability to incur or repay other indebtedness, make advances or loans to subsidiaries and other entities, make capital expenditures, incur liens, enter into mergers or effect other fundamental corporate transactions, sell its assets, or declare dividends. In addition, the Company is required to meet certain ratios relating to its adjusted net worth, level of indebtedness, fixed charges and interest coverage.

   The Company has outstanding Senior Subordinated Notes (Subordinated Notes) due on June 1, 2006. The Subordinated Notes are redeemable in whole or in part after June 1, 2002 at 104.438% of par on that date and at declining prices thereafter. On or before June 1, 2001, up to 35.0% of the issued amount may be redeemed at 108.875% of par plus accrued interest solely with the proceeds from an equity offering.

                        CB RICHARD ELLIS SERVICES, INC.

   The Company has a credit agreement with Residential Funding Corporation
(RFC). The credit agreement provides for a revolving line of credit, which bears interest at 1.25% per annum over LIBOR. On July 19, 2000, the Company executed an amendment to the revolving line of credit, increasing the line of credit from $50.0 million to $100.0 million, decreasing the interest rate from 1.25% to 1.00% per annum over LIBOR and extending the expiration date from August 31, 2000 to August 31, 2001. In addition, on November 8, 2000, the Company obtained a temporary line of credit increase of $52.0 million, resulting in a total line of credit equaling $152.0 million. This temporary line of credit increase expired on November 30, 2000. During the year, the Company had a maximum of $151.3 million revolving line of credit principal outstanding. At December 31, 2000, the Company had $0.4 million revolving line of credit principal outstanding.

7. Commitments and Contingencies

   In December 1996, GMH Associates, Inc. (GMH) filed a lawsuit against Prudential Realty Group (Prudential) and the Company in the Superior Court of Pennsylvania, Franklin County, alleging various contractual and tort claims against Prudential, the seller of a large office complex, and the Company, its agent in the sale, contending that Prudential breached its agreement to sell the property to GMH, breached its duty to negotiate in good faith, conspired with the Company to conceal from GMH that Prudential was negotiating to sell the property to another purchaser and that Prudential and the Company misrepresented that there were no other negotiations for the sale of the property. Following a non-jury trial, the court rendered a decision in favor of GMH and against Prudential and the Company, awarding GMH $20.3 million in compensatory damages, against Prudential and the Company jointly and severally, and $10.0 million in punitive damages, allocating the punitive damage award $7.0 million as against Prudential and $3.0 million as against the Company. Following the denial of motions by Prudential and the Company for a new trial, a judgment was entered on December 3, 1998. Prudential and the Company filed an appeal of the judgment. On March 3, 2000, the appellate court in Pennsylvania reversed all of the trial courts' decisions finding that liability was not supported on any theory claimed by GMH and directed that a judgment be entered in favor of the defendants including the Company. The plaintiff filed an appeal with the Pennsylvania Supreme Court which was denied. The plaintiff has exhausted all appeal possibilities and judgment is expected to be entered shortly in favor of all defendants.

   In August 1993, a former commissioned sales person of the Company filed a lawsuit against the Company in the Superior Court of New Jersey, Bergen County, alleging gender discrimination and wrongful termination by the Company. On November 20, 1996, a jury returned a verdict against the Company, awarding $1.5 million in general damages and $5.0 million in punitive damages to the plaintiff. Subsequently, the trial court awarded the plaintiff $0.6 million in attorneys' fees and costs. Following denial by the trial court of the Company's motions for new trial, reversal of the verdict and reduction of damages, the Company filed an appeal of the verdict and requested a reduction of damages. On March 9, 1999, the appellate court ruled in the Company's favor, reversed the trial court decision and ordered a new trial. On February 16, 2000, the Supreme Court of New Jersey reversed the decision of the appellate court, concluded that the general damage award in the trial court should be sustained and returned the case to the appellate court for a determination as to whether a new trial should be ordered on the issue of punitive damages. In April 2000, the Company settled the compensatory damages claim (including interest) and all claims to date with respect to attorneys fees by paying to the plaintiff the sum of $2.75 million leaving only the punitive damage claim for resolution (the plaintiff also agreed, with very limited exceptions, that no matter what the outcome of the punitive damage claim the Company would not be responsible for more than 50% of the plaintiff's future attorney fees). In February 2001, the Company settled all remaining claims for the sum of $2.0 million and received a comprehensive release.

   The Company is a party to a number of pending or threatened lawsuits arising out of, or incident to, its ordinary course of business. Based on available cash and anticipated cash flows, the Company believes that the ultimate outcome will not have an impact on the Company's ability to carry on its operations. Management

                        CB RICHARD ELLIS SERVICES, INC.

believes that any liability to the Company that may result from disposition of these lawsuits will not have a material effect on the consolidated financial position or results of operations of the Company.

   The following is a schedule by years of future minimum lease payments for noncancelable leases as of December 31, 2000 (in thousands):

                                                               Capital Operating
                                                               Leases   Leases
                                                               ------- ---------
   2001....................................................... $1,167  $ 48,299
   2002.......................................................    895    40,686
   2003.......................................................    518    33,316
   2004.......................................................     10    25,967
   2005.......................................................    --     22,195
   Thereafter.................................................    --     97,674
                                                               ------  --------
     Total minimum payments required.......................... $2,590  $268,137
                                                               ======  ========

   The interest portion of capital lease payments represents the amount necessary to reduce net minimum lease payments to present value calculated at the Company's incremental borrowing rate at the inception of the leases. This totaled $0.3 million at December 31, 2000, resulting in a present value of net minimum lease payments of $2.3 million. At December 31, 2000, $0.9 million and $1.4 million are included in the current portion of long-term debt and long-term debt, respectively. In addition, the total minimum payments for noncancelable operating leases have not been reduced by the minimum sublease rental income of $42.9 million due in the future under noncancelable subleases.

   Substantially all leases require the Company to pay maintenance costs, insurance and property taxes, and generally may be renewed for five year periods. The composition of total rental expense under noncancelable operating leases consisted of the following (in thousands):

                                                           December 31,
                                                      -------------------------
                                                       2000     1999     1998
                                                      -------  -------  -------
   Minimum rentals................................... $56,243  $51,467  $33,126
   Less sublease rentals.............................  (1,387)    (928)    (706)
                                                      -------  -------  -------
                                                      $54,856  $50,539  $32,420
                                                      =======  =======  =======

   In 1999, the Company entered into an agreement with Fannie Mae in which the Company agreed to fund the purchase of a $103.6 million loan portfolio from proceeds from its RFC line of credit, which was temporarily increased to $140.0 million in 2000. In December 2000, the Company entered into an agreement with Fannie Mae in which the Company agreed to fund the purchase of an additional $7.5 million loan from proceeds from its RFC line of credit. A 100% participation in both the original and additional loan portfolio was subsequently sold to Fannie Mae with the Company retaining the credit risk on the first 2% of loss incurred on the underlying commercial mortgage loans. The Company has collateralized a portion of its obligation to cover the first 2% of losses for both the $103.6 million loan portfolio and the additional
$7.5 million loan portfolio by increasing a letter of credit in favor of Fannie Mae to total $1.1 million.

   The Company has a participation agreement with RFC whereby RFC agrees to purchase a 99% participation interest in any eligible multifamily mortgage loans owned by the Company and outstanding at quarter-end. This participation agreement, which originally expired on August 31, 2000, has been extended to August 31, 2001.

                        CB RICHARD ELLIS SERVICES, INC.

   An important part of the strategy for the Company's investment management business involves investing the Company's own capital in certain real estate investments with its clients. As of December 31, 2000, the Company had committed an additional $37.7 million to fund future co-investments.

8. Income Taxes

   The tax provision (benefit) for the years ended December 31, 2000, 1999 and 1998 consisted of the following (in thousands):

                                                      Year Ended December 31
                                                      -------------------------
                                                       2000     1999     1998
                                                      -------  -------  -------
   Federal:
     Current......................................... $24,924  $14,403  $ 4,265
     Deferred tax....................................     921   (1,417)  14,469
     Reduction of valuation allowances...............  (3,000)  (6,347)     --
                                                      -------  -------  -------
                                                       22,845    6,639   18,734
   State:
     Current.........................................   6,895    5,627    3,470
     Deferred tax....................................  (1,243)  (1,411)     (75)
                                                      -------  -------  -------
                                                        5,652    4,216    3,395
   Foreign:
     Current.........................................   7,015    8,837    3,797
     Deferred tax....................................    (761)  (3,513)     --
                                                      -------  -------  -------
                                                        6,254    5,324    3,797
                                                      -------  -------  -------
                                                      $34,751  $16,179  $25,926
                                                      =======  =======  =======

   The following is a reconciliation, stated as a percentage of pre-tax income, of the US statutory federal income tax rate to the Company's effective tax rate on income from operations:

                                                Year Ended December 31
                                                ---------------------------
                                                 2000      1999      1998
                                                -------   -------   -------
   Federal statutory tax rate..................      35%       35%       35%
   Permanent differences, including goodwill,
    meals, entertainment and other.............      11        15         8
   State taxes, net of federal benefit.........       6         9         4
   Foreign income taxes........................       4         4         4
   Reduction of valuation allowances...........      (5)      (22)       --
                                                -------   -------   -------
   Effective tax rate..........................      51%       41%       51%
                                                =======   =======   =======

   The domestic component of income before provision for income tax included in the consolidated statement of operations was $63.2 million, $32.0 million and $45.6 million, for 2000, 1999 and 1998, respectively. The international component of income before provision for income tax was $4.9 million, $7.4 million and $4.9 million, for 2000, 1999 and 1998, respectively.

                        CB RICHARD ELLIS SERVICES, INC.

   Cumulative tax effects of temporary differences are shown below at December 31, 2000 and 1999 (in thousands):

                                                              December 31
                                                           ------------------
                                                             2000      1999
                                                           --------  --------
   Asset (Liability)
   Property and equipment................................. $ 11,910  $  5,820
   Bad debts and other reserves...........................   12,832    15,940
   Intangible amortization................................  (15,736)  (16,533)
   Bonus, unexercised restricted stock, deferred
    compensation..........................................   35,343    23,990
   Partnership income.....................................    6,950     7,092
   Net operating loss (NOL) and alternative minimum tax
    credit carryforwards..................................    6,134    23,086
   Unconsolidated affiliates..............................    1,010    (1,167)
   All other, net.........................................    1,853     2,040
                                                           --------  --------
   Net deferred tax asset before valuation allowances.....   60,296    60,268
   Valuation allowances...................................  (16,830)  (20,320)
                                                           --------  --------
     Net deferred tax asset............................... $ 43,466  $ 39,948
                                                           ========  ========

   The Company had federal income tax NOLs of approximately $16.3 million at December 31, 2000, corresponding to $5.7 million of the Company's $60.3 million in net deferred tax assets before valuation allowances.

   The ability of the Company to utilize NOLs was limited in 1998 and will be in subsequent years as a result of the Company's 1996 public offering, the 1997 Koll acquisition and the 1998 repurchase of preferred stock which cumulatively caused a more than 50.0% change of ownership within a three year period. As a result of the limitation, the Company's ability to utilize its existing NOLs is limited to $26.0 million on an annual basis. It is anticipated that the Company will utilize the remaining NOLs in 2001.

   A deferred US tax liability has not been provided on the unremitted earnings of foreign subsidiaries because it is the intent of the Company to permanently reinvest these earnings. Undistributed earnings of foreign subsidiaries, which have been or are intended to be permanently invested in accordance with APB
No. 23, Accounting for Income Taxes--Special Areas, aggregated $27.7 million at December 31, 2000.

9. Earnings Per Share Information

   Basic earnings (loss) per share was computed by dividing net income (loss), less preferred dividend requirements as applicable, by the weighted average number of common shares outstanding during each period. The computation of diluted earnings (loss) per share further assumes the dilutive effect of stock options, stock warrants and other stock-based compensation programs, as well as the conversion of the preferred stock during periods when preferred stock was outstanding and was dilutive.

   In January 1998, the Company repurchased all 4.0 million shares of its outstanding convertible preferred stock. The portion of the purchase price in excess of the carrying value represents the deemed dividend charge to net income applicable to common shareholders when computing basic and diluted earnings (loss) per share for the year ended December 31, 1998.

                        CB RICHARD ELLIS SERVICES, INC.

   The following is a calculation of earnings (loss) per share for the years ended December 31 (in thousands, except share and per share data):

                                   2000                      1999                       1998
                         ------------------------- ------------------------- ---------------------------
                                             Per-                      Per-                        Per-
                                            Share                     Share                       Share
                         Income    Shares   Amount Income    Shares   Amount  Income     Shares   Amount
                         ------- ---------- ------ ------- ---------- ------ --------  ---------- ------
Basic earnings (loss)
 per share:
 Net income............. $33,388                   $23,282                   $ 24,557
 Deemed dividend on
  preferred stock
  repurchase............     --                        --                     (32,273)
                         ------- ---------- -----  ------- ---------- -----  --------  ---------- ------
 Net income (loss)
  applicable to common
  stockholders.......... $33,388 20,931,111 $1.60  $23,282 20,998,097 $1.11  $ (7,716) 20,136,117 $(0.38)
                         ======= ========== =====  ======= ========== =====  ========  ========== ======
Diluted earnings (loss)
 per share:
 Net income (loss)
  applicable to common
  stockholders.......... $33,388 20,931,111        $23,282 20,998,097        $ (7,716) 20,136,117
 Diluted effect of
  exercise of options
  outstanding...........             35,594                    74,339                         --
 Diluted effect of
  stock-based
  compensation
  programs..............            130,535                       --                          --
                         ------- ----------        ------- ----------        --------  ----------
 Net income (loss)
  applicable to common
  stockholders.......... $33,388 21,097,240 $1.58  $23,282 21,072,436 $1.10  $ (7,716) 20,136,117 $(0.38)
                         ======= ========== =====  ======= ========== =====  ========  ========== ======

   The following items were not included in the computation of diluted earnings per share because their effect in the aggregate was anti-dilutive for the years ended December 31,

                                        2000           1999           1998
                                   -------------- -------------- ---------------
   Stock options
     Outstanding..................   2,574,029      2,008,659       2,337,118
     Price ranges................. $11.81-$36.75  $16.38-$36.75   $0.30-$37.31
     Expiration ranges............ 6/8/04-8/31/10 6/8/04-5/31/09 4/18/99-7/22/08
   Stock warrants
     Outstanding..................    598,387        599,967         599,967
     Price........................     $30.00         $30.00         $30.00
     Expiration date..............    8/28/04        8/28/04         8/28/04

10. Disclosures About Fair Value of Financial Instruments

   Long-term Debt. Based on dealer's quote, the estimated fair value of the Company's $173.3 million Senior Subordinated Note, discussed in Note 6, is $155.8 million.

   Estimated fair values for the Revolving Credit Facilities and the remaining long-term debts are not presented because the Company believes that it is not materially different from book value, primarily because the majority of the Company's debt is based on variable rates.

                        CB RICHARD ELLIS SERVICES, INC.

11. Industry Segments

   In July 1999, the Company undertook a reorganization to streamline its US operations which resulted in a change in its segment reporting from four to three segments. The Company has a number of lines of business which are aggregated, reported and managed through these three segments: Transaction Management, Financial Services and Management Services. The Transaction Management segment is our largest generator of revenue and operating income and includes Brokerage Services, Corporate Services and Investment Property activities. Brokerage Services includes activities that provide sales, leasing and consulting services in connection with commercial real estate and is the Company's primary revenue source. Corporate Services focuses on building relationships with large corporate clients which generate recurring revenue. Investment Property activities provide brokerage services for commercial real property marketed for sale to institutional and private investors. The Financial Services segment provides commercial mortgage, valuation, investment management and consulting and research services. The Management Services segment provides facility management services to corporate real estate users and property management and related services to owners. The following table summarizes the revenue, cost and expenses, and operating income (loss) by operating segment for the year ended December 31, 2000, 1999 and 1998 (in thousands):

                                                  Year Ended December 31
                                             --------------------------------
                                                2000       1999       1998
                                             ---------- ---------- ----------
Revenue:
Transaction Management
  Leases.................................... $  510,287 $  426,108 $  352,811
  Sales.....................................    378,486    383,726    330,206
  Other consulting and referral fees(1).....     61,479     71,095     79,934
                                             ---------- ---------- ----------
    Total revenue...........................    950,252    880,929    762,951
Financial Services
  Appraisal fees............................     72,861     69,007     48,090
  Loan origination and servicing fees.......     58,188     45,938     39,402
  Investment management fees................     40,433     27,323     32,591
  Other(1)..................................     42,622     35,059     25,167
                                             ---------- ---------- ----------
    Total revenue...........................    214,104    177,327    145,250
Management Services
  Property management fees..................     83,251     79,994     67,300
  Facilities management fees................     23,069     25,597     17,219
  Other(1)..................................     52,928     49,192     41,783
                                             ---------- ---------- ----------
    Total revenue...........................    159,248    154,783    126,302
                                             ---------- ---------- ----------
Consolidated revenues....................... $1,323,604 $1,213,039 $1,034,503
                                             ========== ========== ==========
Operating income (loss)
Transaction Management...................... $   83,305 $   68,382 $   81,232
Financial Services..........................     17,712      7,113      6,849
Management Services.........................      6,268      1,404      6,980
Merger-related and other nonrecurring
 charges....................................        --         --     (16,585)
                                             ---------- ---------- ----------
                                                107,285     76,899     78,476
Interest income.............................      2,554      1,930      3,054
Interest expense............................     41,700     39,368     31,047
                                             ---------- ---------- ----------
Income before provision for income taxes.... $   68,139 $   39,461 $   50,483
                                             ========== ========== ==========

                        CB RICHARD ELLIS SERVICES, INC.

                                                        Year Ended December 31
                                                        -----------------------
                                                         2000    1999    1998
                                                        ------- ------- -------
Depreciation and amortization
Transaction Management................................. $21,342 $20,676 $13,722
Financial Services.....................................  12,001  10,719  11,025
Management Services....................................   9,856   9,075   7,438
                                                        ------- ------- -------
                                                        $43,199 $40,470 $32,185
                                                        ======= ======= =======

                                                        Year Ended December 31
                                                        -----------------------
                                                         2000    1999    1998
                                                        ------- ------- -------
Capital expenditures
Transaction Management................................  $15,435 $15,830 $12,669
Financial Services....................................    6,674  11,030  10,179
Management Services...................................    4,812   8,270   6,867
                                                        ------- ------- -------
                                                        $26,921 $35,130 $29,715
                                                        ======= ======= =======
Equity interest in earnings of unconsolidated subsidi-
 aries
Transaction Management................................  $ 3,930 $ 2,542 $   315
Financial Services....................................    1,162   4,030     706
Management Services...................................    2,020     956   2,422
                                                        ------- ------- -------
                                                        $ 7,112 $ 7,528 $ 3,443
                                                        ======= ======= =======

--------
(1) Revenue is allocated by material line of business specific to each segment. "Other" includes types of revenue that have not been broken out separately due to their immaterial balances and/or nonrecurring nature within each segment. Certain revenue types disclosed on the consolidated statements of operations may not be derived directly from amounts shown in this table.

                                                                 December 31
                                                              -----------------
                                                                2000     1999
                                                              -------- --------
   Identifiable assets
     Transaction Management.................................. $477,268 $444,422
     Financial Services......................................  261,682  246,151
     Management Services.....................................  159,835  171,118
     Corporate...............................................   64,320   67,792
                                                              -------- --------
                                                              $963,105 $929,483
                                                              ======== ========

   Identifiable assets by industry segment are those assets used in the Company operations in each segment. Corporate identified assets are principally made up of cash and cash equivalents and deferred taxes.

                                                                 December 31
                                                              -----------------
                                                                2000     1999
                                                              -------- --------
   Investment in and advances to unconsolidated subsidiaries
     Transaction Management.................................. $ 14,208 $ 11,352
     Financial Services......................................   15,199   18,587
     Management Services.....................................   11,918    8,575
                                                              -------- --------
                                                               $41,325 $ 38,514
                                                              ======== ========

                        CB RICHARD ELLIS SERVICES, INC.

Geographic Information:

                                                    Year Ended December 31
                                               --------------------------------
                                                  2000       1999       1998
                                               ---------- ---------- ----------
   Revenue
     Americas
       United States.......................... $1,027,359 $  940,341 $  884,304
       Canada, South and Central America......     46,721     42,112     16,473
                                               ---------- ---------- ----------
                                                1,074,080    982,453    900,777
     Asia Pacific.............................     84,985     79,420     46,528
     Europe, Middle East and Africa...........    164,539    151,166     87,198
                                               ---------- ---------- ----------
                                               $1,323,604 $1,213,039 $1,034,503
                                               ========== ========== ==========

                                                                   December 31
                                                                 ---------------
                                                                  2000    1999
                                                                 ------- -------
   Long-Lived assets
     United States.............................................. $55,100 $51,064
     All other countries........................................  20,892  19,085
                                                                 ------- -------
                                                                 $75,992 $70,149
                                                                 ======= =======

   Long lived assets include property, plant and equipment.

12. Subsequent Event

   On February 24, 2001, the Company announced that it had entered into a merger agreement providing for the acquisition of the Company by Blum CB Corporation (Blum CB) for $16.00 per share in cash. Blum CB is an affiliate of Blum Capital Partners, Freeman Spogli & Co. and certain directors and executive officers of the Company.

   The agreement provides that the Company employees will have the option to roll over their existing shares in the Company's deferred compensation plan and a portion of the Company shares held in their 401(k) accounts. Employees will also be provided the opportunity to make a direct equity investment in the surviving company.

   The acquisition, which is expected to close early in the third quarter, remains subject to certain conditions, including the receipt of Blum CB's debt financing, the approval of the merger by the holders of two-thirds of the outstanding shares of the Company not owned by the buying group, the expiration or termination of waiting periods under applicable antitrust laws and a successful tender offer for at least 51% of the Company's outstanding 8 7/8% Senior Subordinated Notes. The Company will pay a termination fee of $7.5 million and reimburse up to $3.0 million of the buying group's expenses if the Company wishes to accept a superior acquisition proposal.

                        CB RICHARD ELLIS SERVICES, INC.

            QUARTERLY RESULTS OF OPERATIONS AND OTHER FINANCIAL DATA
                                  (Unaudited)

   The following table sets forth the Company's unaudited quarterly results of operations. The unaudited quarterly information should be read in conjunction with the audited consolidated financial statements of the Company and the notes thereto. The operating results for any quarter are not necessarily indicative of the results for any future period.

                                             2000                                            1999
                          ----------------------------------------------  ----------------------------------------------
                           Dec. 31     Sept. 30    June 30     March 31    Dec. 31     Sept. 30    June 30     March 31
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                          (Dollars in thousands)
Results of Operation:

Revenue.................  $  418,280  $  326,521  $  317,884  $  260,919  $  395,653  $  307,018  $  277,167  $  233,201

Operating income........  $   50,617  $   24,884  $   22,545  $    9,239  $   35,197  $   20,046  $   16,580  $    5,076

Interest expense, net...  $    9,018  $   10,039  $   10,893  $    9,196  $    9,629  $    9,503  $    9,667  $    8,639

Net income (loss).......  $   20,914  $    6,977  $    5,477  $       20  $   17,031  $    4,648  $    3,356  $   (1,753)

Basic EPS(1)............  $     0.99  $     0.34  $     0.26  $      --   $     0.81  $     0.22  $     0.16  $    (0.08)

Weighted average shares
 outstanding for basic
 EPS(1).................  21,217,685  20,086,651  20,879,218  20,819,268  20,928,615  21,098,757  21,032,324  20,640,438

Diluted EPS(1)..........  $     0.97  $     0.33  $     0.26  $      --   $     0.81  $     0.22  $     0.16  $    (0.08)

Weighted average shares
 outstanding for diluted
 EPS(1).................  21,554,942  20,881,092  20,906,117  20,851,184  20,964,066  21,162,334  21,125,074  20,640,438

Other Financial Data:

EBITDA, excluding
 merger-related and
 other nonrecurring
 charges................  $   61,682  $   35,718  $   33,276  $   19,808  $   45,704  $   30,047  $   26,548  $   15,070

Net cash provided by
 (used in) operating
 activities.............  $   86,601  $   48,528  $   16,505  $  (67,522) $   71,174  $   47,062  $   10,122  $  (54,347)

Net cash (used in)
 provided by investing
 activities.............  $   (7,350) $  (16,255) $  (18,431) $    6,314  $   (5,417) $   (6,863) $  (16,327) $    1,840

Net cash (used in)
 provided by financing
 activities.............  $  (80,037) $  (28,824) $   (3,456) $   58,794  $  (62,330) $  (27,820) $    2,389  $   50,040

Balance Sheet Data:

Cash and cash
 equivalents............  $   20,854  $   20,724  $   19,195  $   24,791  $   27,844  $   25,122  $   12,553  $   17,425

Total assets............  $  963,105  $  930,029  $  904,925  $  897,756  $  929,483  $  871,159  $  841,311  $  824,757

Total long-term debt....  $  303,571  $  390,624  $  418,231  $  416,531  $  357,872  $  413,227  $  435,419  $  431,135

Total liabilities.......  $  724,018  $  717,618  $  693,416  $  687,765  $  715,874  $  670,685  $  648,801  $  634,707

Total stockholders
 equity.................  $  235,339  $  209,569  $  208,276  $  206,711  $  209,737  $  196,324  $  187,819  $  185,259

Number of shares
 outstanding............  20,605,023  20,246,122  20,270,560  20,408,692  20,435,692  20,686,995  20,794,165  20,640,865

Ratios:

Debt/equity.............        1.33        1.88        2.03        2.04        1.74        2.13        2.35        2.37

EBITDA, excluding
 merger-related and
 other nonrecurring
 charges net interest
 expense................        6.84        3.56        3.05        2.15        4.75        3.16        2.75        1.74

EBITDA, excluding
 merger-related and
 other nonrecurring
 charges as a percentage
 of revenue.............        14.7%       10.9%       10.5%        7.6%       11.6%        9.8%        9.6%        6.5 %

Net income as a
 percentage of revenue..         5.0%        2.1%        1.7%        --          4.3%        1.5%        1.2%       (0.8)%

International revenue as
 a percentage of
 consolidated revenue...        21.6%       21.8%       22.7%       23.9%       22.5%       22.5%       22.3%       22.6 %

--------
(1) EPS is defined as earnings (loss) per share

                        CB RICHARD ELLIS SERVICES, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                             (Dollars in thousands)

                                 Above
                              Market Lease Allowance for                Other
                                Reserve      Bad Debts   Legal Reserve Reserves
                              ------------ ------------- ------------- --------
Balance, December 31, 1997...   $   --        $ 8,980       $ 9,807    $ 9,108
  CB Canada balances at the
   date of acquisition.......       --            606           --         --
  REI balances at the date of
   acquisition...............       --          2,211           --         256
  Hillier Parker balances at
   the date of acquisition...    13,360           895            72        421
  Charges to expense.........       --          2,978         1,843        364
  Write-offs, payments and
   other.....................       (54)       (2,322)       (1,623)    (6,004)
                                -------       -------       -------    -------
Balance, December 31, 1998...    13,306        13,348        10,099      4,145
  Charges to expense.........       --          2,560         2,164         26
  Write-offs, payments and
   other.....................      (384)         (348)       (4,000)    (2,526)
                                -------       -------       -------    -------
Balance, December 31, 1999...    12,922        15,560         8,263      1,645
  Charges to expense.........       --          3,061         2,015         49
  Write-offs, payments and
   other.....................    (1,568)       (5,990)       (5,139)      (291)
                                -------       -------       -------    -------
Balance, December 31, 2000...   $11,354       $12,631       $ 5,139    $ 1,403
                                =======       =======       =======    =======

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    3,236,639 Shares of Class A Common Stock

               1,820,397 Options to Acquire Class A Common Stock

                               CBRE Holding, Inc.

                               ----------------

                           [LOGO OF CB RICHARD ELLIS]

                               ----------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------